UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Salesforce, Inc.
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Notice of the 2026 Annual Meeting and 2026 Proxy Statement

salesforce

26
Human and agent
collaboration delivered.

Welcome to the Agentic Enterprise

Thursday, May 28, 2026
11:30 a.m. PDT

Letter from our Chair
and Chief Executive Officer
April 16, 2026
Dear Fellow Stockholders,
As we enter our 27th year, Salesforce is not just leading the software marketplace, we are the engine of a whole new era of enterprise technology: the Agentic Revolution.
We have rearchitected our entire platform to turn raw intelligence into real work at scale, positioning our customers to become Agentic Enterprises and thrive in the most profound technology transition in history.
The #1 AI CRM
Agentforce is already driving real-world ROI at global scale.
Record Adoption: While others offer experimental AI, Salesforce has closed 29,000 Agentforce deals, with customers like Amazon, Ford, AT&T, and GM leading the charge. Nearly 90% of Forbes’ top 50 AI companies — including trailblazers like Anthropic — now run on our platform.
Proven Customer Impact: Southwest Airlines launched a customer service agent in just four months that now autonomously resolves 20% of its 20 million annual requests. Siemens is using sales agents to qualify 500 leads daily, saving 1,200 hours per human agent annually. SharkNinja has already powered over 250,000 consumer engagements through its Shopper Agent. By autonomously scheduling thousands of home tours, Lennar has turned agents into the ultimate front door for home buying.
A Powerhouse of Innovation and Trust
The Agentic Revolution is ushering in a new operating model for the enterprise that is reshaping how work gets done. Every agent needs somewhere to land: a trusted, unified platform that brings data, apps, agents, and humans together. That’s Salesforce.
Data at Scale: An AI agent is only as good as the data it can access. Our platform provides the essential “landing zone” for agents, integrating trusted data, business logic, and secure workflows. In fiscal 2026, we ingested 112 trillion records through Data 360.
Explosive Growth: Agentforce and Data 360 are the fastest-growing, most innovative products in our history. Agentforce ARR reached $800 million, up 169% year-over-year.
The Agentic Interface: Slack, now featuring Slackbot as the ultimate teammate, serves as the primary interface for work for over a million customers.
Unprecedented Financial Strength
Our shift to an agentic focus is driving the best financial results in our history.
Revenue Leadership: We achieved full-year revenue of $41.5 billion in fiscal 2026, and we are guiding to more than $46 billion in revenue for fiscal 2027. With our commitment to disciplined, profitable growth, we closed the year with a non-GAAP operating margin of 34.1% and $72.4 billion in total RPO.
Following our strong start with Informatica, we have increased our fiscal 2030 revenue target to $63 billion.
Shareholder Value: We returned $14.3 billion to stockholders this year. In March 2026, we commenced a historic $25 billion accelerated share repurchase, signaling our total confidence in the Agentic Era.

Salesforce, Inc.	i	2026 Proxy Statement

Values-Led Leadership
As we scale, we remain committed to our values.
1-1-1 Philanthropic Leadership: We have provided nearly $1 billion in community grants, contributed over 10 million employee volunteer hours, and empowered over 64,000 nonprofits to run on Salesforce through free licenses or deep discounts.
We are moving beyond simple automation to a future where humans and agents work together to transform the world. Thank you for your trust as we lead this extraordinary revolution.
With deep gratitude,

Marc Benioff Chair of the Board of Directors Chief Executive Officer

Salesforce, Inc.	ii	2026 Proxy Statement

Letter from our
Lead Independent Director
April 16, 2026
Dear Fellow Stockholders,
First, thank you for your continued investment in Salesforce. With your support, we have helped more than 150,000 companies connect with their customers in entirely new ways, establishing Salesforce as a global leader in AI CRM and broader operations technology. On behalf of the Board of Directors, it is an honor to share an update on our key actions and priorities from the past year.
Salesforce’s Transformation
Despite the current discounting of sector enterprise values due to uncertainty in financial markets around the evolution of AI, we continue to achieve strong growth in revenue, earnings, and cash flow. And as we transform Salesforce into a lean agentic enterprise, we remain relentlessly focused on driving profitable growth through sustained innovation. Fiscal 2026 was a momentous year in our journey, as it became clearer that the agentic enterprise is the new paradigm and that our prior investments have positioned us well to meet rising demand.
Through this rapid pace of change, the Board has actively overseen, supported, and consulted with management to set and advance the long-term vision for Salesforce. We are redefining customer success as we enable humans and agents to work seamlessly together.
Salesforce achieved several important strategic and financial milestones in fiscal 2026. We continued to introduce new innovative technologies to our platform, such as Agentforce 360, which unites applications, data, and agents on one platform. We also completed the acquisition of Informatica, which enhances our trusted data foundation by strengthening the quality and integration of the data that feeds our CRM and AI solutions.
Our actions were consistent with our commitment to deploy capital responsibly while continuing to deliver on our path to sustained double-digit revenue growth. Early Informatica momentum is validating our disciplined M&A strategy, which is underpinned by a return-on-invested-capital framework that prioritizes efficient growth and capital allocation. Further, we returned to stockholders $12.7 billion through our share repurchase program and an additional $1.6 billion in dividends. We have already commenced in March 2026 an accelerated share repurchase program that is slightly more than double in size.
Board Composition and Expertise
As always, the Board continued to take a deliberate approach to assessing Board composition to maintain the right depth of expertise and range of perspectives to guide Salesforce effectively. Over the past few years, we have thoughtfully added new directors to the Board in support of Salesforce’s ambitious goals and leadership of the new era of Agentic AI.
In this past year alone, we welcomed Amy Chang and David B. Kirk to the Board as independent directors, both of whom bring proven records and expertise in driving innovation and technology. With Amy and David’s appointments, we now have the most innovation-forward, technical Board in Salesforce’s history.
The Board’s composition today aligns clearly with the future of Salesforce. Our directors collectively bring valuable insights to our work on financial and operational matters, technology, sales, and marketing, corporate and AI governance, and other topics important to the Board and Salesforce’s business. This mix of experiences and perspectives, grounded in a shared commitment to Salesforce’s core values, has fostered thoughtful dialogue and debate in the boardroom.

Salesforce, Inc.	iii	2026 Proxy Statement

Corporate Governance and Stockholder Engagement
The Board believes strong governance promotes long-term stockholder value creation. Accordingly, throughout fiscal 2026, we maintained our long-standing practice of engaging with stockholders to inform the Board’s decision-making processes.
While discussions covered a variety of topics, ranging from Board and committee refreshment to executive succession planning and human capital management, stockholders largely focused on strategy and AI governance. Stockholders expressed strong appreciation for our refined enterprise-wide executive compensation practices and the long-term strategic vision introduced at last year’s Dreamforce. Building on our leadership in AI governance, we formalized and enhanced long-standing practices, including reflecting Board committee oversight responsibilities in revised committee charters, expanding related corporate governance disclosures in this Proxy Statement, and publishing our first-ever standalone Trusted AI and Agents Impact Report.
We look forward to continuing the dialogue over the next year and we thank you for your continued support.

Arnold Donald Lead Independent Director

Salesforce, Inc.	iv	2026 Proxy Statement

Notice of 2026 Annual
Meeting of Stockholders
To be held Thursday, May 28, 2026
Meeting details

Date Thursday, May 28, 2026	Time 11:30 a.m. Pacific Time	Location This year’s meeting is a virtual stockholder meeting conducted exclusively via a live audio webcast at www.virtualshareholdermeeting.com/CRM2026.

To the stockholders of Salesforce, Inc.:
NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Salesforce, Inc., a Delaware corporation (“Salesforce”), will be held on Thursday, May 28, 2026 at 11:30 a.m. Pacific Time.
This year’s meeting is a virtual stockholder meeting conducted exclusively via a live audio webcast at www.virtualshareholdermeeting.com/CRM2026.
The items of business are:

To elect Marc Benioff, Laura Alber, Amy Chang, Craig Conway, Arnold Donald, Parker Harris, David B. Kirk, Neelie Kroes, Sachin Mehra, Mason Morfit, Oscar Munoz, John V. Roos, and Robin Washington to serve as directors.

To amend and restate our 2013 Equity Incentive Plan to increase the number of shares reserved for issuance by 34 million shares and extend the plan term.
To amend and restate our 2004 Employee Stock Purchase Plan to increase the number of shares reserved for employee purchase by 20 million shares.
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027.
To approve, on an advisory basis, the fiscal 2026 compensation of our named executive officers.
To consider and act upon one stockholder proposal described in the Proxy Statement, if properly presented at the meeting.

Salesforce, Inc.	v	2026 Proxy Statement

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. We also will transact any other business that may properly come before the Annual Meeting. At this time, we are not aware of any such additional matters.
Stockholders of record at the close of business on April 6, 2026 are entitled to receive notice of, and to vote at, the Annual Meeting as well as any and all adjournments, continuations, or postponements thereof.
In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the meeting chair or secretary will convene the meeting at 12:30 p.m. Pacific Time on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time, and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investors page of Salesforce’s website at investor.salesforce.com.
This Notice, the Notice of Internet Availability of Proxy Materials, the Proxy Statement and the 2026 Annual Report are first being made available to stockholders on April 16, 2026.
On behalf of the Board of Directors,
Sabastian Niles
President, Chief Legal Officer & Corporate Secretary
San Francisco, California
April 16, 2026

Whether or not you expect to participate in the virtual annual meeting, please vote as promptly as possible in order to ensure your representation at the annual meeting. You may vote online or, if you requested printed copies of the proxy materials, by telephone or by using the proxy card or voting instruction form provided with the printed proxy materials.

Salesforce, Inc.	vi	2026 Proxy Statement

 Note About Forward-Looking Statements
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements about the Company’s future growth and profitability, Board of Directors, corporate governance practices, executive compensation program, and equity compensation utilization, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results or outcomes could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2026 Annual Report on Form 10-K. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Stockholders to Be Held on May 28, 2026.
The Proxy Statement and Annual Report for the fiscal year ended January 31, 2026 are available at www.proxyvote.com.

Salesforce, Inc.	vii	2026 Proxy Statement

Salesforce, Inc.	viii	2026 Proxy Statement

Salesforce, Inc.	ix	2026 Proxy Statement

Proxy Summary
Ways to Vote

Internet Visit www.proxyvote.com and follow the instructions on your proxy card or Internet Notice.	Mail Return your completed and signed proxy card in the enclosed postage-prepaid envelope.	Phone Call 1-800-690-6903 and follow the instructions provided in the recorded message (if you received paper copies of the proxy materials).

Items of Business
Stockholders will be asked to vote on the following matters at the Annual Meeting:

Management Proposals	Board Recommendation	Page Reference

To elect Marc Benioff, Laura Alber, Amy Chang, Craig Conway, Arnold Donald, Parker Harris, David B. Kirk, Neelie Kroes, Sachin Mehra, Mason Morfit, Oscar Munoz, John V. Roos, and Robin Washington to serve as directors.	FOR	103
To amend and restate our 2013 Equity Incentive Plan to increase the number of shares reserved for issuance by 34 million shares and extend the plan term.	FOR	104
To amend and restate our 2004 Employee Stock Purchase Plan to increase the number of shares reserved for employee purchase by 20 million shares.	FOR	120
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027.	FOR	127
To approve, on an advisory basis, the fiscal 2026 compensation of our named executive officers.	FOR	129

Stockholder Proposal	Board Recommendation	Page Reference

To consider a stockholder proposal requesting the adoption of cumulative voting for director elections, if properly presented at the meeting.	AGAINST	130

Salesforce, Inc.	1	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Director Nominees

Directors	Age	Director Since	Independent

Marc Benioff Chair, Chief Executive Officer & Co-Founder, Salesforce	61	1999
Laura Alber President & Chief Executive Officer, Williams-Sonoma	57	2021
Amy Chang Former CEO and Founder, Accompany; Technology Advisor	49	2025
Craig Conway Former President & Chief Executive Officer, PeopleSoft	71	2005
Arnold Donald (Lead Independent Director) Former President & Chief Executive Officer, Carnival Corporation	71	2023
Parker Harris Co-Founder, Salesforce & Chief Technology Officer, Slack	59	2018
David B. Kirk Former Chief Scientist, VP of Architecture & Fellow, NVIDIA	65	2025
Neelie Kroes Former Vice President of the European Commission	84	2016
Sachin Mehra (Financial Expert) Chief Financial Officer, Mastercard	55	2023
Mason Morfit Co-Chief Executive Officer & Chief Investment Officer, ValueAct Capital	50	2023
Oscar Munoz Former Chairman & Chief Executive Officer, United Airlines	67	2022
John V. Roos Former U.S. Ambassador to Japan; Co-Founder, Geodesic Capital	71	2013
Robin Washington President & Chief Operating and Financial Officer, Salesforce	63	2013

* Director tenure is measured by completed years of service from the initial month of service through the filing of the Company’s annual Proxy Statement.

Salesforce, Inc.	2	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Financial Highlights
At Salesforce, we believe in doing good and doing well. Together with our employees, partners, and customers, we’ve been able to realize impressive business growth and success while staying true to the core values we’ve had since day one.
Fiscal Year 2026 Business Performance Highlights1,2

Revenue $41.5B ( 10% )	Subscription and Support Revenue $39.4B ( 10% )	Total Remaining Performance Obligation $72.4B ( 14% )

Operating Margin 20.1% ( 110 bps )	Diluted Earnings Per Share $7.80 ( 23% )	Operating Cash Flow $15.0B ( 15% )

Non-GAAP Operating Margin[2] 34.1% ( 110 bps )	Non-GAAP Diluted Earnings Per Share[2] $12.52 ( 23% )	Free Cash Flow[2] $14.4B ( 16% )

Total Cash Returned to Stockholders
~$14.3B
( ~$12.7 billion in share repurchases and ~$1.6 billion in dividend payments )
Announced $50 billion share repurchase program, replacing all prior unused authorizations, and initiated the largest ever accelerated share repurchase at $25 billion

Fiscal 2026 was a highly successful year of transformation for Salesforce, with Agentforce and Data 360 highlights including:
•Agentforce and Data 360 annual recurring revenue (“ARR”) reached $2.9 billion, an increase of more than 200% year-over-year (“Y/Y”), including $1.1 billion Informatica Cloud ARR and $800 million Agentforce ARR, up 169% Y/Y.
•In the 15 months since Agentforce launched, we have closed over 29,000 Agentforce deals.
•In Q4 of fiscal 2026, we introduced Agentic Work Units (“AWUs”) to measure tasks accomplished by an artificial intelligence (“AI”) agent, with 2.4 billion AWUs delivered to date across Agentforce and Slack.
•Data 360 ingested 112 trillion records, up 114% Y/Y, including 53 trillion via Zero Copy, up 310% Y/Y, and processed 18 terabytes of unstructured data.
•Over 70% of the Fortune 100 are both Agentforce and Data 360 customers, and all of our top 10 wins in Q4 of fiscal 2026 included Agentforce 360, Data 360, Agentforce Sales, Agentforce Service, Agentforce 360 Platform, and Agentforce Analytics.
•In November 2025, we completed the acquisition of Informatica, bringing Informatica’s rich data catalog, integration, governance, quality and privacy, metadata management, and Master Data Management services to the Salesforce platform.
1 Percentages and basis point amounts represent year-over-year change.
2 Non-GAAP operating margin, non-GAAP diluted earnings per share, and free cash flow are non-GAAP financial metrics. See Appendix A for a reconciliation of GAAP to non-GAAP financial metrics and other information.

Salesforce, Inc.	3	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Stockholder Engagement
Year-Round Stockholder Engagement Program

Winter/Spring	Spring/Summer

•Prepare and publish Annual Report •Consider stockholder proposals •Engage on proxy disclosure best practices •Prepare and publish Proxy Statement •Investor meetings and conferences	•Engage on voting matters •Review proxy advisory firms’ analysis of voting matters & proxy disclosures •Annual Meeting in May •Receive and publish voting results •Investor meetings and conferences

Fall/Winter	Summer/Fall

•Annual Dreamforce event •Conduct off-season investor outreach •Investor meetings and conferences	•Consider voting results and investor feedback •Prepare for Dreamforce •Investor meetings and conferences
Salesforce has a history of actively engaging with and listening to our stockholders. In addition to our Annual Meeting each year, we regularly provide stockholders with opportunities to deliver feedback through an extensive, year-round stockholder engagement program. Our Investor Relations team regularly meets with investors, prospective investors, and investment analysts. Our Chief Executive Officer and other senior executives, as well as our Lead Independent Director and other Board members participate in meetings, as appropriate. Our head of Investor Relations regularly communicates topics discussed and stockholder feedback to senior management and the Board for consideration in their decision-making.

Engaged with holders of >60% of our outstanding stock	Engaged in discussions with 18 of our Top 20 stockholders	Directors led discussions with 14 of our Top 20 stockholders

In fiscal 2026, we engaged in dialogue with holders of more 60% of our outstanding stock through this program. This included 18 of our top 20 investors (not including Mr. Benioff, our Chair and Chief Executive Officer), representing approximately 38% of our outstanding stock. Directors led discussions with 14 of our top 20 investors, representing approximately 34% of our outstanding stock. We discussed and solicited feedback from investors on various topics, including: investor priorities; corporate governance, including Board and committee composition and structure; company disclosures; company performance and business transformation; CEO and leadership succession planning; executive and director compensation; human capital management; sustainability initiatives; policies, practices, and governance for new products and technology, notably agentic AI; and stockholder proposals.

Read more about our stockholder engagement with respect to our executive compensation program on page 43.

Salesforce, Inc.	4	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Board and Governance Best Practices
In addition to a well-balanced and independent Board, we are committed to a corporate governance structure that promotes long-term stockholder value creation through a sound leadership structure and that provides our stockholders with both the opportunity to provide direct feedback and key substantive rights to promote accountability.

Corporate Governance Best Practices

Board Nominees Composed of 77% Independent Directors	No Supermajority Voting Provisions in Certificate of Incorporation or Bylaws
Commitment to Board Refreshment, with Two New Directors Effective July 2025 and Five New Directors Appointed in the Past Three Fiscal Years	Fully Independent Audit, Compensation and Governance Committees
Continued Evaluation and Refreshment of Board Committee Composition	Robust Strategy, Risk, Operating, and ESG Oversight by Full Board and Committees
Lead Independent Director with Expansive Duties	Annual Board and Committee Self-Evaluations
Annual Election of All Directors (No Classified Board)	Active Engagement with Stockholders of a Majority of Our Shares Outstanding in Fiscal 2026
Majority Voting for Directors in Uncontested Elections	Stock Ownership Policy for Directors and Executive Officers
Proxy Access Right on Market Terms	Well-balanced Board with Variety of Experience, Skills, Backgrounds and Tenure
Rigorous Director Selection and Evaluation Process	Regular Executive Sessions of Non-Management Directors
Stockholder Ability to Request Special Meetings at 15% Threshold	Limit on Outside Directorships, as well as Governance Committee Review of For-Profit Directorship Offers to Directors and Officers

Read more about our corporate governance practices on page 9 and our Board nominees on page 22.

Salesforce, Inc.	5	2026 Proxy Statement

About the Annual Meeting
Who is soliciting my vote?
The Board of Directors of Salesforce, Inc. (the “Board”) is soliciting your vote at Salesforce’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”). Unless otherwise indicated, references in this Proxy Statement to “Salesforce,” “we,” “us,” “our,” and the “Company” refer to Salesforce, Inc.
When and where will the Annual Meeting take place?
The Annual Meeting will take place on Thursday, May 28, 2026 at 11:30 a.m. Pacific Time. The Annual Meeting will occur as a virtual meeting conducted exclusively via a live audio webcast at www.virtualshareholdermeeting.com/CRM2026.
Why are you holding a virtual Annual Meeting?
We are utilizing a virtual meeting format for our Annual Meeting to provide a consistent experience to all stockholders regardless of geographic location. A virtual meeting also enhances stockholder access and engagement and reduces the environmental impact of our Annual Meeting. In structuring our virtual Annual Meeting, our goal is to enhance rather than constrain stockholder participation in the meeting, and we have designed the meeting to provide stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.
Where can I access the proxy materials?
Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials primarily over the internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) has been mailed (or, if requested, emailed) to stockholders owning our stock as of the record date, April 6, 2026. Our proxy materials were mailed to those stockholders who have asked to receive paper copies. Instructions on how to access the proxy materials over the internet, receive our proxy materials via email or request a printed copy by mail may be found in the Internet Notice.
By accessing the proxy materials on the internet or choosing to receive your future proxy materials by email, you will reduce the cost of printing and mailing documents to you and will reduce the impact of the Annual Meeting on the environment. If you choose to receive future proxy materials by email, and you are a Salesforce stockholder as of the record date for next year’s annual meeting, you will receive an email next year with instructions containing a link to those materials. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy or voting instruction form. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are terminating such election.
How many votes do I have?
All of our stockholders have one vote for every share of Salesforce common stock owned as of our record date of April 6, 2026.

Salesforce, Inc.	6	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
What will I be voting on?
Stockholders will be asked to vote on the following matters at the Annual Meeting:

Management Proposals	Board Recommendation

Election of Directors: Marc Benioff, Laura Alber, Amy Chang, Craig Conway, Arnold Donald, Parker Harris, David B. Kirk, Neelie Kroes, Sachin Mehra, Mason Morfit, Oscar Munoz, John V. Roos, and Robin Washington
FOR
Amendment and Restatement of the Company’s 2013 Equity Incentive Plan	FOR
Amendment and Restatement of the Company’s 2004 Employee Stock Purchase Plan	FOR
Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm	FOR
Advisory Vote to Approve Named Executive Officer Compensation	FOR

Stockholder Proposal	Board Recommendation

Stockholder proposal requesting the adoption of cumulative voting for director elections, if properly presented at the meeting	AGAINST
We will also transact any other business that may properly come before the Annual Meeting, although we are not aware of any such business as of the date of this Proxy Statement.
How do I vote in advance of the virtual Annual Meeting?
If you are a stockholder of record, you may cast your vote in advance of the meeting in any of the following ways:

Internet Visit www.proxyvote.com and follow the instructions on your proxy card or Internet Notice.	Mail Return your completed and signed proxy card in the enclosed postage-prepaid envelope.	Phone Call 1-800-690-6903 and follow the instructions provided in the recorded message (if you received paper copies of the proxy materials).

If you are a stockholder who holds shares through a brokerage firm, bank, trust, or other similar organization (that is, in “street name”), please refer to the instructions from the broker or organization holding your shares.

Salesforce, Inc.	7	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
How do I participate in the virtual Annual Meeting?
You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on April 6, 2026, the record date, or hold a valid proxy for the meeting. To participate in the virtual meeting, including to vote and ask questions, you must access the meeting website at www.virtualshareholdermeeting.com/CRM2026, enter the 16-digit control number found on your Internet Notice, proxy card or voting instruction form, and follow the instructions on the website. If your shares are held in street name and your voting instruction form or Internet Notice indicates that you may vote those shares through www.proxyvote.com, then you may access, participate in, and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Internet Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker, or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting. The meeting webcast will begin promptly at 11:30 a.m. Pacific Time. Online check-in will begin approximately 15 minutes before then and we encourage you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, information for live technical support can be found at the meeting website at www.virtualshareholdermeeting.com/CRM2026.
We will endeavor to answer as many stockholder-submitted questions that comply with the meeting rules of conduct as time permits. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. We will also post a recording of the meeting on our investor relations website, which will be available for replay for 60 days following the meeting.
Regardless of whether you plan to participate in the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Accordingly, we encourage you to vote in advance of the Annual Meeting by one of the methods indicated above.
Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting on the meeting website.

Salesforce, Inc.	8	2026 Proxy Statement

Corporate Governance
Corporate Governance Practices
The Company and the Board regularly review and evaluate the Company’s corporate governance practices. The Board has adopted corporate governance principles that address the composition of, and policies applicable to, the Board, as well as a Code of Conduct applicable to all directors, officers, and employees of the Company, including our Chief Executive Officer and Chief Operating and Financial Officer.
The Company’s corporate governance principles, set forth as Corporate Governance Guidelines and its Code of Conduct, are available on the Company’s website at investor.salesforce.com/governance or in print by contacting Investor Relations at 415 Mission Street, 3rd Floor, San Francisco, California 94105 (our “principal executive offices”). Any substantive amendments to or waivers of the Code of Conduct relating to the executive officers or directors of the Company will be disclosed promptly on our website, as required under applicable NYSE and SEC rules. The Company’s philosophy related to executive compensation is described in the “Compensation Discussion and Analysis” section of this Proxy Statement.
The Board has also adopted a written charter for the Audit and Finance Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee charter is available on the Company’s website at investor.salesforce.com/governance or in print by contacting Investor Relations at our principal executive offices.
While we take all of our stakeholders into account, with respect to our stockholders in particular, we evaluate and seek to align our governance practices and principles to the Corporate Governance Principles for U.S. Listed Companies published by the Investor Stewardship Group (“ISG”), a collective of some of the largest U.S.-based institutional investors and global asset managers, and we believe that our governance policies and practices are consistent with the ISG principles. The following table shows how our key governance practices align with the ISG principles:

ISG Principle	Salesforce Governance Policy or Practice

Boards are accountable to stockholders.
•Annual election of each director for a one-year term (no classified board)
•Majority voting in uncontested director elections
•Proxy access on market terms
•No poison pill
•Extensive disclosure of our corporate governance practices

Stockholders should be entitled to voting rights in proportion to their economic interest.	•Each stockholder entitled to one vote per share (no dual class structure)
Boards should be responsive to stockholders and be proactive in order to understand their perspectives.
•Extensive year-round stockholder engagement program with director participation as appropriate and feedback reported directly to the Board, as demonstrated by our significant response to the 2024 say-on-pay advisory vote
•Board responsive to stockholder feedback, including on our Board structure and composition, executive compensation, and governance matters pertaining to stockholder rights
•100% of directors then serving participated in our 2025 Annual Meeting and were available to respond to stockholder questions

Salesforce, Inc.	9	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

ISG Principle	Salesforce Governance Policy or Practice

Boards should have a strong, independent leadership structure.
•Strong, credible Lead Independent Director with expansive duties selected by the independent directors
•Non-management directors meet regularly in executive session
•Fully independent audit, compensation, and governance committees (with independent chairs)

Boards should adopt structures and practices that enhance their effectiveness.
•77% of our director nominees are independent, with a variety of experiences, skills, backgrounds, perspectives, and tenures
•No overboarded directors under the Company’s policy described on page 16
•Annual Board and committee self-evaluation program
•Consistent track record of open dialogue between Board and various levels of management

Boards should develop management incentive structures that are aligned with the long-term strategy of the company.
•Compensation Committee annually reviews and approves incentive program design, goals, and objectives for alignment with compensation and business strategies
•Annual and long-term incentive programs are designed to reward financial and operational performance that furthers short- and long-term strategic objectives

Board Independence
The Board believes that it should consist of a substantial majority of independent directors. The Board has adopted and applied the standards established by the NYSE to determine the independence of each of its directors. The Board has determined that, except for Marc Benioff, Parker Harris, and Robin Washington, each of our director nominees has no material relationship with Salesforce and is independent within the meaning of the standards established by the NYSE, as currently in effect. Maynard Webb, who is not standing for reelection at the Annual Meeting, is also deemed to be independent within the meaning of such standards. In making its determination regarding the independence of our directors, the Board considered all relevant facts and circumstances, including transactions in which we and any director had an interest, relationships between us and our directors or their family members, transactions involving payments made between us and other companies in the ordinary course of business where any of our directors or their family members is a director or an employee of the other company, and each director’s commercial, investment, banking, consulting, advisory, legal, accounting, charitable, and familial relationships, as applicable.
Board Leadership Structure
Chair of the Board
The Company’s CEO, Marc Benioff, also serves as Chair of the Board. The Board believes that this leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing both the Board and management to benefit from Mr. Benioff’s leadership and years of experience in the Company’s business and the technology industry. As Co-Founder and CEO, Mr. Benioff has been the director most capable of effectively identifying strategic priorities, coordinating the board agenda to focus on discussions critical to the success of the Company and executing the Company’s strategy and business plans. This is particularly important given the Company’s position as a trusted, global leader in this new agentic AI era and as the Company works to deliver the technologies and capabilities needed to transform our and our customers’ businesses into agentic enterprises. Mr. Benioff possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business. We believe the extensive Company-specific experience and industry expertise of Mr. Benioff, together with the outside experience, oversight, and expertise of our independent directors, allows for differing perspectives and roles regarding strategy development that benefit our stockholders. Further, the Board believes that Mr. Benioff’s combined role enables decisive leadership, allows for clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently to our stockholders, employees, and customers. Given

Salesforce, Inc.	10	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
our strong, long-term business, operational, and financial performance, as well as our ongoing progress in the areas of financial discipline and profitable growth, the Board believes that stockholders are best served by continuing this leadership structure.
Lead Independent Director
Importantly, the Board has a strong and empowered Lead Independent Director to provide an effective independent voice in our Board leadership structure. Per our Corporate Governance Guidelines, the Lead Independent Director shall serve for a two-year term and shall be the Chair of the Nominating and Corporate Governance Committee, unless otherwise elected by the independent directors. In March 2025, the independent directors elected Arnold Donald to succeed Robin Washington as the Lead Independent Director. The independent directors’ decision to select Mr. Donald took into consideration the tenures and capabilities of each independent director, along with the potential candidates’ demonstrated leadership in the boardroom, as well as willingness and ability to serve as Lead Independent Director with the understanding that the position entails significant responsibility and time commitment. Throughout Mr. Donald’s tenure on our Board, including as a member of our Audit and Governance Committees, he has worked closely with his fellow directors and is deeply trusted in the boardroom. The Board believes that, with his extensive board and corporate governance experience over three decades across multiple industries, as well as the significant responsibility and risk oversight that his service on the Board and its committees have entailed, Mr. Donald is well positioned to guide the Board in its oversight of the Company’s strategy and risk management.
The expansive scope of authority and responsibilities of the Lead Independent Director is expressly stated in our Corporate Governance Guidelines. Among other things, the Lead Independent Director:
•presides at meetings of the Board at which the Chair is not present, including at executive sessions and meetings of the independent directors;
•reviews and approves, or provides input and consults on, materials sent to the Board (including materials related to the Board’s risk oversight);
•reviews and approves, or provides input and consults on, the agenda and schedule for Board meetings (including suggesting agenda items related to the Board’s risk oversight);
•serves as a liaison between the Chair and the independent directors and as a liaison among the Committee Chairs;
•is available for consultation and communication with major stockholders and other stakeholders;
•meets and coordinates meetings of other directors, as appropriate, with other constituencies;
•oversees the Board evaluation process, which assists the Board in enhancing its design and operations;
•advises on the formation of any new standing or ad hoc committees of the Board;
•plays a key role in maintaining the Company’s and the Board’s focus on effective talent development and succession planning, including for the most senior members of management; and
•has the authority to call executive sessions or meetings of the independent directors (including to consider matters related to risk oversight) and any additional authority as the independent directors may determine from time to time.
The Board continues to review the leadership of the Board on a regular basis to evaluate whether the current Board leadership structure remains appropriate for the Company.
Board Meeting Attendance and Director Communications
The Board held six meetings in fiscal 2026. All directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by any of the committees of the Board on which such director served during the period the director was on the Board or committee, as applicable. On average, our directors had a meeting attendance rate of 98% in fiscal 2026. The non-management members of the Board also meet regularly in executive sessions without management present, and the independent directors separately meet in executive session at least once per year. At these sessions, the Lead Independent Director acts as Presiding Director.

Salesforce, Inc.	11	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Directors are also expected to participate in our annual meeting of stockholders absent an unavoidable and irreconcilable conflict. Of the 12 directors then-serving on our Board, all 12 directors participated in the 2025 Annual Meeting of Stockholders. Stockholders and other interested parties may communicate with the Lead Independent Director, or with any and all other members of the Board, by mail addressed to the intended recipient in care of our Corporate Secretary at our principal executive offices or by email to corporatesecretary@salesforce.com. The Corporate Secretary will periodically forward such communications or a summary thereof to the Board or the applicable director or directors, to the extent appropriate. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations, and hostile communications).

Board Committees and Responsibilities
Committees of the Board of Directors
The Board reviews and determines the makeup of the Board’s committees and committee chairs with a view toward balancing the benefits derived from continuity against the benefits derived from having new perspectives represented. The Board has determined that all members of the Audit and Finance Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are independent under the applicable rules and regulations of the NYSE and the SEC. The Board has further determined that Sachin Mehra qualifies as an “audit committee financial expert” as defined by the SEC. Pursuant to the Company’s Bylaws, the Board in its discretion may designate other standing or ad hoc committees to serve at the pleasure of the Board from time to time. Other standing committees in place during fiscal 2026 were the Cybersecurity and Privacy Committee and the Business Transformation Committee.

Director	Independent	Audit	Compensation	Governance	Cybersecurity & Privacy	Business Transformation

Marc Benioff (Chair & CEO)
Laura Alber
Amy Chang
Craig Conway
Arnold Donald (L)
Parker Harris
David B. Kirk
Neelie Kroes
Sachin Mehra (FE)
Mason Morfit
Oscar Munoz
John V. Roos
Robin Washington
Maynard Webb(1)
Total Meetings in Fiscal 2026		8	7	4	8	4
L = Lead Independent Director; FE = Financial Expert; = Chair; = Member
1.Mr. Webb is not standing for reelection as a director and his service on the Board will cease as of the 2026 Annual Meeting.

Salesforce, Inc.	12	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

Audit & Finance Committee	Members: Sachin Mehra (Chair), Arnold Donald, Craig Conway, Oscar Munoz	Number of meetings in fiscal 2026: 8	Committee Report: Page 100

The Audit and Finance Committee (the “Audit Committee”) oversees our corporate accounting and financial reporting process, as well as management’s assessment and mitigation of enterprise risks. Among other matters, the Audit Committee: evaluates the qualifications, independence, and performance of Salesforce’s independent registered public accounting firm (the “independent auditor”); determines the engagement of the independent auditor; approves the retention of the independent auditor to perform any proposed permissible non-audit services; considers the rotation of partners of the independent auditor on the Salesforce engagement team; reviews our consolidated financial statements; reviews our critical accounting policies and estimates; oversees our internal audit function; reviews with management, the independent auditor and our internal auditors the adequacy of internal financial controls; oversees our financial and treasury policies, strategies and capital structure; reviews disclosure controls and procedures, including those related to the reporting of financial condition, results of operations, certain transactions, environmental and sustainability data, and AI-enabled processes; annually reviews its charter and its performance; reviews and approves the scope of the annual audit and the audit fee; and discusses with management and the independent auditor the results of the annual audit and the review of our quarterly financial statements.
All committee members are independent and meet financial literacy requirements under NYSE listing standards and SEC rules.

Compensation Committee	Members: Mason Morfit (Chair), Neelie Kroes, John V. Roos, David B. Kirk, Maynard Webb(1)	Number of meetings in fiscal 2026: 7	Committee Report: Page 100

The Compensation Committee reviews and approves the compensation and benefits of our executive officers, including: reviewing and approving corporate goals and objectives relevant to compensation of the CEO and other executive officers; evaluating the performance of these officers in light of those goals and objectives; and setting compensation of these officers taking into account such evaluations. Among other matters, the Compensation Committee also: oversees our equity and incentive-based plans and administers the issuance of stock options, restricted stock units, and other awards under these plans; oversees succession planning for executive officers other than the CEO; reviews strategies and policies related to human capital management, including the impact of AI initiatives on human capital planning; annually reviews its charter and its performance; and prepares executive compensation reports as required under SEC rules. The Compensation Committee may from time to time delegate duties or responsibilities to subcommittees, or to one or more members of such committee, when appropriate. The Compensation Committee has delegated limited authority to members of management to determine equity awards under our 2013 Equity Incentive Plan and cash awards under our cash incentive plans for non-executive officers. The Compensation Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities, and it periodically engages an outside consultant to advise on compensation-related matters.
All committee members are independent under NYSE listing standards and SEC rules.

1. Mr. Webb is not standing for reelection as a director and his service on the Board will cease as of the 2026 Annual Meeting.

Salesforce, Inc.	13	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

Nominating & Corporate Governance Committee	Members: John V. Roos (Chair), Laura Alber, Amy Chang, Arnold Donald	Number of meetings in fiscal 2026: 4

The Nominating and Corporate Governance Committee (the “Governance Committee”) is responsible for director nomination matters and corporate governance matters generally. Among other matters, the Governance Committee: oversees the development and recommendation of corporate governance principles applicable to the Company; identifies individuals qualified to become members of the Board; recommends to the Board director nominees for each election of directors; develops and recommends to the Board criteria for selecting qualified director candidates; considers committee member qualifications, appointments, and removals; reviews for-profit directorships offered to directors and executive officers; reviews and makes recommendations to the Board regarding properly presented stockholder proposals; reviews and recommends to the Board the compensation of Board and committee members; and provides oversight in the evaluation of management, the Board and each committee. The Governance Committee also periodically reviews the Company’s CEO succession planning, including policies and principles for CEO selection and succession in the event of an emergency or the retirement of the CEO, and oversees the Company’s policies and practices concerning sustainability initiatives, corporate political contributions, and lobbying activities. The Governance Committee also oversees the Company’s stockholder engagement program as it relates to director nominations, stockholder proposals, and corporate governance policies and practices, including those relating to AI governance.
All committee members are independent under NYSE listing standards.

Cybersecurity & Privacy Committee	Members: Neelie Kroes (Chair), Parker Harris, Amy Chang, David B. Kirk, Maynard Webb(1)	Number of meetings in fiscal 2026: 8

The Cybersecurity & Privacy Committee oversees the Company’s cybersecurity program, meeting regularly with our Chief Trust and Infrastructure Officer as well as a dedicated cybersecurity advisor. The Committee also oversees the Company’s privacy and ethical use of technology matters, meeting regularly with our Chief Ethical & Humane Use Officer, and holds primary responsibility for overseeing the Company’s AI policies and programs, including related risks and regulations.
All committee members, other than Mr. Harris, are independent under NYSE listing standards.

1. Mr. Webb is not standing for reelection as a director and his service on the Board will cease as of the 2026 Annual Meeting.

Business Transformation Committee	Members: Oscar Munoz (Chair), Craig Conway, Mason Morfit, Robin Washington, Maynard Webb(1)	Number of meetings in fiscal 2026: 4

The Business Transformation Committee oversees the Company's transformation and implementation of its agentic enterprise operating model to drive operating margin improvements and profitable growth.
All committee members, other than Ms. Washington, are independent under NYSE listing standards.

1. Mr. Webb is not standing for reelection as a director and his service on the Board will cease as of the 2026 Annual Meeting.

Salesforce, Inc.	14	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Identification and Evaluation of Director Nominees
The Governance Committee uses a variety of methods for identifying and evaluating director nominees. Candidates may come to the attention of the Governance Committee through directors, management, stockholders, or third parties, including an independent search firm. In 2025, Amy Chang and David B. Kirk were appointed to the Board following a robust assessment and recruiting process overseen by the Chair of our Governance Committee working closely with a third-party search firm, including extensive candidate interviews as well as formal reviews and recommendations by the Governance Committee. Ms. Chang and Mr. Kirk were initially identified as potential candidates for the Board by a third-party search firm and our CEO, respectively.
The Governance Committee regularly assesses the appropriate size, composition, and needs of the Board and its respective committees and the qualifications of candidates in light of these needs. The Governance Committee believes that it is important to maintain and consistently refresh a list of qualified potential candidates for nomination and engages a third-party search firm to assist in identifying such candidates. The evaluation of these candidates may be based solely upon information provided to the Governance Committee or may also include discussions with persons familiar with the candidate, one or more interviews of the candidate, or other actions the Governance Committee deems appropriate, including the use of third parties to review candidates.
The Governance Committee evaluates and recommends candidates for membership on the Board consistent with criteria established by the committee. Directors should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective perspective and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. The Governance Committee also focuses on building and maintaining a Board that reflects different and complementary backgrounds, experiences, perspectives, and skills. Finally, director candidates also must have sufficient time available in the judgment of the Governance Committee to perform all Board and committee responsibilities. Members of the Board are expected to prepare for, attend, and participate in Board and applicable committee meetings. The Governance Committee assesses its effectiveness in this regard as part of the annual Board evaluation process described on page 19.
Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and its stockholders. The Governance Committee will also seek appropriate input from the CEO from time to time in assessing the needs of the Board for relevant background, experience, perspectives, and skills of its members.
Stockholders may recommend director candidates for general consideration by the Governance Committee by submitting the individual’s name, qualifications, and the other information set forth in our Bylaws applicable to director nominees by stockholders to the Corporate Secretary of the Company. The Governance Committee evaluates candidates recommended by stockholders against the same criteria and pursuant to the same policies, procedures, and processes applicable to the evaluation of candidates proposed by other sources.
As noted elsewhere in our proxy statement, stockholders may, pursuant to applicable law and the requirements of the Company’s Bylaws, directly nominate candidates to stand for election to the Board by stockholders, and the Company respects such stockholder rights. With respect to such Bylaw provisions, the Company will not, without a stockholder vote, adopt new amendments (except as noted below) that would expressly (1) require nominating investment fund stockholders to disclose the confidential identities of their less than five percent “passive” third-party limited partners who are not otherwise involved in the nomination, campaign, or the Company solely on account of such member’s economic interests in the nominating fund, or (2) require nominating stockholders to disclose unrelated information regarding their confidential future plans for nominating other candidates to other public company boards or prior nominations of other candidates and proposals previously privately submitted to other public companies in the past. If the Board, in its exercise of its fiduciary responsibilities, deems it to be in the best interests of the Company and its stockholders to adopt such a provision without the delay due to the time required to seek a stockholder vote, the Board will publicly disclose such Bylaw amendment in accordance with applicable law and either subsequently submit such Bylaw provision to stockholders for ratification or cause the Bylaw amendment to expire within one year.

Salesforce, Inc.	15	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Proxy Access
The Company’s Bylaws provide procedures that allow a stockholder or a group of up to 20 stockholders that has continuously owned 3% or more of the Company’s common stock for at least three years to nominate and include in the Company’s proxy materials for an annual meeting of stockholders up to the greater of two directors or 20% of the total number of directors serving on the Board, provided the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws.
Overboarding Policy
As set forth in the Company’s Corporate Governance Guidelines, directors must be willing to devote sufficient time to carry out their duties and responsibilities effectively and are expected to ensure that other commitments do not conflict with or materially interfere with their service as directors. To help ensure our directors are able to devote sufficient time to carry out their duties and responsibilities effectively, each director is prohibited from serving on more than five outside boards of directors of for-profit public or private companies, except pursuant to a waiver granted by the Governance Committee. The Governance Committee assesses each director’s compliance as part of its annual director nomination process. All current directors are in compliance with this service limit.
Board’s Role in Risk Oversight
The Board as a whole has responsibility for oversight of risk. This approach allows the Board to draw upon the experience and judgment of all directors in overseeing and managing the risks we face. The Company’s enterprise risk management program is designed to identify, assess, and prioritize the Company’s risk exposures across various time frames, from the short-term to the long-term. Risks are evaluated based on their potential magnitude, likelihood, and immediacy. The committees of the Board play a key role in the Board’s risk oversight responsibility. All committees receive regular reports from Company officers responsible for monitoring and mitigating particular risk exposures, and the committee chairs provide regular reports to the full Board on relevant areas of oversight, as summarized in the following table.

Committee	Areas of Focused Risk Oversight

Audit & Finance Committee
•Reviews and discusses the Company’s overall assessment and management of enterprise risks
•Oversees risks associated with our financial statements and other financial-related risks, including foreign-exchange risk, counterparty risk, insurance exposure, corporate infrastructure risks, and risks related to the use of AI-enabled processes
•Oversees compliance with legal and regulatory requirements, including reviewing the effectiveness of compliance programs with our Chief Legal Officer
•Receives updates on enterprise risk management topics regularly

Compensation Committee
•Oversees risks associated with our compensation policies and practices, with respect to executives and employees generally, including whether any risks arising from the Company’s compensation programs are reasonably likely to have a material adverse effect on the Company
•Evaluates the effectiveness of the Company’s human capital management and succession planning for executive officers other than the CEO

Nominating & Governance Committee
•Oversees risks related to governance matters, including corporate governance developments and succession planning, meeting regularly with our Chief Legal Officer
•Evaluates the overall effectiveness of the Board and its committees
•Oversees risks related to the Company’s corporate responsibilities and environmental sustainability policies and practices

Cybersecurity & Privacy Committee
•Oversees risks related to cybersecurity and information security, cyber incident preparedness and response, risks associated with data privacy, our deployment of AI and compliance with AI regulations, and emerging ethics topics relevant to technology companies

Business Transformation Committee	•Oversees risks related to the execution of our operational transformation program and the achievement of key performance indicators for operating margin improvements and profitable growth

Salesforce, Inc.	16	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
The Company also conducts regular enterprise risk surveys, typically at least semi-annually, with a cross-functional group of executives. The survey process is designed to help the Company identify and prioritize material operational, strategic, and financial risks, including emerging risks. Survey results are reported to and discussed with members of senior management as well as the Audit Committee. In addition, members of management, including those involved in enterprise risk management, have access to and periodically meet with external advisors to help monitor trends, identify potential threats, and assess the Company’s risk environment. Our enterprise risk management program also plays a role in our annual strategic planning process and our disclosure controls and procedures. For example, members of management involved in enterprise risk management regularly participate in meetings of our disclosure committee and regularly review risk factors and other disclosures in the Company’s SEC filings.
Cybersecurity and Information Security Risk
With trust as our foremost value and the foundation of everything we do, we recognize the importance of maintaining the safety and security of our systems and data. As part of its independent oversight of the risks facing the Company, the Board, primarily through the Cybersecurity & Privacy Committee, oversees the various cybersecurity risks facing the Company and the Company’s efforts to mitigate those risks. The Cybersecurity & Privacy Committee receives regular presentations, reports, and updates from our Chief Trust and Infrastructure Officer and other members of management on developments regarding the Company’s cybersecurity program, broader cybersecurity trends, evolving industry standards, the threat environment, and other topics. The Cybersecurity & Privacy Committee also receives periodic reports from an experienced outside consultant with information security expertise providing insights on key focus areas to aid in the Committee’s oversight of the Company’s cybersecurity program.
After each quarterly meeting of the Cybersecurity & Privacy Committee, the Board receives a report from its Chair with an update on the Company’s oversight of cybersecurity risks, and mitigation efforts. In addition to regular meetings and reports, the Company’s policy is for the Board and Committee to receive prompt and timely information regarding any cybersecurity risk (including any incident) that meets pre-established reporting thresholds, as well as ongoing updates regarding any such risk.

Salesforce, Inc.	17	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Responsible Agentic AI Risk
AI at Salesforce has been built on a decade of innovation and unified data foundation. We recognize that new technology such as this requires thoughtful implementation, and our longstanding commitment to the ethical development and deployment of AI continues to be guided by our core value of Trust. The Board, including through its committees, oversees the Company’s AI governance:

Committee	Board Oversight of AI

Cybersecurity & Privacy Committee
•Primary responsibility for overseeing the Company’s AI policies, programs, and risks as they relate to the deployment of AI, including compliance with AI regulations
•Receives regular presentations, reports, and updates from management on the Company’s development and deployment of AI, including quarterly updates from our Chief Ethical & Humane Use Officer and other members of management on key trusted AI priorities

Audit & Finance Committee
•Regularly reviews the Company’s enterprise risk assessment and management, including AI-related enterprise risks
•Oversees risks related to AI-enabled processes used in connection with the Company’s financial statements and corporate infrastructure

Compensation Committee
•Oversees our strategies and policies related to human capital management, including how AI initiatives inform such practices
•Considers our business strategy, including AI initiatives, when designing the Company’s executive compensation program (as further described in the Compensation Discussion & Analysis section of this Proxy Statement)

Nominating & Governance Committee
•Oversees our stockholder engagement program as it relates to corporate governance policies and practices, including those relating to the governance of AI
•Reviews desired board skills and expertise as well as continuing education for directors, including with respect to AI fluency

Business Transformation Committee	•Receives quarterly operational updates and discusses the Company’s business strategies, including related AI initiatives
Our Board is deeply involved in the Company’s AI business strategy. Our executive leadership also frequently engages and interacts with the Office of Ethical and Humane Use — a dedicated group established in 2019 to formalize our ethical AI policies and procedures. In 2024, we further expanded our AI oversight standards by implementing our Responsible Agentic AI Principles, which are leveraged across the Company to guide the design and development of Agentforce products. These principles are reinforced by our AI Acceptable Use Policy, as updated from time to time, which codifies enforceable boundaries to prevent the use of our technology in ways that could violate human rights or ethical standards. In 2025, we released our first-ever Trusted AI and Agents Impact Report, which covers the foundational principles, policies, and decision-making structures that guide our AI initiatives across the Company and for our customers in a trusted manner. This includes deep dives on our responsible AI principles, AI Acceptable Use Policy, and Ethical Use Advisory Council, among other structures we have in place to ensure the responsible and trusted creation and use of AI.
Read about our commitment to the ethical and inclusive design, development, and use of technology, including trusted AI, at salesforce.com/company/ethical-and-humane-use.

Salesforce, Inc.	18	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Corporate Governance, Sustainability, and Human Capital Risk
Our core values, which include trust, sustainability, and equality, are embedded into our corporate strategy and operations. The Board, primarily through its committees, oversees the Company’s corporate governance, sustainability, and human capital matters, as well as the related risks. The Governance Committee oversees our corporate governance generally, including director refreshment, CEO succession planning, stockholder engagement, and sustainability initiatives, regularly reviewing progress on key targets. The Audit Committee oversees our disclosure controls and procedures over environmental and sustainability reporting, engaging with management to review the data and disclosures as well as Ernst & Young LLP’s limited assurance thereof. The Compensation Committee oversees our strategies and policies related to human capital management, frequently evaluating our workplace environment, culture, employee retention, and leadership development.
Read about our values and initiatives as they relate to our people, planet, and governance, including our Stakeholder Impact Report, at salesforce.com/company/impact.
Annual Board Evaluation Process
The Board recognizes the importance of regularly evaluating its performance to ensure that the Board and its committees operate effectively and efficiently. The Governance Committee, with oversight from our Lead Independent Director, leads a formal self-evaluation process on an annual basis. The Board engages an independent third-party consultant, experienced in corporate governance matters, to facilitate a robust assessment process. This process was designed to assess the performance of the Board, as well as each committee, and to identify opportunities to improve processes and effectiveness.
In fiscal 2026, our Board continued its robust process for carrying out its annual evaluations facilitated by the independent third-party consultant. Directors were asked to provide feedback on a variety of matters, including board and committee composition, board alignment and strategy, meeting agendas, culture and conduct, risk oversight, board-management dynamics, board and committee leadership, and succession planning. Additionally, members of each committee were asked to provide feedback on their respective committee’s size, composition, culture, independence, meeting agendas, materials, and access to information. Each director also had the opportunity to provide confidential commentary on any other topics of interest.
Once all questionnaires were complete, the independent third party synthesized the feedback received, highlighting results and identifying recommendations, which was presented to and discussed by both the Governance Committee and the Board. The review and discussion of the results will continue to inform Board and Board-committee related matters going forward.
Compensation of Directors
Pursuant to our fiscal 2026 compensation policy for non-employee directors, (i) on February 1, 2025, each non-employee director serving at such time (other than Mr. Morfit, who waived receipt of the fiscal 2026 grant) received a restricted stock unit (“RSU”) award with a grant date fair value of approximately $375,000, and (ii) upon their appointment to the Board in July 2025, Ms. Chang and Mr. Kirk each received a prorated RSU grant based on their length of service during fiscal 2026. The RSU grants vest in four equal installments on February 22, May 22, August 22, and November 22, 2025 (or two equal installments on August 22 and November 22, 2025 for Ms. Chang and Mr. Kirk), subject to the applicable non-employee director’s continued service through the applicable vesting date. All RSU awards were made under our 2013 Equity Incentive Plan. In addition, also pursuant to our fiscal 2026 compensation policy for non-employee directors, we pay annual cash fees to our Lead Independent Director and the chairs of each Board committee. The fiscal 2026 annual fees for these Board leadership roles were as follows: $150,000 for the Lead Independent Director, $50,000 for the chair of each of the Audit Committee, Governance Committee, and Compensation Committee, and $25,000 for the chairs of each other standing committee of the Board. These cash fees are paid on a quarterly basis. We also reimbursed our non-employee directors for travel, lodging, and other reasonable expenses incurred in connection with attending Company meetings and events.

Salesforce, Inc.	19	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
The following table sets forth information on the compensation earned during fiscal 2026 by our non-employee directors. The table excludes Messrs. Benioff and Harris, who receive compensation as Executive Officers and do not receive separate compensation for their service as directors. In accordance with SEC disclosure rules, the table also excludes Ms. Washington, whose fiscal 2026 non-employee director compensation is reported in the Summary Compensation Table of this Proxy Statement in connection with her former roles as Lead Independent Director and Chair of the Governance Committee. Upon her appointment as Chief Operating and Financial Officer, effective March 21, 2025, Ms. Washington no longer received non-employee director compensation and forfeited the unvested portion of her fiscal 2026 non-employee director RSU award. On March 21, 2025, Mr. Donald assumed the role of Lead Independent Director, and Mr. Roos assumed the role of Chair of the Governance Committee. Mr. Donald received a prorated portion of the Lead Independent Director fee for the first quarter of fiscal 2026 and the full Lead Independent Director fee for the second, third, and fourth quarters of fiscal 2026. Mr. Roos received the full fee associated with his role as Chair of the Governance Committee for the second, third, and fourth quarters of fiscal 2026.
Director Compensation for Fiscal 2026

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)

Laura Alber	—	374,845	374,845
Amy Chang	—	212,628	212,628
Craig Conway	—	374,845	374,845
Arnold Donald(2)	129,971	374,845	504,816
David B. Kirk	—	212,628	212,628
Neelie Kroes	25,000	374,845	399,845
Sachin Mehra	50,000	374,845	424,845
Mason Morfit(3)	—	—	—
Oscar Munoz	25,000	374,845	399,845
John V. Roos(4)	50,000	374,845	424,845
Maynard Webb(5)	—	374,845	374,845
1.Stock awards consist of an RSU grant on (a) February 1, 2025 to each of our then-serving non-employee directors (other than Mr. Morfit, who waived receipt of the fiscal 2026 RSU grant) with a grant date fair value of $374,845, and (b) August 1, 2025 for Ms. Chang and Mr. Kirk with a grant date fair value of $212,628, calculated in accordance with FASB ASC Topic 718. The RSUs vested in four equal installments on February 22, May 22, August 22, and November 22, 2025, except that, for Ms. Chang and Mr. Kirk, the RSUs vested in two equal installments on August 22 and November 22, 2025. The amounts reported are the aggregate grant date fair value, which is calculated by multiplying the number of shares subject to the RSU grant by the closing price of our common stock on the date of grant, and do not reflect the value of RSUs at the time of vesting or settlement. No non-employee directors held unvested stock or option awards as of the end of fiscal 2026.
2.Cash fees paid to Mr. Donald relate to his service as Lead Independent Director from March 21, 2025 through January 31, 2026, following Ms. Washington’s resignation as Lead Independent Director and transition to COFO.
3.Mr. Morfit waived receipt of the cash fees for his service as Chair of the Compensation Committee during fiscal 2026.
4.Cash fees paid to Mr. Roos relate to his service as Chair of the Compensation Committee for the first quarter of fiscal 2026 and as Chair of the Governance Committee for the second, third, and fourth quarters of fiscal 2026.
5.Mr. Webb is not standing for reelection as a director and his service on the Board will cease as of the 2026 Annual Meeting.

Salesforce, Inc.	20	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Director Stock Ownership Requirement
To further align executive and director interests with stockholder value and strengthen corporate governance, in March 2025, we amended our stock ownership guidelines for non-employee directors to provide that each such director is required to attain a minimum stock ownership position equal to a number of shares of common stock having an aggregate value of $550,000, based on the market price of our common stock on the first trading day of the fiscal year.

	Stock Ownership Requirements
	Previous Guidelines	Increased Guidelines
Number of shares equal to:	Lesser of $400,000 and 7,500 shares	$550,000
For purposes of these requirements, unvested equity awards are excluded. This ownership threshold must be achieved by the later of March 27, 2030 and the five-year anniversary of the non-employee director’s initial election or appointment to the Board and sustained throughout their tenure as a non-employee director. If a non-employee director does not meet the specified stock ownership requirements within the designated timeframe, he or she will be required to hold 100% of any shares received upon vesting of equity awards (net of taxes, if applicable).
As of March 25, 2026, all non-employee directors were in compliance with our amended stock ownership guidelines.

Salesforce, Inc.	21	2026 Proxy Statement

Director Nominees
Board Composition
Salesforce has a Board of highly experienced directors who have led, advised, and established many of the premier companies in Silicon Valley and other leading global organizations. Our Board has taken a thoughtful approach to board composition so that our directors have backgrounds that collectively add significant value to the strategic decisions made by the Company and that enable them to provide oversight of management and accountability to our stockholders. Our directors have extensive backgrounds as entrepreneurs, technologists, operational and financial experts, investors, global enterprise executives, advisors, and government leaders. In addition, we have worked hard to strike a good balance between long-term understanding of our business and fresh external perspectives, as well as to have a variety of backgrounds, professional experiences, and perspectives within the boardroom.
The following table sets forth the names, ages, and certain other information for each of our director nominees, as well as the membership of our standing committees. Maynard Webb, who has served as a director of the Company faithfully and with distinction since 2006, will not be standing for reelection at the Annual Meeting.

Directors & Occupation	Age	Director Since	Independent	A	C	G	C&P	BT

Marc Benioff Chair, Chief Executive Officer & Co-Founder, Salesforce	61	1999
Laura Alber President & Chief Executive Officer, Williams-Sonoma	57	2021
Amy Chang Former CEO and Founder, Accompany; Technology Advisor	49	2025
Craig Conway Former President & Chief Executive Officer, PeopleSoft	71	2005
Arnold Donald (L) Former President & Chief Executive Officer, Carnival Corporation	71	2023
Parker Harris Co-Founder, Salesforce & Chief Technology Officer, Slack	59	2018
David B. Kirk Former Chief Scientist, VP of Architecture & Fellow, NVIDIA	65	2025
Neelie Kroes Former Vice President of the European Commission	84	2016
Sachin Mehra (FE) Chief Financial Officer, Mastercard	55	2023
Mason Morfit Co-Chief Executive Officer & Chief Investment Officer, ValueAct Capital	50	2023
Oscar Munoz Former Chairman & Chief Executive Officer, United Airlines	67	2022
John V. Roos Former U.S. Ambassador to Japan; Co-Founder, Geodesic Capital	71	2013
Robin Washington President & Chief Operating and Financial Officer, Salesforce	63	2013
A: Audit; C: Compensation; G: Governance; C&P: Cybersecurity & Privacy; BT: Business Transformation
L = Lead Independent Director; FE = Financial Expert; = Chair; = Member

Salesforce, Inc.	22	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Director Experience and Qualifications
The matrix below summarizes what our Board believes are desirable types of experience, qualifications, attributes, and skills possessed by Salesforce’s director nominees because of their particular relevance to the Company’s business and strategy. While all of these were considered by the Board in connection with this year’s director nomination process, the following matrix does not encompass all experience, qualifications, attributes or skills of our director nominees.

	Benioff	Alber	Chang	Conway	Donald	Harris	Kirk	Kroes	Mehra	Morfit	Munoz	Roos	Washington

Key Skills

Profitable growth strategies and large-scale transformation
Costs discipline and operational efficiency
Capital allocation
Sales, distribution, and marketing
International operations or relations
Cybersecurity or data privacy
Finance and accounting
Risk management

Key Experience

Software or technology industry
AI, cloud or emerging technologies
Executive leadership at a public or large organization
Government/regulatory work
HCM and succession planning
Other public company board service

Tenure

No. of Years[1]	27	4	0	20	3	7	0	9	3	3	4	12	12
1.Director tenure is measured by completed years of service from the initial month of service through the filing of the Company’s annual Proxy Statement.

Salesforce, Inc.	23	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Biographies of Our Director Nominees
Set forth below are the names and certain information about our director nominees, all of whom are currently members of our Board. Amy Chang and David Kirk were appointed by the Board effective July 9, 2025, and each of the other nominees was most recently elected by stockholders at the 2025 Annual Meeting of Stockholders. In connection with Mason Morfit’s appointment, the Company entered into an agreement with ValueAct Capital, as described in Salesforce’s Current Report on Form 8-K filed with the SEC on January 27, 2023. There are no family relationships among any of our directors or executive officers. Our directors serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified, subject to earlier resignation, or removal. See Proposal 1 in this Proxy Statement for more information about the election of our directors.

Qualifications and Expertise Provided to Our Board
•Vision and status as one of our founders and a pioneer of cloud computing (named Innovator of the Decade by Forbes), as well as his tenure as our Chief Executive Officer and Chair of the Board, together providing unique and invaluable experience to our Board
•Experience in sales, marketing, and product development in the technology industry, and deep knowledge of Salesforce’s customer base and product line
•Leadership in growing Salesforce into the largest enterprise applications company in the world, and leading the Agentic AI revolution with Agentforce, the first enterprise digital labor solution (recognized as one of the World’s 50 Greatest Leaders by Fortune and 10 Best-Performing CEOs by Harvard Business Review)
Professional Experience
•Chair of the Board, Chief Executive Officer (since 2001) and Co-Founder of Salesforce (in 1999)
•Member of the World Economic Forum (WEF) Board of Trustees, serving as the inaugural chair of WEF’s Forum Center for the Fourth Industrial Revolution in San Francisco
•Chair of the Board of Salesforce Foundation
•Member of the University of Southern California’s Board of Trustees
Other Public Company Directorships (current)
•N/A
Former Public Company Directorships (within the past 10 years)
•N/A
Education
•B.S. in Business Administration from the University of Southern California

Marc Benioff Chair, Chief Executive Officer & Co-Founder, Salesforce

Age: 61 Director Since: 1999

Salesforce, Inc.	24	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

Qualifications and Expertise Provided to Our Board
•Extensive background in business management, digital commerce, and global branding, with a deep understanding of how to use technology to drive innovation and growth
•Experience implementing profitable growth strategies and business integrations, including expansion into global markets at a company with a portfolio of multi-channel brands
•Experience in talent development and succession planning, including successful founder-led leadership transitions
•Corporate governance experience at global, public companies through service on the boards of Williams-Sonoma, Fitbit, and RealID
Professional Experience
•President (since 2006), Chief Executive Officer (since 2010) at Williams-Sonoma, Inc., a consumer retail company
•Member of the University of Pennsylvania’s Board of Trustees
Other Public Company Directorships (current)
•Director, Williams-Sonoma, Inc. (since 2010)
Former Public Company Directorships (within the past 10 years)
•Director, Fitbit, Inc. (2016 – 2021)
Education
•B.A. in Psychology from the University of Pennsylvania

Laura Alber President & CEO, Williams-Sonoma

Age: 57 Director Since: 2021 Committees: Nominating & Corporate Governance

Salesforce, Inc.	25	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

Qualifications and Expertise Provided to Our Board
•Deep expertise in data analysis, intelligence software, and related regulatory challenges
•Extensive background across innovation, technology and product strategy, with leadership experience at high-growth technology companies, such as Cisco, Google and eBay
•Significant board and corporate governance experience with public companies, including roles on the boards of The Walt Disney Company and Procter & Gamble, where Ms. Chang serves as Chair of the Innovation and Technology Committee
Professional Experience
•Executive Vice President & General Manager (2018 – 2020), Executive Advisor (2020 – 2021) at Cisco Systems, Inc., a multinational communications technology company
•Executive Council Member, UCSF Hospital Executive Committee (since 2020)
•Chair, Stanford School of Engineering Advisory Council (since 2018)
•Chief Executive Officer and Co-founder, Accompany, Inc., an AI/machine learning relationship intelligence startup (2013 – 2018)
Other Public Company Directorships (current)
•Director, The Procter & Gamble Company (since 2017)
•Director, The Walt Disney Company (since 2021)
Former Public Company Directorships (within the past 10 years)
•Director, Cisco Systems, Inc. (2016 - 2018)
•Director, Marqeta, Inc. (2021 - 2022)
Education
•B.S. and M.S. in Electrical Engineering from Stanford University

Amy Chang Former CEO and Founder, Accompany; Technology Advisor

Age: 49 Director Since: 2025 Committees: Nominating & Corporate Governance; Cybersecurity & Privacy

Salesforce, Inc.	26	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

Qualifications and Expertise Provided to Our Board
•Extensive background leading technology and software companies, including as president and chief executive officer of three high-growth technology companies
•Significant public company board and corporate governance experience, including on the boards of technology and software companies such as Nutanix, Paylocity, Guidewire Software, and Advanced Micro Devices
•In-depth knowledge of the technology sector and Salesforce, having served on our Board through periods of immense growth and transformation
Professional Experience
•Former President and Chief Executive Officer of PeopleSoft, Inc., an enterprise application software company (1999 – 2004)
•Former President and Chief Executive Officer of One Touch Systems (1996 – 1999)
•Former President and Chief Executive Officer of TGV Software (1993 – 1996)
•Various former executive management positions at leading technology companies, including as Executive Vice President at Oracle Corporation
Other Public Company Directorships (current)
•Director, Paylocity Holding Corporation (since 2024)
•Director, Nutanix, Inc. (since 2017)
Former Public Company Directorships (within the past 10 years)
•Director, Guidewire Software (2010 – 2019), including as Executive Chairman (2010 – 2014) and Chairman (2014 – 2017)
Education
•B.S. in Computer Science and Mathematics from the State University of New York at Brockport

Craig Conway Former President & CEO, PeopleSoft

Age: 71 Director Since: 2005 Committees: Audit & Finance; Business Transformation

Salesforce, Inc.	27	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

Qualifications and Expertise Provided to Our Board
•Expertise in business transformations resulting in growth and operating discipline across several industries, including extensive experience in strategic planning, operations, and distribution at large global companies over a nearly four-decade career
•Significant experience in corporate governance and risk management gained through executive leadership and service on the boards of several public companies, including succession planning at founder-led companies
•Global, governmental, and regulatory experience including through involvement with The President’s Export Council, the principal national advisory committee on international trade
Professional Experience
•Former President and CEO (2013 – 2022) of Carnival Corporation & plc, the world’s largest cruise company
•Chair of the World Travel and Tourism Council (2021 – 2024)
•Executive Advisor to Wind Point Partners (since 2005)
•Operating Partner of Atlas Holdings LLC (since 2002)
•Member of the President’s Export Council (1998 – 2005)
•Various senior leadership roles at Monsanto Co., including Co-President of the Agricultural Sector and Senior VP and Division President of the Nutrition and Consumer Sector (1977 – 2000)
•Member of Washington University in St. Louis’ Board of Trustees and Tulane University’s Board of Tulane
Other Public Company Directorships (current)
•Director, GE Vernova, a spin-off of General Electric Company (since 2023)
•Director, MP Materials Corp (since 2023)
•Director, Bank of America Corp (since 2013)
Former Public Company Directorships (within the past 10 years)
•Director, Carnival Corporation & plc (2001 – 2022), including as Vice Chair (2022)
•Director, Crown Holdings, Inc. (1999 – 2019)
Education
•B.A. in Economics from Carleton College
•B.S. in Mechanical Engineering from Washington University in St. Louis
•M.B.A. from The University of Chicago Booth School of Business

Arnold Donald Lead Independent Director; Former President & CEO, Carnival Corporation

Age: 71 Director Since: 2023 Committees: Audit & Finance; Nominating & Corporate Governance

Salesforce, Inc.	28	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

Qualifications and Expertise Provided to Our Board
•Extensive experience in the software sector and deep knowledge of our technology and customer base provides a valuable perspective on our strategic integration and re-positioning of products to create a fully integrated Customer 360
•Deep institutional knowledge of Salesforce and position as a Co-Founder supports the Board’s talent development and leadership planning, and provides invaluable insights into Salesforce’s culture and ecosystem from Trailblazers across the globe
•Valuable expertise in cybersecurity and data privacy infrastructure provides our Board and its Cybersecurity & Privacy Committee with deep knowledge in these areas
Professional Experience
•Co-Founder of Salesforce (in 1999) and Chief Technology Officer of Slack Technologies (since 2024)
•Various former senior technical positions at Salesforce since inception, including Chief Technology Officer (2016 – 2024) and Executive Vice President, Technology (2004 – 2013)
•Former Co-Founder and Vice President of Left Coast Software, a Java consulting firm (1996 – 1999)
•Member of Middlebury College’s Board of Directors
Other Public Company Directorships (current)
•N/A
Former Public Company Directorships (within the past 10 years)
•N/A
Education
•B.A. in English Literature from Middlebury College

Parker Harris Co-Founder, Salesforce; Chief Technology Officer, Slack

Age: 59 Director Since: 2018 Committees: Cybersecurity & Privacy

Salesforce, Inc.	29	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

Qualifications and Expertise Provided to Our Board
•Deep technological expertise in computer science education, parallel programming, robotics and artificial intelligence, supporting the Board in guiding Salesforce’s strategy and governance in its agentic AI era
•Extensive background in parallel computing, graphics hardware, and graphics algorithms, holding nearly 100 patents in these areas
Professional Experience
•Chief Scientist, Vice President of Architecture and Fellow at NVIDIA (1997 – 2018)
•Member of the Parker School’s Board of Trustees (since 2016)
•Venture Partner at DigitalDx Ventures (since 2017)
•Technical Advisor at Authentic Ventures (since 2018)
•Senior Advisor at GFT Ventures (since 2018)
•Advisor at Collective Global (since 2025)
Other Public Company Directorships (current)
•N/A
Former Public Company Directorships (within the past 10 years)
•N/A
Education
•B.S. and M.S. in Mechanical Engineering from the Massachusetts Institute of Technology
•M.S. in Computer Science from Caltech
•Ph.D. in Computer Science from Caltech, with a minor in Computation and Neural Systems

David B. Kirk Former Chief Scientist, VP of Architecture & Fellow, NVIDIA

Age: 65 Director Since: 2025 Committees: Compensation; Cybersecurity & Privacy

Salesforce, Inc.	30	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

Qualifications and Expertise Provided to Our Board
•Deep knowledge of international markets and regulatory systems from decades of leadership in multiple European markets and service on numerous global public and private company boards supports the Board’s oversight of Salesforce’s global operations and strategy
•Regulatory and governmental relations expertise provides unique insights into the governance of cross-border technology, competition and data security matters
•Experience in commercial competition, company mergers and antitrust law, which together provide a valuable perspective as Salesforce competes under a wide range of regulatory regimes
Professional Experience
•Former Vice President of the European Commission, European Commissioner for Digital Economy and Society (previously for Digital Agenda) (2010 – 2014) and European Commissioner for Competition (2004 – 2010)
•Former member of the Dutch House of Representatives, including as State Secretary and Cabinet Minister
•Former member of the Global Policy Advisory Board of Uber Technologies (2016 – 2019)
•Former Special Advisor to Bank of America Merrill Lynch (2015 – 2018)
•Former member of the boards of Prologis, Lucent Technologies Netherlands, Volvo AB, McDonald’s Netherlands, Thales Group, Brambles Industries Ltd., Royal P&O Nedlloyd, and as chairperson of Nyenrode University
•Member of the European Advisory Board (since 2026) and Advisor (since 2021) of Planet Labs PBC, a satellite imagery and analytics company
Other Public Company Directorships (current)
•N/A
Former Public Company Directorships (within the past 10 years)
•N/A
Education
•M.S. in Economics from Erasmus University

Neelie Kroes Former Vice President of the European Commission

Age: 84 Director Since: 2016 Committees: Compensation; Cybersecurity & Privacy (Chair)

Salesforce, Inc.	31	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

Qualifications and Expertise Provided to Our Board
•Deep financial and operational expertise, including strong cybersecurity and data privacy knowledge
•Leadership experience at a large, global FinTech company, with a track record of technology-focused and customer-centric innovation in a rapidly evolving industry
•Significant financial planning and analysis, risk management, treasury, and business unit finance experience as well as extensive global leadership and experience in major markets outside the U.S.
Professional Experience
•Chief Financial Officer of Mastercard, a global technology company in the payments industry (since 2019), as well as various former financial leadership roles at Mastercard (during his more than 15-year tenure)
•Former Vice President and Treasurer (2008 – 2010) and Vice President and Deputy Treasurer (2007 – 2008) at Hess Corporation, a leading global independent energy company
•Various former domestic and international roles at General Motors, a global automotive manufacturing company (more than 10 years)
Other Public Company Directorships (current)
•N/A
Former Public Company Directorships (within the past 10 years)
•N/A
Education
•Bachelor of Commerce from the University of Mumbai
•M.B.A. from the University of Virginia Darden School of Business

Sachin Mehra Financial Expert; Chief Financial Officer, Mastercard

Age: 55 Director Since: 2023 Committees: Audit & Finance (Chair)

Salesforce, Inc.	32	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

Qualifications and Expertise Provided to Our Board
•Extensive experience working with boards and management teams at companies navigating transformational change to evolve strategic priorities, establish operational discipline, and create long-term value for stockholders
•First-hand investor perspective and a long track record of supporting and driving profitable growth at portfolio companies, including several in the technology sector
•Deep knowledge of and informed perspectives on corporate governance and executive compensation practices from experience as an investor and public company board member, which is key to Mr. Morfit’s leadership on the Board’s Compensation Committee
Professional Experience
•Co-Chief Executive Officer (since 2023), Chief Executive Officer (2020 – 2023) and Chief Investment Officer (since 2017) of ValueAct Capital, a San Francisco-based investment firm with more than $10 billion in assets under management
•Frequent lecturer on corporate governance and executive compensation at Stanford Law School’s Director’s College, the Graduate School of Business at Stanford University, and the Haas School of Business at the University of California, Berkeley
Other Public Company Directorships (current)
•N/A
Former Public Company Directorships (within the past 10 years)
•Microsoft Corporation (2014 – 2017)
•Valeant Pharmaceuticals (2007 – 2014; 2015 – 2016)
Education
•B.A. in Political Economy from Princeton University

G. Mason Morfit Co-CEO & Chief Investment Officer, ValueAct Capital

Age: 50 Director Since: 2023 Committees: Compensation (Chair); Business Transformation

Salesforce, Inc.	33	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

Qualifications and Expertise Provided to Our Board
•Experiences gained over four decades in business management, operations, corporate finance, and accounting, including executive leadership roles across multiple industries and several public company board roles, provides a perspective that spans market cycles, business cycles, and the navigation of strategic priorities by businesses over the long-term
•Significant experience leading successful business transformations at large, global companies, which included driving topline growth, cost management and digital innovation to enhancing customer satisfaction, which is key to Mr. Munoz’s leadership on the Board’s Business Transformation Committee
•Insights gained as a former member of Salesforce’s Global Advisory Board inform deep understanding of our customers and brand building
Professional Experience
•Former Chief Executive Officer of United Airlines Holdings, Inc., an aviation company (2015 – 2020)
•Former member of the Salesforce Global Advisory Board (2020 – 2021)
•Former President and Chief Operating Officer (2015), Executive Vice President and Chief Operating Officer (2012 – 2015), and Executive Vice President and Chief Financial Officer (2003 – 2012) of CSX Corporation, a railroad and intermodal transportation services company
•Member of the Board of Trustees of Fidelity Investment’s Equity & High Income Funds, the Brookings Institution and the University of Southern California
•Member of TelevisaUnivision’s Board of Directors (since 2021)
•Former member of the Defense Business Board (2021 – 2025)
•Various former leadership roles at AT&T, US West and The Coca Cola Company
Other Public Company Directorships (current)
•Director, Archer Aviation Inc. (since 2021)
Former Public Company Directorships (within the past 10 years)
•Director, CBRE Group, Inc. (2020 – 2025)
•Director, United Airlines Holdings, Inc. (2010 – 2021), including as Chairman (2020 – 2021)
Education
•B.A. from the University of Southern California
•M.B.A. from Pepperdine University

Oscar Munoz Former Chairman & CEO, United Airlines Holdings

Age: 67 Director Since: 2022 Committees: Audit & Finance; Business Transformation (Chair)

Salesforce, Inc.	34	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

Qualifications and Expertise Provided to Our Board
•Extensive experience advising growth-oriented technology companies on strategic, legal, and regulatory matters from more than two decades at Wilson Sonsini Goodrich & Rosati, P.C.
•Brings significant global leadership experience and relationships, a deep understanding of global markets, and a track record of successful crisis management
•Deep knowledge and experience overseeing and guiding digital transformation strategies as an investor and through service on the boards of Rakuten Group and Sony
Professional Experience
•Co-Founding Partner of Geodesic Capital, a mid-late stage venture capital firm founded in 2015
•Senior Advisor to Centerview Partners, an international investment banking advisory firm (2014 – 2024)
•Advisor for the Toyota Research Institute (since 2016)
•Member of the Board of Directors for the Maureen and Mike Mansfield Foundation (current)
•Former U.S. Ambassador to Japan (2009 – 2013)
•Former Chief Executive Officer of Wilson Sonsini Goodrich & Rosati, P.C. and practicing corporate and securities law attorney (1985 – 2009)
•Formerly served on the Global Advisory Board of Mitsubishi UFJ Financial Group
•Founder of the TOMODACHI Initiative, a partnership to identify and invest in the next generation of Japanese and American leaders
•Recipient of the Grand Cordon of the Order of the Rising Sun, Japan’s highest honor for foreign nationals
•Member of Stanford Medicine’s Center for Asian Health Research & Education Advisory Board
Other Public Company Directorships (current)
•N/A
Former Public Company Directorships (within the past 10 years)
•Director, Rakuten Group, Inc. (2021 – 2023)
•Director, Sony Corporation (2014 – 2020)
Education
•A.B. in Political Science from Stanford University
•J.D. from Stanford Law School

John V. Roos Former U.S. Ambassador to Japan; Co-Founder, Geodesic Capital

Age: 71 Director Since: 2013 Committees: Compensation; Nominating & Corporate Governance (Chair)

Salesforce, Inc.	35	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

Qualifications and Expertise Provided to Our Board
•Extensive leadership and operational experience across industries, including the technology and life sciences industries, where Ms. Washington has led and overseen the maturation of strategy and operations at multiple highly successful companies
•Deep financial and capital markets expertise with a track record of operating discipline and a differentiated ability to build relationships with key stakeholders to drive action
•Strong public board and corporate governance experience, developed through board roles at companies such as Alphabet, Honeywell International, and Vertiv Holdings, with experience leading key board committees and also serving as Salesforce’s former Lead Independent Director
Professional Experience
•President and Chief Operating & Financial Officer of Salesforce (since March 2025)
•Former Advisor (2019 – 2020), Executive Vice President and Chief Financial Officer (2014 – 2019), and Senior Vice President and Chief Financial Officer (2008 – 2014) of Gilead Sciences, Inc., a biopharmaceutical company
•Former Chief Financial Officer of Hyperion Solutions, an enterprise software company (2006 – 2007)
•Various former executive positions at PeopleSoft, Inc., a provider of enterprise application software (nearly 10 years)
•Member of the Presidents Council and Ross Business School Advisory Board at the University of Michigan and the Board of Trustees of the Financial Accounting Foundation (2021 – 2025)
•Member of the Board of Directors of UCSF Benioff Children’s Hospital Oakland (2015 – 2024) and MasterCard Foundation (2021 – 2025)
•Certified Public Accountant
Other Public Company Directorships (current)
•Director, Alphabet Inc. (since 2019)
Former Public Company Directorships (within the past 10 years)
•Director, Honeywell International, Inc. (2013 – 2025)
•Director, Vertiv Holdings Co. (2020 – 2025)
Education
•B.A. in Business Administration from the University of Michigan
•M.B.A. from Pepperdine University

Robin Washington President and Chief Operating & Financial Officer, Salesforce

Age: 63 Director Since: 2013 Committees: Business Transformation

Salesforce, Inc.	36	2026 Proxy Statement

A Letter from Our Compensation Committee
April 16, 2026
Dear Fellow Stockholders,
Now in my second year as Chair of the Compensation Committee, I want to share some thoughts on how we think about executive compensation at Salesforce, what we paid for in fiscal 2026, and the one refinement we’ve made for fiscal 2027.
Our Philosophy: Three Food Groups
Great executive compensation design requires balancing objectives that can pull in different directions. At Salesforce, we’ve organized our thinking around what we call “three food groups” — three distinct but complementary lenses through which we assess performance and align pay:
1.Relative Total Shareholder Return (rTSR) — how our stock performs against peers, specifically the Nasdaq-100. This keeps executives anchored to the investor experience.
2.Financial Results — specifically revenue growth and operating margin, the core measures of durable business health. These are captured through our “Rule of” metric in the PRSU program.
3.Strategic / Operating KPIs — forward-looking indicators of our AI and Agentforce product success, which we believe are the leading indicators of long-term value creation.
This evolved from an earlier system tied to operating margin and relative TSR alone. The three food groups approach is intentionally broader because we believe in this age of AI disruption we must incentivize for current execution and the future of Salesforce’s AI-powered platform.
How Fiscal 2026 Played Out
I want to be direct about the FY26 results across each dimension.
On financial results and strategic execution — the team delivered extraordinarily well. Revenue, operating margin, and free cash flow all reached record levels. Agentforce and Data 360 adoption accelerated meaningfully, and the underlying KPIs we use to track AI product penetration reflected genuine business momentum.
On relative TSR — the team fell short. Software stocks broadly corrected in fiscal 2026, and Salesforce’s stock performance relative to the Nasdaq-100 reflected that sector-wide dynamic rather than any deterioration in the underlying business. Our compensation program is designed to acknowledge this distinction: rTSR shortfalls affected the relevant portion of compensation, while strong financial and strategic performance was rewarded appropriately.
We believe this is how the system is supposed to work. The three food groups approach creates balance — executives are not fully rewarded when the stock lags, but they are not fully penalized when that lag is driven by macro or sector forces rather than business execution. We think this is fair to both executives and stockholders, and the early stockholder reception to the redesigned program has been encouraging.
One Change for Fiscal 2027
For fiscal 2027, we are making a single targeted refinement to the third food group — our operating KPI metrics. Previously, the performance-based option tranche was tied 100% to Agentforce & Data 360 ARR. For fiscal 2027, we are splitting that measure equally between Agentic Work Units (AWUs) and Agentforce & Data 360 ARR. This change reflects the evolution of our product strategy: AWUs are a direct measure of agentic activity and customer engagement, not just contracted revenue, and we believe they are among the most important leading indicators of where Salesforce is headed. Cash compensation and the PRSU structure — including the Rule of and rTSR split — remain unchanged.

Salesforce, Inc.	37	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Looking Ahead
The Committee will continue to refine the program as Salesforce’s strategic priorities evolve, always in close dialogue with stockholders. As an investor myself, I value these conversations and will continue to seek them out. Our goal remains straightforward: align executive pay with the experience of long-term stockholders, reward genuine business performance, and keep our leadership team focused on what matters most for long term success.
Sincerely,

Mason Morfit Chair
On behalf of the Compensation Committee
David B. Kirk
Neelie Kroes
John V. Roos
Maynard Webb

Salesforce, Inc.	38	2026 Proxy Statement

Compensation Discussion
and Analysis
This Compensation Discussion and Analysis describes our executive compensation program for our Named Executive Officers (“NEOs”), including our executive compensation policies and practices and the corresponding pay decisions for our NEOs for and during fiscal 2026 (February 1, 2025 to January 31, 2026) and the key factors the Compensation Committee considered in making those decisions. This Compensation Discussion and Analysis also addresses certain aspects of our compensation program applicable generally to our executive officers, including our NEOs, as defined under SEC regulations (the “Executive Officers”).
Named Executive Officers
For fiscal 2026, our NEOs were:
•Marc Benioff, our Chair of the Board and Chief Executive Officer (“CEO”)
•Robin Washington, our President and Chief Operating and Financial Officer (“COFO”)
•Srinivas Tallapragada, our President and Chief Engineering and Customer Success Officer
•Miguel Milano, our President and Chief Revenue Officer
•Parker Harris, our Co-founder and Chief Technology Officer, Slack
•David Schmaier, our President and Chief Strategy Officer1
•Amy Weaver, our former President and Chief Financial Officer2
Executive Summary
Fiscal 2026 Performance Highlights & Profitable Growth Strategy
In fiscal 2026, we continued to transform our Company and delivered strong, profitable performance across all key metrics. We reached several milestones, including revenue of $41.5 billion and operating cash flow of $15.0 billion, the highest in the Company's history. We also ended fiscal 2026 with a record $72.4 billion in Remaining Performance Obligation, which represents all future revenue under contract yet to be recognized, signifying the strength of our revenue pipeline. This builds on our efforts over the last three years to drive greater operational efficiency and discipline across our business resulting in fiscal 2026 GAAP operating margin of 20.1%, a 110-basis point increase from the prior year and a 1,680-basis point increase over three years, and fiscal 2026 non-GAAP operating margin of 34.1%, a 110-basis point increase from the prior year and a 1,160-basis point increase over three years.3
These financial results were fueled by our unparalleled innovation as we have transformed Salesforce to become the operating system for the Agentic Enterprise, bringing humans and agents together on one trusted platform. We have rebuilt our platform to convert the raw intelligence of LLMs into real work, that drives revenue, reduces costs and scales reliably to power the transition to the agentic enterprise for our customers and ourselves. While maintaining our signature three-release cadence for the core platform, our continuous delivery model for Agentforce 360 allows us to meet the velocity of the AI era, driving adoption of Agentforce and Data 3604 across our platform.
1 Mr. Schmaier’s status as an executive officer, as defined under SEC regulations, ceased in June 2025. He is included as a named executive officer for fiscal 2026 to comply with SEC disclosure rules applicable to certain former executive officers.
2 During fiscal 2026, Ms. Weaver served as our President and Chief Financial Officer until March 20, 2025.
3 See Appendix A for a reconciliation of GAAP to non-GAAP financial metrics and other information.
4 Data 360 was previously referred to as “Data Cloud.”

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We also saw continued success in our Agentforce and Data 360 offerings, with fiscal 2026 ARR exceeding $2.9 billion, up over 200% Y/Y, including $1.1B Informatica Cloud ARR and $800 million Agentforce ARR, up 169% Y/Y. In fiscal 2026, Data 360 ingested 112 trillion records, up 114% Y/Y, including 53 trillion via Zero Copy, up 310% Y/Y, and processed 18 terabytes of unstructured data. In the fourth quarter of fiscal 2026, we introduced Agentic Work Units (“AWUs”) to measure tasks accomplished by an AI Agent, with 2.4 billion AWUs delivered to date as of the fourth quarter of fiscal 2026 across Agentforce and Slack.
Looking ahead to fiscal 2027 and beyond, we are confident in our plan and progress building the operating system for the Agentic Enterprise, and we feel energized about the impact of our first-in-industry capabilities, Agentforce and Data 360 customer momentum, and our significantly expanded addressable market as we bring humans, agents, apps, and data together to redefine how work gets done. This transformation is the cornerstone of our long-term value creation strategy, underpinning our commitment to reach over $63 billion in revenue by fiscal 2030, while maintaining a disciplined focus on our Profitable Growth Framework. Combined with our rigorous focus on free cash flow generation and balanced capital allocation strategy, we are confident that we are well positioned to deliver on our long-term revenue target and Profitable Growth Framework.
The graphs below highlight our Revenue, Operating Cash Flow, and Remaining Performance Obligation growth over the last five fiscal years, and four-year compound annual growth rate (“CAGR”).

Revenue (Four-Year CAGR: 12%)	Operating Cash Flow (Four-Year CAGR: 26%)	Remaining Performance Obligation (Four-Year CAGR: 13%)

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Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Fiscal 2026 Executive Compensation Program Highlights
Following a comprehensive structural review and extensive stockholder engagement, the Compensation Committee redesigned our fiscal 2026 executive compensation program. This redesign directly aligns our NEO incentives with our core strategy: driving profitable growth, maintaining operational discipline, and accelerating the adoption of agentic AI.
Salesforce has undergone a profound transformation. As AI reshapes the enterprise software landscape, we have rebuilt Salesforce to serve as the operating system for the Agentic Enterprise. While broader industry dynamics and shifting technology stacks have impacted valuations across the sector, Salesforce remains hyper-focused on delivering customer success through AI innovation and adoption to create long-term stockholder value. We believe that as AI moves closer to where work happens, the Salesforce platform becomes increasingly indispensable to our customers and valuable to our stockholders.
To reinforce our strategy and respond to stockholder feedback, the fiscal 2026 executive compensation program is majority performance-based, ensuring our NEOs are held accountable for both operational excellence and market outperformance.
•Performance-Based Stock Options: Tied directly to Agentforce & Data 360 ARR.5 This ensures pay is linked to the adoption of AI technologies that are core to our future growth, while requiring absolute stock price appreciation to realize value.
•Performance-Based RSUs: Earned based on subscription and support revenue growth, non-GAAP operating margin, and relative TSR. This creates balanced accountability for top-line scale, bottom-line efficiency, and stockholder returns relative to our peers.
•Annual Bonus Program: Funded based on subscription and support revenue and non-GAAP operating income, with a strategic modifier tied to Agentforce adoption and customer success and retention.
In sum, this redesign ensures that executive incentives are earned through the successful execution of our AI transformation and the delivery of sustained, long-term stockholder value.
5 Agentforce & Data 360 ARR was previously referred to as “Data Cloud & AI ARR.”

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Key highlights of the fiscal 2026 program for our NEOs are detailed in the following table.

Our NEO Compensation Program Drives Pay-for-Performance and Alignment with Stockholders

Evolving Incentives for our AI-Driven Transformation

As previewed in our 2025 Proxy Statement, the Compensation Committee redesigned our fiscal 2026 incentive program to accelerate our AI-driven transformation. We have strengthened the link between executive pay and our Agentforce and Data 360 objectives through three main actions.
•Strategic Performance Options: Introduced performance-based stock options (“PSOs” or “performance options”) for all NEOs directly tied to the execution of our fiscal 2026 Agentforce and Data 360 strategy. PSOs provide value to NEOs if we achieve the performance targets and generate stock price appreciation above the $280.62 strike price.
•Balanced PRSU Metrics: Added a “margin and growth” component to our performance-based restricted stock unit (“PRSU”) program to ensure a disciplined approach to growth, while retaining a Relative TSR metric and an absolute TSR cap to align with stockholder returns.
•High-Impact Bonus Structure: Redesigned the annual bonus program to prioritize efficiency and growth. The new structure also includes a strategic multiplier aligned to our strategic priorities for a given fiscal year and an increased funding cap (150%, up from 100%) to incentivize and reward significant outperformance, while maintaining our philosophy of restraint in applying discretion.

Rigorous Performance Targets and Safeguards

Fiscal 2026 performance targets are aligned with our operating plan and long-term strategy and include disciplined payout structures that prioritize sustainable stockholder value creation.
•Stringent Target Setting: Existing metrics were set above both fiscal 2025 targets and actuals. New metrics—including Subscription and Support Revenue Growth and Agentforce & Data 360 ARR—were aligned with our published (or implied) fiscal 2026 guidance.
•Relative TSR Rigor: Target payouts for relative TSR PRSUs require 60th-percentile outperformance. Furthermore, payouts are capped at target (100%) if absolute TSR is negative, regardless of relative performance.

High Performance-Based Equity Mix

We continue to weight executive equity heavily toward performance-based vehicles to ensure maximum alignment with results.
•CEO Equity: The CEO’s fiscal 2026 long-term equity award, granted in March 2025, remains 100% performance-based, consisting of 67% PRSUs and 33% performance options.
•NEO Equity: For our other NEOs, 50% of the equity mix is performance-based, weighted at 37% PRSUs and 13% performance options.

Market-Leading Stock Ownership Requirements

To further align executive interests with long-term stockholder value, we significantly increased stock ownership guidelines.
•CEO Requirement: Increased to 10x annual base salary, up from the previous requirement of the lesser of 4x annual base salary or 112,000 shares.
•Executive Officer Requirement: Ownership requirements for all other Executive Officers have doubled to 3x annual base salary, up from the previous 1.5x requirement.

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Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Stockholder Engagement, Board Actions, and Program Evolution

Engaged with holders of >60% of our outstanding stock	Engaged in discussions with 18 of our Top 20 stockholders	Directors led discussions with 14 of our Top 20 stockholders

Stockholder Engagement and Say-on-Pay
Our Board and our Compensation Committee deeply value the continued interest and feedback from our stockholders on our executive compensation program. We conduct ongoing outreach and engagement with our stockholders throughout the year. Our Investors Relations team regularly meets with investors, prospective investors, and investment analysts. Our Chief Executive Officer and other senior executives, as well as our Lead Independent Director and other Board members, participate in these meetings, as appropriate.
As noted above, in fiscal 2026, we engaged in dialogue with holders of more than 60% of our outstanding stock through this program. This includes 18 of our top 20 investors (not including Mr. Benioff, our Chair and Chief Executive Officer), representing approximately 38% of our outstanding stock. Directors led discussions with 14 of our top 20 investors, representing approximately 34% of our outstanding stock. We discussed and solicited feedback from investors on various topics, including: investor priorities; corporate governance; company disclosures; company performance and business transformation; succession planning; executive and director compensation; human capital management; sustainability initiatives; policies, practices and governance for new products and technology, notably agentic AI; and stockholder proposals.
Many of our stockholders expressed appreciation for the key changes the Compensation Committee made to our fiscal 2026 executive compensation program before and after the 2025 Annual Meeting of Stockholders, several of which changes were directly responsive to stockholder feedback. Many of our stockholders also expressed support for the program’s alignment with the Company’s strategic priorities and long-term plan, including through the inclusion of “north star” metrics and metrics focused on margin and top-line growth. These changes are described below under “—Key Changes to Our Fiscal 2026 Executive Compensation Program.”
Say-on-Pay. Every year we provide stockholders with an opportunity to vote to approve our NEO compensation on an advisory basis. We carefully consider the level of voting support on our say-on-pay advisory vote as well as feedback from stockholders when evaluating our executive compensation program. At our 2025 Annual Meeting of Stockholders, approximately 77% of our stockholders supported our advisory say-on-pay vote, a significant year-over-year increase from the 46% support received at the 2024 Annual Meeting of Stockholders. While the Compensation Committee is encouraged by this progress and views the results as a constructive foundation for the continued evolution of our executive compensation program design, we recognize that maintaining a high-performance compensation framework requires ongoing review and refinement. The Compensation Committee deeply values the perspectives of our investors and will continue to solicit and carefully consider stockholder feedback and the outcomes of future advisory votes on executive compensation, as done following the 2025 Annual Meeting of Stockholders, when evaluating our executive compensation program and making compensation decisions for our Executive Officers, including our NEOs.
Key Changes to Our Fiscal 2026 Executive Compensation Program
The feedback and perspectives that we receive from stockholders provide us with valuable and direct insight on our executive compensation program. After carefully reviewing and considering stockholder feedback, the Compensation Committee, in consultation with the compensation consultant, made several key enhancements to strengthen the alignment of NEO pay with our strategy and objectives, incentivize rapid adoption of our Agentforce and Data 360 platforms, and accelerate profitable growth. We view these changes as an initial step in a multi-year recalibration that will continue to be informed by stockholder feedback and engagement.

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See the table below for a summary of the key changes for fiscal 2026, which were previewed on a go-forward basis in our 2025 Proxy Statement.

Fiscal 2026 Executive Compensation Program — Key Changes

Fiscal 2026 Annual Performance Bonus Program Design
The Compensation Committee approved design changes to our fiscal 2026 annual performance bonus program to more closely link payouts to profitable growth and strategic execution.
•Payouts are based on two equally weighted financial metrics, subscription and support revenue and non-GAAP operating income.
•Financial funding results may be adjusted up or down by 25% based on an assessment of strategic priorities for a given year. Although the Company exceeded the objectives set for fiscal 2026, the Compensation Committee did not apply an upward adjustment to the financial payout percentage, instead electing to hold the strategic multiplier at 100% to balance our strategic achievements with the broader stockholder experience.
•To drive excellence and remain market-competitive, the maximum funding cap was increased to 150% (up from 100%). This adjustment aligns our program with refreshed peer group benchmarks and ensures executive rewards are tied to stockholder value creation.

Fiscal 2026 Long-Term Incentive Compensation Program Design
The Compensation Committee implemented significant changes to our fiscal 2026 long-term incentive program to align executive incentives with our Agentforce and Data 360 strategy and sustained TSR improvement. By prioritizing AI-driven growth, these updates ensure our leadership team is focused on the core catalysts of our long-term transformation.
•Introduced performance-based stock options for all NEOs, with earning potential tied directly to fiscal 2026 Agentforce & Data 360 ARR performance. This metric aligns executive rewards with high-velocity adoption of the technologies most foundational to our future. Options only provide value if we achieve these ARR targets and generate long-term stock price appreciation above the $280.62 strike price, further reinforced by a four-year vesting schedule.
•Incorporated a new “Margin & Growth” metric to our PRSU program, combining subscription and support revenue growth with non-GAAP operating margin. Alongside our three-year relative TSR metric, this addition balances AI expansion with profitable growth to maximize long-term stockholder value.

Fiscal 2026 CEO Pay Levels
The Compensation Committee approved changes to the CEO’s fiscal 2026 compensation to further align pay with stockholder interests and the Company’s strategic transformation.
•Decreased the fiscal 2026 target equity award value by approximately 17%, informed by new peer group pay levels.
•Restructured the long-term equity award mix. 100% of the fiscal 2026 award is performance-based, consisting of 67% PRSUs and 33% performance options. Payouts are tied to financial results (Margin & Growth, Agentforce & Data 360 ARR) and relative TSR.
•Limited fiscal 2026 CEO aircraft and security perquisites to fiscal 2024 and 2025 levels. This ensures expenses remain reasonable and predictable for stockholders, while also maintaining what the Compensation Committee considers to be a necessary and comprehensive security program.

Other Compensation Practice and Disclosure Enhancements Applicable to Fiscal 2026
Reflecting our commitment to disciplined governance, the Compensation Committee implemented several additional key enhancements to our fiscal 2026 compensation framework.
•Utilized a newly refreshed compensation peer group to inform fiscal 2026 compensation decisions. This included the removal of four “mega-cap” companies (Amazon, Alphabet, Apple, and Meta), as disclosed below and in the 2025 Proxy Statement.
•Increased stock ownership guidelines for our executive officers and directors to further strengthen the link between leadership and long-term stockholder value.
•Enhanced our transparency on goal-setting and incentive program rigor.
•Set “Margin & Growth” goals for fiscal 2026, 2027, and 2028 at grant, eliminating previous delays in goal setting.

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Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Compensation Philosophy and Talent Context
Philosophy and Objectives
Our compensation philosophy and objectives aim to attract, retain, and motivate best-in-industry talent to lead our Company through unprecedented AI-driven technological change while continuing to drive superior, sustained value creation in a dynamic, innovative, and competitive environment. To achieve this, we align executive compensation with stockholder interests through performance-based structures tied to key metrics that closely align with our growth priorities. Core principles guiding our program are set forth below.

Core Principles Guiding Our Executive Compensation Program

High performance standards
•Fiscal 2026 performance targets for annual and long-term incentives were set above fiscal 2025 targets and actuals.
•Our relative TSR PRSU program is designed to reward TSR outperformance relative to peers.

Operational accountability	•Payouts for annual bonuses and performance options are tied in part to the execution of our annual strategic and operational priorities through the measurement of forward-looking KPIs.
Direct alignment with stockholder interests
•Performance-based incentives are tied to key drivers of long-term value—subscription and support revenue growth and non-GAAP operating income in the annual performance bonus program and “Margin & Growth” and relative TSR in the long-term incentive program.
•Long-term performance-based awards are directly tied to building sustained stockholder value, in addition to key operational and strategic metrics.

Commitment to continuous improvement	•We set rigorous performance targets that reflect our evolving strategy and the high expectations of our annual operating plan.
Strong pay-for-performance orientation	•Over 90% of our current NEOs’ average target total direct compensation is variable and at-risk, ensuring that pay is tied to our financial, operational, and stock price performance.
Our fiscal 2026 executive compensation program reinforces our compensation philosophy and objectives, focusing on profitable growth and long-term stockholder value through a mix of base salary, annual performance-based incentives, and long-term equity awards.
Talent Context
Our executive compensation program is designed to ensure continuity of leaders critical to our AI-powered growth strategy and continuous innovation. As the convergence of AI and cloud computing fundamentally redefines the technology landscape, we are operating in a hyper-competitive talent environment characterized by:
•Intense and Accelerating Market Dynamics — The global search for specialized, AI-fluent leadership has significantly and rapidly intensified. Competitors, ranging from established tech giants to well-funded private startups, frequently offer aggressive compensation premiums to lure proven talent. Our sustained success makes our Executive Officers highly sought-after targets for competitors, necessitating proactive and market-competitive compensation strategies and actions that motivate continued high performance and ensure long-term retention and the continuity of our strategic vision.
•Complex Executive Officer Recruiting Dynamics — Identifying leaders capable of navigating the operational complexity of a company at our scale and velocity is a significant challenge. We have expanded our recruitment efforts across geographies and sectors to maintain the flexibility required to retain the niche expertise required to lead in this fast-paced market.
Our executive compensation program addresses these challenges by aggressively seeking to maintain competitiveness with the rapidly evolving AI technology talent market while holding our Executive Officers accountable for performance and motivating them to drive sustained growth and innovation.

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Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Executive Compensation Governance Practices and Policies
We endeavor to maintain strong governance standards in our policies and practices related to executive compensation and believe our executive compensation program reflects principles to align NEO compensation with the long-term interests of our stockholders. We regularly review our policies and may consider relevant updates and adjustments, as appropriate. Below is a summary of our key compensation and corporate governance practices, as currently in effect.

What We Do

Actively engage in year-round dialogue with our stockholders and incorporate feedback into our executive compensation program	Conduct an annual advisory vote on NEO compensation
Structure executive compensation to link pay and performance, with a significant portion variable and at-risk	Review and evaluate our executive compensation program and compensation peer group at least annually
Set rigorous goals for our annual and long-term performance-based incentive programs	Maintain a clawback policy that applies to performance-based cash and equity programs

Grant PRSUs that require TSR outperformance (60th percentile) relative to peers to earn target payout for that goal, and performance-based stock options that align pay with key financial and operational goals
Engage an independent compensation consultant to advise the Compensation Committee
Cap performance-based annual bonus and long-term equity incentive payouts for NEOs	Require our NEOs to satisfy stringent stock holding requirements
Provide double-trigger cash, option (including performance option), RSU, and PRSU change of control benefits	Regularly assess the risk-reward balance of our compensation programs to mitigate undue risks in our programs

What We Don’t Do

No pension plans	No hedging or pledging of our securities
No supplemental executive retirement plans	No payment of dividends or dividend equivalents until the related equity awards have vested
No stock option repricing without stockholder approval	No cash severance payments that exceed 2.99 times an Executive Officer’s base salary plus annual bonus target without stockholder approval
No excise tax gross-ups upon a change of control

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Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Fiscal 2026 Compensation Elements for Named Executive Officers
For fiscal 2026, NEO compensation consists of cash compensation in the form of base salaries and annual cash incentives under our Annual Performance Bonus Plan, and long-term equity incentives in the form of PRSUs, performance options, and RSUs. We also provide certain other benefits, generally consistent with what we provide to other employees. We believe that each of these compensation elements is necessary to attract and retain our NEOs in a highly competitive market for executive talent. As shown below, over 90% of our NEOs’ combined cash and equity target compensation opportunity for fiscal 2026 was variable and at-risk.*
*Figures exclude our former CFO, who stepped down as CFO in March 2025.

Compensation Element	Fiscal 2026 Program Design and Purpose

Base Salary	•Base level of compensation commensurate with each Executive Officer’s responsibilities •Serves to attract and retain high-performing Executive Officers

Annual Performance-Based Cash Bonus
•Financial measures are key indicators of our profitable growth
•Drives achievement of key financial goals and strategic objectives aligned with our external operating framework and fiscal year priorities

Long-Term Equity Incentives
•Long-term equity incentives align Executive Officer interests with stockholders, stock price performance and financial performance, and promote long-term retention
◦CEO: 67% PRSUs and 33% performance options
◦Other NEOs: 33% PRSUs, 17% performance options and 50% RSUs

Performance-Based Stock Options
•Performance option payouts tied to attainment of one-year Agentforce & Data 360 ARR, with value directly linked to stock price appreciation
•Earned performance options are subject to service-based vesting over four years

Performance-Based Restricted Stock Units
•PRSU payouts tied to three-year relative TSR and annual Margin & Growth performance, with no payout if threshold levels of performance are not met, and no payout above target for relative TSR if absolute TSR is negative, which deliberately conditions future payout on sustained TSR improvement, in addition to strategy execution
•PRSUs granted to NEOs cliff vest after three years

Restricted Stock Units	•RSU value directly linked to our stock price performance •RSUs vest over four years

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Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Executive Compensation Decision-Making Process
Role of the Compensation Committee
The Compensation Committee oversees and administers our executive compensation program and our equity and incentive-based plans, in accordance with its charter, which can be viewed in the Corporate Governance section of our Investor Relations website at investor.salesforce.com/governance/governance-documents. The Compensation Committee meets regularly throughout the year, and it met seven times in fiscal 2026. Following his appointment to the Board in July 2025, David B. Kirk joined the Compensation Committee in December 2025.
At least annually, the Compensation Committee reviews the NEO compensation program and approves the target total direct compensation for our NEOs, including base salaries, target annual performance cash bonus opportunities, and long-term equity grants for the fiscal year. In setting these compensation elements, the Compensation Committee reviews the total target compensation for our NEOs and considers market and peer benchmarks and practices. Specifically, the Compensation Committee is provided with competitive positioning data for similarly situated executives at companies in our peer group, as well as summary consolidated information about our NEOs’ total compensation and pay history to use in setting individual compensation elements and making decisions on total NEO compensation levels.
Role of Committee Advisors
The Compensation Committee engages an independent, national compensation consulting firm to assist in carrying out its responsibilities. As in fiscal 2025, the Compensation Committee retained Semler Brossy (the “compensation consultant”) to advise on our fiscal 2026 executive compensation program and design. The Compensation Committee has reviewed the independence of the compensation consultant and conducted a conflicts of interest assessment in accordance with SEC and NYSE rules. In fiscal 2026, no fees were paid to the compensation consultant other than fees related to the services they provided to the Compensation Committee and the Governance Committee.
During fiscal 2026, the compensation consultant provided comprehensive support to the Compensation Committee and the Governance Committee, including:
•Executive Compensation Expertise: Advised on compensation amounts, types, pay recommendations and levels, and input on incentive design and metrics for Executive Officers.
•Market Data: Provided data and analysis on market and peer company compensation practices, and industry trends.
•Governance and Responsiveness: Provided guidance on compensation governance and say-on-pay matters.
•Director Compensation: Provided data and advice on non-employee director compensation.
•Equity Compensation Programs: Provided advice related to our equity plans and programs.
The compensation consultant attended Compensation Committee and Governance Committee meetings, as requested, and also communicated with these committees outside of meetings. In addition, the compensation consultant met with various members of management to collect data and obtain management’s perspective on our compensation programs for Executive Officers and non-employee directors.
Reporting directly to the Compensation Committee and the Governance Committee, the compensation consultant maintained independence when meeting with members of management and individuals in our Total Rewards and Employee Success (human resources) departments for purposes of gathering information on proposals that management may make to the Compensation Committee or Governance Committee. Both committees retain the authority to change or supplement their advisors at any time.
Role of Executive Officers
Mr. Benioff provides input to the Compensation Committee on the performance and compensation of members of the executive leadership team. The Compensation Committee considers his input when determining and approving Executive Officer compensation. Executive leaders in our Employee Success, Legal, and Finance organizations provide general administrative support to the Compensation Committee throughout the year, including providing legal advice and overseeing the documentation of equity plans and awards as approved by the Compensation Committee or its authorized delegate, and attending Compensation Committee meetings, as requested.

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Role of Peer Companies
The Compensation Committee annually reviews the appropriateness of the compensation peer group used by the compensation consultant to generate competitive pay data for the Compensation Committee’s review in connection with Executive Officer compensation decisions. Peer practice informs pay levels, design, and our compensation governance practices.
As disclosed in our 2025 Proxy Statement, the Compensation Committee approved a refreshed peer group for fiscal 2026 compensation decisions (the “fiscal 2026 peer group”) in October 2024, following the 2024 Annual Meeting of Stockholders. In selecting the fiscal 2026 peer group, the Compensation Committee, with support from the compensation consultant, undertook an in-depth review of our prior peer group, applying a peer selection framework with refreshed size, business dynamics, and talent market peer selection criteria, as summarized below.

Peer Company Screening Methodology

Initial Screen	Identify public companies with market cap > $35 billion that operate in similar and adjacent industries.
Size Screen
Further evaluate companies based on revenue and market cap (approximately 0.33x to 3x Salesforce’s revenue and market cap), with additional consideration given to revenue growth and valuation multiples.

Qualitative Screen
Prioritize companies using a scorecard approach based on qualitative criteria primarily focused on (1) business fit, considering similarity of revenue models, customer type, and economics; and (2) relevant business attributes, such as companies with innovative and disruptive strategic priorities, including their emphasis on AI.

Following this review, the Compensation Committee, with support from the compensation consultant, approved a new peer group comprised of the 17 companies listed in the table below. At the time it was selected in October 2024, the fiscal 2026 peer group placed Salesforce just above mid-range for revenue (55th percentile) and in the top quartile for market capitalization (81st percentile).

Fiscal 2026 Peer Group

Accenture plc	Dell Technologies Inc.	PayPal Holdings, Inc.
Adobe Inc.	International Business Machines Corporation	QUALCOMM Incorporated*
Advanced Micro Devices, Inc.*	Intuit Inc.	SAP SE
Block, Inc.	Microsoft Corporation	ServiceNow, Inc.
Broadcom Inc.*	Oracle Corporation	Workday, Inc.
Cisco Systems, Inc.	Palo Alto Networks, Inc.*
Companies Previously Removed from Peer Group
Alphabet Inc., Amazon.com, Inc., Apple Inc., and Meta Platforms, Inc.
*New peer companies approved in October 2024
In September 2025, the Compensation Committee reviewed the peer group to be used for fiscal 2027 compensation decisions and decided to make no changes to the peer group.

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Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Application of Peer and Survey Market Data
Comparative peer data is a helpful reference for the Compensation Committee to assess the competitiveness and appropriateness of our executive compensation program within our industry sector and the broader business community. Ultimately, the Compensation Committee applies its own business judgment and experience to determine the individual compensation elements, the amount of each compensation element, and total target compensation. Depending on Company and individual performance, and the various other factors discussed in this Compensation Discussion and Analysis, target and actual total direct compensation of our NEOs, as well as individual compensation elements, may be within, below or above the market range for their positions.
In addition, as part of its executive compensation planning process, the Compensation Committee reviewed aggregated survey data, drawn from a Radford Custom Compensation Survey. The survey data informs pay levels and provides additional context regarding executive compensation practices in the marketplace. The Compensation Committee also periodically reviews compensation data from certain other companies in the market for the executive talent for whom we compete.
Fiscal 2026 Compensation for Named Executive Officers
Fiscal 2026 Base Salary and Target Cash Bonus Opportunity
We believe we must offer competitive base salaries to attract, motivate, and retain high-performing executive officers. Base salary also informs each NEO’s individual target cash bonus opportunity, which is expressed as a percentage of base salary. The Compensation Committee generally sets the base salaries and annual bonus opportunities for our NEOs after considering factors and input from its compensation consultant, which include:
•a market review of base salaries and target bonus opportunities for executives in our compensation peer group, as well as broader market survey data;
•the overall compensation that each NEO may potentially receive during employment with us;
•Company and individual performance;
•the role, responsibility and experience of each NEO;
•the level, scope, complexity and objectives of each NEO’s position; and
•internal compensation alignment.
Before setting fiscal 2026 base salaries and target bonus opportunities, the Compensation Committee conducted a review of our executive compensation program considering the factors above. After this review, the Compensation Committee decided to increase the base salaries and target bonus opportunities for Mr. Tallapragada and Mr. Milano, who assumed expanded roles in February 2025 as President and Chief Engineering and Customer Success Officer and President and Chief Revenue Officer, respectively. These adjustments align their cash compensation with competitive market ranges while reflecting their expanded responsibilities. Additionally, the updated bonus targets further emphasize the Company’s commitment to performance-based pay. Mr. Tallapragada took on overseeing Salesforce’s global engineering, customer success, and professional services teams. This organizational integration aligns our unified platform, applications, and security with customer-facing services to accelerate global adoption of Agentforce and deliver a seamless, AI-driven experience to our customers. Simultaneously, Mr. Milano took on broader leadership of global sales and distribution to scale market reach for Agentforce and Data 360. To maintain internal parity and market competitiveness, the Compensation Committee also adjusted Mr. Schmaier’s base salary. Fiscal 2026 base salaries and target bonus opportunities are set forth in the following table.

Salesforce, Inc.	50	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

NEO	Fiscal 2026 Base Salary ($)	Change from Fiscal 2025	Fiscal 2026 Target Cash Bonus Opportunity (% of Base Salary)	Change from Fiscal 2025

Marc Benioff	1,550,000	No change	225%	No change
Robin Washington(1)	1,100,000	N/A	175%	N/A
Srinivas Tallapragada	1,100,000	10%	175%	16.7%
Miguel Milano	1,000,000	11.1%	150%	20%
Parker Harris	1,000,000	No change	125%	No change
David Schmaier	1,000,000	11.1%	125%	No change
Amy Weaver(2)	1,050,000	N/A	N/A	N/A
1.Ms. Washington was appointed President and COFO in fiscal 2026. Her base salary and target bonus opportunity are consistent with the terms of her offer letter, described below under “—New Hire Compensation Arrangement for Ms. Washington.”
2.In August 2024, the Company announced that Ms. Weaver would step down from her role as President and CFO, effective upon the appointment of her successor. She continued to serve as Special Advisor to the CEO for a transition period, and then as a consultant, as described below under “—Employment Contracts and Certain Transactions—Weaver Transition Agreement.” Under the Transition Agreement, Ms. Weaver received her annual base salary at the rate of $1,050,000 through March 20, 2025, and an annual salary of $75,000 during the transition period.
Annual Performance-Based Cash Bonuses
Our broad-based Annual Performance Bonus Plan is designed to tie individual cash bonus awards to achievement against key Company financial metrics and strategic objectives that align with the interests of our stockholders.
In March 2025, the Compensation Committee approved changes to our fiscal 2026 annual performance bonus program to more directly link payouts to profitable growth and strategic execution. For fiscal 2026, bonus payouts are based on two equally weighted financial metrics: subscription and support revenue and non-GAAP operating income. Financial results may be adjusted up or down (+/- 25%) by a strategic objectives multiplier based on an assessment against strategic objectives aligned to our fiscal 2026 strategy and priorities. To further drive outperformance and the competitiveness of our compensation program, attainment against financial and strategic objectives results may be funded at up to 150% of target funding, an increase from our prior cap of 100%, and within our peer group and market benchmarks.

Key Features of the Fiscal 2026 Annual Performance Bonus Plan

•Each financial performance component is funded only upon achieving its specific performance threshold.

•To drive operational excellence, a strategic multiplier was added, which permits the Compensation Committee to modify financial performance by +/- 25%, based on an evaluation of performance against the most important strategic priorities for a given year.

•Overall corporate funding is capped at 150% of target, inclusive of the strategic objectives multiplier.
•Final funding levels remain subject to the Compensation Committee’s discretion to reduce payouts below formulaic levels.
•Individual performance may increase (up to 125% of corporate funding) or decrease final payouts.

Salesforce, Inc.	51	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
The Compensation Committee believes that the annual performance metrics contribute to driving long-term stockholder value, play an important role in incentivizing performance, and help attract, motivate, and retain our NEOs. Consideration of individual performance provides for individual accountability and the ability to differentiate pay based on outcomes that fall above or below expectations for the year, with input from our CEO for NEOs other than himself.
NEO Bonus Payout Formula

Corporate Funding

Target Bonus Opportunity	X	Financial Performance Goals	X	Strategic Objectives (+/- 25% to Financial Results)	X	Individual Performance Goals	=	NEO Bonus Payout
		(Maximum of 150% of Target Funding)				(Maximum of 125% of Corporate Funding)

The Compensation Committee typically approves the Company performance goals during the first quarter of the fiscal year. After the first half of the fiscal year, we pay 25% of the full target bonus amount for all employees, including our NEOs, and after the end of the fiscal year, we pay any remaining amount earned. The remaining amount is determined based on the level of achievement against the applicable Company performance goals, strategic objectives, and individual performance.
Fiscal 2026 Company Performance Metrics
Financial Performance Measures
For fiscal 2026, the Compensation Committee approved two equally weighted Company financial performance metrics to drive focus on growth and efficiency:
•Subscription and support revenue — selected because it is our primary revenue engine and is key to our recurring revenue model
•Non-GAAP income from operations — selected to incentivize profitable and efficient growth
Linking NEO compensation to these financial metrics directly aligns executive and stockholder interests while fostering accountability for our strategic objectives. Consistent with its philosophy that financial targets should be rigorous and challenging, the Compensation Committee approved fiscal 2026 goals that exceeded last year’s actual performance.
Annual Performance Cash Bonus Measures for Fiscal 2026 — Financial Measures and Attainment
(Amounts in $ millions)

Financial Measures(1)	Fiscal 2025		Fiscal 2026

	Target ($)	Actual ($)	Threshold ($)	Target ($)	Maximum ($)	Actual(2) ($)	Attainment Against Target (%)	Weighted Payout Percentage(3) (%)

Subscription and Support Revenue	N/A	N/A	36,464	39,069	41,674	39,116	100.1	100.9
Non-GAAP Income from Operations	12,350	12,529(4)	11,628	13,954	16,280	14,216	101.9	105.6
Fiscal 2026 Payout Percentage for Financial Measures(5)								103.3%
*For each percentage of achievement above or below target, the payout will be adjusted by (a) +/- 7.5% for subscription and support revenue and (b) +/- 3% for non-GAAP income from operations.

Salesforce, Inc.	52	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
1.For purposes of the Bonus Plan, “Subscription and Support Revenue” is defined as subscription and support revenues (on a constant currency basis), as discussed in Exhibit 99.1 to the Company’s Form 8-K filed with the SEC reporting the Company’s full fiscal year financial results, which includes the following: (a) subscription fees from customers accessing the Company’s enterprise cloud computing services, (b) software license revenues from the sales of term and perpetual licenses, and (c) support revenues from the sale of support and updates beyond the basic subscription fees or related to the sales of software licenses; and “Non-GAAP Income from Operations” is defined as our non-GAAP income from operations (revenues less cost of revenues and operating expenses, excluding the impact of stock-based compensation expense, amortization of acquisition-related intangible assets, charges related to the restructuring plan and acquisition-related costs), further excluding the impact of adjustments to the bonus payout percentage for amounts payable under the Bonus Plan, and as may be further adjusted for other impacts of certain acquisitions. As a result, these financial metrics may differ from the financial results we report in our quarterly earnings release materials.
2.Results based on fiscal 2026 adjustments applicable to the Bonus Plan, as described in note 1 above.
3.The payout percentages were 100.9% and 105.6% for Subscription and Support Revenue and Non-GAAP Income from Operations, respectively. The weighted payout percentages are rounded to the nearest 1/10th.
4.Results based on fiscal 2025 adjustments applicable to the Bonus Plan, as described in our 2025 Proxy Statement.
5.Represents the sum of the weighted payout percentages for each metric. As noted above, formulaic funding, inclusive of the strategic objectives multiplier, is capped at 150% for Company performance.

PP Per the table above, actual attainment exceeded our fiscal 2026 financial targets:
•Subscription and support revenue of $39,116 million, was approximately 100.1% of our fiscal 2026 target
•Non-GAAP income from operations of $14,216 million, was approximately 101.9% of our fiscal 2026 target

Strategic Objectives
The strategic objectives component of the annual bonus program is designed to drive operational excellence by focusing executives on critical enterprise-wide priorities for the year, and allows the Compensation Committee to adjust financial results up or down by 25%. For fiscal 2026, these priorities centered on accelerating Agentforce and Data 360 adoption and maximizing customer success and retention. The Compensation Committee determined that the Company delivered exceptional results in Agentforce and Data 360 adoption while exceeding its objectives for customer success and retention. While these achievements provided a basis for a potential upward adjustment to the payout percentage, the Compensation Committee refrained from applying an upward adjustment and instead held the multiplier flat at 100% to maintain alignment with the financial payout percentage. The Compensation Committee determined that this approach best balanced the successful achievement of our strategic priorities—which reinforces the Board’s confidence in our long-term value creation plan shared at Dreamforce—with our 103.3% financial payout percentage and the broader stockholder experience over the past year.
Fiscal 2026 Annual Performance Bonus Payouts
Our achievement against our financial performance goals resulted in a formulaic financial payout percentage of approximately 103.3% of target for fiscal 2026. With respect to the strategic objectives multiplier, for the reasons discussed above, the Compensation Committee did not apply an upward adjustment to the financial payout percentage and instead held the multiplier flat at 100%. Accordingly, the final payout percentage for Company performance was 103.3% of target.
After reviewing individual performance and contributions for the year, including against each NEO’s performance objectives, and the recommendations of the CEO (for NEOs other than himself) and Chief People Officer, the Compensation Committee approved individual performance multipliers of 100% for each NEO. As noted above, the individual performance multipliers are capped at 125% of corporate funding for each NEO. Taking these factors into account, the Compensation Committee approved fiscal 2026 bonus payments for each NEO at 103.3% of target opportunity based on a review of financial performance for the year, as set forth below.

Salesforce, Inc.	53	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

NEO(1)	Target Annual Bonus Opportunity ($)	Company Performance: Final Payout Percentage(2) (%)	Individual Performance Multiplier (%)	Fiscal 2026 Actual Bonus Payment ($)

Marc Benioff	3,487,500	103.3	100	3,602,588
Robin Washington(3)	1,925,000	103.3	100	1,988,525
Srinivas Tallapragada	1,925,000	103.3	100	1,988,525
Miguel Milano	1,500,000	103.3	100	1,549,500
Parker Harris	1,250,000	103.3	100	1,291,250
David Schmaier	1,250,000	103.3	100	1,291,250
1.Ms. Weaver retired as President and CFO in March 2025 and was not eligible to receive a fiscal 2026 bonus payment.
2.Equal to the Financial Measures Payout Percentage of 103.3%.
3.Per the terms of Ms. Washington’s employment offer letter described below under “—New Hire Compensation Arrangement for Ms. Washington,” her target bonus opportunity is 175% of base salary. In addition, the offer letter provides that, for fiscal 2026, her annual performance bonus will not be pro-rated.
Fiscal 2026 Long-Term Equity Incentives
As part of our ongoing commitment to drive performance and stockholder value, the Compensation Committee refined the fiscal 2026 long-term equity program. These updates strengthen the program’s performance orientation, specifically by linking incentives to our Agentforce and Data 360 strategy and long-term TSR growth. Key enhancements are summarized below.
•Introduced performance options that are earned based on attainment against a one-year Agentforce and Data 360 performance metric designed to directly link payouts to rapid adoption of the AI technologies that form the foundation of our current and future strategy, with any earned options subject to service-based vesting over four years. These performance options serve as a key driver for growth and retention, providing a continuous incentive to generate long-term stock price appreciation above the $280.62 strike price.
•Fiscal 2026 PRSUs incorporate a new operating metric that measures both subscription and support revenue growth and non-GAAP operating margin (instead of just non-GAAP operating margin), further emphasizing our focus on profitable growth, and maintain a three-year relative TSR metric that requires outperformance at the 60th percentile to earn target payouts.

Salesforce, Inc.	54	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Performance-Based Restricted Stock Units (PRSUs) Overview
As noted above, our fiscal 2026 PRSU program pays out based on relative TSR and an operational metric, weighted equally. The Compensation Committee believes that including an operational metric in addition to TSR better motivates our Executive Officers to focus on core operational performance, which our leaders are most able to directly influence, while continuing to align their interests with stockholders through the relative TSR metric. For fiscal 2026, we selected a new operating metric that measures the sum of subscription and support revenue growth and non-GAAP operating margin (“Margin & Growth”) for a given fiscal year to further emphasize our focus on transforming our Company and driving stockholder value through operating discipline and profitable growth.
Fiscal 2026 PRSUs
Three-Year Performance Period

Margin & Growth PRSUs	50%	FY26	FY27	FY28	Earned PRSUs Cliff Vest March 2028

			Goals established at grant

Relative TSR PRSUs	50%

			Goals established at grant

PRSU Performance Levels and Payout Scales

Performance Level(1)	Relative TSR PRSUs	Margin & Growth PRSUs	Payout Percentage (as % of Target PRSUs)
	TSR Percentile Rank v. PRSU Index Group over Three-Year Measurement Period	Margin & Growth Performance (FY26 Targets(2))
		(% of FY Non-GAAP
Below Threshold	Below 25th percentile	< 43.0%	0%
Threshold	≥ 25th percentile	≥ 43.0%	25%
Target	≥ 60th percentile	≥ 43.5%	100%
Maximum	≥ 85th percentile	≥ 44.0%	200%
1.Attainment between performance levels and the corresponding payout percentages is interpolated on a straight-line basis, and rounded to the nearest whole percentage. For Relative TSR PRSUs, there is no payout above target if our absolute TSR is negative.
2.The numbers in the table reflect the Margin & Growth targets set for fiscal 2026. Consistent with our practice, we will disclose the performance targets and achieved results for fiscal 2027 and 2028 upon completion of the applicable performance periods.
Relative TSR PRSUs
For the Relative TSR PRSUs granted in fiscal 2026, vesting is tied to our TSR performance compared to the Nasdaq-100 Index group of companies (the “PRSU Index Group”) over a three-year performance period. The final payout percentage ranges from 0% to 200% of target, based on the payout scale above. There is no payout if our relative TSR rank is below the 25th percentile, and target payout requires TSR outperformance at the 60th percentile compared to the PRSU Index Group over the three-year performance period. Payouts are capped at 100% of target if our absolute TSR is negative, regardless of our relative TSR percentile rank. Any earned Relative TSR PRSUs “cliff” vest on (or shortly after) the third anniversary of grant. Additional vesting rules apply in the event of a change of control of the Company, as described under “—Employment Contracts and Certain Transactions—Performance-Based Restricted Stock Units and Performance Options” below.

Salesforce, Inc.	55	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Margin & Growth PRSUs
For the Margin & Growth PRSUs granted in fiscal 2026, vesting is tied to our Margin & Growth performance for each of fiscal years 2026, 2027, and 2028. The Margin & Growth metric will be determined based on the sum of our (1) non-GAAP operating margin, and (2) subscription and support revenue growth, in constant currency, for the applicable fiscal year. The final payout percentage ranges from 0% and 200% of target, based on the payout scale above. There is no payout if performance is below threshold. The final payout percentage is determined at the end of the three-year performance period, based on the average of the annual vesting achievement percentages for each fiscal year period. Any earned Margin & Growth PRSUs “cliff” vest on (or shortly after) the third anniversary of grant. Additional vesting rules apply in the event of a change of control of the Company, as described under “—Employment Contracts and Certain Transactions—Performance-Based Restricted Stock Units and Performance Options” below.
PRSU Operating Metrics -- Measurement Periods and Goal Setting
Financial targets established for incentive plan purposes are designed to align with the Company’s strategy and are set to be consistent with and reflective of the Company’s annual operating plan, stockholder expectations, and the promotion of stockholder interests. Specifically, target performance is aligned with the Company’s strategy and operating plan, while threshold and maximum goals are established based on a range of sensitivities to ensure the targets are sufficiently rigorous, balancing achievable goals with the stretch performance required to drive strong financial results and long-term value creation. When setting the Margin & Growth goals for the PRSUs granted in fiscal 2026 and the non-GAAP operating margin (“OM” or “Operating Margin”) goals for PRSUs granted in earlier years, the Compensation Committee considered the Company’s long-term profitable growth strategy, aligned with our communicated Profitable Growth Framework, the level of difficulty associated with the goals, the appropriate pace of progress to meet or exceed the strategy and associated objectives, and the meaningful level of performance that would be required to achieve these goals in fiscal 2026, 2027, and 2028, as applicable.
Fiscal 2026 Margin & Growth PRSUs -- Fiscal 2026, 2027, and 2028 Goals
For the fiscal 2026 PRSUs that vest based on Margin & Growth performance, the Compensation Committee set the goals at grant for fiscal 2026, 2027, and 2028, instead of delaying goal setting for the final fiscal year, as it had done for the previous two years. This new approach of setting the performance goals for all three fiscal years at grant reflects the Compensation Committee’s assessment of improved predictability in our long-range plan, based on progress against our profitable growth strategy and transformation journey. The fiscal 2026 Margin & Growth goals and actual results are described below under “—PRSU Performance Results for Outstanding Awards—Fiscal 2026 Margin & Growth PRSUs - Fiscal 2026 Performance.” We are not disclosing the fiscal 2027 or 2028 Margin & Growth goals at this time due to potential competitive harm to us resulting from such disclosure. We believe that the fiscal 2027 and 2028 Margin & Growth goals involve confidential commercial or financial information that is competitively sensitive. The Compensation Committee nevertheless believes that achievement of the goals for each such year will be challenging to achieve and will require substantial performance. Consistent with our practice, we will disclose the performance levels and achieved results for fiscal 2027 and 2028 upon completion of the applicable performance period.
Fiscal 2025 Operating Margin PRSUs -- Fiscal 2027 Goals
In fiscal 2026, the Compensation Committee also set the fiscal 2027 non-GAAP operating margin goals for PRSUs granted to our NEOs in fiscal 2025. As disclosed in our 2025 Proxy Statement, these PRSUs vest based on our non-GAAP operating margin performance (the “Operating Margin PRSUs” or the “OM PRSUs”) for each of fiscal 2025, 2026, and 2027. In setting the fiscal 2027 non-GAAP operating margin goals, the Compensation Committee considered the factors described above under “—PRSU Operating Metrics - Measurement Periods and Goal Setting.” For the reasons described above under “—Fiscal 2026 Margin & Growth PRSUs: Fiscal 2026, 2027, and 2028 Goals,” we are not disclosing the fiscal 2027 non-GAAP operating margin goals at this time due to potential competitive harm to us resulting from such disclosure. The Compensation Committee nevertheless believes that achievement of the goals will be challenging and will require substantial performance. Consistent with our practice, we will disclose the performance levels and achieved results for fiscal 2027 upon completion of the performance period.

Salesforce, Inc.	56	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
PRSU Performance Results for Outstanding Awards
Fiscal 2026 Margin & Growth PRSUs -- Fiscal 2026 Performance
The table below shows the fiscal 2026 Margin & Growth goals and the annual vesting achievement percentage for the fiscal 2026 tranche of the Fiscal 2026 Margin & Growth PRSUs. Margin & Growth is determined based on the sum of (1) fiscal 2026 non-GAAP operating margin, and (2) fiscal 2026 subscription and support revenue growth. At the end of the three-year performance period, the average of the annual vesting achievement percentages for each fiscal year will be used to determine the final payout percentage for the Margin & Growth PRSUs.

Fiscal 2026 Margin & Growth PRSUs (Granted in March 2025)
Performance Level	Fiscal 2026 Margin & Growth(1) Goals	Actual Fiscal 2026 Performance
	(Set in March 2024)
Threshold	≥ 43.0%	43.5%
Target	≥ 43.5%
Maximum	≥ 44.0%
Vesting Achievement Percentage(2)	100.0%
1.“Margin & Growth” is equal to the sum of (1) subscription and support revenue growth for the applicable fiscal year, and (2) non-GAAP operating margin for the fiscal year. “Subscription and support revenue growth” for each fiscal year means the fiscal year-over-year change, on a constant currency basis, in subscription and support revenues, as discussed in Exhibit 99.1 to the Company’s Form 8-K filed with the SEC reporting the Company’s full fiscal year financial results, which includes the following: (a) subscription fees from customers accessing the Company’s enterprise cloud computing services, (b) software license revenues from the sales of term and perpetual licenses, and (c) support revenues from the sale of support and updates beyond the basic subscription fees or related to the sales of software licenses, which shall be expressed as a percentage, rounded to the nearest 1/10th percent. “Non-GAAP operating margin” for each fiscal year means the proportion of non-GAAP income from operations for the applicable fiscal year as a percentage of GAAP revenue for the applicable fiscal year, rounded to the nearest 1/10th percent. GAAP revenues for the applicable fiscal year are defined as GAAP revenues for the applicable fiscal year as reported by the Company in its financial statements on Annual Report on Form 10-K for such fiscal year filed with the SEC. Non-GAAP income from operations for the applicable fiscal year is defined as GAAP income from operations for the applicable fiscal year as reported by the Company in its financial statements on Form 10-K filed with the SEC, excluding the impact of stock-based compensation expense, amortization of acquisition-related intangibles, and charges related to the Company’s restructuring initiatives for the applicable fiscal year as reported by the Company in its financial statements on its Annual Report on Form 10-K for such fiscal year filed with the SEC.
2.The average of the annual vesting achievement percentages for each fiscal year in the three-year performance period will be used to determine the final payout percentage for the Margin & Growth PRSUs.
Fiscal 2023, 2024, and 2025 PRSUs -- OM and Relative TSR Performance Through Fiscal 2026
PRSUs granted in prior fiscal years are set forth in the following table. Information regarding our progress against the goals for those PRSUs is provided further below.

FY25 OM PRSUs	Granted in March 2024 to all NEOs except Ms. Washington.
FY24 OM PRSUs	Granted in April 2023 to Messrs. Benioff, Tallapragada, Harris, and Schmaier; in August 2023 to Mr. Milano; and in January 2024 to Mr. Benioff.
FY24 Relative TSR PRSUs	Granted in April 2023 to Messrs. Benioff, Tallapragada, Harris, and Schmaier.
FY23 Relative TSR PRSUs	Granted in March 2022 to Messrs. Tallapragada, Harris, and Schmaier, and Ms. Weaver; and in June 2022 to Mr. Benioff.

Salesforce, Inc.	57	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
FY25 OM PRSUs. The fiscal 2025 and 2026 non-GAAP operating margin goals and annual vesting achievement percentages for the fiscal 2025 and 2026 tranches of the FY25 OM PRSUs are set forth below. Fiscal 2025 targets were set at grant in March 2024 and were previously disclosed in our 2025 Proxy Statement. Fiscal 2026 targets were set in March 2025 and, as illustrated below, were set above our fiscal 2025 targets and actual performance. At the end of the three-year performance period (fiscal 2025 - 2027), the average of the annual vesting achievement percentages for each fiscal year will be used to determine the final payout percentage for the FY25 OM PRSUs.

Fiscal 2025 Operating Margin PRSUs (Granted in March 2024)
Performance Level	Fiscal 2025 Non-GAAP Operating Margin(1) Goals	Actual Fiscal 2025 Performance(1)	Fiscal 2026 Non-GAAP Operating Margin(2) Goals	Actual Fiscal 2026 Performance
			(Set in March 2024)
Threshold	≥ 27.6%	33.0%	≥ 29.3%	33.9%
Target	≥ 32.5%		≥ 34.5%
Maximum	≥ 37.4%		≥ 39.7%
Vesting Achievement Percentage(3)	110%(1)		91%
1.As previously disclosed in our 2025 Proxy Statement.
2.See note (1) to the table above under “—Margin & Growth PRSUs Granted in Fiscal 2026,” for the definition of non-GAAP operating margin.
3.The average of the annual vesting achievement percentages for each fiscal year in the three-year performance period will be used to determine the final payout percentage for the Operating Margin PRSUs.
FY24 OM PRSUs. The table below shows the fiscal 2024, 2025, and 2026 non-GAAP operating margin goals and annual vesting achievement percentages for the FY24 OM PRSUs. Mr. Schmaier was not an Executive Officer in April 2023, and, as a result, participated in the PRSU program generally applicable to eligible non-Executive Officers. Mr. Schmaier’s FY24 OM PRSUs were granted on April 8, 2023, with annual vesting opportunities based on fiscal 2024, 2025, 2026, and 2027 Operating Margin performance.
The fiscal 2024 and 2025 targets for the FY24 OM PRSUs were set in April 2023, August 2023, January 2024, and March 2024, as applicable, and were previously disclosed in our 2024 and 2025 Proxy Statements. The fiscal 2026 and, in Mr. Schmaier’s case, fiscal 2027 targets were set in March 2024 and March 2025, respectively, and as illustrated below, the fiscal 2026 targets were set above our fiscal 2025 targets and performance results. We are not disclosing the fiscal 2027 non-GAAP operating margin goals for the FY24 OM PRSUs granted to Mr. Schmaier at this time for the reasons discussed above under “—Fiscal 2025 Operating Margin PRSUs: Fiscal 2027 Goals.”
For our NEOs other than Mr. Schmaier, the final payout percentage for the FY24 April OM PRSUs and FY24 August OM PRSUs is equal to the average of the vesting achievement percentages for each of fiscal 2024, 2025, and 2026, and is set forth in the table below. The final payout percentage for the FY24 OM PRSUs granted in January 2024 (the “FY24 January OM PRSUs”) will be determined after the conclusion of fiscal 2027. Earned FY24 OM PRSUs will vest on April 22, 2026 (for the OM PRSUs granted in April 2023), September 15, 2026 (for the OM PRSUs granted in August 2023), and March 22, 2027 (for the OM PRSUs granted in January 2024), as applicable, subject to the NEO’s continuous employment through the applicable vesting date. The last two vesting tranches of the FY24 April OM PRSUs granted to Mr. Schmaier vest annually on April 22, 2026 and April 22, 2027, respectively, subject to his continuous employment through each applicable vesting date.

Salesforce, Inc.	58	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

Fiscal 2024 Operating Margin PRSUs (Granted in April 2023, August 2023, and January 2024)
Performance Level	Fiscal 2024 Non-GAAP Operating Margin(1) Goals	Actual Fiscal 2024 Performance(1)	Fiscal 2025 Non-GAAP Operating Margin(2) Goals	Actual Fiscal 2025 Performance(2)	Fiscal 2026 Non-GAAP Operating Margin(3) Goals	Actual Fiscal 2026 Performance
			(Set in March 2024)
Threshold	≥ 23.0%	30.5%	≥ 27.3%	33.0%	≥ 29.3%	33.9%
Target	≥ 27.0%		≥ 32.1%		≥ 34.5%
Maximum	≥ 31.1%		≥ 36.9%		≥ 39.7%
Vesting Achievement Percentage	185%(1)		119%(2)		91%

FY24 April OM PRSUs & FY24 August OM PRSUs - Final Payout Percentage(4): 132%
1.As previously disclosed in our 2024 and 2025 Proxy Statements and applicable to the FY24 April OM PRSUs and FY24 August OM PRSUs.
2.As previously disclosed in our 2025 Proxy Statement and applicable to the FY24 April OM PRSUs, the FY24 August OM PRSUs, and the FY24 January OM PRSUs. The second tranche of Mr. Schmaier’s FY24 April OM PRSUs (covering fiscal 2025 OM performance) was earned during fiscal 2026. Based on the 119% vesting achievement percentage, Mr. Schmaier earned 2,746 PRSU shares that vested on April 22, 2025. The total award value of these earned PRSU shares was $668,349 based on our closing stock price of $243.39 on April 22, 2025.
3.See note (1) to the table above under “—Margin & Growth PRSUs Granted in Fiscal 2026,” for the definition of non-GAAP operating margin.
4.For the FY24 April OM PRSUs and the FY24 August OM PRSUs, the final payout percentage of 132% is equal to the average of the annual vesting achievement percentages for fiscal years 2024, 2025, and 2026. For the FY24 January OM PRSUs, the three-year performance period covers fiscal years 2025, 2026, and 2027, and therefore the final payout percentage will be determined after the end of fiscal 2027. The payout percentage for the fiscal 2026 tranche of the FY24 April OM PRSUs granted to Mr. Schmaier is 91%, and the earned PRSU shares will vest on April 22, 2026.
FY24 Relative TSR PRSUs -- April 2023 Grants. The table below shows the final payout percentage for the Relative TSR PRSUs granted in April 2023 (“FY24 April Relative TSR PRSUs”) to Messrs. Benioff, Tallapragada, and Harris, based on our relative TSR performance against the PRSU Index Group over the three-year performance period from fiscal 2024 through fiscal 2026. Earned PRSUs are eligible to vest on April 22, 2026, subject to the NEO’s continuous employment through the vesting date.

Performance Level	Relative TSR PRSUs (Granted April 2023)(1)		Total Payout Percentage (as % of Target PRSUs)(2)
	TSR Percentile Rank v. PRSU Index Group over Three-Year Measurement Period	TSR Percentile Rank v. PRSU Index Group (Fiscal 2024 - Fiscal 2026)
(% of FY Non-GAAP
Threshold	≥ 25th percentile	63rd percentile(3)	112.0%
Target	≥ 60th percentile
Maximum	≥ 85th percentile
1.The three-year performance periods for the Relative TSR PRSUs granted to our NEOs in August 2023 and January 2024 are not yet complete and performance results will be disclosed after the end of the applicable performance periods.
2.Reflects the total payout percentage for the FY24 April Relative TSR PRSUs for NEOs other than Mr. Schmaier. Earned PRSU shares will vest on April 22, 2026, subject to the NEOs continuous employment through such date. Reflects the annual payout percentage for the fiscal 2024 - 2026 tranche of the FY24 April Relative TSR PRSUs granted to Mr. Schmaier.
3.Our absolute TSR over the three-year performance period (fiscal 2024 - 2026) was 71%.

Salesforce, Inc.	59	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Given that Mr. Schmaier was not an Executive Officer in April 2023, he participated in the PRSU program generally applicable to eligible non-Executive Officers. Accordingly, Mr. Schmaier’s FY24 April Relative TSR PRSUs were granted with annual vesting opportunities based on our cumulative relative TSR performance against the PRSU Index Group over one-, two-, three- and four-year performance periods tied to our fiscal years:
•During fiscal 2026, the second tranche (covering fiscal 2024 - 2025) vested. Our TSR for the two-year performance period was at the 89th percentile of the PRSU Index Group, resulting in a total payout percentage of 200% of the target PRSUs granted to Mr. Schmaier. Accordingly, 4,616 PRSU shares vested on April 22, 2025 with an award value of $1,123,488 based on our closing stock price of $243.39 on the vest date.
•In addition, the third tranche (covering fiscal 2024 - 2026) was earned at 112% of target, based on our relative TSR rank at the 63rd percentile of the PRSU Index Group, as set forth in the table above. These earned PRSUs vest on April 22, 2026, subject to his continuous employment through this date.
•The final vesting tranche (covering fiscal 2024 - 2027) is eligible to be earned following the conclusion of the four-year measurement period (fiscal 2024 - 2027). Any earned PRSUs would vest on April 22, 2027, subject to Mr. Schmaier’s continuous employment through this date.
FY23 Relative TSR PRSUs. As outlined below, PRSUs granted in fiscal 2023 were eligible to vest solely based on our TSR relative to the PRSU Index Group for the three-year performance period beginning March 22, 2022 (or June 22, 2022 for Mr. Benioff’s PRSU grant).
•Our TSR for the three-year performance period ending March 22, 2025 was at the 71st percentile of the PRSU Index Group. As a result, 128% of the target PRSUs granted to Mr. Tallapragada, Mr. Harris, Mr. Schmaier, and Ms. Weaver vested on April 15, 2025.
•Our TSR for the three-year performance period ending June 22, 2025 was at the 67th percentile of the PRSU Index Group. As a result, 118% of the target PRSUs granted to Mr. Benioff vested on July 15, 2025.

NEO(1)	Target PRSU Shares Granted in Fiscal 2023 (#)	Earned PRSU Shares Vested in Fiscal 2026 (#)	Award Value on Vesting Date(2) ($)

Marc Benioff	78,906	93,109	$23,983,016
Srinivas Tallapragada	15,159	19,403	$4,946,407
Parker Harris	15,159	19,403	$4,946,407
David Schmaier	10,828	13,859	$3,533,075
Amy Weaver	15,159	19,403	$4,946,407
1.Ms. Washington and Mr. Milano were hired in March 2025 and August 2023, respectively.
2.Based on our closing stock price of $254.93 on April 15, 2025 for the awards granted to Mr. Tallapragada, Mr. Harris, Mr. Schmaier, and Ms. Weaver. Based on our closing stock price of $257.58 on July 15, 2025 for the award granted to Mr. Benioff.

Salesforce, Inc.	60	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Performance Options
As described above, in fiscal 2026, the Compensation Committee approved changes to the structure of our fiscal 2026 long-term incentive program to more directly link rewards with building stockholder value, profitable growth, and strategic execution of Agentforce and Data 360 initiatives. New for fiscal 2026, we introduced performance options that are earned based on attainment against a one-year Agentforce and Data 360 performance metric designed to directly link payouts to rapid adoption of the AI technologies that form the foundation of our growth strategy. The number of earned performance options is tied to Agentforce & Data 360 ARR (formerly referred to as Data Cloud & AI ARR) performance for fiscal 2026, with the eligible vesting percentage ranging between 0% and 200% of target, based on the vesting achievement scale below. No performance options are earned if fiscal 2026 performance is below threshold. Earned performance options are eligible to vest over four years, with 25% vesting after the first anniversary of grant, and 1/48th vesting monthly thereafter. As such, the performance options only provide value if we both (1) achieve the Agentforce & Data 360 ARR targets, and (2) generate long-term stock price appreciation above the $280.62 strike price.
The table below shows actual Agentforce & Data 360 ARR performance for fiscal 2026 and the associated vesting achievement percentage for the fiscal 2026 performance options.
Performance Options - Performance Levels and Fiscal 2026 Vesting Achievement Percentage

One-Year Measurement Period, Metric & Strike Price	FY26 Performance Options				Four-Year Vesting Schedule
	Performance Level	Vesting Achievement Percentage (% of Target)(2)	Fiscal 2026 Agentforce & Data 360 ARR Goals	Actual Fiscal 2026 Performance

FY26 Agentforce & Data 360 ARR(1) Strike Price: $280.62	Below Threshold	0%	< $1.5B	$2.9B	Earned Performance Options Eligible to Vest over Four Years 25% vest after first anniversary of grant, and 1/48th vests monthly thereafter
	Threshold	25%	≥ $1.5B
	Target	100%	≥ $1.7B
	Maximum	200%	≥ $2.0B
	Vesting Achievement Percentage(3)		200%
1.“Agentforce & Data 360 ARR” is defined as the annual recurring revenue of current and future Data 360 and stand-alone generative AI products, including but not limited to (1) Agentforce, and (2) Einstein for Sales/Service/Platform, as of the last day of the fiscal year, as reported in Exhibit 99.1 to the Company’s Form 8-K reporting the Company’s full fiscal year 2026 financial results or, in the event that the Company does not report such metric in such filing, then in a manner calculated consistent with how such metric was calculated for the fiscal year ended January 31, 2025.
2.Attainment between performance levels and the corresponding payout percentages is interpolated on a straight-line basis, and rounded to the nearest whole percentage.
3.The number of earned options is equal to the target number of performance options granted, multiplied by the vesting achievement percentage. Earned options vest over four years, subject to the NEO’s continued service through the applicable vesting dates.
Restricted Stock Units (RSUs)
We also grant RSUs to our NEOs other than our CEO. RSUs align the interests of our NEOs with those of our stockholders and help manage the dilutive effect of our equity compensation program. Because RSUs have value to the recipient even in the absence of stock price appreciation, RSUs help us retain and incentivize employees during periods of market volatility and require us to grant fewer shares of common stock than stock options of equivalent grant date fair value. Our RSUs typically vest over a four-year period, and we believe that, like stock options, RSUs help incentivize our NEOs to build value that can be sustained over time. Beginning in March 2024, RSU awards granted under our 2013 Equity Incentive Plan and 2014 Inducement Equity Incentive Plan (“2014 Inducement Plan”) have dividend equivalent rights. The dividend equivalents will be paid in cash if and to the extent that the time-based vesting conditions have been met for the underlying RSUs.

Salesforce, Inc.	61	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Fiscal 2026 Long-Term Equity Award Decisions
As discussed above, when making annual compensation decisions, the Compensation Committee: (1) reviews Company performance over the prior year; (2) assesses individual performance for each NEO, as well as the NEO’s role and responsibilities; and (3) reviews a comprehensive analysis of our executive compensation program using comparative market and peer group data to evaluate the long-term incentives and target total direct compensation of our NEOs. After considering these factors, in March 2025, the Compensation Committee approved fiscal 2026 long-term equity awards for our NEOs. The table below shows the intended target values of these awards.

	Intended Target Values(1)
NEO	Fiscal 2026 PRSUs ($)	Fiscal 2026 Performance Options ($)	Fiscal 2026 RSUs ($)	Total Target Value ($)

Marc Benioff	24,000,000	12,000,000	—	36,000,000
Robin Washington	6,000,000	3,000,000	9,000,000	18,000,000
Srinivas Tallapragada	6,000,000	3,000,000	9,000,000	18,000,000
Miguel Milano	5,000,000	2,500,000	7,500,000	15,000,000
Parker Harris	4,166,667	2,083,333	6,250,000	12,500,000
David Schmaier	4,166,667	2,083,333	6,250,000	12,500,000
1.The values are the intended total target values of fiscal 2026 annual long-term equity awards and differ from the values reflected in the Fiscal 2026 Summary Compensation Table, which are reported in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), as described in the footnotes to the Fiscal 2026 Summary Compensation Table below.
Fiscal 2026 Equity Awards for Mr. Benioff
In determining the value of Mr. Benioff’s fiscal 2026 equity awards, the Compensation Committee considered the factors above, including the Company’s strong performance in fiscal 2025, a market competitive review of peer company and other data, and Mr. Benioff’s performance. After reviewing this information, the Compensation Committee approved a long-term target incentive opportunity for Mr. Benioff with an intended target value of $36 million, informed by new peer group pay levels. In making its determination, the Compensation Committee believed that the size and structure of the fiscal 2026 long-term equity award represented a market-competitive compensation level for experienced talent based on market data and peer group benchmarks, appropriately aligned Mr. Benioff’s long-term compensation opportunity with the Company’s financial performance, and, as with Mr. Benioff’s overall compensation arrangement, was in the best interests of the Company and its stockholders.
Fiscal 2026 Equity Awards for Other NEOs
The Compensation Committee set the target values of the fiscal 2026 long-term equity awards for our other NEOs after considering the factors discussed above, including the Company’s strong performance in fiscal 2025, a market competitive review of peer company and other data, and the rapidly intensifying competition for high caliber executive talent with demonstrated accomplishments in bringing AI technologies to the market. In recognition of the recently refreshed leadership roles, the Compensation Committee increased the target value of the fiscal 2026 long-term equity award for Mr. Tallapragada, who was elevated to President and Chief Engineering and Customer Success Officer, and Mr. Milano, who assumed additional responsibilities leading the Company’s global operating units. For more information on their expanded roles, see above under “—Fiscal 2026 Base Salary and Target Cash Bonus Opportunity.” For more information on Ms. Washington’s fiscal 2026 equity award, see below under “—New Hire Compensation Arrangement for Ms. Washington.”

Salesforce, Inc.	62	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
New Hire Compensation Arrangement for Ms. Washington
The Compensation Committee sets compensation to attract new executive officers and incentivize them to join the Company. In connection with Ms. Washington’s appointment as the Company’s first Chief Operating and Financial Officer (“COFO”), the Compensation Committee approved a market-competitive new-hire compensation arrangement. The Compensation Committee reviewed and considered multiple factors prior to its approval, including comparative peer and market data, the compensation paid to similarly situated executives, internal pay structures, the importance of immediate alignment with stockholder interests through long-term equity incentives, and information regarding compensation that Ms. Washington was required to forego from other positions and business interests as a result of joining Salesforce.
For Ms. Washington’s new role as COFO, the Compensation Committee approved a one-time sign-on bonus of $8.5 million. This payment was designed to facilitate her transition to Salesforce and compensate her for the significant value of unvested equity that she forfeited upon resignation from her role on the board of Vertiv Holdings Co., as well as her resignation from other board positions and business interests she was required to forfeit upon joining Salesforce. In determining the award value, the Compensation Committee and its independent compensation consultant reviewed documented evidence of these forfeitures to ensure the award amount was an equivalent and appropriate replacement of her lost compensation. Additionally, the one-time sign-on bonus partially served as a vital inducement for Ms. Washington to lead in our newly-created COFO position during a period of strategic transformation. To ensure long-term alignment, the one-time bonus is subject to a two-year pro rata repayment obligation should Ms. Washington voluntarily resign or be terminated for cause, ensuring the Company’s investment is protected during her initial tenure.
In addition, Ms. Washington is eligible to participate in the compensation and benefit programs generally available to senior executives of the Company. In March 2025, the Compensation Committee approved a long-term equity award for Ms. Washington with an intended target value of $18 million. This grant serves as both her initial new hire award and her annual equity award for fiscal 2026. In determining the intended value of the award, the Compensation Committee considered a variety of factors in consultation with its independent compensation consultant, including the scope and responsibilities of the COFO role, the value of awards granted to Salesforce executives, market and peer compensation paid to similarly situated executives at her level and caliber, the long-term nature of our equity compensation program, internal pay alignment, and the competitive landscape. Ms. Washington’s fiscal 2026 annual equity award was granted in March 2025 and was delivered in the form of PRSUs (33%), performance options (17%), and RSUs (50%), consistent with the standard mix, weighting, and design applicable to the fiscal 2026 PRSU awards, performance options, and RSUs granted to other NEOs (other than our CEO) in March 2025. For more information on the long-term equity awards granted to our NEOs in fiscal 2026, see above under “— Fiscal 2026 Long-Term Equity Incentives” and “—Fiscal 2026 Long-Term Equity Award Decisions.”
Per the terms of her offer letter, Ms. Washington is eligible for security benefits consistent with the recommendation of an outside security study. She is also entitled to certain cash severance benefits upon a qualifying termination of employment, as described below under “—Employment Contracts and Certain Transactions.”
Other Benefits and Programs
Mr. Benioff’s Security Program and Aircraft Use
Security Program and Independent Security Study. We began providing a security program for Mr. Benioff in fiscal 2012 and continued to do so in fiscal 2026. The program includes security measures in addition to those provided while at work or on business travel. Because of the high visibility of our Company, the security program authorized by the Compensation Committee is intended to address safety concerns due to specific threats to Mr. Benioff’s safety arising directly as a result of his position as our co-founder, CEO and Chairman. The Compensation Committee believes that costs associated with this security program have been and continue to be reasonable and for the Company’s benefit, and that they are a necessary and appropriate business expense. Because certain components of Mr. Benioff’s security program may be viewed as conveying a personal benefit to him, we have included those costs in amounts reported in the “All Other Compensation” column of the Summary Compensation Table.

Salesforce, Inc.	63	2026 Proxy Statement

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In recent years, the Company sought specific feedback from our top institutional investors on this topic, as it has done in the past. Overall, our stockholders agreed that a comprehensive personal security program for Mr. Benioff is an appropriate component of his overall executive compensation program, and that any such program should align with the executive’s security profile.
The Company periodically assesses the security risk profiles of its senior executives, the external security environment, and appropriate executive protection measures. In connection with this ongoing assessment, in fiscal 2024, the Compensation Committee directed the Company to engage an outside firm with security expertise to conduct a study of Mr. Benioff’s security profile and program, as well as that of certain other NEOs (the “Security Study”). The Security Study identified that Mr. Benioff faces credible threats as a result of the high-profile nature of being our co-founder, CEO and Chairman, and concluded that the comprehensive security measures in place for him are essential and commensurate with his risk profile and the evolving threat landscape.
Factors contributing to the security risk profile include the size, location, and activities of the company, the prominence of the company or the executive, overall public visibility and accessibility of the executive, and whether the company or executive is associated with controversial topics. Taking into consideration these factors, trends in the overall security climate, and the conclusions of the Security Study, the Compensation Committee determined that a comprehensive personal security program for Mr. Benioff continues to be the right approach for his safety and for the Company and its stockholders.
The total costs associated with Mr. Benioff’s security program include security measures to protect Mr. Benioff on a 24-hour basis. Historically, the Company paid various costs relating to surveillance, monitoring, and security services, including at Mr. Benioff’s residences, and Mr. Benioff covered certain expenses relating to security personnel and installation and maintenance of security equipment. The Compensation Committee determined that the personal security costs previously paid by Mr. Benioff are appropriate to be borne by the Company, beginning with fiscal 2024, consistent with the findings of the Security Study. However, any costs that exceed the aggregate cap on security and aircraft benefits described below under “—Cap on Security and Aircraft Benefits” would be borne by Mr. Benioff. The Compensation Committee reviews these costs periodically throughout the year to assess whether they are reasonable.
Aircraft Use. Travel on private aircraft provides significant benefits in terms of safety, security, efficiency, privacy, confidentiality, flexibility, and productivity, and is a component of the overall security program recommended for Mr. Benioff in the Security Study. The Compensation Committee believes Mr. Benioff’s use of private aircraft is appropriate, including for travel between Mr. Benioff’s permanent residence and Company headquarters or other business destinations. The Compensation Committee considers this travel to be business-related and the associated costs to be appropriate business expenses directly related to Mr. Benioff’s duties as CEO of a global public company. However, because certain portions of this travel may be deemed to be in the nature of commuting, and therefore reportable as a perquisite under SEC rules, we have reported the aggregate incremental cost to the Company related to such travel in the “All Other Compensation” column of the Summary Compensation Table.
Cap on Security and Aircraft Benefits. The Compensation Committee continues to believe that a comprehensive personal security program for our CEO, including travel on private aircraft, is the right approach for his safety and security, especially in light of the evolving personal security and threat landscape. After listening to our stockholders’ perspectives and in an effort to balance the need for a comprehensive security program for our CEO with our goal of maintaining expenses that are reasonable and predictable for stockholders, the Compensation Committee implemented an aggregate annual cap on CEO security and aircraft perquisites of $4.6 million for fiscal 2026 and 2027, which keeps these expenses at a level consistent with fiscal 2024 and 2025. Mr. Benioff is required to cover any costs of personal security and aircraft expenses above this amount.

Salesforce, Inc.	64	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Mr. Benioff’s Hart-Scott-Rodino Filing
In fiscal 2026, the Compensation Committee approved the payment of a Hart-Scott-Rodino Antitrust Improvement Act (the “HSR Act”) filing fee and a related tax gross-up for Mr. Benioff. This filing was triggered because the total value of Mr. Benioff’s holdings exceeded applicable HSR Act thresholds due to the vesting of compensatory equity awards, continued retention of shares received from previously vested equity awards, and long-term appreciation of our stock price. The Compensation Committee approved these payments in connection with the required regulatory filing based on the following considerations:
•Direct Result of Share Retention and Appreciation: The HSR Act filing requirement resulted directly from Mr. Benioff’s decision to retain shares acquired through the Company’s equity compensation program rather than selling them. The Compensation Committee believes such retention is important to align executive interests with long-term stockholder value and should not be discouraged.
•Non-Programmatic Benefit: This payment addressed a discrete regulatory obligation resulting from a specific vesting event and does not represent an ongoing or programmatic benefit provided to Mr. Benioff.
These amounts are disclosed in the “All Other Compensation” column of the “Fiscal 2026 Summary Compensation Table” below.
Mr. Milano’s Employment Arrangement
Mr. Milano’s employment agreement with the Company provides for a one-time new hire bonus, earned and payable in five installments. The first installment of $1,500,000 was earned and paid to Mr. Milano on or around August 1, 2024, a year after he joined the Company, and the following four installments of $375,000 each were earned and paid to Mr. Milano on or around each of November 1, 2024, February 1, 2025, May 1, 2025, and August 1, 2025. In order to receive each payment, Mr. Milano was required to remain actively employed by the Company as Chief Revenue Officer, continue to perform his duties satisfactorily, and not voluntarily terminate his employment or be terminated by the Company for cause, through each applicable payment date.
Additionally, in connection with the requirement that Mr. Milano relocate to the United States on a more permanent basis upon assuming his expanded role leading our global operating units in fiscal 2026, the Company provided Mr. Milano with a relocation allowance (the “Relocation Benefits”). The Relocation Benefits are payable to Mr. Milano in two installments of $500,000 in each of fiscal 2026 and fiscal 2027, in each case, subject to his continued employment with the Company through the applicable payment date. Each installment is subject to a 12-month pro-rated clawback provision. If Mr. Milano voluntarily terminates his employment for any reason, or if he is terminated by the Company for cause, he will be required to reimburse the Company for a pro-rated portion of the Relocation Benefits within ten business days following his termination.
Additional Benefits and Programs
Like other employees, our Executive Officers, including our NEOs, are eligible to participate in our employee benefit and welfare plans, including medical and dental care plans, a fitness reimbursement plan, and a 401(k) plan. We generally do not provide our Executive Officers, including our NEOs, with additional retirement benefits or pensions, and except as described above, we offer limited executive benefit programs to our Executive Officers.
The executive benefit programs we offer consist of financial counseling benefits, reimbursement of fees for home security arrangements, including periodic monitoring services, and executive physical benefits.
On occasion, for security, efficiency, and logistical reasons, we may provide NEOs, including our CEO, with limited personal use of corporate aircraft, or they may travel on corporate aircraft for business purposes between a personal residence and business destinations. From time to time, guests may accompany an NEO on corporate aircraft used for business purposes, typically at no aggregate incremental cost to the Company. To the extent there is an aggregate incremental cost associated with such use that is required to be reported in the Summary Compensation Table, it will be reflected in the “All Other Compensation” column for the applicable fiscal year. NEOs generally are subject to imputed income at the applicable Standard Industrial Fare Level (SIFL) rates for this use, and the Company does not provide tax gross-ups for this imputed income.
We occasionally provide certain other benefits on an ad hoc basis, as noted for our NEOs in our Summary Compensation Table, if we believe that doing so is appropriate, reasonable, and serves the interests of the Company.

Salesforce, Inc.	65	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Summary Information on Fiscal 2027 NEO Compensation Decisions
Fiscal 2027 Incentive Program Overview
As part of our multi-year recalibration of our executive compensation program, the Compensation Committee, in consultation with its independent compensation consultant, approved our fiscal 2027 incentive program for our NEOs. The fiscal 2027 program is designed to further reinforce our commitment to pay-for-performance and align executive incentives with our long-term strategic evolution and long-term improvement in our TSR. The incentive structure maintains the rigorous design and weighting of the fiscal 2026 program while refining our performance metrics to reflect our next phase of growth and strategic priorities for fiscal 2027. The program, summarized below, will be detailed further in our 2027 Proxy Statement.
Consistency in Core Program Design
Except for an adjustment to the performance option metrics, as discussed below, the core components of our executive compensation program for fiscal 2027 remain unchanged from the fiscal 2026 redesign. This includes:
•the CEO’s 100% performance-based equity mix;
•NEO equity weightings remain 50% performance-based;
•the Annual Performance Bonus Program structure; and
•PRSU metrics (Margin & Growth and Relative TSR, and continued absolute TSR cap), which continue to balance profitable growth with stockholder returns.
The Compensation Committee believes this program design creates a future pay opportunity that is deliberately leveraged to sustained stock price improvement and the successful execution of our AI-driven evolution.
Strategic Pivot to Agentforce at Scale
For fiscal 2027, we refined our performance option program to better align executive incentives with our long-term transformation and focus on accelerating Agentforce adoption. To prioritize the scaling of Agentforce, we introduced Agentic Work Units (AWUs) as a new performance metric. AWUs and Agentforce & Data 360 ARR will be equally weighted, with payouts based on fiscal 2027 achievement. Any earned options will remain subject to a four-year vesting schedule to ensure continued long-term alignment.
•Agentic Work Units: Measures discrete tasks executed by AI agents in production across the Salesforce platform, including Agentforce and Slack.
•Agentforce & Data 360 ARR: Measures annual recurring revenue through our Agentforce and Data 360 platform.
In addition, the performance options continue to have a direct tie-in to building stockholder value, as executives only realize value if our stock price increases above the stock price at the time the performance options are granted.
Fiscal 2027 NEO Compensation Decisions
In March 2026, as part of its regular annual compensation review, the Compensation Committee, based on input and data provided by its independent compensation consultant, evaluated market and peer data, overall compensation levels, internal compensation alignment, and Company and individual performance over fiscal 2026. Following its review, the Compensation Committee made the following decisions for fiscal 2027 compensation for our current NEOs. Our 2027 Proxy Statement will provide additional detail on fiscal 2027 NEO compensation.

Salesforce, Inc.	66	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Fiscal 2027 Base Salaries and Target Bonus Opportunities
Fiscal 2027 base salaries and target bonus opportunities, expressed as a percentage of base salary, for our current NEOs are set forth below. For fiscal 2027, the Compensation Committee maintained a steady-state approach for the majority of our NEOs, electing not to increase base salaries or target bonus opportunities. This reflects our commitment to a compensation structure that is predominantly variable and at-risk. However, the Compensation Committee approved targeted adjustments for Mr. Milano and Mr. Harris. The Compensation Committee approved increases to Mr. Milano’s base salary and target bonus opportunity in recognition of his critical role in scaling Agentforce and Data 360. In parallel, Mr. Harris’s target bonus opportunity was increased to reflect his technical vision and execution in positioning Slack as the essential engagement layer for the Agentic Enterprise.

NEO	Fiscal 2027 Base Salary ($)	Change in Base Salary from Fiscal 2026 (%)	Fiscal 2027 Target Cash Bonus Opportunity (as % of Base Salary)	Change in Target Cash Bonus Percentage from Fiscal 2026

Marc Benioff	1,550,000	N/A	225%	N/A
Robin Washington	1,100,000	N/A	175%	N/A
Srinivas Tallapragada	1,100,000	N/A	175%	N/A
Miguel Milano	1,100,000	10%	175%	16.67%
Parker Harris	1,000,000	N/A	150%	20%
David Schmaier	1,000,000	N/A	125%	N/A
Fiscal 2027 Long-Term Equity Incentive Awards
Following its March 2026 annual compensation review, the Compensation Committee approved fiscal 2027 long-term equity incentive awards for NEOs. These awards were determined after a rigorous evaluation of market and peer data, individual performance, and the critical nature of each executive’s role in our ongoing strategic transformation. For Mr. Benioff’s fiscal 2027 award, the Compensation Committee approved a total target intended value of $48 million, delivered 100% in performance-based equity. The Committee believes that this award specifically incentivizes Mr. Benioff to accelerate Salesforce’s transformation into the operating system for the Agentic Enterprise and retains his visionary and experienced leadership at a critical time for the Company and the technology industry. The award also competitively aligns Mr. Benioff’s compensation with market benchmarks within our updated peer group (as discussed above), which increased by more than 20% year over year, reflecting the intensifying competition for proven AI, technology and platform leadership.
The Compensation Committee also approved an $18 million award for Mr. Milano, representing a 20% increase from his fiscal 2026 award. This adjustment reflects Mr. Milano’s operational oversight leading sales and distribution for the Company’s global operating units and his critical leadership in driving market adoption and consumption of Agentforce and Data 360; recognizes his exceptional performance in fiscal 2026, which was instrumental in the Company’s success in accelerating Agentforce adoption and driving customer success and retention; and aligns his award to market competitive levels. The Compensation Committee set Mr. Harris’s fiscal 2027 equity award at $15 million to align with internal and market benchmarks and, as noted above, to recognize his pivotal leadership in transforming Slack into the engagement layer for the Agentic Enterprise. Fiscal 2027 long term equity awards for Ms. Washington, Mr. Tallapragada, and Mr. Schmaier remain consistent with fiscal 2026 levels, which the Compensation Committee determined continue to provide strong alignment with our performance objectives and market-competitive pay levels.

Salesforce, Inc.	67	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Target Value of Fiscal 2027 Long-Term Equity Incentive Awards

NEO	Fiscal 2027 PRSUs ($)	Fiscal 2027 Performance Options(1) ($)	Fiscal 2027 RSUs ($)	Total Fiscal 2027 Intended Target Equity Value(2) ($)

Marc Benioff	32,000,000	16,000,000	–	48,000,000
Robin Washington	6,000,000	3,000,000	9,000,000	18,000,000
Srinivas Tallapragada	6,000,000	3,000,000	9,000,000	18,000,000
Miguel Milano	6,000,000	3,000,000	9,000,000	18,000,000
Parker Harris	5,000,000	2,500,000	7,500,000	15,000,000
David Schmaier	4,166,667	2,083,333	6,250,000	12,500,000
1.Performance options have a per share exercise price of $195.38, the closing price of our common stock on March 20, 2026 (the last trading day before the date these grants were approved by the Compensation Committee).
2.Values are the intended target values of fiscal 2027 annual equity awards and, in accordance with FASB ASC Topic 718, may differ from the values reported in the Summary Compensation Table for fiscal 2027 or the values actually realized.
Other Compensation Policies
Stock Ownership Guidelines
To further align executive interests with stockholder value and strengthen corporate governance, in March 2025 we amended our stock ownership guidelines for Executive Officers to increase the minimum stock ownership requirement to ten times annual salary for the CEO, and three times annual salary for other Executive Officers. This ownership threshold must be achieved by the later of March 27, 2030 and the five-year anniversary of an Executive Officer’s appointment and sustained throughout his or her tenure as an Executive Officer. For purposes of these requirements, unexercised stock options, whether vested or unvested, and other unvested or unearned equity awards are excluded. Current Executive Officers have a five-year period from March 2025 to meet the new, more rigorous standards. If an Executive Officer does not meet the specified ownership requirements within the designated timeframe, he or she will be required to hold 100% of the net after-tax shares received upon vesting of equity awards or exercise of vested options.

Stock Ownership Value Requirements: # of Shares Equal to Multiple of Base Salary
POSITION	Previous Guidelines	Revised Guidelines

CEO	Lesser of 4x Base Salary and 112,000 shares	10x Base Salary
Other Executive Officers	1.5x Base Salary	3x Base Salary
All NEOs are in compliance with the more rigorous standards under the amended stock ownership guidelines, either through current share holdings or defined compliance periods.
The stock ownership guidelines for our Executive Officers and non-employee directors are set forth in our Corporate Governance Guidelines. Information on our revised stock ownership guidelines for our non-employee directors is described in “Corporate Governance—Director Stock Ownership Requirement” above.

Salesforce, Inc.	68	2026 Proxy Statement

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Executive Officer Incentive Compensation Recovery “Clawback” Policy
The Company adopted the Executive Officer Incentive Compensation Recovery Policy (the “Clawback Policy”) in 2023 in accordance with SEC rules and NYSE listing standards. The Clawback Policy mandates the recovery of certain erroneously paid performance-based incentive compensation that may be received by our Executive Officers on or after October 2, 2023, if we have a qualifying financial restatement during the three completed fiscal years immediately preceding the fiscal year in which a financial restatement determination is made, subject to limited exceptions. Recovery is required regardless of whether the Executive Officer was involved in the preparation of the relevant financial statements.
Insider Trading Policy and Procedures
We have adopted insider trading policies and procedures governing the purchase, sale, and other transactions in Company securities by the Company’s directors, officers, and employees, and other covered persons, as well as the Company itself, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards. A copy of our Insider Trading Policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended January 31, 2025, filed with the SEC on March 5, 2025.
Prohibition on Hedging and Pledging Transactions
Our insider trading policy prohibits employees (including our Executive Officers) and directors from, among other things, engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock (other than stock options and other awards granted pursuant to the Company’s equity plans). Executive Officers and directors are not permitted to pledge our securities. We regularly review our policies and may consider relevant updates and adjustments, as appropriate.
Equity Award Grant Practices and Grant Timing
The majority of our equity awards are granted on an annual basis, typically in March, although this practice has varied in the past for administrative reasons, and may vary in the future. New hire and ad hoc awards are generally granted monthly throughout the fiscal year, based on business needs, with these grants typically made on the 22nd day of the month. In addition, eligible employees (other than our Executive Officers) may voluntarily enroll in our Employee Stock Purchase Plan and receive an option to purchase shares of Company common stock at a discount using payroll deductions accumulated over the applicable purchase periods. The Company does not have a practice or policy of granting equity awards in anticipation of the release of material non-public information, and the Company does not time the release of material non-public information in coordination with grants of equity awards to affect the value of our executive’s compensation.
In line with our policies, during fiscal 2026, the Compensation Committee did not take material nonpublic information into account when determining the timing and terms of equity awards and did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During fiscal 2026, we did not grant option awards during the period beginning four business days before and ending one business day after the filing or furnishing of a Form 10-Q, 10-K, or 8-K that discloses material nonpublic information.
Executive Officer Cash Severance Limitation Policy
In March 2024, our Compensation Committee adopted the Executive Officer Cash Severance Limitation Policy, which restricts the Company from entering into any new employment agreement or severance agreement with any Executive Officer—or establishing any new severance plan or policy covering any Executive Officer—that provides for cash severance benefits exceeding 2.99 times the sum of the Executive Officer’s base salary plus target annual bonus opportunity, without stockholder ratification of such agreement, plan, or policy. We regularly review our policies and may consider relevant updates and adjustments, as appropriate.

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Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Post-Employment Compensation
We recognize that it is possible that we may be involved in a transaction involving a change of control of the Company, and that this possibility could result in the departure or distraction of our NEOs to the detriment of our business. The Compensation Committee and the Board believe that the prospect of such a change of control transaction would likely result in our NEOs facing uncertainties about their future employment and distractions resulting from concern over how the potential transaction might affect them.
To allow our NEOs to focus solely on making decisions that are in the best interests of our stockholders in the event of a possible, threatened, or pending change of control transaction, and to encourage them to remain with us despite the possibility that a change of control might affect them adversely, we have entered into Change of Control and Retention Agreements with each of our Executive Officers, including our NEOs, that provide them with certain payments and benefits if their employment is terminated within the three-month period prior to, or the 18-month period following, a change of control of the Company (the “change of control period”). Severance payments and benefits under these agreements are conditioned on an Executive Officer’s effective release of claims against the Company. The Compensation Committee and the Board believe that these “double-trigger” agreements serve as an important retention tool to ensure that personal uncertainties do not dilute our NEOs’ focus on building stockholder value.
Upon a qualifying termination of employment during the change of control period, these agreements provide each of our current NEOs with a payment equal to 150% (or 200% for Mr. Benioff) of his or her annual base salary and target cash bonus, Company-paid premiums for health care continuation coverage for a period of up to 18 months (or 24 months for Mr. Benioff) following termination of employment, and the full and immediate vesting of all outstanding and unvested equity awards, with the number of PRSUs and performance options that vest determined as set forth under “Employment Contracts and Certain Transactions—Performance-Based Restricted Stock Units and Performance Options” below.
In establishing these terms and conditions, the Compensation Committee and the other independent directors considered competitive market data and governance best practices information provided by the compensation consultant. They also evaluated the cost of these arrangements and the potential payout levels to each affected NEO under various scenarios. In approving these agreements, they determined that the cost to us and our stockholders was reasonable and not excessive, in light of the benefits to the Company and its stockholders. The Compensation Committee and the Board believe that these agreements will help to maintain the continued focus and dedication of our NEOs to their assigned duties without the distraction that could result from the possibility of a change of control of the Company.
For a summary of the material terms and conditions of agreements in effect during fiscal 2026, see “—Employment Contracts and Certain Transactions” below.

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Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code imposes limitations on the deductibility for corporate federal income tax purposes of remuneration in excess of $1 million paid to “covered individuals”. Covered individuals generally include, among other individuals, any person who has served as chief executive officer or chief financial officer, and any executive officer whose compensation was required to be disclosed in the Company’s annual proxy statement. As a result, we expect that compensation awarded to our NEOs will not be deductible by the Company to the extent it exceeds the $1 million threshold.
Accounting for Stock-Based Compensation
We follow FASB ASC Topic 718 in connection with the financial reporting of our stock options and other stock-based awards. FASB ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock option grants using a variety of assumptions, as well as the grant date “fair value” of their other stock-based awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executives may never realize any value from their options or other stock-based awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock option grants and other stock-based awards in their income statements over the period in which an executive is required to render service in exchange for vesting of the option or other award. When determining the types and amounts of equity compensation granted to the NEOs, the Compensation Committee considers the advantages and disadvantages of various equity vehicles, such as stock options, RSUs, and PRSUs. As part of this consideration, the Compensation Committee considers the overall program cost, which includes the associated compensation expense for financial reporting purposes.

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Compensation Risk Assessment
As part of its risk oversight efforts, the Compensation Committee evaluates our compensation programs to determine whether the design and operation of our policies and practices could encourage executives or employees to take excessive or inappropriate risks that would be reasonably likely to have a material adverse effect on the Company and has concluded that they do not. In making that determination, the Compensation Committee considered the design, size and scope of our cash and equity incentive programs and program features that mitigate against potential risks, such as payout caps, clawbacks, and the nature and mix of performance-based and variable compensation. For our equity incentive programs, the Compensation Committee considers the vesting terms and payout levels and, for Executive Officers, stock ownership requirements. Additional controls such as our Executive Officer Incentive Compensation Recovery Policy, our Code of Conduct and related training, and periodic sub-certification requirements for our Executive Officers, help mitigate the risks of unethical behavior and inappropriate risk-taking. The Compensation Committee reviewed the results of its evaluation with management and the Compensation Committee’s independent compensation consultant and has concluded that our compensation policies and practices strike an appropriate balance of risk and reward in relation to our overall business, strategy, and objectives, and do not create risks that are reasonably likely to have a material adverse effect on the Company.

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Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Summary Compensation Table
The following table sets forth, for fiscal 2026 and the two prior fiscal years, the compensation reportable for our NEOs, as determined under SEC rules.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1)(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(4) ($)	Total ($)

Marc Benioff Chair of the Board and CEO	2026	1,550,000	833(5)	27,265,360	10,743,097	3,602,588	6,217,374	49,379,252
	2025	1,550,000	2,500	28,028,587	17,400,069	3,487,500	4,606,000	55,074,656
	2024	1,550,000	2,500	16,338,290	14,000,033	3,100,000	4,651,350	39,642,173
Robin Washington President and Chief Operating and Financial Officer(6)	2026	1,100,000	8,500,000	14,091,350(7)	2,685,820	1,988,525	80,004	28,445,699
Srinivas Tallapragada President and Chief Engineering and Customer Success Officer	2026	1,100,000	—	14,755,024	2,685,820	1,988,525	51,409	20,580,778
	2025	1,000,000	—	15,640,564	—	1,500,000	12,428	18,152,992
	2024	1,000,000	—	10,269,502	—	1,000,000	5,000	12,274,502
Miguel Milano President and Chief Revenue Officer	2026	1,000,000	1,125,000(8)	12,122,912	2,238,153	1,549,500	665,916	18,701,481
Parker Harris Co-Founder and Chief Technology Officer, Slack	2026	1,000,000	—	10,390,861	1,865,142	1,291,250	—	14,547,253
	2025	1,000,000	—	13,227,812	—	1,250,000	—	15,477,812
	2024	1,000,000	—	10,269,502	—	1,000,000	—	12,269,502
David Schmaier President and Chief Strategy Officer	2026	1,000,000	—	11,030,269	1,865,142	1,291,250	6,500	15,193,161
Amy Weaver Former President and Chief Financial Officer(9)	2026	153,889	—	1,038,519	—	—	37,655	1,230,063
	2025	1,050,000	—	15,640,564	—	1,575,000	16,888	18,282,452
	2024	1,000,000	—	10,269,502	—	1,000,000	6,072	12,275,574
1.Represents the aggregate grant date fair value of RSUs and PRSUs. The grant date fair value is determined for financial statement reporting purposes in accordance with FASB ASC Topic 718, and the amounts shown may not reflect the actual value realized by the recipient. PRSU and RSU values are included in this column to the extent the awards have a grant date under FASB ASC Topic

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718 in fiscal 2026. The grant date fair value for the TSR component of PRSUs (“Relative TSR PRSUs”) reflected in the table above is calculated by multiplying the target number of shares subject to the Relative TSR PRSUs by the estimated fair value using a Monte Carlo valuation method pursuant to FASB ASC Topic 718, as described in footnote 2 below. The grant date fair value for the non-GAAP operating margin component of the PRSUs (the “OM PRSUs”) and the Margin & Growth component of the PRSUs (the “M&G PRSUs”) reflected in the table above is calculated by multiplying the target number of shares subject to the OM PRSUs and the M&G PRSUs, as applicable, by the closing price of one share of our common stock on the grant date, as reduced by the present value of dividends expected to be paid on the underlying shares during the requisite service period. The grant date fair value for the OM PRSUs and the M&G PRSUs reported in the table above, assuming maximum performance will be achieved, is $32,103,250 for Mr. Benioff; $5,384,616 for Ms. Washington; $7,461,653 for Mr. Tallapragada; $5,871,596 for Mr. Milano; $5,469,766 for Mr. Harris; $6,748,582 for Mr. Schmaier; and $2,077,037 for Ms. Weaver. The grant date fair value for RSUs is calculated by multiplying the number of shares subject to the award by the closing price of one share of our common stock on the grant date. For additional information on the OM and M&G PRSU values included in this column, see footnote 3 to the fiscal 2026 “Grants of Plan-Based Awards Table” below.
2.The Monte Carlo valuation method simulates a range of possible future stock prices for Salesforce and each company in the PRSU Index Group over the relevant three-year performance periods using certain factual data and an assumed risk-free interest rate. For the Relative TSR PRSUs granted in fiscal 2026 (a) the expected term was based on the simulation period of 2.86 years, (b) the expected volatility of 35.84%, was based on the Company’s historical stock price volatility over the period equal to 2.86 years prior to the date of grant, and implied volatility on call options for the Company and the PRSU Index Group, consistent with the methodology addressed in FASB ASC Topic 718-10-55-37, and (c) the expected dividend rate for Salesforce’s stock was based on a dividend yield of 0.57%. In addition to the foregoing, the risk-free rate of interest was 3.88%, derived from prevailing interest rates on zero-coupon U.S. Treasury Bills for corresponding maturities. Based on this methodology, the valuation of the Relative TSR PRSUs was $287.09 for the fiscal 2026 Relative TSR PRSUs.
3.Amounts reported do not reflect compensation actually received by the NEO. Instead, the amounts reported are the grant date fair value of stock options granted to NEOs pursuant to FASB ASC Topic 718, excluding estimated forfeitures. The assumptions used to calculate the value of stock option awards are set forth under Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2026 filed with the SEC on March 2, 2026. The grant date fair value for the performance options granted in fiscal 2026 and reported in the table above, assuming maximum performance is achieved, is $21,486,192 for Mr. Benioff; $5,371,640 for Ms. Washington; $5,371,640 for Mr. Tallapragada; $4,476,305 for Mr. Milano; $3,730,285 for Mr. Harris; and $3,730,285 for Mr. Schmaier.
4.Details about the amounts in the “All Other Compensation” column for fiscal 2026 are set forth in the table below.

Named Executive Officer	401(k) Contribution(A) ($)	Other Amounts(B) ($)	Non-Employee Director Fees(C) ($)	HSR Filing Fee(D) ($)	Tax Gross-up(E) ($)	Aircraft Usage(F) ($)	Personal Security(G) ($)	Total ($)
Marc Benioff	6,000	–	–	850,000	761,374	183,646	4,416,354	6,217,374
Robin Washington	11,500	11,130	50,000	–	7,374	–	–	80,004
Srinivas Tallapragada	6,333	20,904	–	–	24,172	–	–	51,409
Miguel Milano	10,000	648,533	–	–	7,383	–	–	665,916
Parker Harris	–	–	–	–	—	–	–	—
David Schmaier	6,500	—	–	–	—	–	–	6,500
Amy Weaver	750	30,498	–	–	6,407	–	–	37,655
A.Includes Company matching and employer contributions under the Company 401(k) plan, which were made on the same basis as for other employees in the 401(k) plan.
B.For Ms. Washington, represents costs associated with financial counseling benefits ($4,559) and attendance at sporting events ($6,571). For Mr. Tallapragada, represents costs related to attendance, including attendance by family members, at certain motivational Company sales team and Company leadership events (collectively, “Company Leadership Events”). For Mr. Milano, represents (1) costs related to attendance, including attendance by family members, at Company Leadership Events ($11,380); (2) costs related to certain health insurance benefits ($45,014); (3) the first installment ($500,000) of a relocation assistance benefit, as described in the “Compensation Discussion and Analysis” above; (4) tax equalization benefits for income taxes related to business travel outside of Mr. Milano’s state of residence ($79,009); (5) costs associated with

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financial counseling benefits ($13,000); and (6) a de minimis recognition gift. For Ms. Weaver, represents costs associated with a gift in recognition of her service with the Company ($6,516); and COBRA costs provided per the terms of her Transition Agreement ($23,982).
C.Represents amounts paid to Ms. Washington under our Director Compensation Program, as described above under “—Compensation of Directors,” for her services as a non-employee director during fiscal 2026. This amount includes $50,000 in cash fees received by Ms. Washington for her service as Lead Independent Director ($37,500) and Chair of the Nominating & Corporate Governance Committee ($12,500) prior to becoming President and COFO. The annual cash fees are paid on a quarterly basis to the Lead Independent Director and the chairs of each Board committee under our Director Compensation Program. Ms. Washington stepped down from these Board leadership roles upon her appointment to President and COFO on March 21, 2025, and accordingly, did not receive additional cash fees.
D.Represents the Company’s payment of the filing fee associated with Mr. Benioff’s HSR Act filing otherwise payable by Mr. Benioff, as described in the “Compensation Discussion and Analysis” above.
E.For Mr. Benioff, represents a tax gross-up related to the HSR Act filing fee paid by the Company on Mr. Benioff’s behalf, as described in the “Compensation Discussion and Analysis” above. For Ms. Washington, represents a tax gross-up related to attendance at sporting events. For Mr. Tallapragada and Mr. Milano, represent tax gross-ups associated with costs to attend Company Leadership Events. For Ms. Weaver, represents a tax gross-up associated with a gift in recognition of her service with the Company.
F.For Mr. Benioff, represents the aggregate incremental cost to the Company attributable to Mr. Benioff’s work-related travel on private aircraft primarily between the location of his permanent residence and the Company’s headquarters in San Francisco, California, or other business destinations. The Company considers this travel to be business-related travel and the associated costs to be appropriate business expenses; however, certain portions of this travel may be deemed to be in the nature of commuting, and therefore compensatory and reportable as a perquisite under SEC rules. Accordingly, for purposes of determining the value reported as “All Other Compensation,” we calculated the aggregate incremental cost of flight time that, on a net basis, is attributable to work-related travel to or from the residential location on corporate aircraft, which includes hourly flight charges, fuel costs and surcharges, and other trip-associated costs such as landing fees and other miscellaneous costs. Occasionally, guests of NEOs may accompany them or other Salesforce employees, at no incremental cost to the Company, on corporate aircraft used for business purposes.
G.For Mr. Benioff, this amount represents an allocation of costs paid by the Company for security arrangements provided for Mr. Benioff that are in addition to security arrangements provided while at work or on business travel. For fiscal 2026, this amount reflects certain ongoing security expenses allocable to the Company. As described in the “Compensation Discussion and Analysis” above, we believe that costs associated with this security program are reasonable and for the Company’s benefit, and that they are a necessary and appropriate business expense.
5.Represents the value of a patent bonus awarded to Mr. Benioff.
6.Ms. Washington was appointed President and Chief Operating and Financial Officer effective March 21, 2025.
7.This amount includes the full grant date fair value ($374,845) of the fiscal 2026 non-employee director RSU award granted to Ms. Washington on February 1, 2025 pursuant to the terms of our Director Compensation Program, as described above under “—Compensation of Directors.” Non-employee director stock awards vest in four equal installments on February 22, May 22, August 22, and November 22, 2025. Ms. Washington vested in 1/4th of the award on February 22, 2025. Upon her appointment as President & COFO, she forfeited the remaining 3/4ths of the RSU award.
8.Represents the final three installments of the retention bonus granted to Mr. Milano per the terms of his employment offer letter, dated July 19, 2023, as described in the “Compensation Discussion and Analysis” above.
9.Ms. Weaver stepped down as President and Chief Financial Officer, effective March 20, 2025.

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Grants of Plan-Based Awards Table
The following table provides information on all plan-based awards granted to the NEOs during fiscal 2026.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Exercise or Base Price of Option Awards(5) ($)	Grant Date Fair Value of Stock and Option Awards(6) ($)
Name	Grant Date	Approval Date(1)	Threshold (#)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Marc Benioff	N/A	N/A	–	3,487,500	6,539,063	–	–	–	–	–	–
	03/22/25(7)	01/29/24	–	–	–	1,505	6,020	12,040	–	—	1,668,503
	03/22/25(7)	03/20/24	–	–	–	3,259	13,039	26,078	–	—	3,613,889
	03/22/25(8)	N/A	–	–	–	9,765	39,060	78,120	–	—	10,769,233
	03/22/25(8)	N/A	–	–	–	9,765	39,060	78,120	–	—	11,213,735
	03/22/25(9)	N/A	–	–	–	29,175	116,702	233,404	–	280.62	10,743,097
Robin Washington	N/A	N/A	–	1,925,000	3,609,375	–	–	–	–	–	–
	03/22/25(8)	N/A	–	–	–	2,441	9,765	19,530	–	—	2,692,308
	03/22/25(8)	N/A	–	–	–	2,441	9,765	19,530	–	—	2,803,434
	03/22/25(9)	N/A	–	–	–	7,294	29,176	58,352	–	280.62	2,685,820
	03/22/25(10)	N/A	–	–	–	–	–	–	29,295	–	8,220,763
	02/01/25(11)	12/05/24	–	–	–	–	–	–	1,097	–	374,845
Srinivas Tallapragada	N/A	N/A	–	1,925,000	3,609,375	–	–	–	–	–	–
	03/22/25(7)	03/20/24	–	–	–	936	3,747	7,494	–	–	1,038,519
	03/22/25(8)	N/A	–	–	–	2,441	9,765	19,530	–	–	2,692,308
	03/22/25(8)	N/A	–	–	–	2,441	9,765	19,530	–	–	2,803,434
	03/22/25(9)	N/A	–	–	–	7,294	29,176	58,352	–	280.62	2,685,820
	03/22/25(10)	N/A	–	–	–	–	–	–	29,295	—	8,220,763
Miguel Milano	N/A	N/A	–	1,500,000	2,812,500	–	–	–	–	–	–
	03/22/25(7)	03/20/24	–	–	–	624	2,498	4,996	–	–	692,346
	03/22/25(8)	N/A	–	–	–	2,034	8,137	16,274	–	–	2,243,452
	03/22/25(8)	N/A	–	–	–	2,034	8,138	16,276	–	–	2,336,338
	03/22/25(9)	N/A	–	–	–	6,078	24,313	48,626	–	280.62	2,238,153
	03/22/25(10)	N/A	–	–	–	–	–	–	24,413	–	6,850,776
Parker Harris	N/A	N/A	–	1,250,000	2,343,750	–	–	–	–	–	–
	03/22/25(7)	03/20/24	–	–	–	780	3,122	6,244	–	–	865,294
	03/22/25(8)	N/A	–	–	–	1,695	6,781	13,562	–	–	1,869,590
	03/22/25(8)	N/A	–	–	–	1,695	6,782	13,564	–	–	1,947,044
	03/22/25(9)	N/A	–	–	–	5,065	20,261	40,522	–	280.62	1,865,142
	03/22/25(10)	N/A	–	–	–	–	–	–	20,344	–	5,708,933
David Schmaier	N/A	N/A	–	1,250,000	2,343,750	–	–	–	–	–	–
	03/22/25(7)	04/08/23	–	–	–	576	2,307	4,614	–	–	639,408
	03/22/25(7)	03/20/24	–	–	–	780	3,122	6,244	–	–	865,294
	03/22/25(8)	N/A	–	–	–	1,695	6,781	13,562	–	–	1,869,590
	03/22/25(8)	N/A	–	–	–	1,695	6,782	13,564	–	–	1,947,044
	03/22/25(9)	N/A	–	–	–	5,065	20,261	40,522	–	280.62	1,865,142
	03/22/25(10)	N/A	–	–	–	–	–	–	20,344	–	5,708,933
Amy Weaver	03/22/25(7)	03/20/24	–	–	–	936	3,747	7,494	–	–	1,038,519
1.This column reflects the effective date for which the Compensation Committee approved (i) all material terms of each grant of fiscal 2024 and 2025 OM PRSUs, except PRSU performance goals for subsequent fiscal years, which were approved at the later date reflected in the “Grant Date” column, and (ii) Ms. Washington’s non-employee director RSUs, which were granted on the later date reflected in the “Grant Date” column. For financial reporting purposes, equity awards are measured at fair value on the grant date as defined by FASB ASC Topic 718.

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2.The Company’s non-equity incentive plan awards, and how they were determined under the Annual Performance Bonus Plan (“APB”), are based upon a formula that may include some discretion as to amounts paid, as discussed above under “Compensation Discussion and Analysis—Fiscal 2026 Compensation for Named Executive Officers—Annual Performance-Based Cash Bonuses.” “Maximum” amounts shown reflect a 150% cap on corporate funding and a 125% individual multiplier limit on payouts to executive officers. Actual amounts paid for fiscal 2026 were equal to 103.3% of target, based on corporate funding of 103.3% and individual multipliers of 100%, as reflected in the Summary Compensation Table.
3.As described in the “Compensation Discussion and Analysis” above, PRSUs are earned and eligible to vest based on (i) our TSR ranking relative to the PRSU Index Group measured over a three-year performance period, (ii) our non-GAAP operating margin performance for three annual measurement periods tied to each fiscal year in the three-year performance period (or four annual measurement periods tied to each fiscal year in a four-year performance period for Mr. Schmaier’s fiscal 2024 OM grant), or (iii) Margin & Growth performance for three annual measurement periods tied to each fiscal year in the three-year performance period, as applicable. Earned PRSUs become eligible to cliff vest on the dates set forth below. Amounts in this table represent the threshold, target and maximum units for PRSUs with a grant date established under FASB ASC Topic 718 in fiscal 2026. Because the grant date under FASB ASC Topic 718 occurs when the applicable performance goals are approved, the target number of PRSUs is calculated based on the portion of an award for which performance targets were set in fiscal 2026 as follows:

PRSU Grants	Approval Date	Grant Date (FASB ASC Topic 718)	Goals Established in Fiscal 2026: Tranche (Measurement Period)	Portion of Target Number of PRSUs Subject to Total PRSU Award (for relevant fiscal year)	Vest Date(s)

FY24 OM PRSUs (Mr. Schmaier)	4/8/2023	3/22/2025	Tranche 4 (FY27)	1/8th	4/22/2027
FY24 CEO OM PRSUs	1/29/2024	3/22/2025	Tranche 3 (FY27)	1/6th	3/22/2027
FY25 OM PRSUs (All NEOs, except Ms. Washington)	3/20/2024	3/22/2025	Tranche 3 (FY27)	1/6th	3/22/2027
FY26 M&G PRSUs (All NEOs, except Ms. Weaver)	3/22/2025	3/22/2025	Tranches 1, 2, 3 (FY26, FY27, FY28)	3/6ths	3/22/2028
FY26 Relative TSR PRSUs (All NEOs, except Ms. Weaver)	3/22/2025	3/22/2025	Tranche 1 (FY26 - FY28)	3/6ths	3/22/2028
For additional detail regarding the terms of our PRSUs, including the PRSUs approved by the Compensation Committee in fiscal 2026, see the discussion above under “Compensation Discussion and Analysis—Fiscal 2026 Long-Term Equity Incentives.”
4.All RSUs, PRSUs, and performance options were granted under our stockholder-approved 2013 Equity Incentive Plan.
5.The exercise price of the stock options is equal to the closing market price of our common stock on the grant date or, if the grant date is not a trading day, the closing price on the most recent trading day preceding the grant date.
6.Amounts determined in accordance with FASB ASC Topic 718. For RSUs, represents the aggregate grant date fair value calculated by multiplying the number of shares subject to the award by the closing price of one share of our common stock on the grant date. The assumptions used to calculate the value of stock option awards are set forth under Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2026 filed with the SEC on March 2, 2026. Regardless of the reported value of a stock option on the grant date, the actual value realized will depend on the excess, if any, of the market value of our common stock over the exercise price if and when the option is exercised. For Relative TSR PRSUs the aggregate grant date fair value is calculated by multiplying the number of shares subject to the award by the estimated fair value using a Monte Carlo valuation method pursuant to FASB ASC Topic 718. For further information on the Monte Carlo valuation method, please see footnote 2 to the Summary Compensation Table for Fiscal 2026 above. For OM and M&G PRSUs with a grant date established under FASB ASC Topic 718 in fiscal 2026, the aggregate grant date fair value is calculated by multiplying the target number of shares subject to the PRSUs by the closing price of one share of our common stock on the grant date, as reduced by the present value of dividends expected to be paid on the underlying shares during the requisite service period.
7.Represents PRSUs with a grant date established under FASB ASC Topic 718 in fiscal 2026. Accordingly, amounts reflect (i) the third tranche of the FY24 CEO OM PRSUs, and (ii) the third tranche of the FY25 OM PRSUs, and any of such PRSUs that are ultimately earned are eligible to vest on March 22, 2027. In addition, for Mr. Schmaier, amounts represent the fourth tranche of his FY24 OM PRSUs, which, to the extent earned, are eligible to vest on April 22, 2027.
8.Represents the Relative TSR and M&G PRSUs granted in fiscal 2026; to the extent earned, these PRSUs are eligible to vest on March 22, 2028.

Salesforce, Inc.	77	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
9.Represents performance options that are earned based on fiscal 2026 Agentforce & Data 360 ARR performance. Any earned performance options vest 1/4th on the first anniversary of the grant date, and the remaining 3/4ths vests in equal monthly installments thereafter until the award is fully vested, subject to the NEO’s continuous service through each applicable vesting date.
10.Represents RSUs that vest over four years; 1/4th of the award vests on the first anniversary of the grant date, and 1/16th vests quarterly thereafter until the award is fully vested, subject to the NEO’s continued service through each applicable vesting date.
11.Represents the Director RSU award granted to Ms. Washington on February 1, 2025 in accordance with the terms of our Director Compensation Policy. The Director RSU awards vest in four equal installments, with 1/4th of the award vesting on each of February 22, 2025, May 22, 2025, August 22, 2025 and November 22, 2025. Ms. Washington vested in 1/4th of the award on February 22, 2025. Upon her appointment as President & COFO, she forfeited the remaining 3/4ths of the RSU award.

Salesforce, Inc.	78	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Outstanding Equity Awards at Fiscal 2026 Year-End Table
The following table provides information about outstanding equity awards held by our NEOs as of January 31, 2026.

	Option Awards				Stock Awards

Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3) ($)

Marc Benioff
04/22/2020	201,782	—	154.14	4/22/2027	–	–	–	–
03/22/2021	158,260	—	215.17	3/22/2028	–	–	–	–
06/22/2022	170,941	19,877	167.45	6/22/2029	–	–	–	–
03/22/2023	69,282	28,529	186.51	3/22/2030	–	–	–	–
04/08/2023	–	—	–	–	20,874(5)	4,431,341	–	–
04/08/2023	–	—	–	–	18,886(6)	4,009,309	–	—
01/29/2024	45,015	45,015	287.86	1/29/2031	–	–	–	–
01/29/2024	–	—	–	–	–	–	18,060(7)	3,833,957
01/29/2024	–	—	–	–	–	–	6,020(8)	1,277,986
03/20/2024	–	—	–	–	–	–	6,020(9)	1,277,986
03/20/2024	–	—	–	–	5,714(10)	1,213,025	–	—
03/22/2024	77,677	91,801	307.77	3/22/2031	–	–	–	–
03/22/2024	–	—	–	–	–	–	39,117(11)	8,304,148
03/22/2024	–	–	–	–	–	–	26,078(12)	5,536,099
03/22/2025	–	233,404(13)	280.62	3/22/2032	–	–	–	–
03/22/2025	–	–	–	–	–	–	39,060(14)	8,292,047
03/22/2025	–	–	–	–	–	–	6,020(15)	1,277,986
03/22/2025	–	–	–	–	–	–	13,039(15)	2,768,049
03/22/2025	–	–	–	–	–	–	78,120(16)	16,584,095
Robin Washington
03/22/2025	–	58,352(13)	280.62	3/22/2032	–	–	–	–
03/22/2025	–	–	–	–	29,295	6,219,036	–	–
03/22/2025	–	–	–	–	–	–	9,765(14)	2,073,012
03/22/2025	–	–	–	–	–	–	19,530(16)	4,146,024

Salesforce, Inc.	79	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

	Option Awards				Stock Awards

Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3) ($)

Srinivas Tallapragada
03/22/2022	20,241	4,498	218.21	3/22/2029	–	–	–	–
03/22/2022	–	—	–	–	1,003	212,927
04/08/2023	–	—	–	–	8,927	1,895,113	–	–
04/08/2023	–	—	–	–	12,756(5)	2,707,971	–	—
04/08/2023	–	—	–	–	11,542(6)	2,450,251	–	—
03/20/2024	–	—	–	–	3,492(10)	741,317	–	—
03/22/2024	–	—	–	–	13,708	2,910,071	–	–
03/22/2024	–	—	–	–	–	–	11,241(11)	2,386,352
03/22/2024	–	—	–	–	–	–	7,494(12)	1,590,901
03/22/2025	–	58,352(13)	280.62	3/22/2032	–	–	–	–
03/22/2025	–	–	–	–	29,295	6,219,036	–	–
03/22/2025	–	–	–	–	–	–	9,765(14)	2,073,012
03/22/2025	–	–	–	–	–	–	3,747(15)	795,451
03/22/2025	–	–	–	–	–	–	19,530(16)	4,146,024
Miguel Milano
08/22/2023	–	—	–	–	11,639	2,470,843	–	–
08/22/2023	–	—	–	–	–	–	12,185(5)	2,586,754
08/22/2023	–	—	–	–	12,347(6)	2,621,145	–	—
03/20/2024	–	—	–	–	3,737(10)	793,328	–	—
03/22/2024	–	—	–	–	9,139	1,940,118	–	–
03/22/2024	–	—	–	–	–	–	7,494(11)	1,590,901
03/22/2024	–	—	–	–	–	–	4,996(12)	1,060,601
03/22/2025	–	48,626(13)	280.62	3/22/2032	–	–	–	–
03/22/2025	–	–	–	–	24,413	5,182,636	–	–
03/22/2025	–	–	–	–	–	–	8,138(14)	1,727,616
03/22/2025	–	—	–	–	–	–	2,498(15)	530,300
03/22/2025	–	–	–	–	–	–	16,274(16)	3,454,807

Salesforce, Inc.	80	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

	Option Awards				Stock Awards

Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3) ($)

Parker Harris
04/22/2020	138,725	—	154.14	4/22/2027	–	–	–	–
03/22/2021	105,508	—	215.17	3/22/2028	–	–	–	–
03/22/2022	103,454	4,498	218.21	3/22/2029	–	–	–	–
03/22/2022	–	—	–	–	1,003	212,927	–	–
04/08/2023	–	—	–	–	8,927	1,895,113	–	–
04/08/2023	–	—	–	–	12,756(5)	2,707,971	–	—
04/08/2023	–	—	–	–	11,542(6)	2,450,251	–	—
03/20/2024	–	—	–	–	3,492(10)	741,317	–	—
03/22/2024	–	—	–	–	11,424	2,425,201	–	–
03/22/2024	–	—	–	–	–	–	9,368(11)	1,988,733
03/22/2024	–	—	–	–	–	–	6,245(12)	1,325,751
03/22/2025	–	40,522(13)	280.62	3/22/2032	–	–	–	–
03/22/2025	–	–	–	–	20,344	4,318,828	–	–
03/22/2025	–	–	–	–	–	–	6,782(14)	1,439,751
03/22/2025	–	–	–	–	–	–	3,122(15)	662,769
03/22/2025	–	–	–	–	–	–	13,562(16)	2,879,077
David Schmaier
07/22/2020	33,958	–	191.31	7/22/2027	–	–	–	–
03/22/2021	64,570	–	215.17	3/22/2028	–	–	–	–
03/22/2022	80,756	3,512	218.21	3/22/2029	–	–	–	–
03/22/2022	–	–	–	–	712	151,150	–	–
04/08/2023	–	–	–	–	8,843	1,877,280	–	–
04/08/2023	–	–	–	–	2,584(17)	548,557	–	–
04/08/2023	–	–	–	–	–	–	4,614(18)	979,506
03/20/2024	–	–	–	–	2,099(19)	445,597	–	–
03/22/2024	–	–	–	–	11,424	2,425,201	–	–
03/22/2024	–	–	–	–	–	–	9,368(11)	1,988,733
03/22/2024	–	–	–	–	–	–	6,245(12)	1,325,751
03/22/2025	–	40,522(13)	280.62	3/22/2032	–	–	–	–
03/22/2025	–	–	–	–	20,344	4,318,828	–	–
03/22/2025	–	–	–	–	–	–	6,782(14)	1,439,751
03/22/2025	–	–	–	–	–	–	2,307(20)	489,753
03/22/2025	–	–	–	–	–	–	3,122(15)	662,769
03/22/2025	–	–	–	–	–	–	13,562(16)	2,879,077

Salesforce, Inc.	81	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

	Option Awards				Stock Awards

Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3) ($)

Amy Weaver
—	–	–	–	–	–	–	–	–
1.Options were granted under the 2013 Equity Plan and vest over four years; 25% of the total option shares (or, for PSOs, the total earned option shares) vests on the first anniversary of the grant date, and the balance vests in equal monthly installments over the remaining 36 months, generally subject to continued service through the applicable vesting date.
2.RSUs were granted under the 2013 Equity Incentive Plan and, except with respect to PRSUs for which the performance period has concluded, but vesting of the earned shares is subject to an additional continued service vesting requirement (as described further in the footnotes below), vest over four years; 25% of the RSUs vests on the first anniversary of the grant date, and the balance vests in equal quarterly installments over the remaining 36 months, except that, for the time-based RSUs granted on April 8, 2023, 1/4th of the RSUs vested on April 22, 2024, and the balance vests in equal quarterly installments over the remaining 36 months, in each case, generally subject to continued service through the applicable vesting date.
3.The market value of unvested RSUs and PRSUs is based on the closing market price of the Company’s common stock on January 30, 2026, the last trading day of fiscal 2026, of $212.29 per share.
4.Represents PRSUs that are eligible to be earned based on non-GAAP operating margin, Margin & Growth, and relative TSR performance, as applicable. For additional information on PRSU terms, see the discussion under “Compensation Discussion and Analysis—Fiscal 2026 Long-Term Equity Incentives” above.
5.For Messrs. Benioff, Tallapragada and Harris, represents the number of shares subject to the Relative TSR PRSUs that were earned based on the Company’s TSR for the three-year performance period covering fiscal 2024 through fiscal 2026, relative to companies in the PRSU Index Group. For Mr. Milano, represents Relative TSR PRUs, assuming maximum achievement, that are eligible to be earned based on the Company’s TSR for the three-year performance period covering August 22, 2023 through August 22, 2026, relative to companies in the PRSU Index Group. The earned PRSUs are eligible to vest on April 22, 2026 for Messrs. Benioff, Tallapragada and Harris, and on September 15, 2026 for Mr. Milano, in each case, generally subject to continued service through the applicable vesting date.
6.Represents the number of shares subject to the OM PRSUs that were earned based on the Company’s fiscal 2024 and fiscal 2025 non-GAAP operating margin performance. The earned PRSUs are eligible to vest on April 22, 2026 for Messrs. Benioff, Tallapragada and Harris and on September 15, 2026 for Mr. Milano, in each case, generally subject to continued service through the applicable vesting date.
7.Represents Relative TSR PRSUs, assuming target achievement, that are eligible to be earned based on the Company’s TSR for the three-year performance period covering fiscal 2025 through fiscal 2027, relative to companies in the PRSU Index Group. Any earned PRSUs are eligible to vest on March 22, 2027, generally subject to continued service through the vesting date.
8.Represents OM PRSUs that are eligible to be earned based on fiscal 2025 non-GAAP operating margin performance, assuming target achievement. Any earned PRSUs are eligible to vest on March 22, 2027, generally subject to continued service through the vesting date.
9.Represents OM PRSUs that are eligible to be earned based on fiscal 2026 non-GAAP operating margin performance, assuming target achievement. Any earned PRSUs are eligible to vest on March 22, 2027, generally subject to continued service through the vesting date.
10.Represents the number of shares subject to OM PRSUs that were earned based on the Company’s fiscal 2026 non-GAAP operating margin performance. This represents the third tranche of the OM PRSUs granted on April 8, 2023 for Messrs. Benioff, Tallapragada and Harris, and on August 22, 2023 for Mr. Milano. The performance goals applicable to the third tranche of such awards were set on March 20, 2024; therefore, these tranches are disclosed in the table above with a grant date of March 20, 2024, in accordance with FASB ASC Topic 718 and applicable SEC regulations. The earned PRSUs are eligible to vest on April 22, 2026 for Messrs. Benioff, Tallapragada and Harris, and on September 15, 2026 for Mr. Milano, in each case, generally subject to continued service through the applicable vesting date.

Salesforce, Inc.	82	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
11.Represents Relative TSR PRSUs, assuming target achievement, that are eligible to be earned based on the Company’s TSR for the three-year performance period covering fiscal 2025 through fiscal 2027, relative to companies in the PRSU Index Group. Any earned PRSUs are eligible to vest on March 22, 2027, generally subject to continued service through the vesting date.
12.Represents OM PRSUs that are eligible to be earned based on fiscal 2025 and fiscal 2026 non-GAAP operating margin performance, assuming target achievement. Any earned PRSUs are eligible to vest on March 22, 2027, generally subject to continued service through the vesting date.
13.Represents the number of shares subject to each PSO that were earned based on the Company’s fiscal 2026 Agentforce & Data 360 ARR performance. The performance period applicable to the PSOs ended on January 31, 2026, and 25% of the number of earned shares subject to each PSO reported above vested on the first anniversary of the grant date. The remaining earned shares subject to the PSOs are eligible to vest in equal monthly installments over the following 36 months, generally subject to continued service through the applicable vesting date.
14.Represents Relative TSR PRSUs, assuming target achievement, that are eligible to be earned based on the Company’s TSR for the three-year performance period covering fiscal 2026 through fiscal 2028, relative to companies in the PRSU Index Group. Any earned PRSUs are eligible to vest on March 22, 2028, generally subject to continued service through the vesting date.
15.Represents OM PRSUs that are eligible to be earned based on fiscal 2027 non-GAAP operating margin performance, assuming target achievement. This represents the third tranche of the OM PRSUs granted on January 29, 2024 for Mr. Benioff and March 22, 2024 for Messrs. Benioff, Tallapragada, Milano, Harris and Schmaier. The performance goals applicable to the third tranche of such awards were set on March 22, 2025; therefore, these tranches are disclosed in the table above with a grant date of March 22, 2025, in accordance with FASB ASC Topic 718 and applicable SEC regulations. Any earned PRSUs are eligible to vest on March 22, 2027, generally subject to continued service through the vesting date.
16.Represents M&G PRSUs that are eligible to be earned based on fiscal 2026, 2027 and 2028 Margin & Growth performance, assuming maximum achievement. Any earned PRSUs are eligible to vest on March 22, 2028, generally subject to continued service through the vesting date.
17.Represents the number of shares subject to the Relative TSR PRSUs that were earned based on the Company’s TSR for the performance period covering fiscal 2024 through fiscal 2026, relative to companies in the PRSU Index Group. The earned PRSUs are eligible to vest on April 22, 2026, generally subject to continued service through the vesting date.
18.Represents Relative TSR PRSUs, assuming maximum achievement, that are eligible to be earned based on the Company’s TSR for the performance period covering fiscal 2024 through fiscal 2027, relative to companies in the PRSU Index Group. Any earned PRSUs are eligible to vest on April 22, 2027, generally subject to continued service through the vesting date.
19.Represents the number of shares subject to the OM PRSUs that were earned based on the Company’s OM performance for the performance period covering fiscal 2026. This represents the third tranche of the OM PRSUs granted on April 8, 2023. The performance goal applicable to the third tranche such award was set on March 20, 2024; therefore, this tranche is disclosed in the table above with a grant date of March 20, 2024, in accordance with FASB ASC Topic 718 and applicable SEC regulations. The earned PRSUs are eligible to vest on April 22, 2026, generally subject to continued service through the vesting date.
20.Represents OM PRSUs, assuming target achievement, that are eligible to be earned based on the Company’s OM performance for the performance period covering fiscal 2027. The performance goal applicable to the fourth tranche of such award was set on March 22, 2025; therefore, this tranche is disclosed in the table above with a grant date of March 22, 2025, in accordance with FASB ASC Topic 718 and applicable SEC regulations. Any earned PRSUs are eligible to vest on April 22, 2027, generally subject to continued service through the vesting date.

Salesforce, Inc.	83	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Option Exercises and Stock Vested Table
The following table provides information on an aggregate basis about option exercises and the vesting of stock awards during fiscal 2026 for each NEO.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting(3) ($)

Marc Benioff	195,873	17,568,535	93,109	23,983,016
Robin Washington	–	–	275	85,195
Srinivas Tallapragada	11,144	947,960	42,087	10,909,564
Miguel Milano	–	–	13,757	3,703,041
Parker Harris	134,662	9,857,124	40,310	10,427,897
David Schmaier	–	–	40,569	10,390,551
Amy Weaver	44,077	3,119,805	31,680	8,274,648
1.The value realized on exercise is calculated by multiplying the difference between the market price of Company common stock on the exercise date and the applicable exercise price, by the number of shares of Company common stock underlying the options exercised.
2.Represents shares of Company common stock released upon vesting of RSUs and PRSUs for NEOs that vested during fiscal 2026.
3.The value realized on vesting is determined by multiplying the number of units that vested by the closing price of the Company’s common stock on the vesting date.

Salesforce, Inc.	84	2026 Proxy Statement

Employment Contracts and Certain Transactions
Executive Officer Offer Letters and Agreements
Each NEO is an “at-will” employee. Our offer letters with our NEOs provide for one or more of the following: annual base salary, an annual bonus opportunity based on Company and individual performance, initial grants of equity awards and participation in our Company-wide employee benefit plans. Our offer letters with Ms. Washington and Mr. Milano each provide that if they are involuntarily terminated by the Company for reasons other than cause, subject to their execution of a release of claims in favor of the Company, they will be eligible to receive cash severance equal to one year of their annual base salary and target bonus, each at the level in effect immediately prior to their termination date, payable in monthly installments for twelve months following termination, and subject to their refraining from providing services to a competitor during such time.
Change of Control
We have entered into Change of Control and Retention Agreements with each of our NEOs. Pursuant to these agreements, if the NEO’s employment is terminated without cause (as defined in the agreement) or the NEO resigns for good reason (as defined in the agreement) within three months prior to, or 18 months after, a change of control (as defined in the agreement) of the Company, the NEO will be entitled to receive the following payments and benefits:
•A lump sum payment equal to 150% (or 200% for Mr. Benioff) of annual base salary and target bonus;
•Company-paid premiums for health care (medical, dental, and vision) continuation coverage for the NEO and eligible dependents for a period of up to 18 months (or 24 months for Mr. Benioff) following termination; and
•Full vesting acceleration of outstanding unvested equity awards held by the NEO at the time of termination.
Each Change of Control and Retention Agreement provides that termination payments and benefits will be either delivered in full or to such lesser extent as would result in no portion of such termination benefits being subject to the excise tax imposed by the “golden parachute” rules of Section 4999 of the Internal Revenue Code of 1986, as amended, whichever of the foregoing amounts, after taking into account all applicable taxes, results in the greatest amount of termination benefits to the executive on an after-tax basis.
Receipt of payments and benefits under each agreement is conditioned upon execution by the NEO of a release of claims in favor of the Company and continued compliance by the NEO with confidentiality obligations.
Performance-Based Restricted Stock Units and Performance Options
The PRSUs and performance options granted to our NEOs, including our CEO, provide that if a change of control of the Company occurs during the NEO’s employment and before the end of the applicable performance period, a number of PRSUs or PSOs will become eligible to vest as follows:
•PRSUs will vest based on (1) our actual TSR performance ranking relative to the PRSU Index Group from the grant date through the date of the change of control and, (2) as applicable, our actual non-GAAP operating margin or Margin & Growth performance if the change of control occurs on or after the last day of an annual measurement period (or periods) or assumed target performance for any annual measurement periods in progress or that have not yet commenced as of the date of the change of control, with the number of non-GAAP operating margin or Margin & Growth PRSUs eligible to vest based on the average payout percentage for the three-year performance period (the “eligible PRSUs”).
•PSOs will vest based on our actual Agentforce & Data 360 ARR performance if the change of control occurs on or after the last day of the performance period, or assumed target performance if the change of control occurs during the performance period (the “eligible PSOs”).

Salesforce, Inc.	85	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
•As of the date of the change of control, a prorated portion of the eligible PRSUs and eligible PSOs (if any) will vest to reflect the portion of the performance period (or original vesting period, in the case of PSOs) that has elapsed through such date, with the remaining eligible PRSUs and eligible PSOs vesting in equal calendar quarterly (in the case of PRSUs) or monthly (in the case of PSOs) installments thereafter over the remainder of the original performance or vesting period, subject to the NEO’s continued employment through each vesting date. Any eligible PRSUs and eligible PSOs are also subject to accelerated vesting if the NEO incurs a qualifying termination of employment, in the case of PRSUs and PSOs, within three months before, or, in the case of PRSUs, 18 months after, a change of control of the Company in accordance with the terms of the NEO’s existing Change of Control and Retention Agreement.
If a change of control of the Company occurs within the three-month period after an NEO ceases to be an employee, and such officer qualified for severance payments and benefits under his or her Change of Control and Retention Agreement, the rules described in the preceding paragraph apply as if such officer had remained an employee through the date of the change of control. Therefore, assuming the NEO qualifies for severance payments and benefits under his or her Change of Control and Retention Agreement, he or she will be entitled to full vesting of any and all shares eligible to vest based on the TSR, non-GAAP operating margin, Margin & Growth and Agentforce & Data 360 ARR performance (determined as described above) as of the date performance is certified.
Weaver Transition Agreement
In connection with her decision to step down from her role as President and Chief Financial Officer of the Company, the Company entered into a transition agreement with Ms. Weaver on August 28, 2024, as amended on February 5, 2025 and March 4, 2025 (the “Transition Agreement”). Under the Transition Agreement, Ms. Weaver served as President and CFO through March 20, 2025, as Special Advisor to the CEO until May 2, 2025 (March 21, 2025 to May 2, 2025, the “Transition Period”), and as an independent contractor until July 3, 2025 (May 3, 2025 to July 3, 2025, the “Consulting Period”). Pursuant to the Transition Agreement, Ms. Weaver received her current annual base salary of $1,050,000 through March 20, 2025 and a base salary at an annual rate of $75,000 during the Transition Period. Subject to an effective release of claims against the Company, Ms. Weaver received 12 months of Company-paid COBRA coverage following her termination of employment. Ms. Weaver’s outstanding and unvested PRSU awards were forfeited upon her transition to an independent contractor on May 2, 2025; however, her outstanding RSUs and stock options continued to vest during the consulting period.
Special Vesting Rules Upon Death
Pursuant to Company policy, upon the death of an employee (including NEOs), the employee’s unvested option (other than performance option) and RSU awards will vest automatically, up to a maximum of $5 million in value. Performance options and PRSUs are not subject to this benefit.
Potential Payments Upon Qualifying Termination of Employment or a Change in Control
The information below reflects the estimated value of compensation to be paid to each of the NEOs, assuming a change in control of the Company or qualifying termination occurred on January 31, 2026. For this hypothetical calculation, we have used each NEO’s compensation level as of January 31, 2026 (and, where applicable, the Company’s closing stock price on January 30, 2026, the last trading day of fiscal 2026). Since several factors (e.g., the time of year when the event occurs and the Company’s stock price) could affect the nature and amount of benefits an NEO could potentially receive, any amounts paid or distributed upon a future termination may be different from those shown in the following table.

Salesforce, Inc.	86	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

Name	Salary and Bonus(1) ($)	Value of Continuation of Benefits ($)	Value of Accelerated Equity Awards ($)	Total ($)

Marc Benioff
Change in Control	–	–	24,075,384(2)	24,075,384
Qualifying Termination in Connection with a Change in Control	10,075,000	83,833	37,051,170(3)	47,210,003
Death	–	–	5,000,000(4)	5,000,000
Robin Washington
Qualifying Termination	3,025,000(5)	–	–	3,025,000
Change in Control	–	–	691,004(2)	691,004
Qualifying Termination in Connection with a Change in Control	4,537,500	63,613	8,292,047(3)	12,893,160
Death	–	–	5,000,000(4)	5,000,000
Srinivas Tallapragada
Change in Control	–	–	8,882,426(2)	8,882,426
Qualifying Termination in Connection with a Change in Control	4,537,500	63,613	22,646,036(3)	27,247,149
Death	–	–	5,000,000(4)	5,000,000
Miguel Milano
Qualifying Termination	2,500,000(5)	–	–	2,500,000
Change in Control	–	–	6,761,649(2)	6,761,649
Qualifying Termination in Connection with a Change in Control	3,750,000	125,583	18,552,448(3)	22,428,031
Death	–	–	5,000,000(4)	5,000,000
Parker Harris
Change in Control	–	–	8,289,075(2)	8,289,075
Qualifying Termination in Connection with a Change in Control	3,375,000	63,613	19,054,513(3)	22,493,126
Death	–	–	5,000,000(4)	5,000,000
David Schmaier
Change in Control	–	–	3,794,896(2)	3,794,896
Qualifying Termination in Connection with a Change in Control	3,375,000	47,940	15,107,618(3)	18,530,558
Death	–	–	5,000,000(4)	5,000,000
Amy Weaver(6)
COBRA Continuation Coverage following Termination	–	23,982	–	23,982

Salesforce, Inc.	87	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
1.Based on salary and bonus targets as of January 31, 2026.
2.Represents acceleration of a pro-rated portion of any unvested PRSUs and PSOs held by the NEO as of January 31, 2026, based on (i) the Company’s relative TSR or Agentforce & Data 360 ARR performance through January 31, 2026 and our actual non-GAAP operating margin or Margin & Growth performance for fiscal year measurement periods ending on or before January 31, 2026, as applicable, or (ii) target performance for fiscal year measurement periods ending after January 31, 2026, and based on a closing stock price of $212.29 on January 30, 2026 (the last trading day of fiscal 2026), less the applicable exercise price for each PSO for which vesting would have been accelerated. The portion of the unvested PRSUs and PSOs that accelerate and vest is determined by reference to a fraction of the original performance period that was complete as of January 31, 2026. The remaining portion of the PRSUs and PSOs would vest in equal installments on a quarterly (for PRSUs) or monthly (for PSOs) basis over the remainder of the original vesting period, subject to the NEO’s continued employment through each such vesting date.
3.Represents acceleration of any unvested options (including any earned PSOs) and RSUs, as well as acceleration of a portion of any unvested PRSUs held by the NEO as of January 31, 2026, based on the Company’s relative TSR performance through January 31, 2026 and non-GAAP operating margin, Margin & Growth and Agentforce & Data 360 ARR performance, as applicable, based on actual performance through fiscal 2026, or target performance for later fiscal years, as described in footnote 2 above, and the closing market price of the Company’s common stock of $212.29 on January 30, 2026 (the last trading day of fiscal 2026), less the applicable exercise price for each option for which vesting would have been accelerated.
4.All employees, including NEOs, are eligible for accelerated vesting of unvested options (other than PSOs) and RSUs, up to a maximum of $5 million, upon their death.
5.Pursuant to their offer letters with the Company, if Ms. Washington or Mr. Milano is involuntarily terminated by the Company for reasons other than cause, subject to their execution of a release of claims in favor of the Company, they will be eligible to receive cash severance equal to one year of their annual base salary and target bonus, each at the level in effect immediately prior to their termination date, payable in monthly installments for twelve months following termination, and subject to their refraining from providing services to a competitor during such time.
6.Pursuant to the Transition Agreement with Ms. Weaver, after the end of the Transition Period (as defined in the Transition Agreement), and subject to her execution of a release of claims against the Company, Ms. Weaver was eligible to receive up to 12 months of Company paid COBRA coverage. Following her termination, Ms. Weaver did not receive any severance benefits from the Company, other than COBRA coverage.
Indemnification Agreements
The Company has entered into an indemnification agreement with each of our directors and Executive Officers. The indemnification agreements and our Certificate of Incorporation and Bylaws require us to indemnify our directors and Executive Officers to the fullest extent permitted by Delaware law.
Compensation Committee Interlocks and Insider Participation
David B. Kirk, Neelie Kroes, Mason Morfit, John V. Roos, and Maynard Webb served on the Compensation Committee during fiscal 2026. No member of the Compensation Committee was an employee, officer, or former officer of the Company or any of our subsidiaries. No member of the Compensation Committee had any relationship requiring disclosure under the “Related Party and Other Transactions” section below.
Policies and Procedures with Respect to Related Party Transactions
Our Board is committed to the highest legal and ethical standards of conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Our Audit Committee Charter requires that the Audit Committee approve any related party transactions, after reviewing each such transaction for potential conflicts of interest and other improprieties. Further, the Company has in place written Related Party Transaction Policies and Procedures, under which the Audit Committee reviews and approves or, where pre-approval is not reasonably practical, ratifies any related party transactions. In approving or rejecting a proposed transaction, our Audit Committee will consider the relevant facts and circumstances, including the costs and benefits to the Company, the nature of the related party’s interest in the transaction, the availability and terms of other sources for comparable services or products, and, if applicable, the impact on a director’s independence.

Salesforce, Inc.	88	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Related Party and Other Transactions
Except for the compensation of directors and executive officers described earlier and the transactions set forth below, there were no transactions since the beginning of fiscal 2026 in which the Company was a party, the amount involved in the transaction exceeds $120,000 and in which any director, director nominee, executive officer, holder of more than 5% of our capital stock, or immediate family member of any of the foregoing individuals had or will have a direct or indirect material interest.
Marc Benioff, our Chair and CEO, owns entities that publish TIME Magazine, with which the Company does business in the ordinary course. In fiscal 2026, entities affiliated with TIME Magazine paid approximately $450,000 for cloud service offerings from the Company on terms consistent with those available to unaffiliated third parties.
Mr. Benioff entered into Time Sharing Agreements with the Company in March 2020 and July 2025 providing for the reimbursement by the Company to Mr. Benioff for business use of his personal aircraft. In fiscal 2026, the total value of reimbursements under the Time Sharing Agreements was approximately $1,112,096.
Craig Conway’s son, Scott Conway, was a non-executive employee of Salesforce from June 2021 to October 2025. In fiscal 2026, he received total compensation of less than $150,000, as well as standard employee benefits. Oscar Munoz’s daughter, Kellie Munoz, is a non-executive employee of Salesforce who joined the Company in January 2020, prior to Mr. Munoz’s appointment to the Board in January 2022, and is currently a Senior Director. In fiscal 2026, she received base salary and cash incentive compensation of approximately $387,000 and an equity award of restricted stock units with an intended target value of $130,000, as well as standard employee benefits. Laura Alber’s son, Jackson Klingelhofer, is a non-executive employee of Salesforce who joined the Company as a full-time employee in August 2023 and is currently a Senior Analyst. In fiscal 2026, he received total compensation of less than $150,000, as well as standard employee benefits. The compensation for each of Scott Conway, Kellie Munoz, and Jackson Klingelhofer was established by the Company and is consistent with the compensation provided to other employees of the same level with similar responsibilities.
Our Audit Committee reviewed and approved the terms of employment pursuant to our Related Party Transaction Policies and Procedures for Scott Conway, Kellie Munoz, and Jackson Klingelhofer in September 2021, December 2021, and June 2023, respectively. These approvals occurred prior to the dates that Oscar Munoz and Craig Conway joined the Audit Committee. The terms of employment and compensation for Scott Conway, Kellie Munoz, and Jackson Klingelhofer are in compliance with our Related Party Transaction Policies and Procedures, and we do not believe they present a conflict of interest, particularly in light of the Company’s overall number of employees (more than 83,000 as of January 31, 2026), the fact that neither the Board nor executive management directly oversee their employment or other personnel at their level, and the fact that their compensation is consistent with that of other employees of the same level with similar responsibilities.
In January 1999, the Salesforce Foundation, also referred to as the Foundation, was chartered on an idea of leveraging the Company’s people, technology and resources to help improve communities around the world. The Company calls this integrated philanthropic approach the 1-1-1 model. In connection with its 2019 business combination with Salesforce.org, the Company agreed to use its best efforts to make charitable cash contributions of up to $5 million to the Foundation in each fiscal quarter beginning in the third quarter of fiscal 2020 for ten years. The Company’s Chair is also the chair of the Foundation. Since the Foundation’s inception, the Company provided at no charge certain resources to the Foundation, such as services provided by employees of the Company and other resources. The value of these resources and charitable cash contributions to the Foundation has not been and is not expected to be material. Although we do not consider this to be a related party transaction within the meaning of applicable SEC rules, we are providing this information in the interest of transparency.

Salesforce, Inc.	89	2026 Proxy Statement

Fiscal 2026 CEO Pay Ratio
The fiscal 2026 total compensation of our median employee, based on the compensation of all employees who were employed as of November 1, 2025, other than our CEO, was $166,753. Mr. Benioff’s fiscal 2026 annual total compensation was $49,379,252. The ratio of our CEO’s fiscal 2026 pay to that of our median employee (our “Pay Ratio”) was approximately 296-1.
The fiscal 2026 Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the following methodology. First, we identified our employee population as of November 1, 2025 based on our payroll records. Second, we collected employee compensation data using salary, cash bonuses, equity compensation, and commissions as our “consistently applied compensation measures” for purposes of the Pay Ratio. Finally, we identified the median compensated employee (“Median Employee”) and calculated that employee’s total compensation consistent with the compensation for our CEO in accordance with SEC rules and as reflected in the Summary Compensation Table above.
The SEC’s rules for identifying the Median Employee and calculating the Pay Ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the Pay Ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. In calculating our fiscal 2026 Pay Ratio, we did not annualize the compensation of any employees nor did we make use of any of the exclusions allowed under SEC rules.

Salesforce, Inc.	90	2026 Proxy Statement

Pay Versus Performance
The information below is provided in accordance with the SEC pay versus performance disclosure rules set forth in Item 402(v) of Regulation S-K under the Exchange Act (“Pay Versus Performance Rules”). These rules require companies to disclose certain information about the relationship between the compensation of our principal executive officer (“PEO”) and non-PEO NEOs (as a group) and certain financial performance measures. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with Company performance, please refer to the “Compensation Discussion and Analysis” above.

Fiscal Year	Summary Compensation Table Total for PEO (Benioff)(1) ($)	Compensation Actually Paid to PEO (Benioff)(2) ($)	Summary Compensation Table Total for PEO (Taylor)(3) ($)	Compensation Actually Paid to PEO (Taylor)(4) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(5) ($)	Average Compensation Actually Paid to Non-PEO NEOs(6) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income(9) ($ millions)	Relative TSR(10) (percentile)

							Company Total Share- holder Return(7) ($)	Peer Group Total Share- holder Return(8) ($)

2026	49,379,252	(49,207,128)	–	–	16,449,739	(5,856,868)	94.12	256.61	7,457	8th
2025	55,074,656	87,075,724	–	–	18,826,476	27,912,443	151.49	197.73	6,197	80th
2024	39,642,173	100,570,098	–	–	13,762,498	34,326,577	124.62	150.60	4,136	93rd
2023	29,868,893	(15,648,986)	26,792,798	(72,220,776)	15,923,619	(7,680,438)	74.47	97.23	208	17th
2022	28,602,112	25,056,235	22,794,415	31,528,547	14,044,452	16,514,995	103.13	125.39	1,444	41st
1.The dollar amounts reported are the “Total Compensation” amounts reported for our PEO, Marc Benioff, in our Summary Compensation Table for the applicable fiscal years.
2.The dollar amounts reported represent the amount of Compensation Actually Paid, as computed in accordance with SEC rules, and do not reflect the actual amount of compensation earned or received during the applicable fiscal year. In accordance with SEC rules, these amounts differ from “Total Compensation” as set forth in the Summary Compensation Table for fiscal 2026 as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The following table details how Compensation Actually Paid is determined for our PEO and other NEOs for fiscal 2026:

	Fiscal 2026
Compensation Actually Paid	Mr. Benioff ($)	Average for Other NEOs ($)
Summary Compensation Table Total	49,379,252	16,449,739
Deduction for value of “Stock Awards” and “Option Awards” reported in the Summary Compensation Table	(38,008,457)	(12,461,502)
Add: Year-end fair value of outstanding and unvested equity awards granted in the fiscal year	22,350,797	8,183,951
Add: Year over year change in fair value of outstanding and unvested equity awards granted in prior fiscal years	(55,483,245)	(8,693,614)
Add: Fair value as of the vesting date of vested awards granted in current fiscal year	–	14,199
Add: Change in fair value from prior fiscal year end to the vesting date of equity awards granted in prior fiscal years that vested in the fiscal year	(27,445,475)	(3,559,794)
Subtract: Prior fiscal year end value of any equity awards granted in prior fiscal years that failed to meet vesting conditions during the covered fiscal year	–	(5,789,847)
Add: Value of dividends or other earnings paid on unvested equity awards during the covered fiscal year not otherwise included in the total compensation for the fiscal year	–	–
Compensation Actually Paid	(49,207,128)	(5,856,868)

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Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
3.The dollar amounts reported are the “Total Compensation” amounts reported for Bret Taylor, who served as Co-PEO from November 30, 2021 through January 31, 2023, as reported in the Summary Compensation Table included in our proxy statement for our 2023 and 2022 Annual Meetings of Stockholders.
4.The dollar amounts reported represent the amount of Compensation Actually Paid to our former Co-PEO, as reported in the “Pay Versus Performance” section of our proxy statement for our 2023 Annual Meeting of Stockholders and computed in accordance with Pay Versus Performance Rules. These amounts differ from “Total Compensation” as reported in the applicable Summary Compensation Table included in our proxy statements for our 2023 and 2022 Annual Meetings of Stockholders, as shown in the “Pay Versus Performance” section for our proxy statement for our 2023 Annual Meeting of Stockholders.
5.The dollar amounts reported are the average of the “Total Compensation” amounts reported for the Company’s NEOs as a group excluding our CEO and former Co-PEO for the years in which the former Co-PEO served as Co-PEO (the “Non-PEO NEOs”) in the Summary Compensation Table in each applicable fiscal year. The Non-PEO NEOs (excluding our PEO and former Co-PEO, as applicable for the fiscal years in which the former Co-PEO served as Co-PEO) for each applicable year are as follows: (i) for fiscal 2026, Ms. Washington, Mr. Tallapragada, Mr. Milano, Mr. Harris, Mr. Schmaier, and Ms. Weaver; (ii) for fiscal 2025, Ms. Weaver, Mr. Harris, Mr. Tallapragada, and Mr. Millham; (iii) for fiscal 2024, Ms. Weaver, Mr. Millham, Mr. Niles, and Mr. Tallapragada; (iv) for fiscal 2023, Ms. Weaver, Mr. Harris, Mr. Tallapragada, and Mr. Millham; and (v) for fiscal 2022, Ms. Weaver, Mr. Harris, Mr. Patterson, and Mr. Tallapragada.
6.The dollar amounts reported represent the average amount of Compensation Actually Paid to the Non-PEO NEOs as computed in accordance with SEC rules, and do not reflect actual amounts of compensation earned or received during the applicable fiscal year. Please refer to footnote 2 above for additional details, including how Compensation Actually Paid is determined for our PEO and other NEOs for fiscal 2026.
7.Cumulative TSR is calculated by dividing (a) the sum of (i) the cumulative amount of any dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s stock price at the end and the beginning of the measurement period by (b) the Company’s stock price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is January 31, 2021. Historical stock performance is not necessarily indicative of future stock performance.
8.Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: Nasdaq Computer & Data Processing Index, which is used in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the applicable fiscal year. Historical stock performance is not necessarily indicative of future stock performance.
9.The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.
10.The “Company-Selected Measure” (as defined in Item 402(v) of Regulation S-K of the Exchange Act) is our one-year TSR relative to the TSR of each member of the Nasdaq-100 Index as of the beginning of each fiscal year (“Relative TSR”). TSR for this purpose is calculated by comparing the Company’s average closing share price over the 90 calendar days ending on the last day of the fiscal year and the Company’s average closing share price over the 90 calendar days ending on the last day of the end of the prior fiscal year. We use three-year relative TSR as a performance measure for our PRSUs, including for the PRSUs granted in fiscal 2026. As described in the “Compensation Discussion and Analysis” above, we also use “Margin & Growth” which is the sum of our non-GAAP operating margin and subscription and support revenue growth, in constant currency, as performance measures for the PRSUs granted in fiscal 2026.
Financial Performance Measures
As described in greater detail in the “Compensation Discussion and Analysis” above, the Company’s executive compensation program reflects a pay-for-performance philosophy. The metrics that we use for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. Below is an unranked list of the most important financial performance measures that we use to link Compensation Actually Paid to the Company’s NEOs for the most recently completed fiscal year to the Company’s performance:

Performance Measures

Relative TSR
Margin & Growth
Non-GAAP Income from Operations
Subscription and Support Revenue
Agentforce & Data 360 ARR

Salesforce, Inc.	92	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail in the “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay-for-performance philosophy. While we utilize several performance measures to align executive compensation with Company performance, not all of those measures are presented in the Pay Versus Performance table as contemplated by SEC rules. Moreover, we generally seek to incentivize long-term performance, and therefore do not seek to specifically align the Company’s performance measures with Compensation Actually Paid (as computed in accordance with SEC rules) for a particular fiscal year. In accordance with the Pay Versus Performance Rules, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table. As reflected in the footnotes to the Pay Versus Performance table above and illustrated in the first graph below, our TSR impacted the value of the Compensation Actually Paid (as computed in accordance with SEC rules) to our NEOs for fiscal years 2022, 2023, 2024, 2025 and 2026. As noted in prior years, the value of the fiscal 2023 Compensation Actually Paid to former co-PEO Bret Taylor was disproportionately impacted by the fair value of equity awards he forfeited in fiscal 2023 upon his departure from the Company.
Relationship Between Compensation Actually Paid and Cumulative Company and Peer Group TSR
The graph below (i) sets forth the relationship between the amount of Compensation Actually Paid to our PEO and our former Co-PEO, the average amount of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the five most recently completed fiscal years; and (ii) compares our cumulative TSR over the five most recently completed fiscal years to that of the Nasdaq Computer & Data Processing Index over the same period.

Salesforce, Inc.	93	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Relationship Between Compensation Actually Paid and Net Income
The graph below sets forth the amount of Compensation Actually Paid to our PEO and our former Co-PEO, the average amount of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the five most recently completed fiscal years.
Relationship Between Compensation Actually Paid and Relative TSR
The graph below sets forth the amount of Compensation Actually Paid to our PEO and our former Co-PEO, the average amount of Compensation Actually Paid to our Non-PEO NEOs, and our Relative TSR during the five most recently completed fiscal years. Although we use three-year relative TSR as a PRSU performance measure, SEC guidance limits the Company-Selected Measure to one-year periods, so we have compared Compensation Actually Paid to annual Relative TSR in the graph below.

Salesforce, Inc.	94	2026 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
The following table sets forth certain information regarding beneficial ownership of our common stock by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each Named Executive Officer; and (iv) all current directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors and director nominees, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned. For our directors and director nominees, Named Executive Officers, and current directors and executive officers as a group, the information in the table is as of March 25, 2026, and for other stockholders, the information is as of the dates indicated in the footnotes below based on their most recent filings with the SEC.
Except as set forth below, the address of each stockholder listed in the following table is Salesforce, Inc., 415 Mission Street, 3rd Floor, San Francisco, California 94105. In accordance with SEC rules, applicable percentage ownership in the following table is based on 818,219,088 shares of Salesforce common stock outstanding as of March 25, 2026, plus, as applicable for our directors and executive officers, each holder’s options or other equity awards vesting or exercisable within 60 days thereof.

Salesforce, Inc.	95	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent of Class (%)

Five Percent Stockholders
The Vanguard Group(1) 100 Vanguard Boulevard, Malvern, Pennsylvania 19355	83,624,885	10.2
BlackRock, Inc.(2) 50 Hudson Yards, New York, New York 10001	72,882,619	8.9
State Street Corporation(3) 1 Congress Street, Suite 1, Boston, Massachusetts 02114	49,018,644	6.0
Directors and Named Executive Officers
Marc Benioff(4)	22,791,882	2.8
Laura Alber(5)	9,972	*
Amy Chang(5)	1,732	*
Craig Conway(5)	9,496	*
Arnold Donald(5)(6)	5,576	*
Parker Harris(7)	2,332,259	*
David B. Kirk(5)	14,131	*
Neelie Kroes(5)	8,183	*
Miguel Milano(8)	35,010	*
Sachin Mehra(5)	4,965	*
Mason Morfit(9)	2,994,509	*
Oscar Munoz(5)	13,549	*
John V. Roos(5)	16,848	*
David Schmaier(10)	244,226	*
Srinivas Tallapragada(11)	124,902	*
Robin Washington	64,923	*
Amy Weaver(12)	50,824	*
Maynard Webb(5)(13)	3,861	*
Current Directors and Executive Officers as a Group (17 Persons)(14)	28,451,477	3.5
* Less than 1%.
1.Based upon a Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group reported that it has no sole voting power, sole dispositive power with respect to 79,493,169 shares of common stock, shared voting power with respect to 1,266,345 shares of common stock, and shared dispositive power with respect to 4,131,716 shares of common stock. The Vanguard Group subsequently reported that, due to an internal realignment, it no longer has, or is deemed to have, beneficial ownership over Company securities beneficially owned by various Vanguard subsidiaries and/or business divisions. The Vanguard Group also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with the Vanguard Group, will report beneficial ownership separately (on a disaggregated basis).

Salesforce, Inc.	96	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
2.Based upon a Schedule 13G/A filed with the SEC on January 26, 2024. BlackRock, Inc. reported that it has sole voting power with respect to 65,427,150 shares of common stock, sole dispositive power with respect to 72,882,619 shares of common stock, and no shared voting or shared dispositive power.
3.Based upon a Schedule 13G filed with the SEC on October 16, 2024. State Street Corporation reported that it has no sole voting or dispositive power, shared voting power with respect to 25,942,578 shares of common stock, and shared dispositive power with respect to 49,007,404 shares of common stock.
4.Includes (i) 880,310 shares issuable upon the exercise of options vested and exercisable as of March 25, 2026 or, assuming continued service to the Company, vesting within 60 days of March 25, 2026, and upon settlement of PRSUs vesting within 60 days of March 25, 2026, and (ii) 10,000,000 shares held by the Marc Benioff Fund LLC. All other shares are held in the Marc R. Benioff Revocable Trust. Excludes 107,000 shares held in trust as to which Mr. Benioff does not report beneficial ownership except to the extent of his pecuniary interest therein.
5.Includes 442 shares issuable to each director upon settlement of RSUs within 60 days of March 25, 2026.
6.Includes 4,973 shares held in trust.
7.Includes (i) 393,580 shares issuable upon the exercise of options vested and exercisable as of March 25, 2026 or, assuming continued service to the Company, vesting within 60 days of March 25, 2026 and upon settlement of RSUs and PRSUs vesting within 60 days of March 25, 2026, (ii) 930,987 shares held in a family trust, and (iii) 861,491 shares held by LLCs managed by Mr. Harris and his spouse.
8.Includes 15,847 shares issuable upon the exercise of options vested and exercisable as of March 25, 2026 or, assuming continued service to the Company, vesting within 60 days of March 25, 2026, and upon settlement of RSUs and PRSUs vesting within 60 days of March 25, 2026.
9.Includes 2,994,509 shares that are directly beneficially owned by ValueAct Capital Master Fund, L.P. and may be deemed to be indirectly beneficially owned by (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the majority owner of the membership interests of VA Partners I, LLC, (v) ValueAct Holdings II, L.P. as the sole owner of the membership interests of ValueAct Capital Management, LLC and as the majority owner of the limited partnership interests of ValueAct Capital Management, L.P., and (vi) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. and ValueAct Holdings II, L.P. Mr. Morfit is a member of the management board of ValueAct Holdings GP, LLC. Each reporting person and entity listed above disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein.
10.Includes 201,067 shares issuable upon the exercise of options vested and exercisable as of March 25, 2026 or, assuming continued service to the Company, vesting within 60 days of March 25, 2026, and upon settlement of RSUs and PRSUs vesting within 60 days of March 25, 2026.
11.Includes 71,333 shares issuable upon the exercise of options vested and exercisable as of March 25, 2026 or, assuming continued service to the Company, vesting within 60 days of March 25, 2026 and upon settlement of RSUs and PRSUs vesting within 60 days of March 25, 2026.
12.Ms. Weaver stepped down from her role as President and Chief Financial Officer of the Company effective March 21, 2025, and her service with the Company ended on July 3, 2025.
13.Includes 187 shares held in a family trust. Mr. Webb is not standing for reelection as a director, and his service on the Board will cease as of the 2026 Annual Meeting.
14.Includes 1,393,628 shares issuable upon the exercise of options vested and exercisable as of March 25, 2026 or, assuming continued service to the Company, vesting within 60 days of March 25, 2026, and upon settlement of RSUs and PRSUs, as applicable, vesting within 60 days of March 25, 2026.

Salesforce, Inc.	97	2026 Proxy Statement

Equity Compensation Plan Information
We currently maintain three primary equity compensation plans that provide for the issuance of shares of our common stock to our officers and other employees, directors, and consultants: the 2004 Employee Stock Purchase Plan (the “ESPP”) and the 2013 Equity Incentive Plan, which have both been approved by stockholders, and the 2014 Inducement Plan, which has not been approved by stockholders. We have also assumed certain plans in connection with acquisitions, which have not been approved by Salesforce’s stockholders.
The following table sets forth information regarding outstanding equity awards as well as shares reserved for future issuance under the foregoing plans as of January 31, 2026:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (#) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by stockholders	29,751,140(2)	$214.83	96,708,390(3)
Equity compensation plans not approved by stockholders	2,086,003(4)	$45.85	1,083,669(5)
Total	31,837,143	$207.54	97,792,059
1.The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon vesting of outstanding RSU awards and PRSU awards, which have no exercise price.
2.Consists of time-based and performance options, RSUs, and PRSUs granted under the 2013 Equity Incentive Plan. For purposes of this table, performance options and PRSUs are assumed to be payable at 100% of target. If instead performance options and PRSUs paid out at maximum, the number of securities to be issued would be 32,581,432.
3.Consists of 10,132,035 shares available under the ESPP, including 2,621,892 shares subject to purchase during the purchase periods in effect as of January 31, 2026, and 86,576,355 shares available under the 2013 Equity Incentive Plan. Offerings under the ESPP were authorized by the Board in September 2011.
4.Consists of shares (other than restricted stock awards) issuable under the 2014 Inducement Plan and the following plans, which have been assumed by us in connection with certain of our acquisition transactions: the MetaMind, Inc. 2014 Stock Incentive Plan assumed by us with our acquisition of MetaMind, Inc. in April 2016 (the “MetaMind Plan”); the Krux Digital, Inc. 2010 Stock Plan assumed by us with our acquisition of Krux Digital, Inc. in November 2016; the CloudCraze Software LLC 2016 Omnibus Incentive Plan assumed by us with our acquisition of CloudCraze LLC in April 2018; the MuleSoft, Inc. 2016 Equity Incentive Plan and the MuleSoft, Inc. 2017 Equity Incentive Plan, each assumed by us with our acquisition of MuleSoft, Inc. in May 2018; the Datorama Inc. 2012 Stock Incentive Plan assumed by us with our acquisition of Datorama Inc. in August 2018; the Optimizer Topco S.A.R.L. 2015 Share Incentive Plan assumed by us with our acquisition of ClickSoftware Technologies Ltd. in October 2019; the MapAnything, Inc. Amended and Restated 2015 Stock Incentive Plan assumed by us with our acquisition of MapAnything, Inc. in May 2019; the Evergage, Inc. 2010 Stock Plan, assumed by us with our acquisition of Evergage, Inc. in February 2020; the Vlocity, Inc. 2014 Stock Option and Grant Plan, assumed by us with our acquisition of Vlocity, Inc. in June 2020; the Slack 2009 Stock Plan assumed by us with our acquisition of Slack Technologies, Inc. in July 2021; the Traction Sales and Marketing Inc. Equity Incentive Plan assumed by us with our acquisition of Traction Sales and Marketing Inc. in April 2022; and the Tenyx, Inc. 2021 Equity Incentive Plan, assumed by us with our acquisition of Tenyx, Inc. in September 2024; the Regrello Corp. 2021 Equity Incentive Plan assumed by us with our acquisition of Regrello Corp. in October 2025; and the Informatica Inc. 2021 Equity Incentive Plan assumed by us with our acquisition of Informatica Inc. in November 2025.
5.Consists of shares available under the 2014 Inducement Plan, the material features of which are described below.

Salesforce, Inc.	98	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Material Features of the 2014 Inducement Equity Incentive Plan
The 2014 Inducement Plan was established by the Board in July 2014 with the purpose of attracting, retaining, and incentivizing employees in furtherance of Salesforce’s success. In accordance with NYSE rules, this plan is used to offer equity awards as material inducements for new employees to join Salesforce, typically in connection with acquisitions. Subject to adjustment for certain changes in our capitalization, the maximum aggregate number of shares that may be issued under the 2014 Inducement Plan is the sum of 5,835,000 plus the number of shares, not to exceed 2,750,000, that, as of July 9, 2014, remained available for issuance under our 2006 Inducement Equity Incentive Plan (the “Prior Inducement Plan”) or that, after July 9, 2014, otherwise would have returned to the Prior Inducement Plan under its terms (for example, due to the expiration or forfeiture of an award under the Prior Inducement Plan).
The equity grants awarded under the 2014 Inducement Plan are typically in the form of RSUs, but this plan also provides for the granting of other types of equity awards, including stock options, with exercise prices equal to the fair market value of our common stock on the date of grant. As of January 31, 2026, 1,083,669 shares of Salesforce common stock remained available for issuance under the 2014 Inducement Plan.

Salesforce, Inc.	99	2026 Proxy Statement

Committee Reports
The following reports by our Compensation Committee and Audit Committee shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. The reports shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates the report by reference into such filing.
Report of the Compensation Committee of the Board of Directors
The Compensation Committee of the Board of Directors of Salesforce has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in Salesforce’s Annual Report on Form 10-K for the fiscal year that ended on January 31, 2026.
The Compensation Committee
Mason Morfit (Chair)
David B. Kirk
Neelie Kroes
John V. Roos
Maynard Webb

Report of the Audit Committee of the Board of Directors
Role of the Audit Committee
The Audit Committee operates under a written charter and its functions are discussed in more detail above under “Corporate Governance—Board Committees and Responsibilities—Audit and Finance Committee.”
The Audit Committee, which is comprised entirely of non-management directors, oversees the Company’s financial reporting process on behalf of the Board. Management is responsible for the Company’s internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. Ernst & Young LLP (“EY”), the independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements and an independent audit of the Company’s internal controls over financial reporting, both in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). Part of the Audit Committee’s responsibility is to monitor and oversee this process, including monitoring independence and performance.
The Audit Committee generally meets twice per quarter, once in connection with quarterly Board meetings and once to review quarterly and year-end financial results. The Audit Committee also meets as needed to address developing accounting, compliance, applicable organizational planning, and other matters. In discharging its duties in fiscal 2026, among other things, the Audit Committee:
•reviewed and discussed with management and EY our quarterly earnings press releases, related periodic reports filed with the SEC, and our audited financial statements for the fiscal year ended January 31, 2026, as well as the overall quality of our financial reporting process;
•reviewed and discussed with EY the matters required to be discussed by the applicable requirements of the PCAOB and SEC, which involve communications to the Audit Committee regarding responsibilities of the auditor and overall strategy and timing of the audit; and
•received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with EY its independence.

Salesforce, Inc.	100	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Recommendation Regarding Audited Financial Statements
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2026 for filing with the SEC.
Review of Independent Auditor
The Audit Committee conducts an annual evaluation of the independent auditor in connection with the committee’s determination of whether to continue to retain EY or engage another firm as the Company’s independent auditor. In the course of these reviews, the committee has considered, among other things:
•data relating to audit quality and performance, including recent PCAOB reports on EY;
•the value of EY’s services in light of the fees charged to the Company;
•EY’s tenure as our independent auditor and its familiarity with our global operations and businesses, accounting policies and practices and internal control over financial reporting;
•EY’s capability and expertise in handling the breadth and complexity of our worldwide operations;
•The periodic rotation of the lead audit partner, as required by Section 203 of the Sarbanes-Oxley Act, which most recently occurred effective as of fiscal 2027;
•EY’s integrity and objectivity; and
•EY’s independence.
Based on this evaluation, the Audit Committee has concluded that EY is independent and believes it is in the best interests of the Company and its stockholders to retain EY to serve as the Company’s independent registered public accounting firm for fiscal 2027. Accordingly, the Audit Committee has reappointed EY as the Company’s independent auditor for fiscal 2027.
Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, Audit Committee oversight does not provide an independent basis to determine that management has operated according to appropriate accounting and financial reporting principles or maintained appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the standards of the PCAOB, that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that EY is in fact “independent.”
The Audit and Finance Committee
Sachin Mehra (Chair)
Craig Conway
Arnold Donald
Oscar Munoz

Salesforce, Inc.	101	2026 Proxy Statement

Proposals to be Voted On

103 **Proposal 1** Election of Directors

104 **Proposal 2** Amendment and Restatement of the Company's 2013 Equity Incentive Plan

120 **Proposal 3** Amendment and Restatement of the Company's 2004 Employee Stock Purchase Plan

127 **Proposal 4** Ratification of Appointment of Independent Auditor

129 **Proposal 5** Advisory Vote to Approve Named Executive Officer Compensation

130 **Proposal 6** Stockholder Proposal, if Properly Presented at the Meeting

Proposal One
Election of Directors
As recommended by the Nominating and Corporate Governance Committee, the Board’s nominees for election to the Board by the stockholders are the following current members of the Board: Marc Benioff, Laura Alber, Amy Chang, Craig Conway, Arnold Donald, Parker Harris, David B. Kirk, Neelie Kroes, Sachin Mehra, Mason Morfit, Oscar Munoz, John V. Roos, and Robin Washington. Ms. Chang and Mr. Kirk were appointed by the Board effective July 9, 2025, and each of the other nominees was most recently elected by stockholders at the 2025 Annual Meeting of Stockholders.
It is intended that proxies will be voted, unless otherwise indicated, for the election of the nominees as directors to the Board to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal. Although the Board has no reason to believe that any nominee will be unable or, for good cause, unwilling to serve as a director as of the Annual Meeting, if such an event should occur, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the proxies will be voted for the election of such other person.
The Board, after taking into consideration the recommendation of the Nominating and Corporate Governance Committee, will determine whether or not to accept the pre-tendered resignation of any nominee for director, in an uncontested election, who receives a greater number of votes against his or her election than votes for such election.

Board of Directors’ Recommendation The Board of Directors recommends a vote FOR each of the nominees listed above.

Salesforce, Inc.	103	2026 Proxy Statement

Proposal Two
Approval of an Amendment and Restatement of the Company’s 2013 Equity Incentive Plan

We are requesting that stockholders vote in favor of amending and restating our 2013 Equity Incentive Plan, as amended, (the “2013 Plan”) to add 34 million Shares to the share reserve and make certain administrative amendments, as described below. Since 2017, we have presented the 2013 Plan to stockholders for re-approval on an annual basis to allow stockholders to review our use of equity compensation and vote upon the plan’s continued use. As summarized below, the Board has determined that it is in the best interests of the Company and its stockholders to approve this proposal.
•Share Request to Support Strategic Continuity in an AI-driven Talent Market: To remain competitive as AI and cloud computing rapidly converge, we are requesting a share reserve increase consistent with our 2025 request. Equity compensation is more critical than ever to attract, motivate, and retain the specialized talent needed for high performance and to ensure long-term retention and continuity of our strategic vision. Therefore, we believe this request is necessary for projected compensation actions for fiscal 2027 to ensure we can attract and retain the specialized talent needed to deliver on our transformation into the operating system for the Agentic Enterprise. Without this increase, it may be necessary to significantly increase cash compensation, and we may face challenges in aligning the interests of our employees with those of our stockholders and attracting and retaining necessary, specialized talent.
•Broad-Based Participation: Equity awards are broadly granted to eligible employees globally. In fiscal 2026, approximately 96% of all equity awards were granted to non-executive officer employees.
•Disciplined Management of Our Equity Program and Capital Return Structure: We manage long-term stockholder dilution through disciplined equity grant practices and a capital return program of unprecedented scale that, taken together, result in a net reduction of shares outstanding. If this proposal is approved, our post-approval equity overhang of approximately 15.7% — viewed alongside our three-year average burn rate of 1.5% and our ongoing share repurchase activity — reflects a responsible and stockholder-friendly commitment to equity compensation.
•Responsible Corporate Governance Practices: The 2013 Plan and our equity compensation programs reflect good corporate governance practices.
•Alignment of Stakeholder Interests: The 2013 Plan and our equity compensation programs help further align employee interests with those of our stockholders and encourage long-term stockholder value.

Key Changes to the 2013 Equity Incentive Plan
We are seeking stockholder approval to amend and restate our 2013 Plan to increase the number of shares of Common Stock of the Company (the “Shares”) reserved for issuance under the 2013 Plan by an additional 34,000,000 Shares; align certain provisions defining “exchange programs” for which stockholder approval is required to those that would be considered a repricing; and extend the termination date of the 2013 Plan from March 27, 2035 to March 26, 2036. In addition, to align with current market and peer trends, and enable us to continue to attract and retain top talent in a rapidly evolving talent market, the amended and restated 2013 Plan also eliminates the general prohibition on equity-based awards becoming exercisable, vesting or being settled prior to the one-year anniversary of the grant date. As further explained below, we believe this amendment will provide us with the flexibility we need to maintain a market-competitive equity compensation program that will better enable us to retain top performers and compete for top talent

Salesforce, Inc.	104	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
in a fiercely competitive, and rapidly evolving technology and AI talent market. Our continuing ability to offer equity incentive awards under the 2013 Plan is critical to our ability to attract, motivate, and retain qualified personnel, particularly in light of the highly competitive market for employee talent in which we operate.
The Board has determined that it is in the best interests of the Company and its stockholders to approve this proposal. The Board has approved the amendment and restatement of the 2013 Plan, including to increase the available shares thereunder, extend the term of the 2013 Plan and make the other changes described above, subject to stockholder approval, and recommends that stockholders vote in favor of this proposal at the Annual Meeting.
If stockholders approve this proposal, the amendment and restatement of the 2013 Plan will become effective as of the date of stockholder approval. If stockholders do not approve this proposal, the amendment and restatement of the 2013 Plan described in this proposal will not take effect, and our 2013 Plan will continue to be administered in its current form, subject to any amendment for which stockholder approval is not required to the extent permitted by the 2013 Plan. Our executive officers and directors have an interest in this proposal because they are eligible to receive equity awards under the 2013 Plan. The remainder of this discussion, when referring to the 2013 Plan, refers to the amended and restated 2013 Plan as if this proposal is approved by our stockholders, unless otherwise specified or the context otherwise references the 2013 Plan prior to the amendment and restatement.
Increasing the Number of Shares Reserved for Issuance under the 2013 Plan
Background
The 2013 Plan was initially adopted by the Board in March 2013, and our stockholders approved it in June 2013. As described in more detail below, the initial share reserve under the 2013 Plan was 48,000,000 Shares, plus an additional 21,920,540 Shares that were available for grant under our 2004 Equity Incentive Plan and 2004 Outside Directors Stock Plan (the “Prior Plans”) as of the date stockholders approved the 2013 Plan. In addition, any Shares subject to outstanding awards under the 2013 Plan or, after the date stockholders approved the 2013 Plan, under the Prior Plans, that expire or are otherwise forfeited to, or repurchased by, the Company also become available for future grant under the 2013 Plan, although the number of Shares that can become available under the 2013 Plan in this manner is limited to 54,332,000 Shares. Since adoption of the 2013 Plan, our stockholders have approved increases to our Share reserve at our 2015, 2017, 2018, 2019, 2020, 2021, 2022, 2023, 2024 and 2025 Annual Meetings totaling an additional 314,700,000 Shares.
As discussed in our 2025 Proxy Statement, when we sought stockholder approval of the amendment of the 2013 Plan at the 2025 Annual Meeting, we believed that the Shares reserved for issuance under it following stockholder approval (along with Shares becoming available for future grant due to forfeitures and cancellations) would be sufficient to enable us to continue to grant equity awards under the 2013 Plan for approximately one to two years. This estimate was based on a forecast that took into account our anticipated rate of growth in hiring, an estimated range of our stock price over time, and our historical forfeiture rates, as well as the number of Shares we had available for grant under the 2014 Inducement Equity Incentive Plan (the “2014 Plan”).
Shares Available for Future Awards
As of March 25, 2026, approximately 45,499,654 Shares remained available for grant under the 2013 Plan and 1,117,096 Shares remained available for grant under the 2014 Plan. The Board believes that additional Shares are necessary to meet the Company’s anticipated equity compensation needs. The proposed Share increase is expected to last approximately one to two years. This estimate is based on a forecast that takes into account our anticipated rate of growth in hiring, an estimated range of our stock price over time and our historical forfeiture rates, as well as the number of Shares we have available for grant under our acquired plans.
Other Key Changes
In addition to the increase in the number of Shares reserved for issuance under the 2013 Plan by 34,000,000 Shares and the extension of the 2013 Plan termination date by approximately one year to March 26, 2036, the proposed 2013 Plan includes the following other key changes, as well as certain clarifying and administrative updates.

Salesforce, Inc.	105	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Removing the Minimum Vesting Provision
As previously adopted, the 2013 Plan provided that equity-based awards granted under the 2013 Plan could not become exercisable, vest or be settled, in whole or in part, prior to the one-year anniversary of the date of grant (the “minimum vesting provision”), with certain exceptions upon a participant’s death or disability or in the event of a corporate transaction described in the 2013 Plan. Notwithstanding the foregoing, up to 5% of the Shares available for future grants as of the date of stockholder approval of the 2013 Plan in 2025 could be issued pursuant to awards subject to any, or no, vesting conditions, as the Administrator determined appropriate.
To provide the Company the flexibility to grant cliff-free awards to attract and retain critical talent, we are eliminating the one-year minimum vesting provision from 2013 Plan. This change will allow the Company to better align with current market trends and execute on our fiscal responsibility with little impact to our Stock-Based Compensation expense. Companies in the technology and AI markets, including our talent competitors, are increasingly eliminating traditional one-year cliffs in favor of more frequent and immediate vesting schedules, and this updated approach will help reduce hiring friction, avoid cliff-driven attrition, and reinforce an immediate sense of ownership for a workforce that highly values mobility and immediate rewards.
Alignment of Exchange Program Provisions with Actions Treated as a Repricing
As previously adopted, the 2013 Plan required the Company to seek stockholder approval for certain "exchange programs" including a program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash; or (ii) the exercise price of an outstanding award is reduced. The proposed 2013 Plan amends the foregoing exchange program provision to ensure that it consists only of actions that would be considered a repricing under NYSE listing rules or by investors in the U.S. Accordingly under the proposed 2013 Plan, the following "exchange programs" are prohibited without the Company first seeking approval from its stockholders: (i) a program under which outstanding awards with an exercise price in excess of the fair market value of a Share are surrendered or cancelled in exchange for awards of the same type, awards of a different type, and/or cash, other than in connection with a corporate transaction; (ii) a program under which the exercise price of an outstanding award is reduced or an outstanding award is cancelled and replaced with an award with a lower exercise price and/or (iii) any other program or action that is treated as a repricing under U.S. GAAP. Additionally, as under the previously adopted 2013 Plan, the Company is required to seek stockholder approval for any program under which participants may transfer their awards for value.
Reasons for Voting for the Proposal
Long-Term Equity Is a Key Component of Our Compensation Program
As discussed in the “Compensation Discussion and Analysis” above, our overall compensation objective is to compensate our personnel in a manner that attracts and retains the highly talented employees necessary to manage and staff a fast-paced and operationally complex business in an innovative and competitive industry. Our employees are our most valuable asset, and we strive to provide them with compensation packages that are competitive, that reward individual and Company performance and that help meet our retention needs. Equity awards, whose value depends on our stock performance and which require continued service over time before any value can be realized, help achieve these objectives and are a key element of our compensation program. Equity awards also incentivize our employees to manage our business as owners, aligning their interests with those of our stockholders. We believe we must continue to use equity compensation somewhat broadly to help attract, retain and motivate our employees to continue to grow our business, develop new products, and ultimately increase stockholder value. As of March 25, 2026, approximately 51,260 of our current and former employees held outstanding equity awards.
The 2013 Plan Requires Additional Shares to Meet Our Forecasted Needs
In today’s exceptionally competitive talent market, we rely heavily on our equity programs to attract and retain the right talent to stay competitive. As market dynamics shift with the rise of AI-focused startups and advanced AI systems, competition for specialized professionals continues to intensify, with the demand for talent far exceeding supply across the tech sector. While we size our equity pool projections based on a variety of factors, it is important to acknowledge the critical role our equity plan plays in competing for talent. Therefore, our current estimates are representative of our near-term equity program needs, taking into account the intense talent competition with this rapidly evolving, AI-multifunctional space.

Salesforce, Inc.	106	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
We currently forecast granting equity awards representing approximately 24,595,235 Shares (or 51,588,047 fungible shares, i.e., taking into account that full value awards such as restricted stock units deplete the 2013 Plan share reserve at a rate of 2.15 Shares for every Share subject to the full value award) over a one-year period, or approximately 3.0% of our Common Stock outstanding as of March 25, 2026. We also anticipate Share forfeitures and cancellations of approximately 3,011,791 Shares (or 6,471,080 fungible shares) over this period, based on our historic rates. If our expectation for grants and forfeitures is accurate, our net grants (grants less forfeitures and cancellations) over the next year would be approximately 21,583,444 Shares (or 45,116,968 fungible shares), or approximately 2.6% of our Common Stock outstanding as of March 25, 2026. As described above, the 2013 Plan had 45,499,654 Shares available for grant as of March 25, 2026. We believe additional Shares should be reserved for issuance under our 2013 Plan to meet our estimated near-term equity compensation needs.
We operate in a highly competitive industry and geography for employee talent and do not expect required rates of compensation to decline. One alternative to using equity awards would be to significantly increase cash compensation. We do not believe this would be practical or advisable. We believe that a combination of equity and cash compensation is better for attracting, retaining, and motivating employees, particularly in light of the highly innovative and competitive industry in which we operate. Any significant increase in cash compensation in lieu of equity awards would reduce the cash otherwise available for operations, investment in our business, or return to stockholders through our dividend program or share repurchase program. Furthermore, we do not believe a more cash-oriented program would have the same long-term retention value or serve to align employees’ interests to those of our stockholders as effectively as a program that includes equity.
We Manage Our Equity Incentive Program Thoughtfully
We manage our long-term stockholder dilution by limiting the number of equity awards granted annually and limiting what we grant to what we believe is an appropriate amount of equity necessary to attract, reward, and retain high performing employees.
When assessing the cumulative impact of our equity compensation plans (excluding our Employee Stock Purchase Plan) on our shareholders, we consistently review several key metrics, including our equity burn rate. As reflected below, our three-year average burn rate, which we define as the number of Shares subject to equity awards granted in a fiscal year divided by the weighted average Shares outstanding for that fiscal year, was 1.5% for fiscal years 2024 through 2026, demonstrating a healthy and well managed equity compensation program. We are also mindful of the ratio of our stock-based compensation expense to our revenues over time.

	Fiscal 2024	Fiscal 2025	Fiscal 2026	Average

Options granted under all plans(1)	401,771	446,327	338,762	395,620
RSUs and restricted stock awards granted under all plans(1)	14,315,983	11,798,424	12,319,969	12,811,459
PRSUs granted under all plans(2)	1,324,811	1,230,387	1,400,562	1,318,587
Total granted	16,042,565	13,475,138	14,059,293	14,525,665
PRSUs earned and vested under all plans	-	652,999	1,049,374	567,458
Weighted Average # of Common Shares Outstanding	974,235,385	962,205,077	949,707,229	962,049,230
Burn Rate	1.6%	1.4%	1.5%	1.5%
1.This information does not include appreciation and full value awards assumed in acquisitions.
2.The PRSUs noted in the table were granted in the year indicated, but such PRSUs vest, if at all, following a specified performance period from the date of grant. The PRSUs presented in the table assume target performance.

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Looking ahead, we will continue to diligently monitor our burn rate and remain dedicated to proactively managing our equity usage to minimize stockholder dilution.
Our equity compensation program must also be evaluated alongside our capital return activity — our recently announced $25 billion accelerated share repurchase program has already retired approximately 103 million shares, more than three times the 34 million shares we are requesting under this proposal, resulting in a net reduction in shares outstanding that more than offsets the dilutive impact of our equity compensation program in its entirety. If this proposal is approved, our total equity overhang would stand at approximately 15.7%, which we believe compares favorably to our peers and reflects the meaningful reduction in our outstanding share count driven by our repurchase program.
Equity Awards Outstanding
As of March 25, 2026, equity awards outstanding under Salesforce equity plans were approximately: 6,563,455 stock options (including both performance options and stock options with only time-based vesting conditions), no unvested restricted shares, 37,554,477 restricted stock units (“RSUs”) and 2,556,226 unearned performance-based restricted stock units (“PRSUs”) (at target). An additional 244,300 stock options, 798,504 RSUs and 924 unvested restricted shares were outstanding under equity awards that had been assumed in connection with mergers and other corporate transactions as of March 25, 2026.
As of March 25, 2026, we had 818,219,088 Shares outstanding. Accordingly, our approximately 47,752,925 outstanding awards (not including awards under our employee stock purchase plan) plus 46,616,750 Shares available for future grant under our equity plans (not including awards under our employee stock purchase plan) as of March 25, 2026 represented approximately 11.5% of our Common Stock outstanding (commonly referred to as the “overhang”). As of March 25, 2026, the average weighted per share exercise price of all outstanding stock options (whether granted under Salesforce-originated equity plans or assumed in connection with corporate transactions), including both performance options and stock options with only time-based vesting, was $209.64, and the weighted average remaining contractual term was approximately 3.2 years. The closing price of our Common Stock on the NYSE was $176.37 per share on April 8, 2026.

The 2013 Plan Incorporates Good Compensation and Governance Practices
•Administration. The 2013 Plan is administered by the Compensation Committee of the Board, which is comprised entirely of independent, non-employee directors.
•Employee eligibility. As of March 25, 2026, approximately 95% of all outstanding equity awards, on a share basis, were held by employees who are not Named Executive Officers or directors. In fiscal 2026, approximately 96% of all equity awards, on a share basis, were granted to employees who are not Named Executive Officers or directors.
•Stockholder approval is required for additional Shares. The 2013 Plan does not contain an annual “evergreen” provision, but instead reserves a fixed maximum number of Shares for issuance. Stockholder approval is required to increase that number.
•Explicit prohibition on repricing without stockholder approval. The 2013 Plan prohibits the repricing, cash-out, or other exchange of underwater stock options and stock appreciation rights without prior stockholder approval.
•No discounted stock options or stock appreciation rights. The 2013 Plan requires that stock options and stock appreciation rights issued under it must have an exercise price equal to at least the fair market value of our Common Stock on the date the award is granted, except in certain situations in which we are assuming or replacing options granted by another company that we are acquiring.
•No dividends or dividend equivalents are paid until the related awards vest. The 2013 Plan provides that dividends or other distributions credited or payable in connection with restricted stock or RSUs are subject to the same restrictions as the underlying award and will not be paid until the underlying award vests.
•Share-counting provisions. In general, when awards granted under the 2013 Plan expire or are cancelled without having been fully exercised, or are settled in cash, the Shares reserved for those awards are returned to the share reserve and become available for future awards. Shares used to pay the purchase price or satisfy tax withholding

Salesforce, Inc.	108	2026 Proxy Statement

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obligations of awards other than stock options or stock appreciation rights become available for future awards. However, if Shares are tendered to us or withheld by us to pay a stock option’s or stock appreciation right’s exercise price or satisfy such award’s tax withholding obligations, those Shares do not become available for future awards. Also, if a stock appreciation right is exercised, we subtract from the 2013 Plan share reserve the full number of Shares subject to the portion of the stock appreciation right actually exercised, regardless of how many Shares actually were used to settle the stock appreciation right.
•Full-value awards count more heavily in reducing the 2013 Plan share reserve. The 2013 Plan uses a “fungible share” concept, under which options and stock appreciation rights reduce the share reserve on a one-for-one basis, but full-value awards, such as restricted shares and RSUs, reduce the reserve on a 2.15-for-one basis.
•Limited transferability. In general, awards may not be sold, assigned, transferred, pledged, or otherwise encumbered, either voluntarily or by operation of law, unless otherwise approved by the Board or a committee of the Board administering the 2013 Plan. Also, stockholder approval is required for any program under which participants would be permitted to transfer their awards to a financial institution or other person or entity for value.
•Annual limits on non-employee director awards. The 2013 Plan limits the overall compensation, including the grant date fair value of awards under the 2013 Plan, cash retainers, and any other compensation, that may be granted or earned by a non-employee director in a fiscal year to $1,000,000, increased to $1,500,000 for any non-employee director serving as Non-Executive Chair or Lead Independent Director.
•No tax gross-ups. The 2013 Plan does not provide for any tax gross-ups.
Summary of the 2013 Plan
The following is a summary of the operation and principal features of the 2013 Plan. The summary is qualified in its entirety by the 2013 Plan, as set forth in Appendix B.
Purpose
The purposes of the 2013 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide incentives to individuals who perform services to the Company and to promote the success of the Company’s business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock awards, RSUs, performance bonus awards, performance shares, and performance units.
Authorized Shares
At the 2013 Annual Meeting, our stockholders approved reserving a total of 48,000,000 Shares, plus any Shares reserved but not issued, and not subject to outstanding awards, under the Prior Plans as of the date stockholders initially approved the 2013 Plan, on a one-for-one basis, but limited to a maximum of 23,800,000 Shares; and any Shares subject to equity awards outstanding under the Prior Plans as of the date of initial stockholder approval of the 2013 Plan that thereafter expire, are forfeited, repurchased, cancelled, or otherwise terminate (or otherwise would have, but for termination of the applicable Prior Plan, again become available for use under such Prior Plan), in this case with Shares underlying stock options and stock appreciation rights that so become available being credited to the 2013 Plan share reserve on a one-for-one basis, and Shares subject to other types of equity awards (i.e., full value awards), being credited to the 2013 Plan share reserve on a 2.15-for-one basis; provided, however, that no more than 54,332,000 Shares may be added to the 2013 Plan pursuant to this provision.
Since the adoption of the 2013 Plan, our stockholders have approved reserving an aggregate of 314,700,000 additional Shares at our 2015, 2017, 2018, 2019, 2020, 2021, 2022, 2023, 2024, and 2025 Annual Meetings. Our stockholders are now being asked to approve an additional 34,000,000 Shares to become available for issuance under the 2013 Plan. As of March 25, 2026, we had approximately 45,499,654 Shares available for issuance under the 2013 Plan.
Share Reserve Reduction and Share Recycling
Any Shares subject to options or stock appreciation rights are counted against the 2013 Plan share reserve as one Share for every one Share subject to the award. Any Shares subject to awards granted under the 2013 Plan other than options or stock appreciation rights (i.e., full value awards, including restricted stock, RSUs, performance units, and performance shares) are counted against the 2013 Plan share reserve as 2.15 Shares for every one Share subject to the award.

Salesforce, Inc.	109	2026 Proxy Statement

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If any award granted under the 2013 Plan expires or becomes unexercisable without having been exercised in full, is surrendered or is forfeited to or repurchased by the Company due to failure to vest, the unpurchased or forfeited or repurchased Shares subject to such award become available for future grant or sale under the 2013 Plan. When Shares underlying full value awards are so returned to the 2013 Plan share reserve, 2.15 Shares are returned to the 2013 Plan reserve for each Share underlying such award.
With respect to the exercise of stock appreciation rights, the gross number of Shares covered by the portion of the exercised award, whether or not actually issued pursuant to such exercise, cease to be available under the 2013 Plan.
Shares used to pay the purchase price or satisfy tax withholding obligations of awards other than stock options or stock appreciation rights become available for future issuance under the 2013 Plan, with the number of Shares used for tax withholding determined based on the amount required or permitted to be withheld by the Administrator. However, Shares used to pay the exercise price or purchase price of an option or stock appreciation right or to satisfy tax withholding obligations relating to such awards do not become available for future issuance under the 2013 Plan.
Adjustments to Shares Subject to the 2013 Plan
In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property, but excepting normal cash dividends), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure affecting the Company’s Common Stock, the Administrator (as defined below), in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2013 Plan, will adjust the number and class of Shares that may be delivered under the 2013 Plan, the number, class, and price of Shares subject to outstanding awards, and the numerical award limitations. Any fractional Shares resulting from the adjustment will be rounded down to the nearest whole number, and in no event may the exercise or purchase price under any award be decreased to an amount less than the par value.
Administration
The 2013 Plan will be administered by the Board or a committee of individuals satisfying applicable laws appointed by the Board (the “Committee”). The Board has appointed its Compensation Committee as the Committee administering the 2013 Plan. Different Committees may administer the 2013 Plan with respect to different groups of service providers. If the Administrator desires to qualify grants to certain officers and key employees of the Company as exempt under Rule 16b-3 of the Exchange Act, the members of the Committee must qualify as “non-employee directors” under such rule. (For purposes of this summary of the 2013 Plan, the term “Administrator” will refer to either the Committee or the Board.) The Administrator may delegate day-to-day administration of the 2013 Plan, and any of the functions assigned to it, to one or more individuals.
Subject to the terms of the 2013 Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive awards, to determine the terms and conditions of awards (including the exercise price, the method of payment for Shares purchased under awards, the method of satisfaction of any tax withholding obligation arising in connection with an award, and the exercise terms for any award), to modify or amend each award subject to the restrictions of the 2013 Plan (including to accelerate vesting or waive forfeiture restrictions), to temporarily suspend the exercisability of an award if the Administrator deems such suspension necessary or appropriate for administrative purposes or to comply with applicable laws, to determine whether fractional shares may be permitted under the 2013 Plan, and to interpret the provisions of the 2013 Plan and outstanding awards. The Administrator may allow a participant to defer the receipt of payment of cash or delivery of Shares that otherwise would be due to such participant, provided that, unless expressly determined by the Administrator, such deferral election must comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder (“Section 409A”). The Administrator may make rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws. The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in the 2013 Plan of any award agreement and may make all other determinations deemed necessary or advisable for administering the 2013 Plan.

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Notwithstanding the foregoing, the Administrator cannot institute, without prior stockholder approval, an exchange program whereby (i) outstanding awards with an exercise price in excess of the fair market value of a Share may be surrendered or cancelled in exchange for awards of the same type, awards of a different type, and/or cash (other than in connection with a corporate transaction); (ii) the exercise price of an outstanding award is reduced or an outstanding award is cancelled and replaced with an award with a lower exercise price; (iii) any other action is taken that is treated as a repricing under GAAP; and/or (iv) outstanding awards may be transferred for value to a third party.
Eligibility
Awards may be granted to employees, directors, and consultants of the Company and employees and consultants of any parent, subsidiary, or affiliate of the Company. Performance Bonus Awards may only be granted to employees of the Company or any parent, subsidiary, or affiliate of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of March 25, 2026, there were approximately 83,093 employees, including six Named Executive Officers and 11 non-employee directors, each of whom would be eligible to be granted awards under the 2013 Plan. In principle, any consultant to the Company is eligible to participate in the 2013 Plan, subject to certain SEC limitations. However, the Company’s current practice is generally not to grant equity awards to consultants, except in certain limited cases. In fiscal 2026, 7 consultants received equity awards under the 2013 Plan.
Stock Options
Options granted under the 2013 Plan are evidenced by a written agreement between the Company and the participant specifying the number of Shares subject to the option, the exercise price, the expiration date of the option, any conditions to exercise the options, and the other terms and conditions of the option, consistent with the requirements of the 2013 Plan.
The exercise price per Share of each option may not be less than the fair market value of a Share of the Company’s Common Stock on the date of grant. However, any incentive stock option granted to a person who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “Ten Percent Stockholder”) must have an exercise price per share equal to at least 110% of the fair market value of a Share on the date of grant. In addition, stock options may be granted with an exercise price per share of less than the fair market value of a Share of the Company’s Common Stock in certain situations in which we are assuming or replacing options granted by another company that we are acquiring. The aggregate fair market value of the Shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. Generally, the fair market value of the Common Stock is the closing sales price per share on the relevant date as quoted on the NYSE.
The 2013 Plan provides that the Administrator will determine acceptable forms of consideration for exercising an option. An option is deemed exercised when the Company receives the notice of exercise and full payment for the Shares to be exercised, together with applicable tax withholdings.
Options are exercisable at such times or under such conditions as determined by the Administrator and set forth in the award agreement. The maximum term of an option is as specified in the award agreement, provided that options may not have a term of more than seven years, and provided further that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding five years.
The Administrator determines and specifies in each written award agreement, and solely in its discretion, the period of post-termination exercise applicable to each option. In the absence of such a determination by the Administrator, the participant generally is able to exercise the option to the extent vested for (i) 90 days following the participant’s termination as a service provider for reasons other than death, disability, or cause and (ii) 12 months following his or her termination due to death or disability. If the exercise of the option is prevented by applicable law within the time periods otherwise applicable, the option generally will remain exercisable for 90 days (or such longer period determined by the Administrator) following the date the participant received notice that the option is exercisable. If a sale within the applicable post-termination exercise period would subject the participant to suit under Section 16(b) of the Exchange Act, the option generally will remain exercisable until the 10th day following the date on which a sale of the Shares by the participant would no longer be subject to suit. Options terminate immediately upon the participant’s termination for cause. In no event can an option be exercised after the expiration of the term of the option.

Salesforce, Inc.	111	2026 Proxy Statement

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Restricted Stock Awards
Awards of restricted stock are rights to acquire or purchase Shares, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. Restricted stock awards are evidenced by a written agreement between the Company and the participant specifying the number of Shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the 2013 Plan.

Restricted stock awards are subject to vesting conditions as the Administrator specifies, and the Shares acquired may not be transferred by the participant until the vesting conditions (if any) are satisfied. The Administrator may establish vesting criteria in its discretion, which may be based on continued employment or service, company-wide, departmental, divisional, business unit, or individual goals, applicable federal or state securities laws, or any other basis and which may include the performance goals listed below, and which, depending on the extent to which they are met, will determine the number of shares subject to the restricted stock award to become vested and no longer subject to forfeiture. Unless otherwise provided by the Administrator, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service.
Participants holding restricted stock generally have the right to vote the Shares and to receive any dividends paid, provided that dividends or other distributions credited or payable in connection with shares of restricted stock that are not yet vested will be subject to the same restrictions and risk of forfeiture as the underlying award and will not be paid until the underlying award vests.
Restricted Stock Units
The Administrator may grant RSUs, which represent a right to receive Shares at a future date, as set forth in the participant’s award agreement. RSUs granted under the 2013 Plan are evidenced by a written agreement between the Company and the participant specifying the number of RSUs subject to the award, any vesting conditions, and other terms and conditions of the award, consistent with the requirements of the 2013 Plan.
RSUs vest if the performance goals or other vesting criteria the Administrator may establish are achieved. Earned RSUs may be settled, in the sole discretion of the Administrator, in cash, Shares, or a combination of both. The Administrator may establish vesting criteria in its discretion, which may be based on continued employment or service, company-wide, departmental, divisional, business unit, or individual goals, applicable federal or state securities laws, or any other basis and which may include the performance goals listed below, and which, depending on the extent to which they are met, will determine the number of Shares or amount of cash to be paid out to participants.
A participant will forfeit any unearned RSUs as of the date or under the conditions set forth in the award agreement.
Participants holding RSUs have no voting rights with respect to the Shares represented by the RSUs until the date the underlying Shares are issued, consistent with the terms of the 2013 Plan. The Administrator, in its sole discretion, may provide in the participant’s award agreement that the participant shall be entitled to receive dividend equivalents with respect to the payment of cash dividends on Shares having a record date prior to the date on which the RSUs are settled, consistent with the terms of the 2013 Plan. Settlement of dividend equivalents may be made in cash, Shares, or a combination thereof, as determined by the Administrator. Except as otherwise provided in the participant’s award agreement, dividend equivalents, if any, shall accrue in additional RSUs based on the amount of dividend equivalents payable divided by the fair market value of a Share as of the date such dividend equivalents are credited. Any additional RSUs or other dividend equivalents resulting from any accrued dividend equivalents will be subject to the same terms and conditions, including vesting conditions, as the RSUs to which they relate and shall not vest or be paid prior to the time that the underlying award vests. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company, appropriate adjustments will be made to a participant’s RSU award so that it represents the right to receive upon settlement any new, substituted or additional securities or other property (other than normal cash dividends) to which the participant would be entitled by reason of the Shares issuable upon settlement of the award, and any new, substituted, or additional securities or other property will be subject to the same vesting conditions as are applicable to the award.

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Stock Appreciation Rights
A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of a Share between the date of grant of the award and the date of its exercise. Each stock appreciation right granted under the 2013 Plan is to be evidenced by a written agreement between the Company and the participant specifying the exercise price and the other terms and conditions of the award, consistent with the requirements of the 2013 Plan.
The exercise price per share of each stock appreciation right may not be less than the fair market value of a Share on the date of grant, except in certain situations in which we are assuming or replacing stock appreciation rights granted by another company that we are acquiring. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive an amount determined by multiplying (i) the difference between the fair market value of a Share on the date of exercise over the exercise price by (ii) the number of exercised Shares. The Company may pay the appreciation in cash, in Shares, or in some combination thereof. The term of a stock appreciation right must be no more than seven years from the date of grant. The terms and conditions relating to the period of post-termination exercise with respect to options described above also apply to stock appreciation rights.
Performance Units and Performance Shares
Performance units and performance shares may also be granted under the 2013 Plan. Each award of performance units or performance shares granted under the 2013 Plan is to be evidenced by a written agreement between the Company and the participant specifying any vesting conditions, the number of performance units or performance shares (as applicable), and other terms and conditions of the award, consistent with the requirements of the 2013 Plan. Performance units and performance shares will result in a payment to a participant only if the performance goals or other vesting criteria (if any) the Administrator may establish are achieved or the awards otherwise vest (if applicable). Earned performance units and performance shares will be paid, in the sole discretion of the Administrator, in the form of cash, Shares, or in a combination thereof. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit or individual goals, applicable federal or state securities laws, or any other basis), and which, depending on the extent to which they are met, will determine the number or value of performance units and performance shares to be paid out to participants.
Performance units will have an initial value established by the Administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a Share on the grant date. A participant will forfeit any performance shares or performance units that are unearned or unvested as of the date set forth in the award agreement.
Participants holding performance units or performance shares have no voting rights with respect to the Shares represented by the performance units or performance shares until the date the underlying Shares are issued, consistent with the terms of the 2013 Plan. No dividend equivalents may be granted with respect to performance units. However, the Administrator, in its sole discretion, may provide in the participant’s performance share award agreement that the participant will be entitled to receive dividend equivalents with respect to the payment of cash dividends on Shares having a record date prior to the date on which the performance shares are settled, consistent with the terms of the 2013 Plan. Settlement of dividend equivalents may be made in cash, Shares, or a combination thereof as determined by the Administrator. Except as otherwise provided in the participant’s award agreement, dividend equivalents, if any, shall accrue in additional performance shares based on the amount of dividend equivalents payable divided by the fair market value of a Share as of the date such dividend equivalents are credited. Any additional performance shares or other dividend equivalents resulting from any accrued dividend equivalents will be subject to the same terms and conditions, including vesting conditions, as the performance shares to which they relate and shall not vest or be paid prior to the time that the underlying award vests. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company, appropriate adjustments will be made to a participant’s award of performance shares so that it represents the right to receive upon settlement any new, substituted or additional securities or other property (other than normal cash dividends) to which the participant would be entitled by reason of the Shares issuable upon settlement of the award and any new, substituted, or additional securities or other property will be subject to the same vesting conditions as are applicable to the award.

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Performance Bonus Awards
Performance bonus awards may also be granted under the 2013 Plan to employees in the form of a cash bonus payable upon the attainment of performance goals or objectives determined by the Administrator. The Administrator has complete discretion to determine the amount of the cash bonus that can be earned under a performance bonus award, provided that no one participant may be granted performance bonus awards under the 2013 Plan that could result in the participant receiving more than $10,000,000 in any one fiscal year of the Company.
Performance Goals
The Administrator (in its discretion) may make performance goals applicable to an award recipient with respect to any award granted in its discretion, including but not limited to one or more of the performance goals listed below. Awards granted under the 2013 Plan and subject to achievement of performance goals may be subject to achievement of one or more of the following measures: revenue, gross margin, operating margin, operating income, operating profit or net operating profit, pre-tax profit, earnings (which may include earnings before interest, taxes and depreciation, earnings before taxes, and net earnings), net income, cash flow (including operating cash flow or free cash flow), expenses, the market price of the Company’s Common Stock, earnings per share, return on stockholder equity, return on capital, return on assets or net assets, return on equity, return on investment, economic value added, number of customers, stock price, growth in stockholder value relative to the moving average on the S&P 500 Index or another index, market share, contract awards or backlog, overhead or other expense reduction, credit rating, objective customer indicators, new product invention or innovation, attainment of research and development milestones, or improvement in productivity, as well as any additional measures or metrics deemed appropriate by the Administrator.
The performance goals applicable to awards may differ from participant to participant and from award to award. The Administrator in its discretion determines whether and the extent to which any performance goals are or are not satisfied and to which awards subject to performance goals are earned or settled, including whether any significant elements or items shall be included in or excluded from the calculation of any performance goal with respect to any awards or participants.
Grants to Non-Employee Directors
Our non-employee directors are eligible to receive all awards under the 2013 Plan, except incentive stock options and performance bonus awards, and subject to the limits described below.
Individual Award Limitations
The 2013 Plan contains annual grant limits. Specifically, subject to the adjustment provisions of the 2013 Plan, the maximum number of Shares or dollars that can be subject to awards granted to any one employee in any fiscal year is:

Award Type	Annual Number of Shares or Dollar Value	Additional Shares or Dollar Value in Connection with New Hire*	Maximum Number of Shares and/or Dollars

Stock Options, Stock Appreciation Rights or Combination Thereof	20,000,000 shares	8,000,000 shares	28,000,000 shares
Restricted Stock, RSUs, Performance Shares or Combination Thereof	10,000,000 shares	4,000,000 shares	14,000,000 shares
Performance Units	$15,000,000	$5,000,000	$20,000,000
*    May be granted in the Company’s fiscal year in which the employee’s employment with the Company (or a parent or subsidiary corporation of the Company or an affiliate of the Company) first commences.
In addition, the 2013 Plan limits the granting of cash performance bonus awards, such that no one employee may be granted performance bonus awards that could result in the employee receiving more than $10,000,000 in any one fiscal year of the Company.

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If an award is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a merger of the Company with or into another corporation or entity or a change in control of the Company), the cancelled award will be counted against the limitations described above.
The 2013 Plan also provides that no non-employee director may be granted awards that, when combined with cash retainers or other compensation earned for service as a non-employee director, exceed $1,000,000 in value, or $1,500,000 in value for any non-employee director serving as Non-Executive Chair or Lead Independent Director, in any one fiscal year of the Company, provided that any awards granted or cash or other compensation earned by an individual while he or she was an employee or consultant but not a non-employee director shall not count for purposes of this limitation. This limit was determined after consultation with the Compensation Committee’s independent compensation consultant.
The limit is consistent with the Company’s non-employee director compensation program, described in more detail in the section of this Proxy Statement above under “—Governance—Compensation of Directors”.
The Administrator will adjust the Share limitations in this section in the event of any adjustment to the Company’s Shares discussed above (under “Adjustments to Shares Subject to the 2013 Plan”).
Transferability of Awards
Awards granted under the 2013 Plan generally are not transferable, and all rights with respect to an award granted to a participant generally will be available during a participant’s lifetime only to the participant (or the participant’s guardian or legal representative).
Dissolution or Liquidation
In the event of the Company’s proposed dissolution or liquidation, the Administrator will notify each participant in writing as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award has not been previously exercised or vested, as applicable.
Change in Control
The 2013 Plan provides that, in the event of a merger or our “change in control” (as defined in the 2013 Plan), the Administrator will have authority to determine the treatment of outstanding awards, including, without limitation, that awards be assumed or an equivalent option or right be substituted by the successor corporation or a parent or subsidiary of the successor corporation. The Administrator will not be required to treat all outstanding awards similarly.
If the successor corporation does not assume or substitute outstanding awards, the options and stock appreciation rights will become fully vested and exercisable, all restrictions on restricted stock and RSUs will lapse, and, with respect to awards with performance-based vesting, unless determined otherwise by the Administrator, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a change in control, the Administrator will notify the participant in writing that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.
If the successor corporation assumes or substitutes outstanding awards held by a non-employee director and the non-employee director’s status as a director of the Company or a director of the successor or acquiring company terminates other than upon voluntary resignation by the non-employee director (unless such resignation is at the request of the acquirer), then any options and stock appreciation rights held by the non-employee director will fully vest and become immediately exercisable. In addition, in such circumstances, all restrictions on restricted stock and RSUs held by such non-employee director will lapse, and, unless otherwise determined by the Administrator, all performance goals or other vesting requirements will be deemed achieved at 100% and all other terms and conditions met.

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Termination or Amendment
The 2013 Plan, as amended and restated and described in this proposal, will automatically terminate on March 26, 2036. The Administrator may terminate or amend the 2013 Plan at any time; however, no amendment may be made without stockholder approval, if such approval is necessary under applicable laws, listing rules or regulations. No termination or amendment may materially impair the rights of any participant unless required by applicable law or mutually agreed between the participant and the Administrator.
Summary of U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2013 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state, or foreign country in which a participant may reside. As a result, tax consequences for any particular participant may vary from this summary based on individual circumstances.
Incentive Stock Options
An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who do not dispose of their Shares within two years following the date the option was granted and within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the Shares. If an optionee satisfies such holding periods upon a sale of the Shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of Shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the Shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the Shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.
The difference between the option exercise price and the fair market value of the Shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax, which is paid if such tax exceeds the regular tax for the year.
Special rules may apply with respect to certain subsequent sales of the Shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the Shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.
Nonstatutory Stock Options
Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the Shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

Salesforce, Inc.	116	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Stock Appreciation Rights
In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any cash or Shares received. Any additional gain or loss recognized upon any later disposition of the Shares would be capital gain or loss.
Restricted Stock Awards
A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the Shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the Shares are acquired. Upon the sale of Shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Restricted Stock Unit Awards
There are no immediate tax consequences of receiving an award of RSUs. A participant who is awarded RSUs will be required to recognize ordinary income in an amount equal to the fair market value of Shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Administrator or a participant. Any additional gain or loss recognized upon any later disposition of any Shares received would be capital gain or loss.
Performance Shares, Performance Units, and Performance Bonus Awards
A participant generally will recognize no income upon the grant of a performance share, a performance unit, or performance bonus award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or nonrestricted Shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any Shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Dividend Equivalents
A participant generally will not recognize taxable income upon the crediting of a dividend equivalent. However, upon the settlement of a dividend equivalent, whether in cash, Shares, or a combination thereof, the participant normally will recognize ordinary income in the year of receipt in an amount equal to the amount of cash and/or fair market value of any Shares received.
Section 409A
Section 409A provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2013 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.
Tax Effect for the Company
The Company generally will be entitled to a tax deduction in connection with an award under the 2013 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Section 162(m) limits a publicly traded company’s federal income tax deduction for compensation in excess of $1 million paid to certain “covered employees.” Covered employees generally include, among other individuals, any executive officer whose compensation was required to be disclosed in the Company’s annual proxy statement. Therefore, we expect that we will be unable to deduct all compensation in excess of $1 million paid to such executive officers.

Salesforce, Inc.	117	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
The foregoing is only a summary of the effects of the U.S. federal income taxation upon participants and the Company with respect to awards under the 2013 Plan. It does not purport to be complete, and does not discuss the impact of employment or other tax requirements, the tax consequences of a participant’s death, or the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside.
Number of Awards Granted to Employees, Consultants, and Directors
The number of awards that an employee, director, or consultant may receive under the 2013 Plan is in the discretion of the Administrator and therefore cannot be determined in advance. No awards have been granted under the 2013 Plan that are contingent upon approval of the amendment and restatement of the 2013 Plan by stockholders.
The following table sets forth, since the initial adoption of the 2013 Plan and with respect to the individuals and groups named below: the aggregate number of Shares subject to options granted under the 2013 Plan (whether or not outstanding, vested, or forfeited, as applicable) as of March 25, 2026, and the aggregate number of Shares subject to awards of restricted stock and RSUs (including PRSUs, calculated at target performance) granted under the 2013 Plan (whether or not outstanding, vested, or forfeited, as applicable) as of March 25, 2026.

Name of Individual or Group	Number of Options Granted (#)	Number of Shares subject to Stock Awards (#)

Marc Benioff Chair of the Board and Chief Executive Officer	6,342,385	1,054,445
Robin Washington President and Chief Operating and Financial Officer	103,325	177,463
Srinivas Tallapragada President and Chief Engineering and Customer Success Officer	1,170,600	510,832
Miguel Milano President and Chief Revenue Officer	93,599	201,325
Parker Harris Co-founder and Chief Technology Officer, Slack	1,739,352	470,868
David Schmaier President and Chief Strategy Officer	254,549	223,320
Amy Weaver Former President and Chief Financial Officer	868,419	324,277
All current executive officers as a group	9,506,664	2,566,740
All current non-employee directors as a group	—	444,080
Each associate of any such directors or executive officers	—	—
Each other person who received or is to receive five percent of such options, warrants, or rights	—	—
All other current employees (including all current officers who are not executive officers) as a group	12,483,383	89,030,788

Salesforce, Inc.	118	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Registration with the SEC
Subject to stockholder approval of this proposal, the Company intends to file with the SEC a registration statement on Form S-8 covering the new shares reserved for issuance under the 2013 Plan in the second quarter of fiscal 2027.

Board of Directors’ Recommendation
The Board of Directors recommends a vote FOR the amendment and restatement of the 2013 Equity Incentive Plan to increase the number of shares reserved for issuance, extend the plan term, and make the other amendments, as described.

Salesforce, Inc.	119	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Proposal Three
Approval of an Amendment and Restatement of the Company’s 2004 Employee Stock Purchase Plan
Our 2004 Employee Stock Purchase Plan, as amended (the “ESPP”), is a benefit that we make broadly available to our employees and employees of our participating subsidiary corporations that allows them to purchase shares of Company Common Stock (“Shares”) at a discount. The ESPP helps us attract, motivate, reward and retain highly qualified employees and promotes employee stock ownership, which aligns employees’ interests with those of our stockholders. We are asking stockholders to approve amending the ESPP to increase by 20,000,000 Shares the number of Shares reserved for issuance under the ESPP. The Board has approved amending the ESPP to increase the share pool by 20,000,000 Shares, subject to stockholder approval at the Annual Meeting. The Board also approved minor administrative and clarifying amendments to the ESPP, including with respect to contribution and tax withholding methods and the timing of purchase dates and offering dates when those dates do not fall on a trading day.
If stockholders approve this proposal, the amendment and restatement of the ESPP will become effective as of the date of stockholder approval, and the total number of Shares authorized and reserved for issuance under the ESPP will be 81,000,000 Shares. If stockholders do not approve this proposal, the total number of Shares authorized and reserved for issuance under the ESPP will remain at 61,000,000 Shares, of which approximately 10,132,035 Shares remain available for issuance as of March 25, 2026, and the ESPP will continue to be administered in its current form, subject to any amendment for which stockholder approval is not required. Based on our current forecasts and estimated participation rates, if the increase is not approved, it is anticipated that the ESPP will run out of available Shares in approximately one year.
We believe that the ESPP is an essential tool that helps us compete for talent in the labor markets in which we operate. We also believe the ESPP is a crucial element to reward current employees and promote stock ownership by employees, which aligns their interests with those of our stockholders. Without stockholder approval of this proposal, we believe our ability to attract and retain talent would be hampered, and our recruiting, retention and incentive efforts would become more difficult.
Our executive officers currently are not permitted to participate in the ESPP. However, they may be permitted to participate in the ESPP in the future, and, therefore, they have an interest in this proposal. The remainder of this discussion, when referring to the ESPP, refers to the amended and restated ESPP as if this proposal is approved by our stockholders, unless otherwise specified or the context otherwise references the ESPP prior to amendment and restatement.
Increasing the Number of Shares Reserved for Issuance under the ESPP
Background
The ESPP was initially adopted by the Board in December 2003 and approved by our stockholders in March 2004. In September 2011, the Board amended and restated the ESPP to provide, among other changes, that the ESPP would be implemented through consecutive and overlapping offering periods of approximately 12 months in length, with each offering period divided into two purchase periods of approximately six months each. The ESPP was implemented and made available to employees beginning with the 12-month offering period starting in December 2011. Since adoption of the ESPP, our stockholders have approved increases to our Share reserve at our 2015, 2017, 2020 and 2022 Annual Meetings totaling an additional 49,000,000 Shares.
Under the ESPP, a participant may authorize participant contributions, generally in the form of payroll deductions, which may not exceed 15% of the participant’s eligible compensation during the offering period. Payroll deductions are applied on the last day of a purchase period (the “purchase date”) to purchase a whole number of Shares on behalf of a participant, unless the Administrator permits the purchase of fractional shares. The purchase price is 85% of the fair market value of a Share on the first day of the offering period or on the purchase date, whichever date results in a lower price.

Salesforce, Inc.	120	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Reasons for Voting for the Proposal
We believe that the number of Shares remaining available for issuance under the ESPP will not be sufficient for the expected levels of ongoing participation in the ESPP. Therefore, increasing the number of Shares available under the ESPP would be appropriate to help the Company meet the goals of its compensation strategy. The Board believes that the interests of the Company and its stockholders will be advanced if the Company can continue to offer employees the opportunity to acquire or increase their ownership interests in the Company.
In considering its recommendation to seek stockholder approval for the addition to the ESPP of 20 million Shares, the Board considered the historical number of Shares purchased under the ESPP in the past three fiscal years, which were 3.5 million, 3.4 million, and 5.9 million in fiscal years 2026, 2025, and 2024, respectively. The Board also considered the Company’s expectation that the additional Shares should last until approximately June 2030. In the event that more Shares are required for the ESPP in the future, the prior approval of our stockholders will be required.
Summary of the ESPP
The following paragraphs provide a summary of the principal features of the ESPP and its operation. However, this summary is not a complete description of all of the provisions of the ESPP and is qualified in its entirety by the specific language of the ESPP. A copy of the ESPP is provided as Appendix C to this Proxy Statement.
Purpose
The purpose of the ESPP is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward eligible employees and by motivating such employees to contribute to the growth and profitability of the Company and its participating parent and subsidiary corporations, in each case, by providing eligible employees with the opportunity to acquire a proprietary interest in the Company through the purchase of Shares. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (“Section 423”). Under an employee stock purchase plan that qualifies under Section 423, generally, to the extent the requisite holding periods are met, no U.S. taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. U.S. taxable income will not be recognized until there is a sale or other disposition of the Shares acquired under the ESPP or in the event the participant should die while still owning the purchased Shares. The ESPP also authorizes the grant of rights to purchase Shares that do not qualify under Section 423 pursuant to rules, procedures or sub-plans adopted by the Administrator of the ESPP (as described below) to achieve tax, securities law, or other compliance objectives in particular locations outside of the United States (the “Non-Section 423 Plan”).
Eligibility to Participate
Most employees of the Company and its participating parent and subsidiary corporations whose customary employment is for at least 20 hours per week and more than five months per calendar year are eligible to participate in the ESPP. Currently, the Administrator has excluded from eligibility those employees who are both (1) “highly compensated employees” as defined under Section 414(q) of the Code and (2) officers or subject to the disclosure requirements of Section 16(a) of the Exchange Act. In addition, an employee is not eligible if he or she would own or hold outstanding options to purchase five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company. Also, the Administrator generally has discretion to exclude employees from participating in the ESPP (or to include such employees who have previously been excluded), for the Section 423 portion of the ESPP (the “Section 423 Plan”) on a uniform and nondiscretionary basis or as otherwise permitted by Section 423, if the employee normally is scheduled to work less than or equal to 20 hours per week or five months per calendar year, has worked for the Company for less than two years, or is an officer or other highly compensated employee. Under the Non-Section 423 Plan, the Administrator may exclude an employee from the ESPP for any reason. As of March 25, 2026, approximately 82,929 employees were eligible to participate in the ESPP.

Salesforce, Inc.	121	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Number of Shares and Market Price of Shares Available under the ESPP
A total of 4,000,000 Shares (after adjusting for the Company’s 4-to-1 stock split in 2013) were initially authorized and reserved for issuance under the ESPP. The ESPP provided for an automatic annual increase in the number of shares available under the ESPP on February 1 of each year from 2005 through 2013 equal to the lesser of (i) one percent of the number of Shares issued and outstanding on the immediately preceding January 31, (ii) 4,000,000 Shares (after adjusting for the Company’s 4-to-1 stock split in 2013), or (iii) a lesser number of Shares determined by the Administrator.
The ESPP was suspended and not active from its original approval until it resumed in December 2011. During the period of ESPP suspension, the automatic annual increase to the share reserve also was suspended. This provision came back into effect in December 2011 when the ESPP became active; the automatic annual increase provision expired after a final increase in February 2013. A total of 8,000,000 Shares became available for issuance under the ESPP as a result of the automatic annual increase provisions. Our stockholders approved share increases to the ESPP reserve at our 2015, 2017, 2020, and 2022 Annual Meetings of an additional 7,000,000 Shares, 8,000,000 Shares, 10,000,000 Shares, and 24,000,000 Shares, respectively. This has resulted in a maximum of 61,000,000 Shares that have been authorized for issuance pursuant to the ESPP.
Because approximately 10,132,035 Shares remained available for issuance as of March 25, 2026, if stockholders approve the proposed 2026 increase of 20,000,000 Shares, approximately 30,132,035 Shares would remain available for issuance under the ESPP.
As of April 8, 2026, the closing price of our Common Stock on the NYSE was $176.37 per Share.
Administration
The Board or a committee of the Board administers the ESPP (the Board and any committee of the Board administering the ESPP is referred to as the “Administrator”). Currently, the Compensation Committee acts as Administrator of the ESPP. Subject to the terms of the ESPP, the Administrator has all of the powers and discretion necessary or appropriate to control the operation and supervise the administration of the ESPP. The Administrator’s authority under the ESPP includes, among other powers, interpreting and determining the terms and provisions of the ESPP and purchase rights thereunder. All actions, interpretations and decisions of the Administrator are conclusive and binding on all persons and will be given the maximum deference permitted by law.
Enrollment and Contributions
Eligible employees voluntarily elect whether or not to enroll in the ESPP by completing, signing and submitting to the Company an enrollment form in a form and manner and by the deadline set by the Administrator. Each employee who joins the ESPP (a “participant”) is granted a right to purchase Shares on each first day of the applicable offering period (the “offering date”) while participating in the ESPP and, as long as he or she has not withdrawn from participation, reduced his or her contributions down to 0% or terminated employment or eligibility, automatically is re-enrolled in the subsequent offering period. An employee may cancel his or her enrollment in an offering period at any time (subject to ESPP rules).
Participants contribute to the ESPP through payroll deductions or, if permitted by the Administrator, through other means specified by the Administrator. Currently, contributions are generally permitted only through payroll deductions. Participants generally may contribute a minimum of 2% and up to a maximum of 15% of their eligible compensation through after-tax payroll deductions. After the start of an offering period, a participant can decrease his or her contribution rate to 0% while remaining a participant in the offering period, but if the decrease occurs during the first purchase period in an offering period, then the participant automatically will be deemed to withdraw from the second purchase period in that offering period. From time to time, the Administrator may establish a different maximum permitted contribution percentage, change the definition of eligible compensation, limit the nature or number of contribution rate changes that may be made during an offering period or purchase period, or change the length of the offering and purchase periods (but in no event may such periods exceed 27 months). A participant may increase or decrease his or her contribution percentage by following procedures established by the Administrator.

Salesforce, Inc.	122	2026 Proxy Statement

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Offering Period and Purchase Periods
Each offering period duration is determined by the Administrator and is comprised of a series of one or more successive purchase intervals, also as determined by the Administrator. Currently, Shares are offered for purchase under the ESPP through a series of successive, overlapping offering periods, each with a maximum duration of approximately 12 months and two consecutive purchase periods. These offering periods begin with the first trading day on or before June 15 and December 15 each year and end on the first trading day on or before the next June 15 and December 15, respectively. Purchase periods within each offering period last approximately six months and each ends with a purchase date on the first trading day on or before June 15 or December 15, as applicable. Should the fair market value of our Shares on any purchase date within an offering period be less than the fair market value per Share on the start date of that offering period, then that offering period automatically terminates immediately after the purchase of Shares on such purchase date, and a new offering period commences on the next trading day following the purchase date.
Purchase of Shares
On the purchase date for each six-month purchase period in an offering period, the Company uses each participant’s payroll deductions or contributions to purchase Shares for the participant. The price of the Shares purchased is determined under a formula established in advance by the Administrator. However, in no event may the per Share purchase price be less than 85% of the lower of (i) the fair market value of a Share on the offering date of the offering period, or (ii) the fair market value of a Share on the purchase date (subject to the adjustment provisions of the ESPP). The fair market value of a Share on any relevant date will be the closing price of our Common Stock as quoted on the NYSE for the date of purchase, and as reported in the Wall Street Journal or such other source as the Administrator deems reliable.
The number of Shares a participant may purchase in each purchase period during an offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s eligible compensation during that purchase period by the purchase price, but may not exceed the maximum permitted. The maximum number of Shares any participant may purchase during any purchase period is determined by dividing $12,500 by the fair market value of a Share on the first day of that offering period (subject to the adjustment provisions of the ESPP). In addition, a participant’s right to buy Shares may not accrue at a rate in excess of $25,000 in the fair market value of such Shares (determined as of the offering date) for each calendar year in which the purchase right is outstanding.
The Administrator has discretion to change the maximum number of Shares that may be purchased by one participant or all participants during an offering period or purchase period and, if necessary to avoid securities law filings, achieve tax objectives or meet other Company compliance objectives in particular locations outside the United States, may generally limit the number or value of the Shares available for purchase in a qualified period by participants in specified countries or locations or by participating companies.
Termination of Participation
Participation in the ESPP generally terminates when a participating employee’s employment with the Company or its participating parent or subsidiary corporations ceases for any reason, the employee withdraws from the ESPP, or the Company terminates or amends the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to the deadline, specified by the Administrator. Upon withdrawal from the ESPP, generally the employee will receive the return of any remaining amounts not used to purchase Shares that have been credited to his or her account, without interest (unless otherwise required by applicable law), and his or her payroll withholdings or contributions under the ESPP will cease.

Salesforce, Inc.	123	2026 Proxy Statement

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Non-Transferability
Rights to purchase Shares and any other rights and interests under the ESPP may not be assigned, transferred, pledged or otherwise disposed of (other than by will or the laws of descent and distribution). A right to purchase shares under the ESPP is exercisable during the lifetime of a participant only by the participant.
Adjustments; Certain Transactions
Subject to any required action by the Company’s stockholders, in the event of any change in the Common Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of Shares, exchange of Shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than stock (excepting normal cash dividends) that has a material effect on the fair market value of our Shares, the Administrator, in order to prevent dilution or enlargement of a Participant’s rights under the ESPP, will adjust the number and class of Shares subject to the ESPP, the limit on the Shares that may be purchased by any participant during an offering and under each purchase right, and the purchase price.
In the event of a change in control of the Company, each outstanding purchase right may, without the participant’s consent, be assumed by the surviving, continuing successor, or purchasing corporation (or parent of such successor corporation).
If such acquirer refuses to assume the outstanding purchase right, the offering period with respect to which it relates will be shortened by setting a new purchase date specified by the Administrator. The new purchase date will occur prior to the change in control. If a purchase right is neither assumed by the successor corporation nor exercised as of the date of the change in control, it automatically will terminate and cease to be effective as of such date.
Amendment and Termination
The Administrator generally may amend, suspend or terminate the ESPP or any part of the ESPP at any time and for any reason. If the ESPP is terminated, the Administrator may determine that all outstanding offering periods under the ESPP terminate immediately, upon completion of the next purchase date (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If purchase rights are terminated prior to expiration, then all amounts credited to participants that have not been used to purchase Shares will be returned, without interest (unless otherwise required by applicable law), as soon as administratively practicable. Amendments to increase the number of Shares available under the ESPP, to change the definition of the corporations that may be designated to participate in the ESPP, or that otherwise require approval of the stockholders of the Company under applicable law must be approved by the stockholders of the Company within 12 months of the adoption of the amendment.

Salesforce, Inc.	124	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Number of Shares Purchased by Certain Individuals and Groups
Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Further, the number of Shares that may be purchased under the ESPP is determined, in part, by the price of our Common Stock on the first and last day of each offering period or purchase period, as applicable. Accordingly, the actual number of Shares that may be purchased by any eligible individual is not determinable.
None of our executive officers or non-employee directors are eligible to participate in the ESPP, no associate of an executive officer has purchased shares under the ESPP, and no participating employee has purchased 5% or more of the total amount of shares purchased under the ESPP. An employee who is the child of Mr. Oscar Munoz has purchased 538 Shares, and an employee who is the child of Ms. Laura Alber has purchased 164 Shares. For illustrative purposes only, the following table sets forth, with respect to the groups named below, the number of Shares that were purchased through fiscal 2026 under the ESPP since the initial adoption of the ESPP.

Name of Individual or Group	Number of Shares Purchased (#)	Weighted Average Purchase Price Per Share ($)

All current executive officers as a group(1)	—	—
All current non-employee directors as a group(2)	—	—
All other current employees (including all current officers who are not executive officers) as a group	3,459,936	206.9
1.None of our executive officers are eligible to participate in the ESPP. The Administrator has excluded from eligibility those employees who are both (i) “highly compensated employees” as defined under Section 414(q) of the Code and (ii) officers or subject to the disclosure requirements of Section 16(a) of the 1934 Act.
2.Non-employee directors are not eligible to participate in the ESPP.
Summary of U.S. Federal Income Tax Consequences
The following brief summary of the effect of U.S. federal income taxation upon the participant and the Company with respect to the Shares purchased under the ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.
The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423. The ESPP also authorizes the grant of rights to purchase Stock that do not qualify under Section 423 pursuant to the Non-Section 423 Plan. Under an employee stock purchase plan that qualifies under Section 423, generally no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the Shares acquired under the ESPP or in the event the participant should die while still owning the purchased Shares.
If the participant sells or otherwise disposes of the purchased Shares within two years after the start date of the offering period in which the Shares were acquired or within one year after the actual purchase date of those Shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the Shares on the purchase date exceeded the purchase price paid for those Shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs in an amount equal to such excess. The amount of this ordinary income will be added to the participant’s basis in the Shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the Shares have been held for more than one year since the date of purchase, the gain or loss will be long-term.

Salesforce, Inc.	125	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
If the participant sells or disposes of the purchased Shares more than two years after the start date of the offering period in which the Shares were acquired and more than one year after the actual purchase date of those Shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the Shares on the sale or disposition date exceeded the purchase price paid for those Shares, or (b) 15% of the fair market value of the Shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the Shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. The Company will not be entitled to an income tax deduction with respect to such disposition.
If the participant still owns the purchased Shares at the time of death, the lesser of (i) the amount by which the fair market value of the Shares on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the Shares on the start date of the offering period in which those Shares were acquired will constitute ordinary income in the year of death.
Registration with the SEC
The Company intends to file with the SEC a registration statement on Form S-8 covering the new shares reserved for issuance under the ESPP in the second quarter of fiscal 2027.

Board of Directors’ Recommendation
The Board of Directors recommends a vote FOR the amendment and restatement of the 2004 Employee Stock Purchase Plan to increase the number of shares reserved for employee purchase.

Salesforce, Inc.	126	2026 Proxy Statement

Proposal Four
Ratification of Appointment of Independent Auditor
The Audit Committee has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending January 31, 2027. The Board recommends that stockholders vote for ratification of such appointment. Although stockholder ratification of the appointment of EY as the Company’s independent registered public accounting firm is not required by law or our Bylaws, we are seeking it as a matter of good corporate practice. In the event of a negative vote on such ratification, the Board will reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.
We expect representatives of EY to be present at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.
Please see “Review of Independent Auditor” on page 101 for information regarding the factors considered by the Audit Committee in determining to reengage EY.
Engagement Letter and Fee Disclosure
In connection with the audit of the fiscal 2026 financial statements, following the Audit Committee’s appointment of EY, the Company entered into an engagement agreement with EY that sets forth the terms of EY’s audit engagement.
The following table sets forth the aggregate audit fees billed and expected to be billed by EY for the indicated fiscal year and the fees billed by EY for all other services rendered during the indicated fiscal year.

	Fiscal 2026 ($)	Fiscal 2025 ($)

Audit Fees, plus consultations(1)	30,492,000	24,292,000
Audit-Related Fees(2)	6,642,000	6,667,000
Tax Fees(3)	5,962,000	7,502,000
All Other Fees	—	—
Total	43,096,000	38,461,000
1.Audit Fees consist of fees incurred for professional services rendered for the integrated audit of our annual consolidated financial statements, review of the quarterly consolidated financial statements and foreign statutory audits and services that are normally provided by EY in connection with statutory and regulatory filings or engagements. Audit fees also include accounting consultations and research related to the integrated audit.
2.Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These include fees for the audit of service organization control examinations, pre-implementation reviews of system or process changes, as well as a review of select sustainability metrics.
3.Tax Fees consist of fees billed for tax compliance, consultation, and planning services.

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Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Pre-Approval of Audit and Non-Audit Services
All audit and non-audit services provided by EY to the Company must be pre-approved by the Audit Committee. The Audit Committee uses the following procedures in pre-approving all audit and non-audit services provided by EY. The Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services, and other services) expected to be provided by EY during the year. Quarterly, the Audit Committee is presented with an update of any new audit and non-audit services to be provided by EY. The Audit Committee reviews the update and approves the services outlined therein if such services are acceptable to the Audit Committee. To ensure prompt handling of unexpected matters, the Audit Committee delegates to the chair of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees. However, approval of such additional or amended services is not permitted if it would affect EY’s independence under applicable SEC rules. The chair of the Audit Committee reports any such action taken to the Audit Committee at the next Audit Committee meeting.
All EY services and fees reported under “Engagement Letter and Fee Disclosure” were approved according to the procedures described above.

Board of Directors’ Recommendation The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Salesforce, Inc.	128	2026 Proxy Statement

Proposal Five
Advisory Vote to Approve Named Executive
Officer Compensation
We are asking our stockholders to cast a non-binding, advisory vote to approve the compensation of the Named Executive Officers during fiscal 2026 as disclosed in this Proxy Statement in accordance with the requirements of Section 14A of the Exchange Act. This Proposal gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain the Named Executive Officers, who are critical to our success, and to align their interests with the long-term interests of our stockholders. Under this program, the Named Executive Officers are rewarded for the achievement of both corporate and individual performance goals, which are intended to result in increased stockholder value. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow it for additional details about our executive compensation program, including information about the fiscal 2026 compensation of the Named Executive Officers.
Advisory Vote
We request stockholder approval of the fiscal 2026 compensation of the Named Executive Officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and the narrative disclosure that accompany the compensation tables in this Proxy Statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of the Named Executive Officers and the compensation philosophy, policies, and practices described in this Proxy Statement.
Accordingly, we ask that you vote FOR the following resolution:
RESOLVED, that the stockholders of Salesforce, Inc. approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Stockholders of the Company, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal 2026 and the other compensation tables and narrative disclosure within such Proxy Statement.
As an advisory vote, the outcome of the vote on this Proposal is not binding. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of this vote when making future executive compensation decisions.
Under our current policy of providing for annual votes, we expect that our next advisory vote to approve named executive officer compensation will occur at our 2027 Annual Meeting of Stockholders.

Board of Directors’ Recommendation The Board of Directors recommends a vote FOR approval, on an advisory basis, of the compensation of the Named Executive Officers.

Salesforce, Inc.	129	2026 Proxy Statement

Proposal Six
Stockholder Proposal Requesting the Adoption of Cumulative Voting
The Company has been advised that the National Legal and Policy Center (NLPC), 107 Park Washington Court, Falls Church, VA 22046, beneficial owner of more than $2,000 worth of the Company’s common stock, intends to submit the proposal set forth below at the Annual Meeting:
Adopt Cumulative Voting
RESOLVED, that the stockholders of Salesforce, Inc. (the “Company”) hereby approve, and request that the Board of Directors take all necessary steps—consistent with Delaware law—to adopt cumulative voting for the election of directors, including:
1.amending the Company's Amended and Restated Certificate of Incorporation to expressly provide for cumulative voting as permitted under Section 214 of the Delaware General Corporation Law;
2.amending the Company's Bylaws to include corresponding procedural provisions implementing cumulative voting; and
3.making any other conforming changes necessary to fully implement cumulative voting for all future elections of directors.
Supporting Statement by Stockholder Proponent
Cumulative voting is a well-established mechanism that enhances shareholder rights by allowing shareholders to allocate their votes among director nominees in the manner they believe best serves their interests.
The Company’s Statement of Opposition
The Board of Directors recommends a vote AGAINST Proposal Six:
The Board believes the Company’s voting provisions promote the fair representation of our stockholders and that the adoption of cumulative voting is not in their best interests.
•We have adopted leading governance practices that provide stockholders with key rights and promote accountability as well as long-term value creation.
•Our stockholders are entitled to voting rights proportionate to their economic interest, with each stockholder entitled to one vote per share of common stock.
•Consistent with market practice, our Bylaws provide for a majority vote standard for the election of directors in uncontested elections, which further supports the Board’s firm commitment to director accountability to stockholders.
•Adoption of cumulative voting could result in the disproportionate representation of one or a few stockholders and the election of directors who represent the interests of a small minority of shares.
The Board believes the Company’s existing stockholder voting rights serve to promote proportionate and broad representation of stockholders and promote director accountability. The Board believes that directors should be accountable to all stockholders and that stockholders should be entitled to voting rights in proportion to their economic interest, with one vote per share of common stock, as set forth in our Bylaws. In contrast to our current voting standards for director elections, cumulative voting is fundamentally inconsistent with and undermines these principles.

Salesforce, Inc.	130	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Our Bylaws also provide that each director nominee is elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast in contested elections of directors. This majority-vote standard for the election of directors in uncontested elections, supported by strong governance policies and principles, promotes accountability for directors and best serves the broadest set of stockholders.
Other aspects of Salesforce’s governance which promote accountability include:
•The annual election of directors, with all director nominees elected for a one-year term.
•A resignation policy for director nominees, pursuant to which the Board, after taking into consideration the recommendation of the Nominating and Corporate Governance Committee, determines whether or not to accept the pre-tendered, irrevocable resignation of any director nominee who fails to receive an affirmative majority of votes cast in an uncontested election.
•Explicit stockholder rights to proxy access on market terms and to request special meetings at a 15% ownership threshold.
The Board believes the adoption of cumulative voting could result in the election of a director representing the interests of a small proportion of stockholders, adversely affecting the Board’s overall functioning to the detriment of stockholders. Cumulative voting, which entitles stockholders to allocate votes to a single candidate or across multiple candidates, would allow a stockholder to vote multiple times for the same director nominee. In turn, this could result in the election of a director who does not represent the interests of our broad stockholder base and who may instead reflect the distinct interests of a small minority of stockholders, or even a single stockholder, potentially resulting in a fragmented Board and disrupting the Board’s ability to function effectively.
Moreover, approximately 90% of S&P 500 companies have majority voting for director elections in uncontested elections and less than 2% have cumulative voting. As such, not only is this proposal detrimental to the effective functioning of the Board, but it is also out of line with market practice.
Conclusion. The Board believes that this proposal is not in the best interests of the Company or our stockholders. The Company’s existing voting rights align with market practice and promote fair and proportionate representation of stockholders. Adopting the voting policy requested by this proposal would undermine the Company’s governance principles while introducing new, unmitigated risks to stockholders and the Board.

Board of Directors’ Recommendation The Board of Directors recommends a vote AGAINST Proposal 6.

Salesforce, Inc.	131	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Stockholder Proposals
Rule 14a-8 of the Exchange Act provides a framework for the inclusion of stockholder proposals in the proxy statement, and proposals that do not satisfy the prescribed procedural and substantive requirements are not eligible for inclusion. Following the SEC’s announcement in November 2025 that it will no longer substantively respond to most requests for the exclusion of proposals under Rule 14a-8, our approach for excluding stockholder proposals has remained the same.
Based on a careful review of well-established SEC rules, prior SEC guidance and interpretations, and/or judicial decisions, we determined that it was appropriate to exclude two stockholder proposals that failed to meet the procedural requirements of Rule 14a-8. The first excluded proposal addressed substantially the same subject matter and substantive concerns as stockholder proposals that were included in the Company’s 2024, 2023, and 2022 proxy materials, and the most recent of those proposals did not receive the support necessary for resubmission under SEC rules. With respect to the second excluded proposal, the proponent failed to provide adequate proof of continuous share ownership of the Company’s securities in response to the Company’s proper request for such information. Our notices to the SEC explaining in greater detail the bases for our exclusions of these proposals are available on the SEC’s website.

Salesforce, Inc.	132	2026 Proxy Statement

Procedural Matters
General
The Board is soliciting your vote with this Proxy Statement and proxy card for the Annual Meeting, to be held on Thursday, May 28, 2026 at 11:30 a.m. Pacific Time and for any adjournment or postponement of the Annual Meeting. The Annual Meeting will be a virtual meeting held exclusively via live audio webcast at www.virtualshareholdermeeting.com/CRM2026. Our Annual Report for fiscal 2026, including our financial statements for fiscal 2026, is also enclosed or available online at the same website as this Proxy Statement. These proxy materials are first being made available to stockholders on April 16, 2026.
Stockholders Entitled to Vote; Record Date
As of the close of business on April 6, 2026, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 818,053,744 outstanding shares of common stock of the Company, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder as of the record date. All valid proxies received before the Annual Meeting will be voted according to the instructions thereon.
Stockholders of record may vote in advance of the Annual Meeting:
•over the internet at www.proxyvote.com;
•by telephone at 1-800-690-6903 (if you requested copies of the proxy materials to be mailed or emailed to you); or
•by mail (if you requested printed copies of the proxy materials to be mailed to you) by completing, signing, and dating the enclosed proxy card and returning it in the enclosed postage-prepaid envelope.
Stockholders of record may also vote during the virtual Annual Meeting by logging into the meeting website and following the instructions provided on the website. Stockholders who hold shares in street name should refer to the voting instructions from their brokerage firm, bank, trust, or other organization provided with these proxy materials.
Quorum; Abstentions; Broker Non-Votes
The Company’s Bylaws provide that the holders of a majority of the issued and outstanding shares of the capital stock of the Company entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum for the transaction of business. Shares that are authorized to be voted on or to abstain on any matter presented at the Annual Meeting, or that are held by stockholders who are present at the Annual Meeting, are counted as present and entitled to vote and are therefore included for purposes of determining whether a quorum is present at the Annual Meeting.
If you hold your Salesforce common stock through a broker, the broker may be prevented from voting, or may otherwise choose not to vote, shares held in your brokerage account if you have not given the broker voting instructions with respect to your shares (resulting in what is referred to as a “broker non-vote”). Thus, it is important that you vote your shares to ensure that they are represented on all matters presented at the Annual Meeting.

Salesforce, Inc.	133	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
For each of the proposals, the applicable voting standard, Board recommendation, and treatment of abstentions and broker non-votes, if any, are as follows:

Voting Item	Board Recommendation	Voting Standard	Treatment of Abstentions	Treatment of Broker Non-Votes, If Any

Election of Directors	FOR	Majority of votes cast*	No effect	No effect
Amendment and restatement of the Company’s 2013 Equity Incentive Plan	FOR	Majority of votes cast**	No effect	No effect
Amendment and restatement of the Company’s 2004 Employee Stock Purchase Plan	FOR	Majority of votes cast**	No effect	No effect
Ratification of Appointment of Ernst & Young LLP	FOR	Majority of votes cast**	No effect	No effect
Advisory Vote to Approve Named Executive Officer Compensation	FOR	Majority of votes cast**	No effect	No effect
Stockholder Proposal, if Properly Presented at the Meeting	AGAINST	Majority of votes cast**	No effect	No effect
* The Company’s Bylaws provide that each director nominee be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.
** Approval of proposal(s) requires the affirmative vote of a majority of the votes cast.
Voting; Revocability of Proxies
Voting of proxies; Discretionary voting. Stockholders may vote over the internet, by telephone, by mail, or online when attending the virtual meeting, as described in “About the Annual Meeting” beginning on page 6. All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. The telephone and internet voting procedures are designed to authenticate the stockholder’s identity, to allow stockholders to vote their shares, and to confirm that their voting instructions have been properly recorded. If you vote by telephone or over the internet, you do not need to complete and mail your proxy card. If you do not provide specific voting instructions on a properly executed proxy card or when voting over the phone or internet, your shares will be voted as recommended by the Board.
We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment.
Effect of not casting your vote. If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the voting for each of the proposals as your bank or broker may not have discretion or may otherwise choose not to vote any uninstructed shares. If you are a stockholder of record, it is also critical that you cast your vote. If you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Salesforce, Inc.	134	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Revocability of proxy. You may revoke or change your proxy by:
•entering a new vote by telephone or over the internet;
•filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares; or
•attending and voting online at the virtual Annual Meeting (although attendance at the virtual Annual Meeting will not in and of itself revoke a proxy).
Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be sent to the Company’s principal executive offices at Salesforce, Inc., 415 Mission Street, 3rd Floor, San Francisco, California 94105, Attention: Corporate Secretary.
If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to revoke or change your vote.
Expenses of Solicitation
The Company will bear the entire cost of solicitation. In addition, the Company may arrange with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their reasonable out-of-pocket expenses. The Company may use the services of the Company’s directors, officers, employees and others to solicit proxies, personally or by telephone, without additional compensation. The Company has retained D.F. King & Co., Inc., a proxy solicitation firm, for assistance in connection with the Annual Meeting at a cost of approximately $20,000, plus reasonable out-of-pocket expenses.
Procedure for Introducing Business or Director Nominations at Our 2027 Annual Meeting of Stockholders
Stockholder proposals and director nominees to be presented at the meeting. Stockholders of record may introduce business or nominate directors for election at an annual meeting of stockholders, provided that the stockholder satisfies the advance notice requirements set forth in the Company’s Bylaws (which includes the timing and information required under Rule 14a-19 of the Exchange Act). Among other things, the advance notice provisions require stockholders to give timely notice of business they propose to introduce and of any director nomination they propose to make in proper written form to the Secretary of the Company at Salesforce, Inc., 415 Mission Street, 3rd Floor, San Francisco, California 94105, Attention: Corporate Secretary.
To be timely for our 2027 Annual Meeting of Stockholders, such notice must be received no earlier than January 31, 2027 and no later than the close of business (6:00 p.m. PT) on March 2, 2027. However, if the date of the 2027 Annual Meeting of Stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the date of the 2026 Annual Meeting, then notice must be received no earlier than the close of business on the 120th day prior to the 2027 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made. If a stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any business presented by a stockholder at our 2027 Annual Meeting of Stockholders.

Salesforce, Inc.	135	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
Director nominees to be included in the proxy statement (proxy access). In addition, our Bylaws contain “proxy access” provisions that permit a stockholder or group of stockholders to include director candidates that they intend to nominate in our annual meeting proxy statement and on our proxy card, provided that the stockholder ownership, notice, and other requirements set forth in our Bylaws are satisfied. To be timely for our 2027 Annual Meeting of Stockholders, the required notice under the proxy access provisions of our Bylaws must be received by the Corporate Secretary at the address set forth above not earlier than November 17, 2026 and not later than the close of business on December 17, 2026. However, if the date of the 2027 Annual Meeting of Stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the date of the 2026 Annual Meeting, then notice under the proxy access provisions must be received no earlier than the close of business on the 120th day prior to the 2027 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.
Stockholder proposals to be included in the proxy statement (Rule 14a-8 proposals). Any stockholder proposal submitted for inclusion in the Company’s proxy statement for the 2027 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act should be addressed to the Secretary of the Company at the address set forth above and must be received at our principal executive offices not later than the close of business on December 17, 2026. In the event the date of the annual meeting is moved by more than 30 days from the one-year anniversary of the date of the 2026 Annual Meeting, then notice must be received within a reasonable time before the Company begins to make its proxy materials available. Upon such an occurrence, the Company will publicly announce the deadline for submitting a proposal by means of disclosure in a press release or in a document filed with the SEC.
The requirements for providing advance notice of business or nominations as summarized above are qualified in their entirety by our Bylaws, Rule 14a-19 (as applicable) and, in the case of stockholder proposals submitted for inclusion in our proxy statement, Rule 14a-8, which we recommend that you read in order to comply with the applicable requirements. Failure to timely deliver the requisite notice or satisfy the requirements in our Bylaws, Rule 14a-19, or Rule 14a-8, as applicable, may result in a proposal or nomination not being presented at our annual meeting of stockholders. You may contact the Company’s Secretary at our principal executive offices for a copy of our current Bylaws, including the relevant provisions regarding the requirements for making stockholder proposals and nominating director candidates, or you may refer to the copy of our Bylaws most recently filed with the SEC and available at www.sec.gov.
Delivery of Proxy Materials
To receive current and future proxy materials in either paper or electronic form, please contact Investor Relations at investor@salesforce.com. We will also provide, free of charge, a copy of our fiscal 2026 Annual Report on Form 10-K upon the written request of any stockholder to Investor Relations at the address set forth below.
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders, unless the Company has received contrary instructions from one or more of the stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single set of materials per household, even if more than one stockholder resides in that household. If your proxy statement is being householded and you would like to receive separate copies, or if you are receiving multiple copies and would like to receive a single copy, please contact Investor Relations at investor@salesforce.com, or write to Salesforce, Inc., 415 Mission Street, 3rd Floor, San Francisco, California 94105, Attention: Investor Relations.

Salesforce, Inc.	136	2026 Proxy Statement

Transaction of Other Business
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
On behalf of the Board of Directors,
Sabastian Niles
President, Chief Legal Officer & Corporate Secretary
April 16, 2026

Salesforce, Inc.	137	2026 Proxy Statement

Appendix A
GAAP to Non-GAAP Financial Reconciliation
This Proxy Statement includes information about non-GAAP income from operations, non-GAAP operating margin, non-GAAP earnings per share, free cash flow (collectively the “non-GAAP financial measures”). These non-GAAP financial measures are measurements of financial performance that are not prepared in accordance with U.S. generally accepted accounting principles and computational methods may differ from those used by other companies. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. Management uses both GAAP and non-GAAP financial measures when planning, monitoring, and evaluating the Company’s performance.
The primary purpose of using non-GAAP financial measures is to provide supplemental information that may prove useful to investors and to enable investors to evaluate the Company’s results in the same way management does. Management believes that supplementing GAAP disclosure with non-GAAP disclosure provides investors with a more complete view of the Company’s operational performance and allows for meaningful period-to-period comparisons and analysis of trends in the Company’s business. Further, to the extent that other companies use similar methods in calculating non-GAAP financial measures, the provision of supplemental non-GAAP information can allow for a comparison of the Company’s relative performance against other companies that also report non-GAAP operating results.
Non-GAAP operating margin is the proportion of non-GAAP income from operations as a percentage of GAAP revenue. Non-GAAP income from operations excludes the impact of the following items: stock-based compensation expense, amortization of acquisition-related intangibles, charges related to the Company’s restructuring plan, and acquisition-related costs.
Please see the table below for the reconciliation of GAAP and non-GAAP results.
GAAP to Non-GAAP Reconciliation (in millions, except data expressed as a percentage of revenues)

	Fiscal Year Ended January 31,
	2026	2025	2024	2023

Non-GAAP income from operations[1]
GAAP income from operations	$8,331	$7,205	$5,011	$1,030
Plus:
Amortization of purchased intangibles	1,687	1,651	1,869	1,951
Stock-based compensation expense[2]	3,480	3,181	2,764	3,259
Restructuring and acquisition-related costs[3]	658	461	988	828
Non-GAAP income from operations[1]	$14,156	$12,498	$10,632	$7,068
Non-GAAP operating margin as a percentage of revenues
Total revenues	$41,525	$37,895	$34,857	$31,352
GAAP operating margin[4]	20.1%	19.0%	14.4%	3.3%
Non-GAAP operating margin[4]	34.1%	33.0%	30.5%	22.5%

Salesforce, Inc.	A-1	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices

	Fiscal Year Ended January 31,
	2026	2025

Computations of free cash flow
GAAP net cash provided by operating activities	$14,996	$13,092
(Capital expenditures)	(594)	(658)
Free cash flow[5]	$14,402	$12,434
Non-GAAP diluted earnings per share
GAAP diluted earnings per share[6]	$7.80	$6.36
Plus:
Amortization of purchased intangibles	1.76	1.70
Stock-based compensation expense[2]	3.64	3.27
Restructuring and acquisition-related costs[3]	0.69	0.47
(Income tax effects and adjustments)	(1.37)	(1.60)
Non-GAAP diluted earnings per share[6]	$12.52	$10.20
Shares used in computing non-GAAP diluted earnings per share (millions)	956	974
1.Used to calculate non-GAAP operating margin by dividing non-GAAP income from operations by GAAP revenue. Non-GAAP income from operations excludes the impact of the amortization of acquisition-related intangibles, stock-based compensation expense, and charges related to the Company’s restructuring initiatives and, beginning with fiscal year ended January 31, 2026, acquisition-related costs.
2.Stock-based compensation expense excludes stock-based compensation expense related to the Company’s restructuring initiatives, which is included in the restructuring line.
3.Acquisition-related costs are not included as an adjustment item for the fiscal years ended January 31, 2025, 2024, and 2023.
4.GAAP operating margin is the proportion of GAAP income from operations as a percentage of GAAP revenue. Non-GAAP operating margin is the proportion of non-GAAP income from operations as a percentage of GAAP revenue.
5.Free cash flow is defined as GAAP net cash provided by operating activities, less capital expenditures.
6.GAAP diluted earnings per share is calculated by dividing GAAP net income by number of diluted shares. Non-GAAP diluted earnings per share is calculated by dividing non-GAAP net income by number of diluted shares, and excludes the impact of stock-based compensation expense, amortization of purchased intangibles, charges related to the Company’s restructuring initiatives, income tax adjustments and, beginning with fiscal year ended January 31, 2026, acquisition-related costs.

Salesforce, Inc.	A-2	2026 Proxy Statement

Appendix B
Amended and Restated 2013 Equity Incentive Plan

SALESFORCE, INC.
AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN
1.    PURPOSES OF THE PLAN. The purposes of this Plan are:
•    to attract and retain the best available personnel for positions of substantial responsibility,
•    to provide incentive to Employees, Directors and Consultants, and
•    to promote the success of the Company’s business.
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Bonus Awards, Performance Units and Performance Shares.
2.    DEFINITIONS. As used herein, the following definitions will apply:
(a)  “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
(b)  “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.
(c)  “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
(d)  “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Bonus Awards, Performance Units or Performance Shares.
(e)  “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(f)   “Award Transfer Program” means any program instituted by the Administrator that would permit Participants the opportunity to transfer for value any outstanding Awards to a financial institution or other person or entity approved by the Administrator. A transfer for “value” shall not be deemed to occur under this Plan where an Award is transferred by a Participant for bona fide estate planning purposes to a trust or other testamentary vehicle approved by the Administrator.
(g)  “Board” means the Board of Directors of the Company.
(h)  “Cause” means, unless otherwise defined by the Participant’s Award Agreement or contract of employment or service, any of the following: (i) the Participant’s theft, dishonesty, or falsification of any Participating Company documents or records; (ii) the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information; (iii) any action by the Participant which has a detrimental effect on a Participating Company’s reputation or business; (iv) the Participant’s failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by the Participant of any employment or service agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of

Salesforce, Inc.	B-1	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
such agreement; or (vi) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Participant’s ability to perform his or her duties with a Participating Company.
(i)   “Change in Control” means the occurrence of any of the following events:
(i)  A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this clause (i), (1) the acquisition of beneficial ownership of additional stock by any one Person who is considered to beneficially own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; and (2) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company, such event shall not be considered a Change in Control under this clause (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities;
(ii)  A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)  A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(j)   “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any

Salesforce, Inc.	B-2	2026 Proxy Statement

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comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(k)  “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.
(l)   “Common Stock” means the common stock of the Company.
(m)  “Company” means Salesforce, Inc., a Delaware corporation, or any successor thereto.
(n)  “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary or other Affiliate to render services to such entity.
(o)  “Director” means a member of the Board.
(p)  “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
(q)  “Dividend Equivalent” means a credit, made at the discretion of the Administrator or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

(r)   “Employee” means any person, including Officers and Directors, employed by or otherwise treated as a common law employee of the Company or any Parent or Subsidiary or other Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company or an Affiliate. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.
(s)  “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
(t)   “Exchange Program” means a program under which (i) outstanding Awards with an exercise price in excess of the Fair Market Value of a Share are surrendered or cancelled in exchange for Awards of the same type, Awards of a different type, and/or cash, other than in connection with a corporate transaction under Section 15; (ii) Participants would have the opportunity to participate in an Award Transfer Program; (iii) the exercise price of an outstanding Award is reduced or an outstanding Award is cancelled and replaced with an Award with a lower exercise price; and/or (iv) any other action is taken that is treated as a repricing under U.S. generally accepted accounting principles (“GAAP”). The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.
(u)  “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)  If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the mean of the closing bid and asked prices for the Common Stock, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in the Wall Street Journal or such other source as the Administrator deems reliable. If the relevant date does not fall on a day on which the Common Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Common Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Administrator, in its discretion;

Salesforce, Inc.	B-3	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
(ii)  If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in the Wall Street Journal or such other source as the Administrator deems reliable; or
(iii)  In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
(v)   “Fiscal Year” means the fiscal year of the Company.
(w)  “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.
(x)   “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(y)   “Inside Director” means a Director who is an Employee.
(z)   “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(aa) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(bb)   “Option” means a stock option granted pursuant to the Plan.
(cc)   “Outside Director” means a Director who is not an Employee.
(dd)   “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(ee)   “Participant” means the holder of an outstanding Award.
(ff)   “Participating Company” means the Company or any Affiliate.

(gg)   “Performance Bonus Award” means a cash award set forth in Section 12.
(hh)   “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures:
(i)    revenue;
(ii)    gross margin;
(iii)    operating margin;
(iv)    operating income;
(v)    operating profit or net operating profit;
(vi)    pre-tax profit;
(vii)    earnings (which may include earnings before interest, taxes and depreciation, earnings before taxes and net earnings);
(viii)    net income;

Salesforce, Inc.	B-4	2026 Proxy Statement

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(ix)    cash flow (including operating cash flow or free cash flow);
(x)    expenses;
(xi)    the market price of the Common Stock;
(xii)    earnings per share;
(xiii)    return on stockholder equity;
(xiv)    return on capital;
(xv)    return on assets or net assets;
(xvi)    return on equity;
(xvii)    return on investment;
(xviii)    economic value added;
(xix)    number of customers;
(xx)    stock price;
(xxi)    growth in stockholder value relative to the moving average on the S&P 500 Index or another index;
(xxii)    market share;
(xxiii)    contract awards or backlog;
(xxiv)    overhead or other expense reduction;
(xxv)    credit rating;

(xxvi)    objective customer indicators;
(xxvii)    new product invention or innovation;
(xxviii)    attainment of research and development milestones;
(xxix)    improvements in productivity; and
(xxx)    any other measure or metric the Administrator deems appropriate.
The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (iii) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (iv) on a per-share or per-capita basis, (v) against the performance of the Company as a whole or a segment of the Company (including, but not limited to, any combination of the Company and any subsidiary, division, joint venture, Affiliate and/or other segment) and/or (vi) on a pre-tax or after-tax basis. The Administrator shall determine whether any significant element(s) or item(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of

Salesforce, Inc.	B-5	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
limitation, the effect of mergers and acquisitions). As determined in the discretion of the Administrator, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with GAAP or on a basis other than GAAP, including as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.
(ii)    “Performance Period” means the time period determined by the Administrator in its sole discretion during which the performance objectives must be met.
(jj)   “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 11.
(kk)  “Performance Unit” means an Award denominated in cash which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11.
(ll)  “Plan” means this Amended and Restated 2013 Equity Incentive Plan.
(mm)  “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.
(nn)    “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(oo)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(pp)    “Section 16(b)” means Section 16(b) of the Exchange Act.
(qq)  “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
(rr)    “Securities Act” means the Securities Act of 1933, as amended.
(ss)    “Service Provider” means an Employee, Director or Consultant. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be a Service Provider and the effective date of such individual’s status as, or cessation of status as, a Service Provider. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.
(tt)      “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(uu)   “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 10 is designated as a Stock Appreciation Right.
(vv)   “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
(ww)  “Tax Obligations” means tax and social insurance liability obligations and requirements in connection with the Awards, including, without limitation, (a) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the employing Affiliate, (b) the Participant’s and, to the extent required by the Company (or Affiliate), the Company’s (or Affiliate’s) fringe benefit tax liability, if

Salesforce, Inc.	B-6	2026 Proxy Statement

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any, associated with the grant, vesting, or exercise of an Award or sale of Shares, and (c) any other Company (or Affiliate) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to such Award (or exercise thereof or issuance of Shares thereunder).
3.    STOCK SUBJECT TO THE PLAN.
(a)  Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 396,700,000 plus (i) any Shares that, as of the date stockholders initially approve the Plan, have been reserved but not issued pursuant to any awards granted under the 2004 Equity Incentive Plan (the “2004 Plan”) and/or the 2004 Outside Directors Stock Plan (the “Director Plan” and, together with the 2004 Plan, the “Prior Plans” and each, a “Prior Plan”) and are not subject to any awards granted thereunder, with the Shares subject to the awards referenced in this clause (i) credited to the aggregate number of Shares that may be awarded under the Plan as one (1) Share for every one (1) Share subject thereto, and (ii) any Shares subject to stock options or other awards granted under the Prior Plans that, after the date stockholders initially approve the Plan, expire or otherwise terminate without having been vested or exercised in full, Shares issued pursuant to awards granted under the Prior Plans that, after the date stockholders initially approve the Plan, are forfeited to or repurchased by the Company due to failure to vest, and Shares subject to awards granted under a Prior Plan that, after the date stockholders initially approve the Plan, would have, but for the termination of the applicable Prior Plan, again become available for future use under the terms of such Prior Plan (as applicable), with the Shares subject to those of the awards referenced in this clause (ii) that are stock options and/or stock appreciation rights credited to the aggregate number of Shares that may be awarded under the Plan as one (1) Share for every one (1) Share subject thereto, and the Shares subject to those of the awards referenced in this clause (ii) that are awards other than stock options or stock appreciation rights credited to the aggregate number of Shares that may be awarded under the Plan as two and fifteen- one hundredths (2.15) Shares for every one (1) Share subject thereto. Notwithstanding the foregoing, the maximum number of Shares to be added to the Plan pursuant to clause (i) of the prior sentence shall be equal to 23,800,000 Shares and the maximum number of Shares to be added to the Plan pursuant to clause (ii) of the prior sentence shall be equal to 54,332,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. Any Shares subject to Awards of Options or Stock Appreciation Rights shall be counted against the numerical limits of this Section 3 as one (1) Share for every one (1) Share subject thereto. Any Shares subject to Awards granted under the Plan other than Options or Stock Appreciation Rights shall be counted against the numerical limits of this Section 3 as two and fifteen-one hundredths (2.15) Shares for every one (1) Share subject thereto and shall be counted as two and fifteen-one hundredths (2.15) Shares for every one (1) Share returned to or deemed not issued from the Plan pursuant to this Section 3. The Shares may be authorized, but unissued, or reacquired Common Stock.
(b)  Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised, whether or not actually issued pursuant to such exercise will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company due to failure to vest, such Shares will become available for future grant under the Plan. Notwithstanding the foregoing, Shares used to pay the exercise price or purchase price of an Award other than an Option or SAR or to satisfy the tax withholding obligations related to an Award other than an Option or SAR will become available for future grant and/or sale under the Plan; Shares used to pay the exercise price or purchase of an Option or SAR or to satisfy the tax withholding obligations related to an Option or SAR will not become available for future grant or sale under the Plan. To the extent an Award (including a Dividend Equivalent) under the Plan is paid out in cash rather than Shares, whether pursuant to a Performance Bonus Award or other Award, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding anything in the Plan or any Award Agreement to the contrary, Shares actually issued pursuant to Awards transferred under any Award Transfer Program will not be again available for grant under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and

Salesforce, Inc.	B-7	2026 Proxy Statement

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the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(b).

(c)  Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
4.    ADMINISTRATION OF THE PLAN.
(a)  Procedure.
(i)  Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
(ii)  Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
(iii)  Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws. The Administrator may, in its discretion and to the extent permitted by Applicable Laws, delegate to a Committee, including but not limited to, comprised of one or more Officers, the authority to grant one or more Awards, without further approval of the Administrator, on such terms and conditions as the Administrator, in its discretion, deems appropriate. To the extent of any delegation by the Administrator, references to the Administrator in the Plan and any Award Agreement shall be deemed also to include reference to the applicable delegate(s).
(iv)  Delegation of Authority for Day-to-Day Administration; Authority of Officers. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election.
(b)  Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
(i)  to determine the Fair Market Value;
(ii)  to select the Service Providers to whom Awards may be granted hereunder;
(iii)  to determine the number of Shares to be covered by each Award granted hereunder;
(iv)  to approve forms of Award Agreements for use under the Plan;
(v)  to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the method of payment for Shares purchased under any Award, the method for satisfaction of any tax withholding obligation arising in connection with an Award, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;
(vi)  to determine the terms and conditions of any Exchange Program and/or Award Transfer Program and with the consent of the Company’s stockholders, to institute an Exchange Program and/or Award Transfer Program (provided that the Administrator may not institute an Exchange Program and/or Award Transfer Program without first receiving the consent of the Company’s stockholders);

Salesforce, Inc.	B-8	2026 Proxy Statement

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(vii)  to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(viii)  to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and/or for qualifying for favorable tax treatment under applicable foreign laws;
(ix)  to modify or amend each Award (subject to Section 21 of the Plan), including but not limited to the discretionary authority to accelerate the vesting of Awards, waive any forfeiture restrictions and extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 7(b) of the Plan regarding Incentive Stock Options);

(x)  to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 17 of the Plan;
(xi)  to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator pursuant to such procedures as the Administrator may determine;
(xii)  to allow a Participant, in compliance with all Applicable Laws including, but not limited to, Section 409A, to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;
(xiii)  to determine whether Awards will be settled in Shares, cash or in any combination thereof;
(xiv)  to temporarily suspend the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with Applicable Laws;
(xv)     to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;
(xvi)  to require that the Participant’s rights, payments and benefits with respect to an Award (including amounts received upon the settlement or exercise of an Award) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award, as may be specified in an Award Agreement at the time of the Award, or later if (A) Applicable Laws require the Company to adopt a policy requiring such reduction, cancellation, forfeiture or recoupment, or (B) pursuant to an amendment of an outstanding Award; and
(xvii)  to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award deemed necessary or advisable for administering the Plan.
(c)  Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and shall be given the maximum deference permitted by law.
5.    ELIGIBILITY. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Performance Bonus Awards may be granted only to Employees. Incentive Stock Options may be granted only to Employees of the Company or Parent or Subsidiary of the Company.

Salesforce, Inc.	B-9	2026 Proxy Statement

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6.    LIMITATIONS.
(a)  Incentive Stock Options. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. If the Code is amended to provide for a different limitation from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. Further, if for any reason an Option (or portion thereof) designated as an Incentive Stock Option shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonstatutory Stock Option granted under the Plan. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
(b)  Employee Award Limitations. The following limitations shall apply to Awards under the Plan: subject to adjustment as provided in Section 15, during any Fiscal Year, no Employee will be granted:
(i)  Options and/or SARs covering more than a total of 20,000,000 Shares; provided, however, that in connection with his or her initial employment, an Employee may be granted Options and/or SARs covering up to a total of 8,000,000 additional Shares in the Fiscal Year in which his or her service as an Employee first commences;
(ii)  Restricted Stock and/or Restricted Stock Units and/or Performance Shares covering more than 10,000,000 Shares; provided, however, that in connection with his or her initial employment, an Employee may be granted Restricted Stock, Restricted Stock Units and/or Performance Shares covering up to a total of 4,000,000 additional Shares in the Fiscal Year in which his or her service as an Employee first commences;

(iii)  Performance Units having an initial value greater than $15,000,000; provided, however, that in connection with his or her initial employment, an Employee may be granted additional Performance Units in the Fiscal Year in which his or her service as an Employee first commences having an initial value no greater than $5,000,000; and
(iv)  Performance Bonus Awards that could result in such Employee receiving more than $10,000,000 in any one Fiscal Year.
     If an Award is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 15(c)), the cancelled Award will be counted against the limits set forth in this subsection (b).
(c)  Outside Director Award Limitations. Notwithstanding anything to the contrary in the Plan or in any policy of the Company regarding compensation payable to an Outside Director, no Outside Director may receive Awards granted under the Plan, when combined with cash retainers or other compensation earned for service as an Outside Director, that exceed $1 million in value, or $1.5 million in value for any Outside Director serving as Non-Executive Chair or Lead Independent Director, in any Fiscal Year. The value of Awards for this purpose will be determined in accordance with GAAP and the Company’s regular valuation methodology for determining the grant date fair value of Awards for Outside Directors. Any Awards granted or cash or other compensation earned by an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, shall not count for purposes of this limitation.
7.    STOCK OPTIONS.
(a)  Grant of Option. Subject to the terms and conditions of the Plan, Option may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion. Subject to Section 6 and the other terms and conditions of the Plan, the Administrator will have complete discretion to determine the number of Shares granted to any Service Provider. Each Option shall be evidenced by an Award Agreement (which may be in electronic form) that shall specify the exercise price, the expiration date of the Option, the number of Shares covered by the Option, any conditions to exercise the Option, and such other terms and conditions as the Administrator, in its discretion, shall determine.

Salesforce, Inc.	B-10	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
(b)  Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than seven (7) years from the date of grant hereof. In the case of an Incentive Stock Option, the term will be seven (7) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(c)  Option Exercise Price and Consideration.
(i)  Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
(1)  In the case of an Incentive Stock Option
(A)  granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.
(B)  granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(2)  In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(3)  Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)  Waiting Period and Exercise Dates. Subject to Section 6 and the other terms and conditions of the Plan, at the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
(iii)  Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of, without limitation: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a cashless exercise program (whether through a broker, net exercise program or otherwise) implemented by the Company in connection with the Plan; (6) by reduction in the amount of any Company liability to the Participant, (7) by net exercise; (8) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (9) any combination of the foregoing methods of payment.
(d)  Exercise of Option.
(i)  Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share, unless otherwise determined by the Administrator.

Salesforce, Inc.	B-11	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends, Dividend Equivalents or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend, Dividend Equivalent or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.
Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
(ii)  Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability or as a result of a termination for Cause, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for ninety (90) days following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iii)  Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)  Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan. The Participant’s status as a Service Provider shall be deemed to have terminated on account of death if the Participant dies within ninety (90) days (or such longer period of time as determined by the Administrator, in its discretion) after the Participant’s termination as a Service Provider.
(v)  Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s status as a Service Provider is terminated for Cause, the Option shall terminate and cease to be exercisable immediately upon such termination as a Service Provider.
(e)  Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 7(d) is prevented by the provisions of Section 26 below, the Option shall remain exercisable until ninety (90) days (or such longer period of time as determined by

Salesforce, Inc.	B-12	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
the Administrator, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement.
(f)  Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, other than termination of Service for Cause, if a sale within the applicable time periods set forth in Section 7(d) of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, and (ii) the expiration of the term of such Option as set forth in the Award Agreement.
8.      RESTRICTED STOCK.
(a)  Grant of Restricted Stock. Subject to Section 6 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
(b)  Restricted Stock Agreement. Subject to and the terms and conditions of the Plan, each Award of Restricted Stock will be evidenced by an Award Agreement (which may be in electronic form) that will specify any vesting conditions, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares, if any, have lapsed.
(c)  Transferability. Except as provided in this Section 8, Section 14 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable vesting period (if any).
(d)  Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
(i)  General Restrictions. Subject to the terms and conditions of the Plan, the Administrator may set restrictions based upon continued employment or service, the achievement of Performance Goals or other specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
(e)  Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the vesting period or at such other time as the Administrator may determine. The Administrator, in its discretion, may establish procedures regarding the release of Shares from escrow and/or removal of legends, as necessary or appropriate to minimize administrative burdens on the Company.
(f)  Legend on Certificates. The Administrator, in its discretion, may require that one or more legends be placed on the certificates representing Restricted Stock to give appropriate notice of the applicable restrictions.

(g)  Voting Rights. During the vesting period, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(h)  Dividends and Other Distributions. During the vesting period, Participants holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. Notwithstanding anything herein to the contrary, dividends or other distributions credited/payable in connection with Shares of Restricted Stock that are not yet vested will be subject to the same restrictions and risk of forfeiture as the underlying Award and will not be paid until the underlying Award vests.
(i)  Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and, subject to Section 3, again will become available for grant under the Plan.

Salesforce, Inc.	B-13	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
9.      RESTRICTED STOCK UNITS.
(a)  Grant. Subject to Section 6 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock Units to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
(b)  Award Agreement. Subject to the terms and conditions of the Plan, each Award of Restricted Stock Units will be evidenced by an Award Agreement (which may be in electronic form) that will specify any vesting conditions, the number of Restricted Stock Units granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(c)  Vesting Criteria and Other Terms. Subject to the terms and conditions of the Plan, the Administrator will set vesting criteria (if any) in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.
(i)  General Restrictions. Subject to the terms and conditions of the Plan, the Administrator may set vesting criteria based upon continued employment or service, the achievement of Performance Goals or other specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.
(d)  Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator.
(e)  Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement; provided, however, that the timing of payment shall in all cases comply with Section 409A to the extent applicable to the Award. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.
(f)   Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company and, subject to Section 3, again will become available for grant under the Plan.
(g)  Voting Rights, Dividend Equivalents and Distributions. Participants shall have no voting rights with respect to Shares represented by Restricted Stock Units until the date of the issuance of such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Administrator, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Shares having a record date prior to the date on which the Restricted Stock Units held by such Participant are settled. Settlement of Dividend Equivalents may be made in cash, Shares, or a combination thereof as determined by the Administrator. Except as otherwise provided in an Award Agreement, Dividend Equivalents, if any, shall be accrued by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Shares (or as of the record date if the Restricted Stock Units are settled on or after the record date and before the date of payment of the cash dividend) and the number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid (or to be paid) on such date with respect to the number of Shares represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per Share as of the date such Dividend Equivalents are credited. Any such additional Restricted Stock Units shall be subject to the same terms and conditions, including but not limited to vesting conditions, and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. For the avoidance of doubt, such additional Restricted Stock Units or other Dividend Equivalents will not vest or be paid prior to the time that the original Award vests. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Section 15 appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the Shares issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same vesting conditions as are applicable to the Award.

Salesforce, Inc.	B-14	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
10.      STOCK APPRECIATION RIGHTS.
(a)  Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(b)  Number of Shares. Subject to Section 6 and the other terms and conditions of the Plan, the Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.
(c)  Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan. Until Shares are issued in respect of a Stock Appreciation Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends, Dividend Equivalents or any other rights as a stockholder will exist with respect to the Shares subject to a Stock Appreciation Right.
(d)  Stock Appreciation Right Agreement. Subject to the terms and conditions of the Plan, each Stock Appreciation Right grant will be evidenced by an Award Agreement (which may be in electronic form) that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(e)  Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 7(b) relating to the maximum term and Sections 7(d), 7(e) and 7(f) relating to exercise also will apply to Stock Appreciation Rights.
(f)  Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(i)  The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(ii)  The number of Shares with respect to which the Stock Appreciation Right is exercised.
At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
11.   PERFORMANCE UNITS AND PERFORMANCE SHARES.
(a)  Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. Subject to Section 6 and the other terms and conditions of the Plan, the Administrator will have complete discretion in determining the number of Performance Units and/or Performance Shares granted to each Participant.
(b)  Award Agreement. Subject to and the terms and conditions of the Plan, each Award of Performance Shares and Performance Units will be evidenced by an Award Agreement (which may be in electronic form) that will specify any vesting conditions, the number of Performance Shares or Performance Units, as applicable, granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

Salesforce, Inc.	B-15	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
(c)  Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(d)  Performance Objectives and Other Terms. Subject to Section 6 and the other terms and conditions of the Plan, the Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) (if any) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares, as applicable, that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units and Performance Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(i)  General Restrictions. Subject to the terms and conditions of the Plan, the Administrator may set vesting criteria based upon continued employment or service, the achievement of specific Performance Goals or other performance objectives (Company-wide, departmental, divisional, business unit, or individual goals), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.
(e)  Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares, as applicable, will be entitled to receive a payout of the number of Performance Units or Performance Shares, as applicable, earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved.
(f)  Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units and Performance Shares will be made as soon as practicable after the expiration of the applicable Performance Period or as otherwise determined by the Administrator; provided, however, that the timing of payment shall in all cases comply with Section 409A to the extent applicable to the Award. The Administrator, in its sole discretion, may pay earned Performance Units and Performance Shares in the form of cash, in Shares or in a combination thereof.
(g)  Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units or Performance Shares, as applicable, will be forfeited to the Company, and, subject to Section 3, again will be available for grant under the Plan.
(h)  Voting Rights, Dividend Equivalents and Distributions. Participants shall have no voting rights with respect to Shares represented by Performance Units and/or Performance Shares until the date of the issuance of such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Administrator, in its discretion, may provide in the Award Agreement evidencing any Award of Performance Shares that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Shares having a record date prior to the date on which the Performance Shares are settled. Settlement of Dividend Equivalents may be made in cash, Shares, or a combination thereof as determined by the Administrator, and may be paid on the same basis as settlement of the related Performance Share. Except as otherwise provided in an Award Agreement, Dividend Equivalents, if any, shall be accrued by crediting the Participant with additional whole Performance Shares as of the date of payment of such cash dividends on Shares (or as of the record date if the Performance Shares are settled on or after the record date and before the date of payment of the cash dividend) and the number of additional Performance Shares (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid (or to be paid) on such date with respect to the number of Shares represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per Share as of the date such Dividend Equivalents are credited. Any such additional Performance Shares shall be subject to the same terms and conditions, including but not limited to vesting conditions, and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Performance Shares originally subject to the Award of Performance Shares. For the avoidance of doubt, such additional Performance Shares or other Dividend Equivalents will not vest or be paid prior to the time that the original Award vests. Dividend Equivalents shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Section 15 appropriate adjustments shall be made in the Participant’s Award of Performance Shares so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash

Salesforce, Inc.	B-16	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
dividends) to which the Participant would be entitled by reason of the Shares issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same vesting conditions as are applicable to the Award.
12.   PERFORMANCE BONUS AWARDS.
(a)  Grant of Performance Bonus Awards. Subject to the terms and conditions of the Plan, Performance Bonus Awards may be granted to Employees at any time and from time to time, as will be determined by the Administrator, in its sole discretion, in the form of a cash bonus payable upon the attainment of Performance Goals and/or other performance objectives that are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.

(b)  Subject to Section 6 and the other terms and conditions of the Plan, the Administrator will have complete discretion to determine the amount of the cash bonus that could be earned under a Performance Bonus Award.
13.   LEAVES OF ABSENCE/TRANSFER BETWEEN LOCATIONS. Unless the Administrator provides otherwise or as otherwise required by Applicable Law, vesting of Awards granted hereunder will be suspended during any unpaid personal leave of absence other than a Company-approved sabbatical, such that vesting shall cease on the first day of any such unpaid personal leave of absence and shall only recommence upon return to active service. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary or Affiliate. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
14.   TRANSFERABILITY OF AWARDS.
(a)  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant (or the Participant’s guardian or legal representative). If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate. Notwithstanding anything to the contrary in the Plan, in no event will the Administrator have the right to determine and implement the terms and conditions of any Award Transfer Program without stockholder approval.
15.   ADJUSTMENTS; DISSOLUTION OR LIQUIDATION; MERGER OR CHANGE IN CONTROL.
(a)  Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property, but excepting normal cash dividends), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, the numerical Share limits in Section 3 of the Plan and the per person numerical Share limits in Section 6. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number. Any fractional share resulting from an adjustment pursuant to this Section 15(a) shall be rounded down to the nearest whole number, and in no event may the exercise or purchase price under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award.
(b)  Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised (with respect to an Option or SAR) or vested (with respect to an Award other than an Option or SAR), an Award will terminate immediately prior to the consummation of such proposed action.

Salesforce, Inc.	B-17	2026 Proxy Statement

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(c)  Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph), including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.
In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, unless determined otherwise by the Administrator, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.
For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.
Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
(d)  Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor or acquiring corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, unless determined otherwise by the Administrator, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.
16.   DEFERRALS. The Administrator, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Administrator in its sole discretion and, unless otherwise expressly determined by the Administrator, shall comply with the requirements of Section 409A.
17.   TAX.
(a)  Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any Tax Obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Tax Obligations.

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(b)  Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may designate the method or methods by which a Participant may satisfy such Tax Obligations. As determined by the Administrator in its discretion from time to time, these methods may include one or more of the following (a) paying cash, (b) having the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required or permitted by the Administrator to be withheld or remitted, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required or permitted by the Administrator to be withheld or remitted, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the Tax Obligations required or permitted by the Administrator to be withheld or remitted, (e) retaining from salary or other amounts payable to the Participant cash having a sufficient value to satisfy the Tax Obligations, or (f) any other means which the Administrator, in its sole discretion, determines to both comply with Applicable Laws, and to be consistent with the purposes of the Plan. The amount of Tax Obligations will be deemed to include any amount that the Administrator agrees may be withheld at the time any election regarding tax withholding is made, not to exceed the amount determined by using the maximum statutory rates applicable to the Participant or the Company, as applicable, with respect to the Award on the date that the amount of tax or social insurance liability to be withheld or remitted is to be determined provided that such withholding amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. Unless otherwise determined by the Administrator, the Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the Tax Obligations are required to be withheld.
(c)  Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Plan, each Award and each Award Agreement under the Plan is intended to be exempt from or otherwise meet the requirements of Section 409A and will be construed and interpreted, including but not limited with respect to ambiguities and/or ambiguous terms, in accordance with such intent, except as otherwise specifically determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.

18.   NO EFFECT ON EMPLOYMENT OR SERVICE. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
19.   DATE OF GRANT. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
20.   TERM OF PLAN. Subject to Section 29 of the Plan, the Plan will become effective upon its approval by the Company’s stockholders. It will continue in effect for a term of ten (10) years from March 26, 2026 unless terminated earlier under Section 21 of the Plan. For the avoidance of doubt, neither the amendment and restatement of the Plan in 2018, nor any subsequent amendment and/or restatement is intended to, and shall not be interpreted to, modify any Awards granted prior to approval of the amendment and restatement of this Plan by the Company’s stockholders at its 2018 annual meeting to the extent such modification would result in a loss of deductibility under Code Section 162(m).
21.   AMENDMENT AND TERMINATION OF THE PLAN.
(a)  Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.
(b)  Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

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(c)  Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless required by Applicable Law or mutually agreed between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
22.   CONSTRUCTION. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
23.   SEVERABILITY. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.
24.   FRACTIONAL SHARES. If so determined by the Administrator, the Company may, but otherwise shall not be required to issue fractional shares upon the exercise or settlement of any Award.
25.   UNFUNDED OBLIGATION. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.
26.   CONDITIONS UPON ISSUANCE OF SHARES.
(a)  Legal Compliance. The granting of Awards and the issuance and delivery of Shares under the Plan shall be subject to all Applicable Laws, rule and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Shares will not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws, rules and regulations and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)  Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
27.   INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.
28.   FORFEITURE EVENTS. To the extent applicable, Awards shall be subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time. The Administrator may specify in an Award Agreement

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that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company and/or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries. The Administrator may also require the application of this Section with respect to any Award previously granted to a Participant even without any specified terms being included in any applicable Award Agreement to the extent required under Applicable Laws.
29.   STOCKHOLDER APPROVAL. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

Salesforce, Inc.	B-21	2026 Proxy Statement

Appendix C
Amended and Restated 2004 Employee Stock Purchase Plan
SALESFORCE, INC.
AMENDED AND RESTATED 2004 EMPLOYEE STOCK PURCHASE PROGRAM
1.    ESTABLISHMENT, PURPOSE AND TERM OF PLAN.
1.1    Establishment. The Salesforce, Inc. 2004 Employee Stock Purchase Plan was established effective as of the effective date of the initial registration by the Company of its Stock under Section 12 of the Exchange Act.
1.2    Purpose. The purpose of the Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward Eligible Employees of the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan provides such Eligible Employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code, including any amendments or replacements of such section (the “Section 423(b) Plan”), although the Company makes no undertaking nor representation to maintain such qualification, and the Plan shall be so construed. In addition, this Plan document authorizes the grant of rights to purchase Stock that do not qualify under Section 423(b) of the Code (the “Non-Section 423(b) Plan”) pursuant to rules, procedures or sub-plans adopted by the Board designed to achieve tax, securities law or other Company compliance objectives in particular locations outside the United States. References to the Plan include the Section 423(b) Plan and the Non-Section 423(b) Plan components.
If grants are intended to be made under the Non-Section 423(b) Plan component, they will be designated as such by the Board at or prior to the time of grant.
1.3    Term of Plan. The Plan shall continue in effect until its termination by the Board.
2.    DEFINITIONS AND CONSTRUCTION.
2.1    Definitions. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein for purposes of the Section 423(b) Plan and, unless specifically defined otherwise therein, for the Non-Section 423 Plan. Whenever used herein, the following terms shall have their respective meanings set forth below:
(a)    “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Purchase Rights are, or will be, granted under the Plan.
(b)    “Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s). Until and unless the Board of Directors of the Company determines otherwise, the Compensation Committee of the Board is deemed appointed by the Board to administer the Plan and shall have all powers of the Board under the Plan (provided, however, that this is delegation is non-exclusive such that the Board of Directors shall also be entitled to exercise all powers of the Board under the Plan).
(c)    “Code” means the U.S. Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will

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include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(d)    “Committee” means the Compensation Committee or other committee of the Board or of other individuals satisfying Applicable Laws appointed by the Board, or by the Compensation Committee of the Board, duly appointed to administer the Plan and having such powers as specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.
(e)    “Company” means Salesforce, Inc., a Delaware corporation, or any successor corporation thereto.
(f)    “Compensation” means, with respect to any Offering Period, base wages or salary, overtime, bonuses, commissions, shift differentials, payments for paid time off and payments in lieu of notice. Compensation shall not include any compensation not included above. The Board, in its discretion, may, on a uniform and nondiscriminatory basis under each Offering, establish a different definition of Compensation for a subsequent Offering Period.
(g)    “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of Purchase Rights granted pursuant to the Plan.
(h)    “Eligible Employee” means an Employee who meets the requirements set forth in Section 5 for eligibility to participate in the Plan.
(i)    “Employee” means a person treated as an employee of a Participating Company for purposes of Section 423 of the Code. A Participant shall be deemed to have ceased to be an Employee either upon an actual termination of employment or upon the corporation employing the Participant during an Offering Period ceasing to be a Participating Company under the ESPP or, until and unless determined otherwise by the Board, upon the corporation employing the Participant during an Offering Period ceasing to be a Participating Company in the applicable Offering in which the Participant is participating. For purposes of the Plan, an individual shall not be deemed to have ceased to be an Employee while on any military leave, sick leave, or other bona fide leave of absence approved by the Company (or the employing Participating Company) or which is legally protected under Applicable Laws, in each case of three (3) months or less. If an individual’s leave of absence exceeds three (3) months, the individual shall be deemed to have ceased to be an Employee on the day immediately following the expiry of three (3) months of such leave unless the individual’s right to reemployment is guaranteed either by statute or by contract. Notwithstanding the foregoing, the Board may establish different rules to govern when a Participant ceases to be an Employee pursuant to the second sentence of this paragraph and to otherwise govern transfers of employment among Participating Companies including, without limitation, transfers of employment between Section 423(b) Plan and Non-Section 423(b) Plan Participating Companies and between any separate Offerings established under the Plan, consistent with the applicable requirements of Section 423 of the Code.
(j)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
(k)    “Fair Market Value” means, as of any date:
(i)    If the Stock is then listed on a national or regional securities exchange or market system or is regularly quoted by a recognized securities dealer, the closing sale price of a share of Stock (or the mean of the closing bid and asked prices if the Stock is so quoted instead) as quoted on the New York Stock Exchange or such other national or regional securities exchange or market system constituting the primary market for the Stock, or by such recognized securities dealer, as reported in the Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system or has been quoted by such securities dealer, the date on which the Fair Market Value is established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as determined by the Board, in its discretion.

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(ii)    If, on the relevant date, the Stock is not then listed on a national or regional securities exchange or market system or regularly quoted by a recognized securities dealer, the Fair Market Value of a share of Stock shall be as determined in good faith by the Board.
(l)    “Non-Section 423(b) Plan” means an employee stock purchase plan which does not meet the requirements set forth in Section 423(b) of the Code.
(m)    “Offering” means an offering of Stock as provided in Section 6, including any separate Offerings under the Section 423(b) Plan and any separate Offerings under the Non-Section 423(b) Plan as may be designated by the Board (the terms of which need not be identical) in which Eligible Employees of one or more Participating Companies will participate. Until and unless the Board determines otherwise, the Employees participating in the Non-Section 423(b) Plan will not participate in the same Offering or Offerings as Employees participating in the Section 423(b) Plan, even if the dates of the applicable Offering Period for the Non-Section 423(b) Plan component and one or more Offerings under the Section 423(b) Plan component are identical.
(n)    “Offering Date” means, for any Offering, the first day of the Offering Period.
(o)    “Offering Period” means an Offering Period established in accordance with Section 6.
(p)    “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.
(q)    “Participant” means an Eligible Employee who has become a participant in an Offering Period in accordance with Section 7 and remains a participant in accordance with the Plan.
(r)    “Participating Company” means the Company and any Parent Corporation or Subsidiary Corporation designated by the Board as a corporation the Employees of which may, if Eligible Employees, participate in the Plan. The Board shall have the sole and absolute discretion to determine from time to time which Parent Corporations or Subsidiary Corporations shall be Participating Companies. The Board may determine that some or all Employees of any Participating Company shall participate in the Non-Section 423(b) Plan.
(s)    “Participating Company Group” means, at any point in time, the Company and all other corporations collectively which are then Participating Companies.
(t)    “Plan” means the Salesforce, Inc. 2004 Employee Stock Purchase Plan, which includes a Section 423(b) Plan and a Non-Section 423(b) Plan.
(u)    “Purchase Date” means, for any Purchase Period, the first Trading Day on or before June 15 and December 15 of each Purchase Period.
(v)    “Purchase Period” means a Purchase Period established in accordance with Section 6.
(w)    “Purchase Price” means the price at which a share of Stock may be purchased under the Plan, as determined in accordance with Section 9.
(x)    “Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase such shares of Stock as provided in Section 8, which the Participant may or may not exercise during the Offering Period in which such option is outstanding. Such option arises from the right of a Participant to withdraw any accumulated payroll deductions of the Participant not previously applied to the purchase of Stock under the Plan and to terminate participation in the Plan at any time during an Offering Period.

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(y)    “Section 423(b) Plan” means an employee stock purchase plan which is designed to meet the requirements set forth in Section 423(b) of the Code. The provisions of the Section 423(b) Plan shall be construed, administered and enforced in accordance with Section 423(b) of the Code.
(z)    “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.
(aa)    “Subscription Agreement” means an agreement in such form and provided in such manner as specified by the Company from time to time (in its discretion and on a uniform and nondiscriminatory basis), including through an electronic or other enrollment procedure prescribed by the Company, stating an Employee’s election to participate in the Plan and authorizing payroll deductions under the Plan from the Employee’s Compensation. The form and content of the Subscription Agreement may, in the Company’s discretion, be similar to the form attached hereto in Appendix A.
(bb)    “Subscription Date” means the last business day prior to the Offering Date of an Offering Period or such earlier date as the Company shall establish.
(cc)    “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
(dd)    “Trading Day” means a day on which the national stock exchanges and the Nasdaq System are open for trading.
(ee)    “U.S. Treasury Regulations” means the Treasury regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.
2.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3.    ADMINISTRATION.
3.1    Administration by the Board. The Plan shall be administered by the Board. All questions of interpretation of the Plan, of any form of agreement or other document employed by the Company in the administration of the Plan, or of any Purchase Right shall be determined by the Board, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or the Purchase Right, unless fraudulent or made in bad faith, and shall be given the maximum deference permitted by law. Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of Purchase Rights; provided, however, that, with respect to the Section 423(b) Plan, all Participants granted Purchase Rights pursuant to an Offering shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code and the U.S. Treasury Regulations thereunder.
Notwithstanding any provision to the contrary in the Plan, and, with respect to the Section 423(b) Plan, to the extent permissible under Section 423 of the Code and U.S. Treasury Regulations promulgated thereunder (and other Internal Revenue Service guidance), the Board may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Board is specifically authorized to adopt rules and procedures regarding eligibility to participate, handling of Contributions, making of Contributions to the Plan, defining eligible Compensation, establishment of bank or trust accounts to hold Contributions, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements. The Board also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of a Purchase Right granted under the Plan or an Offering to citizens or residents of a

Salesforce, Inc.	C-4	2026 Proxy Statement

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non-U.S. jurisdiction will be less favorable than the terms of Purchase Rights granted under the same Offering to employees resident solely in the U.S.
The Board may also adopt rules, procedures or sub-plans applicable to particular Participating Companies or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 2.1(r), Section 4.1 and Section 4.2, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. To the extent inconsistent with the requirements of Section 423, such sub-plan shall be considered part of the Non-Section 423(b) Plan, and rights granted thereunder shall not be required by the terms of the Plan to comply with Section 423 of the Code. Unless otherwise determined by the Board, the Employees eligible to participate in each sub-plan will participate in a separate Offering.
Any and all actions, decisions and determinations taken or made by the Board in the exercise of its discretion pursuant to the Plan or any agreement thereunder (other than determining questions of interpretation pursuant to the second sentence of this Section 3.1) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.
3.2    Authority of Officers. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the officer has apparent authority with respect to such matter, right, obligation, determination or election.
3.3    Policies and Procedures Established by the Company. Without regard to whether any Participant’s Purchase Right may be considered adversely affected, the Company may, from time to time, consistent with the Plan and, with respect to the Section 423(b) Plan, the requirements of Section 423 of the Code, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Company, in its discretion, for the proper administration of the Plan, including, without limitation, to (a) establish a minimum Contribution amount required for participation in an Offering, (b) limit the frequency and/or number of changes permitted in the rate of Contribution during an Offering, (c) designate separate Offerings, (d) terminate or change the Offering Periods or Purchase Periods, (e) establish the exchange rate applicable to amounts withheld in a currency other than U.S. dollars, (f) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each Participant properly correspond with Contribution amounts, (g) permit Contributions greater than or less than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing a Subscription Agreement or in otherwise effecting a Participant’s election under the Plan or, for purposes of the Section 423(b) Plan, as advisable to comply with the requirements of Section 423 of the Code, (h) require or permit the sale of shares of Stock acquired by a Participant under the Plan to cover any portion of the Purchase Price payable by such Participant; (i) correct any defect or administrative error, supply any omission, and reconcile any inconsistency in the Plan or any Subscription Agreement thereunder, (j) determine the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan, and (k) establish such other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. With respect to the Section 423(b) Plan, all such actions by the Company shall be taken consistent with the requirement under Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to an Offering shall have the same rights and privileges within the meaning of such section.
3.4    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the

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institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
4.    SHARES SUBJECT TO PLAN.
4.1    Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be eight-one million (81,000,000), and shall consist of authorized but unissued or reacquired shares of Stock, or any combination thereof. For avoidance of doubt, the limitation set forth in this section may be used to satisfy purchases of shares of Stock under either the Section 423(b) Plan or the Non-Section 423(b) Plan. If an outstanding Purchase Right for any reason expires or is terminated or canceled without the issuance of shares of Stock thereunder, the shares of Stock allocable to the unexercised portion of that Purchase Right shall again be available for issuance under the Plan.
4.2    Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and class of shares subject to the Plan, the limit on the shares which may be purchased by any Participant during an Offering (as described in Sections 8.1) and each Purchase Right, and in the Purchase Price in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right. The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.
5.    ELIGIBILITY.
5.1    Employees Eligible to Participate. Each Employee of a Participating Company is eligible to participate in the Plan and shall be deemed an Eligible Employee, except the following:
(a)    Any Employee who is customarily employed by the Participating Company Group for twenty (20) hours or less per week; or
(b)    Any Employee who is customarily employed by the Participating Company Group for not more than five (5) months in any calendar year.
Notwithstanding the foregoing, the Board, in its discretion, from time to time may, prior to an Offering Date for all Purchase Rights to be granted on such Offering Date in an Offering, to the extent permitted by Section 423 of the Code, determine (for each Offering under the Section 423(b) Plan, on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or, with respect to a decision to include an individual, such lesser period of time as may be determined by the Board in its discretion), (ii) customarily works not more than twenty (20) hours per week (or, with respect to a decision to include an individual, such lesser period of time as may be determined by the Board in its discretion), (iii) customarily works not more than five (5) months per calendar year (or, with respect to a decision to include an individual, such lesser period of time as may be determined by the Board in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering under the Section 423(b) Plan in an identical manner to all highly compensated individuals of the employing Participating Companies whose Employees are participating in that Offering. Each exclusion shall be applied with respect to an Offering under the Section 423(b) Plan in a manner complying with U.S. Treasury Regulation Section 1.423-2(e).

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Such exclusions may be applied with respect to an Offering under the Non-Section 423(b) Plan without regard to the limitations of Treasury Regulation Section 1.423-2.
Further, the Board, in its discretion, may, prior to an Offering Date for an Offering under the Non-Section 423(b) Plan, determine to exclude from Plan participation some or all Employees of a Participating Company designated to participate in such Non-Section 423(b) Plan Offering. Finally, Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.
5.2    Exclusion of Certain Stockholders. Notwithstanding any provision of the Plan to the contrary, no Employee shall be treated as an Eligible Employee and granted a Purchase Right under the Plan if, immediately after such grant, the Employee would own or hold options to purchase stock of the Company or of any Parent Corporation or Subsidiary Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such corporation or a related corporation, as determined in accordance with Section 423(b)(3) of the Code and the applicable U.S. Treasury Regulations of Section 423 of the Code. For purposes of this Section 5.2, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of such Employee.
5.3    Determination by Company. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee or an Eligible Employee and the effective date of such individual’s attainment or termination of such status, as the case may be. For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.
6.    OFFERINGS.
The Board previously determined that no Offerings would commence under the Plan until further approval by the Board. Beginning on December 15, 2011, the Plan shall be implemented by consecutive, overlapping Offering Periods of approximately twelve (12) months duration (individually, an “Offering Period”) commencing on the first Trading Day on or before June 15 and December 15 of each year and ending on the first Trading Day on or before June 15 and December 15, respectively. Notwithstanding the foregoing, the Board may establish additional or alternative sequential or overlapping Offering Periods, a different duration for one or more Offerings or Offering Periods or different commencing, purchase or ending dates for such Offering Periods with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. Unless and until the Board determines otherwise in its discretion, each Offering Period shall consist of two (2) consecutive purchase periods each having a duration of approximately six (6) months (individually, a “Purchase Period”), commencing on one Purchase Date and ending with the next Purchase Date, except that the first Purchase Period of any Offering Period will commence on the Offering Date and end with the next Purchase Date. Further, if the Board so determines, Eligible Employees of the Company and/or of any Participating Company will be deemed to participate in a separate Offering under the Section 423(b) Plan, even if the dates of the applicable Offering Period of each such Offering are identical, provided that the terms of participation are the same within each separate Offering, as determined in accordance with the requirements of Section 423 of the Code.
7.    PARTICIPATION IN THE PLAN.
7.1    Initial Participation. An Eligible Employee may become a Participant in an Offering Period by delivering or submitting a properly completed Subscription Agreement in such form and manner prescribed by the Company by the Subscription Date established by the Company for that Offering Period. An Eligible Employee who does not deliver or submit a properly completed Subscription Agreement on or before the Subscription Date for an Offering Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless the Eligible Employee subsequently delivers or submits a properly completed Subscription Agreement on or before the Subscription Date for such subsequent Offering Period. An Employee who becomes an Eligible Employee after the Offering Date of an Offering Period

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shall not be eligible to participate in that Offering Period but may participate in any subsequent Offering Period provided the Employee is still an Eligible Employee as of the Offering Date of such subsequent Offering Period.
7.2    Continued Participation. A Participant shall automatically participate in the next Offering Period commencing immediately after (including an Offering Period beginning the same day) the last Purchase Date of each Offering Period in which the Participant participates provided that the Participant remains an Eligible Employee on the Offering Date of the new Offering Period and has not either (a) withdrawn from the Plan pursuant to Section 12.1, (b) decreased his or her rate of Contributions to zero percent (0%) for the then-current Offering Period pursuant to Section 10.3, or (c) terminated employment as provided in Section 13. A Participant who may automatically participate in a subsequent Offering Period, as provided in this Section, is not required to deliver or submit any additional Subscription Agreement for the subsequent Offering Period in order to continue participation in the Plan. However, a Participant may deliver or submit a new Subscription Agreement for a subsequent Offering Period in accordance with the procedures set forth in Section 7.1 if the Participant desires to change any of the elections contained in the Participant’s then effective Subscription Agreement.
8.    RIGHT TO PURCHASE SHARES.
8.1    Grant of Purchase Right. Except as otherwise provided below, on the Offering Date of each Offering Period, each Participant in such Offering Period shall be granted automatically a Purchase Right consisting of an option to purchase on each Purchase Date during such Offering Period (at the applicable Purchase Price) up to a maximum of that number of whole shares of Stock determined by dividing Twelve Thousand Five Hundred Dollars ($12,500) by the Fair Market Value of a Share of Stock on the Offering Date of such Offering Period, subject to adjustment under Section 4.2 above; as a result, in no event will a Participant be eligible to purchase during any Offering Period that number of whole shares of Stock determined by dividing Twenty-Five Thousand Dollars ($25,000) by the Fair Market Value of a Share of Stock on the Offering Date of such Offering Period, subject to adjustment under Section 4.2 above. The Board may, in its discretion and prior to the Offering Date of any Offering Period, (i) change the maximum number of shares of Stock that may be purchased by a Participant in such Offering Period or on any Purchase Date within an Offering Period or (ii) specify a maximum aggregate number of shares that may be purchased by all Participants in an Offering Period or on any Purchase Date within an Offering Period. Further, the Board may limit the number or value of the shares of Stock made available for purchase in a qualified period (e.g., twelve (12) month period) by Participants in specified countries, locations or Participating Companies, if necessary to avoid securities law filings, achieve tax objectives or to meet other Company compliance objectives in particular locations outside the United States, provided that any such limitation is imposed under the Non-Section 423(b) Plan or, with respect to any Offering under the Section 423(b) Plan, is imposed on an equal basis to all Participants under such Offering or as otherwise permitted in accordance with Section 423 of the Code and the U.S. Treasury Regulations thereunder. No Purchase Right shall be granted on an Offering Date to any person who is not, on such Offering Date, an Eligible Employee.
8.2    Calendar Year Purchase Limitation. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted a Purchase Right which permits his or her right to purchase shares of Stock under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423 of the Code, exceeds Twenty-Five Thousand Dollars ($25,000) in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right is outstanding at any time. For purposes of the preceding sentence, the Fair Market Value of shares purchased during a given Offering Period shall be determined as of the Offering Date for such Offering Period. The limitation described in this Section shall be applied in conformance with Section 423(b)(8) of the Code and the applicable U.S. Treasury Regulations thereunder.
9.    PURCHASE PRICE.
The Purchase Price at which each share of Stock may be acquired in an Offering Period upon the exercise of all or any portion of a Purchase Right shall be established by the Board; provided, however, that the Purchase Price on each Purchase Date shall not be less than eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date. Subject to adjustment as provided below or in Section 23 and unless otherwise provided by the Board, the Purchase Price for each Offering Period shall be eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date.

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Notwithstanding the foregoing, in the event that (i) the stockholders of the Company approve an amendment to the Plan to increase the maximum aggregate number of shares of Stock issuable under the Plan in accordance with Section 4.1, (ii) all or any portion of such additional shares of Stock (the “Additional Shares”) are to be issued pursuant to an Offering Period in progress at the time of such stockholder approval and (iii) the Fair Market value per share of Stock on the date of such stockholder approval (the “Approval Date”) is greater than the Fair Market value per share of Stock on the Offering Date of such Offering Period, then, the Board may, in its discretion and without the consent of any Participant, adjust the Purchase Price for such Offering Period to be an amount equal to eighty-five percent (85%) (or such other percentage as in effect prior to such adjustment) of the lesser of (a) the Fair Market Value of a share of Stock on the Approval Date or (b) the Fair Market Value of a share of Stock on the Purchase Date.
10.    ACCUMULATION OF PURCHASE PRICE THROUGH PAYROLL DEDUCTION.
Except as provided in Section 10.4, shares of Stock acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period for which such Purchase Right was granted, subject to the following:
10.1    Amount of Payroll Deductions. Except as otherwise provided herein, the amount to be deducted under the Plan from a Participant’s Compensation or other Contributions (to the extent permitted by the Board) made on each pay day during an Offering Period shall be determined by the Participant’s Subscription Agreement. The Subscription Agreement shall set forth the percentage of the Participant’s Compensation to be deducted or other Contributions made on each pay day during an Offering Period in whole percentages of not less than two percent (2%) (except as a result of an election pursuant to Section 10.3 to stop payroll deductions during an Offering) or more than fifteen percent (15%) of the Compensation which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on a Purchase Date, a Participant will have any payroll deductions made on such day applied to his or her account under the subsequent Purchase Period or Offering Period. The Board may change the foregoing limits on payroll deductions effective as of any Offering Date. A Participant’s Subscription Agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 12 hereof.
10.2    Commencement of Contributions. Payroll deductions for a Participant shall commence on the first pay day on or following the Offering Date and shall end on the last pay day prior to the end of the Offering Period unless sooner altered or terminated as provided herein.
10.3    Election to Change or Stop Contributions. During an Offering Period, a Participant may elect to decrease the rate of or to stop Contributions of his or her Compensation by delivering or submitting to the Company an amended Subscription Agreement or following such other procedure prescribed by the Company to authorize such change and completed on or before a date established by the Company from time to time in a nondiscriminatory manner and announced to the Participants. Such election to change or stop Contributions will be implemented prior to the beginning of the first pay period for which such election is to be effective as established by the Company from time to time and announced to the Participants. A Participant who elects, effective following the first pay day of an Offering Period, to decrease the rate of his or her Contributions to zero percent (0%) shall nevertheless remain a Participant in the current Offering Period assuming he or she remains otherwise eligible, and unless such Participant withdraws from the Plan as provided in Section 12.1; provided, however, that if such decrease of a Participant’s rate of Contributions to zero percent (0%) occurs during the first Purchase Period during an Offering Period, he or she shall remain in such first Purchase Period (assuming he or she remains otherwise eligible and unless such Participant withdraws from the Plan as provided in Section 12.1) through the purchase of shares of Stock on the Purchase Date for such Purchase Period but automatically shall be deemed to withdraw from the second Purchase Period in such Offering Period. The Board may, in its sole discretion, limit the nature and/or number of Contribution rate changes that may be made by Participants during any Offering Period or Purchase Period and may establish such other conditions or limitations as it deems appropriate for Plan administration. Until and unless determined otherwise by the Board, a Participant may elect one decrease to his or her rate of Contributions per Purchase Period, but no increases to his or her rate of Contributions per Offering Period or Purchase Period.
10.4    Alternative Contributions. The Board, in its discretion, may permit Participants in a specified Offering under the Section 423(b) Plan or in an Offering under the Non-Section 423(b) to make Contributions to the Plan through cash, check or other means in lieu of payroll deductions; provided, however, that, with respect to Offerings under the

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Section 423(b) Plan, payment through means other than payroll deductions shall be permitted only if the Participant has not already had the maximum permitted amount withheld through payroll deductions during the Purchase Period or Offering Period and such other payment means meet the requirements of and are permissible under Section 423(b) and the U.S. Treasury Regulations thereunder. Unless otherwise required by the context, references to “payroll deductions” in this Plan shall be construed as including such alternative Contributions as may be permitted by the Board.
10.5    Administrative Suspension of Contributions. The Company may, in its sole discretion, suspend a Participant’s Contributions under the Plan as the Company deems advisable to avoid accumulating Contributions in excess of the amount that could reasonably be anticipated to purchase the maximum number of shares of Stock permitted (a) under the Participant’s Purchase Right or (b) during a calendar year under the limit set forth in Section 8.2. Unless the Participant has either withdrawn from the Plan as provided in Section 12.1 or has ceased to be an Eligible Employee, Contributions shall be resumed at the rate specified in the Participant’s then effective Subscription Agreement either (i) at the beginning of the next Offering Period if the reason for suspension was due to clause (a) in the preceding sentence or (ii) at the beginning of the next Offering Period having a first Purchase Date that falls within the subsequent calendar year if the reason for suspension was clause (b) in the preceding sentence.
10.6    Participant Accounts. Individual bookkeeping accounts shall be maintained for each Participant. All of a Participant’s Contributions shall be credited to such Participant’s Plan account and shall be deposited with the general funds of the Company. All such Contributions received or held by the Company may be used by the Company for any corporate purpose. The Company will not be obligated to segregate such Contributions, unless otherwise required under Applicable Laws in which case, any alternative method of deposit shall apply with respect to any Offering under the Section 423 Plan, on a uniform and non-discriminatory manner to all Participants under such Offering or as otherwise permitted in accordance with Section 423 of the Code and the U.S. Treasury Regulations thereunder, or shall apply under the Non-Section 423(b) Plan. Until the shares of Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares of Stock, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares of Stock.
10.7    No Interest Paid. Interest shall not be paid on sums deducted from a Participant’s Compensation pursuant to the Plan or otherwise credited to the Participant’s Plan account, unless payment of interest is required under Applicable Law, as determined by the Company, in which case either (i) with respect to any Offering under the Section 423(b) Plan in which any Participant is subject to such Applicable Law requirement, the payment of interest shall apply to all Participants in such Offering except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f), or (ii) with respect to any Offering under the Non-Section 423(b) Plan, the payment of interest shall apply as determined by the Company.
11.    PURCHASE OF SHARES.
11.1    Exercise of Purchase Right. On each Purchase Date of an Offering Period, each Participant who has not withdrawn from the Plan and whose participation in the Offering has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of shares of Stock determined by dividing (a) the total amount of the Participant’s payroll deductions accumulated in the Participant’s Plan account during the Offering Period and not previously applied toward the purchase of Stock by (b) the Purchase Price, subject to the limitations in Section 8 above. Unless otherwise determined by the Committee, no fractional shares of Stock will be purchased. No shares of Stock shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated before such Purchase Date.
11.2    Pro Rata Allocation of Shares. If the number of shares of Stock which might be purchased by all Participants on a Purchase Date exceeds the number of shares of Stock available in the Plan as provided in Section 4.1 or the maximum aggregate number of shares of Stock that may be purchased on such Purchase Date pursuant to a limit established by the Board pursuant to Section 8.1, the Company shall make a pro rata allocation of the shares available in as uniform a manner as practicable and as the Company determines to be equitable among all Participants exercising Purchase Rights to purchase Stock on such Purchase Date and may either continue all Offering Periods then in effect or terminate any

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or all Offering Periods then in effect pursuant to Section 24. Unless otherwise determined by the Committee, any fractional share resulting from such pro rata allocation to any Participant shall be disregarded.
11.3    Delivery of Certificates. As soon as practicable after each Purchase Date, the Company shall arrange the delivery to each Participant of the shares acquired by the Participant on such Purchase Date by electronic or other means determined by the Company in its sole discretion and pursuant to rules established by the Board. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish procedures to permit tracking of disqualifying dispositions of such shares. Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant, or, if requested by the Participant, in the name of the Participant and his or her spouse, or, if applicable, in the names of the heirs of the Participant.
11.4    Return of Cash Balance. Any cash balance remaining in a Participant’s Plan account following any Purchase Date shall be refunded to the Participant as soon as practicable after such Purchase Date, without interest. Notwithstanding the foregoing, the Committee may, in its discretion and to the extent permissible under Section 423 of the Code, determine that, if the Contributions to be returned to a Participant pursuant to the preceding sentence is less than the amount that would have been necessary to purchase an additional whole share of Stock on such Purchase Date, the Company shall retain the cash balance in the Participant’s Plan account to be applied toward the purchase of shares of Stock in the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 12.
11.5    Tax Withholding. At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan (or any other time that a taxable event related to the Plan occurs), the Participant shall make adequate provision for the U.S. federal, state, local and or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, of the Participating Company Group which arise upon exercise of the Purchase Right or upon such disposition of shares (or any other time that a taxable event related to the Plan occurs), as applicable. The Participating Company Group may, but shall not be obligated to, withhold from the Participant’s compensation or any other payments due the Participant the amount necessary to meet such withholding obligations or withhold in shares of Stock or from the proceeds of the sale of shares of Stock or any other method of withholding the Participating Company Group deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), including any withholding required to make available to the Company or the employing Participating Company any tax deductions or benefit attributable to the sale or early disposition of shares of Stock by the Participant.
11.6    Expiration of Purchase Right. Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of the Offering Period.
11.7    Provision of Reports and Stockholder Information to Participants. Individual accounts shall be maintained for each Participant in the Plan. Each Participant who has exercised all or part of his or her Purchase Right shall receive, at least annually, a report of such Participant’s Plan account setting forth the Contributions credited to his or her Plan account, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining. The report required by this Section may be delivered in such form and by such means, including by electronic transmission, as the Company may determine. In addition, each Participant shall be provided any information required by Applicable Laws.
12.    WITHDRAWAL FROM PLAN.
12.1    Voluntary Withdrawal from the Plan. A Participant may withdraw from the Plan by delivering or submitting to the Company a notice of withdrawal on a form and in such manner and in such time frame as provided by the Company for this purpose (which may, in the Company’s discretion, be similar to the form notice of withdrawal attached hereto in Appendix A). Such withdrawal may be elected at any time prior to the end of an Offering Period; provided, however, that if a Participant withdraws from the Plan after a Purchase Date, the withdrawal shall not affect shares of Stock acquired by the Participant on such Purchase Date. A Participant who voluntarily withdraws from the Plan is prohibited from resuming

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participation in the Plan in the same Offering from which he or she withdrew, but may participate in any subsequent Offering by again satisfying the requirements of Sections 5 and 7.1. The Company may impose, from time to time, a requirement that the notice of withdrawal from the Plan be on file with the Company for a reasonable period prior to the effectiveness of the Participant’s withdrawal.
12.2    Return of Payroll Deductions. Upon a Participant’s voluntary withdrawal from the Plan pursuant to Section 12.1, the Participant’s accumulated Plan account balance which has not been applied toward the purchase of shares of Stock shall be refunded to the Participant as soon as practicable after the withdrawal, without the payment of any interest (subject to Section 10.7 above), and the Participant’s interest in the Plan and the Offering shall terminate. Such amounts to be refunded in accordance with this Section may not be applied to any other Offering under the Plan. A Participant’s withdrawal from the Plan will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in any Offering Periods which commence after the termination of the Offering Period during which the Participant withdrew.
13.    TERMINATION OF EMPLOYMENT OR ELIGIBILITY.
Upon a Participant’s ceasing, prior to a Purchase Date, to be an Employee for any reason, including retirement, disability or death, or upon the failure of a Participant to remain an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately. In such event, the Participant’s Plan account balance which has not been applied toward the purchase of shares shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the executor or administrator of the Participant’s estate, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver the Participant’s Plan account balance to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned pursuant to this Section 13. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by satisfying the requirements of Sections 5 and 7.1.
14.    CHANGE IN CONTROL.
14.1    Definitions.
(a)    An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.
(b)    A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, the “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction described in Section 14.1(a)(iii), the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.
14.2    Effect of Change in Control on Purchase Rights. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of any Participant, assume the Company’s rights and obligations under the Plan. If

Salesforce, Inc.	C-12	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
the Acquiring Corporation elects not to assume the Company’s rights and obligations under the Plan, the Purchase Date of the then current Offering Period shall be accelerated to a date before the date of the Change in Control specified by the Board, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted. All Purchase Rights which are neither assumed by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.
15.    NONTRANSFERABILITY OF PURCHASE RIGHTS.
Neither Contributions or other amounts credited to a Participant’s Plan account nor a Participant’s Purchase Right may be assigned, transferred, pledged or otherwise disposed of in any manner other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan as provided in Section 12.1. A Purchase Right shall be exercisable during the lifetime of the Participant only by the Participant.
16.    COMPLIANCE WITH LAW.
The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities, including the requirements of any securities exchange or market system upon which the Stock may then be listed. A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any securities exchange or market system upon which the Stock may then be listed. In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act of 1933, as amended, shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan, or the approval of any securities exchange or market system upon which the Stock may then be listed, if any, deemed by the Company’s legal counsel to be necessary to the issuance and sale of any shares under the Plan in compliance with the requirements of such securities exchange or market system, shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority or approval shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.
17.    RIGHTS AS A STOCKHOLDER AND EMPLOYEE.
A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of the shares purchased pursuant to the exercise of the Participant’s Purchase Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2. Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of the Participating Company Group to terminate the Participant’s employment at any time.
18.    LEGENDS.
The Company may at any time place legends or other identifying symbols referencing any applicable federal, state or foreign securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include but shall not be limited to the following:

Salesforce, Inc.	C-13	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
“THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON THE PURCHASE OF SHARES UNDER AN EMPLOYEE STOCK PURCHASE PLAN AS DEFINED IN SECTION 423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF. THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE PLAN IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE).”
19.    NOTIFICATION OF DISPOSITION OF SHARES.
The Company may require the Participant to give the Company prompt notice of any disposition of shares acquired by exercise of a Purchase Right. The Company may require that until such time as a Participant disposes of shares acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant’s name (or, if elected by the Participant, in the name of the Participant and his or her spouse but not in the name of any nominee) until the later of two years after the date of grant of such Purchase Right or one year after the date of exercise of such Purchase Right. The Company may direct that the certificates evidencing shares acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.
20.    NOTICES.
All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
21.    CODE SECTION 409A.
The Section 423(b) Plan is exempt from the application of Section 409A of the Code. The Non-Section 423(b) Plan is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. Except as provided in Section 22, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Board determines that a Purchase Right or the exercise, payment, settlement or deferral thereof is subject to Section 409A of the Code, the Purchase Right shall be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code and any ambiguities shall be construed and interpreted in accordance with such intent. Anything in the foregoing to the contrary notwithstanding, the Company shall have no liability to a Participant or any other party if the Purchase Right that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board with respect thereto.
22.    TAX-QUALIFICATION.
Although the Company may endeavor to (a) qualify a Purchase Right for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (b) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in this Plan, including Section 21, notwithstanding. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.
23.    AUTOMATIC TRANSFER TO LOW PRICE OFFERING PERIOD.
To the extent permitted by Applicable Laws, if the Fair Market Value of the Stock on any Purchase Date in an Offering Period is lower than the Fair Market Value of the Stock on the Offering Date of such Offering Period, then all Participants in such Offering Period, excluding those Participants who have decreased their rate of Contributions to zero percent (0%) during such Offering Period pursuant to Section 10.3, will be automatically withdrawn from such Offering Period immediately after the exercise of their Purchase Right on such Purchase Date and automatically re-enrolled in the immediately following Offering Period (including an Offering Period beginning the same day) as of the first day thereof.

Salesforce, Inc.	C-14	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
24.    AMENDMENT OR TERMINATION OF THE PLAN.
24.1    The Board may at any time and for any reason amend, suspend or terminate the Plan, or any part thereof, except that (a) no such amendment shall affect Purchase Rights previously granted under the Plan unless expressly provided by the Board and (b) no such amendment may materially adversely affect a Purchase Right previously granted under the Plan without the consent of the Participant, except to the extent permitted by the Plan or as may be necessary to qualify the Section 423(b) Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to comply with any applicable law, regulation or rule. If the Plan is terminated, the Board, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Stock on the next Purchase Date (which may be sooner than originally scheduled, if determined by the Board in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 4.2 and/or Section 14). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 10.7 hereof) as soon as administratively practicable. In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are then authorized for issuance under the Plan, would change the definition of the corporations that may be designated by the Board as Participating Companies or would otherwise require approval of the stockholders of the Company under Applicable Law.
24.2    Notwithstanding the foregoing, in the event that the Board determines that continuation of the Plan or an Offering would result in unfavorable financial accounting consequences to the Company, the Board may, in its discretion and without the consent of any Participant, including with respect to an Offering Period then in progress: (a) terminate the Plan or any Offering Period, (b) accelerate the Purchase Date of any Purchase Period or Offering Period, (c) reduce the discount applicable in determining the Purchase Price of any Offering Period, (d) amend the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), (e) alter the Purchase Price for any Offering Period or Purchase Period, (f) reduce the maximum number of shares of Stock that may be purchased in any Offering Period, (g) reduce the maximum percentage of Compensation a Participant may elect to set aside as Contributions or (e) take any combination of the foregoing actions.
25.    MISCELLANEOUS.
25.1    Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions).
25.2    Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

Salesforce, Inc.	C-15	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
APPENDIX A
FORMS OF
SUBSCRIPTION AGREEMENT
AND
NOTICE OF WITHDRAWAL

Salesforce, Inc.	C-16	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
SALESFORCE, INC.
2004 EMPLOYEE STOCK PURCHASE PLAN
SUBSCRIPTION AGREEMENT
NAME (Please print):    ________________________________________________________________________________
(Last)    (First)    (Middle)
TM    Original application for the Offering Period beginning
(date):_______________________________________
TM    Change in payroll deduction rate effective with the pay period beginning (date):_________________________________
TM    Stop payroll deductions effective with the pay period beginning (date):_______________________________________
I.        SUBSCRIPTION
I elect to participate in the 2004 Employee Stock Purchase Plan (the “Plan”) of Salesforce, Inc. (the “Company”) and to subscribe to purchase shares of the Company’s Stock in accordance with this Subscription Agreement, including the Additional Terms and Conditions of Participation set forth in an addendum hereto (the “Addendum”), and the Plan.
I authorize payroll deductions of ___ percent (in whole percentages not less than 2%, unless an election to stop deductions is being made, or more than 15%) of my Compensation on each pay day throughout the Offering Period in accordance with the Plan. I understand that these payroll deductions will be accumulated for the purchase of shares of Stock at the applicable purchase price determined in accordance with the Plan. Except as otherwise provided by the Plan, I will automatically purchase shares on each Purchase Date unless I withdraw from the Plan by giving written notice on a form provided by the Company or unless my eligibility or employment terminates.
I understand that I will not be able to increase my contribution percentage above during a Purchase Period or Offering Period, and that I may only decrease my contribution percentage once per Purchase Period.
I understand that I will automatically participate in each subsequent Offering that commences immediately after the last day of an Offering in which I am participating until I withdraw from the Plan by giving written notice on a form provided by the Company or my eligibility or employment terminates.
I agree to make adequate provision for the federal, state, local and foreign tax withholding obligations, if any, which arise upon my purchase of shares under the Plan and/or my disposition of shares. The Company may withhold from my compensation the amount necessary to meet such withholding obligations, or using any other method specified in the Addendum.
I agree that, unless otherwise permitted by the Company, until I dispose of shares I purchase under the Plan, I will hold such shares in the name(s) entered above (and not in the name of any nominee) until the later of (i) two years after the first day of the Offering Period in which I purchased the shares and (ii) one year after the Purchase Date on which I purchased the shares. This restriction only applies to the name(s) in which shares are held and does not affect my ability to dispose of Plan shares.

Salesforce, Inc.	C-17	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
I agree that I will notify the Global Equity Plan Services Group of the Company in writing within 30 days after any sale, gift, transfer or other disposition of any kind prior to the end of the periods referred to in the preceding paragraph (a “Disqualifying Disposition”) of any shares I purchased under the Plan. If I do not respond within 30 days of the date of a Disqualifying Disposition Survey delivered to me by certified mail, the Company is authorized to treat my nonresponse as my notice to the Company of a Disqualifying Disposition and to compute and report to the Internal Revenue Service the ordinary income I must recognize upon such Disqualifying Disposition.
II.        PARTICIPANT DECLARATION
Any election I have made on this form revokes all prior elections with regard to this form.
I am familiar with the provisions of the Plan and agree to participate in the Plan subject to all of its provisions and subject to the Additional Terms and Conditions of Participation set forth in the Addendum to this Subscription Agreement. I understand that the Board of Directors of the Company reserves the right to terminate the Plan or to amend the Plan and my right to purchase stock under the Plan to the extent provided by the Plan or the Addendum. I understand that the effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.
Date: ____________________________________    _______________________________________
Signature of Participant

Salesforce, Inc.	C-18	2026 Proxy Statement

Summary	Governance	Directors	Compensation	Committee Reports	Proposals	Procedural Matters	Appendices
SALESFORCE, INC.
2004 EMPLOYEE STOCK PURCHASE PLAN
NOTICE OF WITHDRAWAL
NAME (Please print):
_____________________________________________________________________________
(Last) (First)     (Middle)
I elect to withdraw from the Salesforce, Inc. 2004 Employee Stock Purchase Plan (the “Plan”) and the Offering which began on (date) ______ and in which I am participating (the “Current Offering”).
I understand that I am terminating immediately my interest in the Plan and the Current Offering, and that no further payroll deductions will be made (provided I have given sufficient notice before the next pay day). My payroll deductions not previously used to purchase shares will not be used to purchase shares in the Current Offering, but instead will be paid to me as soon as practicable. I understand that I will not participate in the Plan unless I elect to become a participant in another Offering by filing a new Subscription Agreement with the Company. I understand that I will receive no interest on the amounts paid to me from my Plan account, and that I may not apply such amounts to any other Offering under the Plan or any other employee stock purchase plan of the Company.

Date: ___________________________________

Signature: _______________________________

Salesforce, Inc.	C-19	2026 Proxy Statement

www.salesforce.com | @salesforce

© 2026 Salesforce, Inc. All rights reserved.
Salesforce and salesforce.com are registered trademarks of Salesforce, Inc.
Salesforce, Inc. owns other registered and unregistered trademarks.
Other names used herein may be trademarks of their respective owners.

1.

SALESFORCE, INC.
415 MISSION STREET
3RD FLOOR
SAN FRANCISCO, CA 94105
ATTN: INVESTOR RELATIONS

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 27, 2026 (the day before the meeting date). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CRM2026**

You may attend the Annual Meeting of Stockholders via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 27, 2026 (the day before the meeting date). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V90699-P47781 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SALESFORCE, INC.

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of Directors.

		For	Against	Abstain
1a.	Marc Benioff	☐	☐	☐
1b.	Laura Alber	☐	☐	☐
1c.	Amy Chang	☐	☐	☐
1d.	Craig Conway	☐	☐	☐
1e.	Arnold Donald	☐	☐	☐
1f.	Parker Harris	☐	☐	☐
1g.	David B. Kirk	☐	☐	☐
1h.	Neelie Kroes	☐	☐	☐
1i.	Sachin Mehra	☐	☐	☐
1j.	Mason Morfit	☐	☐	☐
1k.	Oscar Munoz	☐	☐	☐
1l.	John V. Roos	☐	☐	☐
1m.	Robin Washington	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 through 5.

		For	Against	Abstain
2.	Amendment and restatement of our 2013 Equity Incentive Plan to increase the number of shares reserved for issuance and extend the plan term.	☐	☐	☐
3.	Amendment and restatement of our 2004 Employee Stock Purchase Plan to increase the number of shares reserved for employee purchase.	☐	☐	☐
4.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027.	☐	☐	☐
5.	Approval, on an advisory basis, of the fiscal 2026 compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 6.

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

1.

V90700-P47781

SALESFORCE, INC.
2026 Annual Meeting of Stockholders
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Marc Benioff and Sabastian Niles, or either of them, as proxies and attorneys-in-fact, each with the power to act without the others and with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this form, all of the shares of common stock of SALESFORCE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, May 28, 2026 at 11:30 a.m. Pacific Time, virtually via a live webcast at www.virtualshareholdermeeting.com/CRM2026 or at any adjournment or postponement thereof, and in their discretion on any other matters that may properly be presented at the meeting or at any adjournment or postponement thereof. In the event that any of the nominees named on the reverse side of this form are unavailable for election or unable to serve, the shares represented by this proxy may be voted for a substitute nominee selected by the Board of Directors.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

1.